As filed with the Securities and Exchange Commission on September 3, 2021

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allvue Systems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	86-2770454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

396 Alhambra Circle 11th Floor

Coral Gables, FL 33134

Telephone: (305) 901-7060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Heimbouch

Chief Executive Officer

396 Alhambra Circle 11th Floor

Coral Gables, FL 33134

Telephone: (305) 901-7060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert M. Hayward, P.C. Robert E. Goedert, P.C. Michael P. Keeley Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 (312) 862-2000	Michael Kaplan Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450 4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	$100,000,000	$10,910

(1)	Includes the aggregate offering price of shares of common stock subject to the underwriters’ option to purchase additional shares of Class A common stock.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion. Dated                 , 2021

            Shares

Class A Common Stock

This is the initial public offering of shares of Class A common stock of Allvue Systems Holdings, Inc., par value $0.0001 per share. Allvue Systems Holdings, Inc. is offering                  shares of its Class A common stock to be sold in the offering.

Prior to this offering, there has been no public market for the Class A common stock of Allvue Systems Holdings, Inc. It is currently estimated that the initial public offering price per share will be between $         and $        . Allvue Systems Holdings, Inc. has applied to list its Class A common stock on the New York Stock Exchange (“NYSE”) under the symbol “ALVU.”

Allvue Systems Holdings, Inc. has two authorized classes of common stock: Class A and Class V (together, the “common stock”). Holders of the Class A common stock and Class V common stock are each entitled to one vote per share. All holders of Class A common stock and Class V common stock will vote together as a single class except as otherwise required by applicable law or our certificate of incorporation. Holders of Class V common stock do not have any right to receive dividends or distributions upon the liquidation or winding up of Allvue Systems Holdings, Inc.

Allvue Systems Holdings, Inc. will use the net proceeds from this offering to purchase newly-issued units (“LLC Units”) in Bluefin Topco, LLC (“Topco LLC”). The purchase price for the LLC Units will be equal to the initial public offering price of the shares of Class A common stock less the underwriting discounts and commissions referred to below. Topco LLC will use the net proceeds it receives from Allvue Systems Holdings, Inc. in connection with this offering as described in “Use of Proceeds.” Upon completion of this offering, Allvue Systems Holdings, Inc. will own                  LLC Units representing a     % economic interest in Topco LLC and, although Allvue Systems Holdings, Inc. will initially have a minority economic interest in Topco LLC, it will be the sole managing member of Topco LLC and will exclusively operate and control all of its business and affairs. The existing owners of Topco LLC will hold the remaining                  LLC Units (consisting of Class A Units and Class B Units, each as defined below) representing a     % economic interest in Topco LLC, and a number of shares of Class V common stock equal to the number of Class A Units held by existing owners. LLC Units are, from time to time, exchangeable for shares of our Class A common stock or, at our election, in the case of the Class A Units for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). Allvue Systems Holdings, Inc. will be a holding company, and upon consummation of this offering and the application of the net proceeds therefrom, its sole asset will be direct and indirect interests in Topco LLC. Immediately following this offering, the holders of Class A common stock will collectively own 100% of the economic interests in Allvue Systems Holdings, Inc. and have     % of the voting power of Allvue Systems Holdings, Inc. The existing owners of Topco LLC, through ownership of our Class V common stock, will have the remaining    % of the voting power of Allvue Systems Holdings, Inc.

Allvue Systems Holdings, Inc. is an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, has elected to comply with certain reduced public company reporting requirements for this prospectus and expects to continue to do so in future filings.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 29 to read about factors you should consider before investing in shares of our Class A common stock.

Immediately after this offering, certain affiliates of Vista (as defined herein), after giving effect to this offering and assuming an offering size set forth above, will beneficially own approximately    % of the voting power of our common stock. As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Management—Controlled Company Status” and “Principal Shareholders.”

PRICE $         A SHARE

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Allvue Systems Holdings, Inc.	$	$

(1)

We have also agreed to reimburse the underwriters for certain FINRA-related expenses in connection with this offering. See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional                 shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions for a period of 30 days after the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver shares of Class A common stock against payment in New York, New York on or about                 , 2021 through the book-entry facilities of the Depositary Trust Company.

Joint Bookrunners

Goldman Sachs & Co. LLC	Barclays	Credit Suisse
Deutsche Bank Securities	RBC Capital Markets	Truist Securities

Co-Managers

Piper Sandler	Stifel

Cabrera Capital Markets LLC	CastleOak Securities, L.P.	C.L. King & Associates	Mischler Financial Group, Inc.	Telsey Advisory Group

Prospectus dated                     , 2021.

Our Mission

To empower superior investment decisions

Our Mission To empower superior investment decisions

Allvue A new standard in technology for investment managers with cloud-based solutions for: Capital Raising Sourcing & Execution Managing Investments Back Office & Investor Portal

20 of the top 25 collateralized loan obligation managers by AUM >23 fund administrators Allvue EMPOWERING SUPERIOR INVESTMENT DECISIONS ~147 private equity and venture capital firms >15 global commercial banks >9,000 LPs interact with our platform via our GP clients 30%+ 2020 Annual Recurring Growth $111mm 2020 Revenue ~114% 2020 Net Dollar Retention ~400 Investment Managers ~14,000 Individual Users Note: Client metrics as of June 30, 2021.

The Allvue solution simplifies end-to-end process across asset classes and client types Allvue General Partners Limited Partners Fund Administrators, Banks Private Equity Venture Capital Real Estate Private Debt Infrastructure Fixed Income Capital Raising Sourcing & Execution Managing Investments Back Office & Investor Portal Software Solutions Data Strategy Aggregate ● Analyze ● Consume ● Act

Neither we nor any of the underwriters have authorized anyone to provide any information or make any representations other than that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission (“SEC”). We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions and under circumstances where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.

For investors outside of the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

BASIS OF PRESENTATION

In connection with the consummation of this offering, we will effect certain organizational transactions. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions and this offering, which we refer to collectively as the “Organizational Transactions.” See “Organizational Structure” for a description of the Organizational Transactions and a diagram depicting our anticipated structure after giving effect to the Organizational Transactions, including this offering.

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business,” “the Company” and “Allvue” refer to and similar references refer: (1) on or following the consummation of the Organizational Transactions, including this offering, to Allvue Systems Holdings, Inc. and its consolidated subsidiaries, including Topco LLC and its consolidated subsidiaries, and (2) prior to the consummation of the Organizational Transactions, including this offering, to Topco LLC and its consolidated subsidiaries. The term “Vista” refers to Vista Equity Partners, our principal shareholder, and the term “Topco LLC” refers to Bluefin Topco, LLC.

We will be a holding company and the sole managing member of Topco LLC and, upon consummation of this offering and the application of net proceeds therefrom, our sole asset will be equity interests in Topco LLC held directly and indirectly through the Blocker Entity (as defined below). Topco LLC is the predecessor of the issuer, Allvue Systems Holdings, Inc., for financial reporting purposes. Allvue Systems Holdings, Inc. will be the reporting entity following this offering.

Allvue Systems Holdings, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus. Allvue Systems Holdings, Inc. will have no interest in any operations other than those of Topco LLC and its consolidated subsidiaries. Accordingly, this prospectus contains the historical financial statements of Topco LLC and its consolidated subsidiaries. The unaudited pro forma consolidated financial data of Allvue Systems Holdings, Inc. presented in this prospectus has been derived from the application of pro forma adjustments to the historical consolidated financial statements of Topco LLC and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the Organizational Transactions as described in “Organizational Structure,” including the consummation of this offering and other related transactions, as if all such transactions had occurred on June 30, 2021, in the case of the unaudited pro forma condensed balance sheet and January 1, 2020, in the case of the unaudited pro forma consolidated statements of operations. See “Unaudited Pro Forma Consolidated Financial Data” for a complete description of the adjustments and assumptions underlying the unaudited pro forma consolidated financial data included in this prospectus.

Topco LLC was formed in 2019 to serve as a holding company in connection with Vista’s acquisition of Black Mountain Systems, LLC (“Black Mountain”) on July 1, 2019 (the “Black Mountain Acquisition”). As Topco LLC did not have any previous operations, Black Mountain is viewed as the predecessor to Topco LLC and its consolidated subsidiaries. Accordingly, this prospectus includes certain historical consolidated financial and other data for Black Mountain for periods prior to the completion of the Black Mountain Acquisition. The financial information for the period after July 1, 2019 represents the consolidated financial information of Topco LLC and its consolidated subsidiaries, including Black Mountain, which is referred to as the “Successor” company. Prior to July 1, 2019, the consolidated financial statements include the accounts of Black Mountain and its subsidiaries, which is referred to herein as the “Predecessor” company. References to the “Successor 2019 Period” refer to the period from July 1, 2019 through December 31, 2019, following the Black Mountain Acquisition. References to the “Predecessor 2019 Period” refer to the period from January 1, 2019 through June 30, 2019, prior to the Black Mountain Acquisition.

ii

As a result of the Black Mountain Acquisition, which is discussed further in Note 7 to our audited consolidated financial statements included herein, Topco LLC was determined to be the accounting acquirer and Black Mountain’s historical assets and liabilities are reflected at fair value as of July 1, 2019, the closing date of the Black Mountain Acquisition. As a result of the Black Mountain Acquisition, the results of operations and financial position of the Predecessor and Successor are not directly comparable.

On September 6, 2019, Vista, through its ownership in Topco LLC, acquired Vertice Technologies, LLC, which was formerly known as AltaReturn and is referred to herein as “AltaReturn.” As of January 1, 2020, Black Mountain changed its name to Allvue Systems, LLC (“Allvue”) and AltaReturn was merged into Allvue.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research.

Certain information in the text of this prospectus is contained in independent industry publications. The sources of these independent industry publications are provided below:

•	Preqin, Preqin Special Report: The Future of Alternatives 2025, November 2020;

•	PitchBook Data, Inc., Data on Commercial Banks, January 2021;

•	PitchBook Data, Inc., Data on Large investment Banks, January 2021;

•	PitchBook Data, Inc., Data on Top U.S. Pension Funds, January 2021;

•	PitchBook Data, Inc., Data on Top U.S. Endowments, January 2021; and

•	CreditFlux, Two roads diverged in the CLO wood, November 2019.

We have not had this information verified by any independent sources. The independent industry publications used in this prospectus were not prepared on our behalf. While we are not aware of any misstatements regarding any information presented in this prospectus, forecasts, assumptions, expectations, beliefs, estimates and projects involve risk and uncertainties and are subject to change based on various factors, including those described under the headings “Forward-Looking Statements” and “Risk Factors.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

This prospectus includes our trademarks, service marks and trade names, such as “Allvue,” which are the property of the Company or its subsidiaries. This prospectus also contains trademarks, service marks and trade names of other companies which are the property of their respective owners. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ®, SM or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of the trademarks, service marks or trade names of other parties to imply a relationship with, or endorsement of, these other parties.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. For a more complete understanding of us and this offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See “Forward-Looking Statements.” Unless otherwise stated, this prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

Our Mission

Our mission is to empower superior investment decisions.

Company Overview

Allvue sets a new standard in technology for investment managers in the private capital and credit markets by pairing modern cloud-based software solutions with capabilities across multiple asset classes. Our software solutions serve the entire investment lifecycle and are seamlessly integrated to provide a comprehensive product suite. We serve investment managers of all sizes worldwide, including general partners (“GPs”), limited partners (“LPs”), fund administrators and banks. We believe our software solutions allow our clients to operate and grow their businesses more effectively by automating manual processes, improving data accuracy and consistency across workflows and delivering enhanced analytics.

Within the broader investment management industry, our software solutions currently focus on alternative asset classes and credit markets, which include private equity, venture capital, real estate, private debt, infrastructure and fixed income. Alternative asset classes have experienced significant growth and increased allocations of capital from investors in recent years. According to Preqin, a leading provider of industry data, the alternative investments industry has approximately $11 trillion in assets under management (“AUM”) as of December 31, 2020, which has grown at an approximately 10.2% compound annual growth rate (“CAGR”) over the preceding decade.

As the investment management industry continues to grow, and as firms continue to extend into alternative asset classes, we believe there will be heightened demand for modern technology solutions driven by increased regulatory requirements, demands for transparency from investors and a need for modern technology equipped to support the investment workflow for multiple asset classes across the full investment lifecycle. Many investment managers currently rely on a patchwork of in-house manual systems, highly inefficient workflows and multiple disparate third-party vendors to serve their needs. We believe these legacy solutions are cumbersome, without meaningful scale and are unable to provide sufficient oversight or insights for an increasingly complex industry.

Our deep understanding of the investment management industry has allowed us to develop highly scalable software solutions tailored to address the key challenges and complexity faced by our clients. We provide clients with a modern alternative to their legacy systems, which we believe enhances their ability to distill data and uncover insights and, in turn, fosters more informed investment decisions. Our cloud-based software solutions deliver automation, accuracy, consistency and efficiency for multiple asset classes across our clients’ workflows. We seek to help our clients improve workflows throughout the investment lifecycle, enable deeper relationships with their investors and prospects and allow them to focus on data analysis instead of data collection.

Our cloud-based software solutions automate and enhance investment management workflows across the investment lifecycle and across multiple asset classes, as shown in the graphic below.

We define the investment lifecycle as having three stages, but some or all of these stages may be happening concurrently. During capital raising, we support our clients by allowing them to track potential capital providers or investors, gain relationship insights and organize their data (i.e. our Investor Management solution). During sourcing and execution, we support our clients as they search, analyze and execute potential investments (i.e. our Pipeline Management, Research Management, Trade Order Management and Compliance solutions). During the investment management phase, we support our clients by automating manual processes, monitoring performance and investment-risk exposures and providing high quality analytics (i.e. our Portfolio Management, Portfolio Monitoring, Performance Attribution, Fund Finance and Business Intelligence solutions). Across the full end-to-end investment lifecycle, we provide clients with integrated software solutions to support their back office and investor portals (i.e. our Fund Accounting, Investment Accounting, Corporate Accounting and Investor Portal solutions). All of our software solutions are seamlessly integrated and leverage proprietary and third-party data to deliver valuable insights.

Our intuitive and modern user interfaces enables our clients to integrate different functions, automate manual workflows and visualize their data. Leveraging Application Programming Interfaces (“APIs”), our technology seamlessly integrates with our clients’ existing systems. Our clients can drive competitive differentiation from the extensive proprietary data insights accessible through our software solutions. Simply put, we believe we drive mission critical end-to-end workflows for our clients, which creates strong loyalty to our solutions.

Our cloud-based software solutions provide investment managers of all sizes worldwide, including GPs, LPs, investment managers, fund administrators and banks, the ability to effectively grow and scale their businesses. Our industry recognition is exemplified by our blue-chip client base of approximately 400 investment managers as of June 30, 2021, including:

•	20 of the top 25 collateralized loan obligation managers by AUM;

•	Approximately 147 private equity and venture capital firms;

•	Over 23 fund administrators; and

•	Over 15 global commercial banks.

Across these approximately 400 clients, we charge subscription fees for over 14,000 individual users relying on our software solutions to execute their day-to-day activities, including portfolio management, technology, investment analysis, operations, trading, investor relations, risk and compliance among others.

The breadth of our network goes far beyond the clients that we serve today. Each of our GP clients interacts with their investors via our investor portal software solutions (“Investor Portal software solutions”), creating value as more investors are added to our platform. These investors may not currently be our clients, but the interaction of our GP clients with their investors via our Investor Portal software solutions enhances the industry recognition of our software solutions and contributes to the wealth of data on our platform. In total, we estimate that over 9,000 LPs interact with our platform via our GP clients, including the following LPs as of June 30, 2021:

•	19 out of 25 of the largest global insurance companies by AUM;

•	91 of the 100 largest endowments by AUM;

•	44 of the 50 largest US pension plans by AUM; and

•	24 of the 25 largest investment consultants by AUM.

Across these over 9,000 LPs, approximately 90,000 individual users access our solutions. These users are not charged fees directly, as access is provided through their GPs’ subscriptions. These users access, share and analyze data on their investments through our Investor Portal software solutions.

We believe our competitive advantage is demonstrated in our 96.5% and 97.3% Gross Dollar Retention Rate and 115.2% and 113.9% Net Dollar Retention Rate as of June 30, 2021 and December 31, 2020, respectively. Our Gross Dollar Retention Rate measures our success in retaining recurring revenue from existing clients, which we calculate as the Annualized Recurring Revenue (“ARR”) recorded as of the first day of the applicable trailing-twelve-month reporting period less the ARR lost from customer cancellation during the applicable trailing-twelve-month reporting period (the numerator), divided by the ARR as of the first day of the applicable trailing-twelve-month reporting period (the denominator). Our Gross Dollar Retention Rate reflects only client cancellations and does not reflect expanded adoption or decreased utilization of our solutions by our existing clients. In addition, our Net Dollar Retention Rate measures our ability to increase revenue across our existing client base through expanded use of our platform, offset by clients whose subscription contracts with us are not renewed or renew at a lower amount. We calculate our Net Dollar Retention Rate as of the end of a trailing-twelve-month reporting period by measuring ARR as of the last day of the applicable trailing-twelve-month reporting period from clients with associated ARR as of the first day of the applicable trailing-twelve-month reporting period (the numerator), divided by ARR as of the first day of the applicable trailing-twelve-month reporting period (the denominator). Our Net Dollar Retention Rate provides insight into the impact of expanding adoption of our solutions by our existing clients on our subscription revenue during the applicable trailing-twelve-month period.

We aim to be the market-leading provider of cloud-based software solutions for the investment management industry. Key pillars of our growth strategy include deepening relationships with existing clients, growing our client base, broadening our geographical presence, continuing to innovate and add new software solutions and pursuing acquisitions. We continue to invest in our sales force and technology capabilities to capture these growth opportunities.

We have a recurring subscription-based revenue model that results in a powerful combination of growth and profitability. For the six months ended June 30, 2021, total subscription revenue represented approximately 83.4% of our total revenue. Total subscription revenue represented approximately 76.1% of our total revenue for the year ended December 31, 2020. Our subscription-based revenue model charges our clients a fee that is primarily based on the number of users on our platform and the number of modules purchased from our end-to-end product suite. We may consider a client’s size, range of asset classes and other factors in determining per user fees. We also charge clients additional fees for implementation and consulting related to initial installation and ongoing services, respectively.

Our ARR, which we define as the annualized value of all recurring contracts as of the end of a defined period, grew 31.4% as of June 30, 2021 compared to the end of the prior year-period. Our ARR grew 30.6% as of December 31, 2020 compared to the prior year-end. For the six months ended June 30, 2021, our Net Loss Margin was approximately 29.3%, and we generated approximately 16.4% Adjusted EBITDA margin for the same period. Our Net Loss Margin was approximately 40.5% in the year ended December 31, 2020, and we generated approximately 16.9% Adjusted EBITDA margin for the same period.

For the six months ended June 30, 2021, our total revenue was $71.3 million and our total subscription revenue was $59.5 million, or 83.4% of total revenue. For the year ended December 31, 2020, our total revenue was $111.3 million and our total subscription revenue was $84.6 million, or 76.1% of total revenue. In order to advance our leadership position in the investment technology industry, we have made significant investments in our software platform and sales and marketing organization, and incurred a net loss of $20.9 million and $45.1 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively. For additional information on our financial results and key metrics, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Our History

Allvue was formed in September 2019, with the merger of Black Mountain and AltaReturn, two leading providers of investment technology solutions. Black Mountain was founded in 2007 and developed innovative, configurable software solutions capable of handling the complexities associated with private credit assets. AltaReturn was founded in 2008 to power mission-critical functions and address reporting needs of the private equity industry through software solutions, including some of the most successful GPs, LPs, investment managers and fund administrators in the world. Both Black Mountain and AltaReturn were founded by industry veterans who had worked at legacy solutions providers.

This collective industry experience and focus on innovative software solutions remain core differentiators of Allvue today. We believe we have benefitted from capabilities across multiple asset classes, a larger client base, increased breadth of software solutions and sophistication of technology. This has allowed us to better serve our clients and foster our leadership position in the investment technology industry. Together, we offer an integrated solution, backed by a singular go-to-market approach, that can be tailored across our four core client types today.

Industry Background

Investment management is a large and growing industry. Investors are increasing allocations to alternative asset classes, leading to significant AUM growth. According to Preqin, a leading provider of industry data, the global alternative investments industry AUM has grown at an approximately 10.2% CAGR over the last decade and Preqin forecasts that it will continue to grow at an approximately 9.8% CAGR from 2020 through 2025. Preqin also reported that among public pension funds, the median allocation to alternative asset classes increased from approximately 18% as of December 31, 2010 to approximately 30% as of August 31, 2020. In addition, approximately 80% of institutional investors surveyed by Preqin in August 2020 responded that they plan to increase their allocation to alternative asset classes by 2025. These figures include AUM in private equity, private debt, real estate, infrastructure, natural resources and hedge funds asset classes, which include many of the asset classes that we currently serve. Allocations to alternative asset classes grow as investors seek diversification and potentially higher returns compared to traditional asset classes.

As the investment management industry continues to grow, investment managers face increased complexity and competition, combined with increasing levels of regulatory oversight. In addition to sustaining and improving performance in their current strategies, investment managers need to manage additional asset classes, enhance reporting for their investors and improve efficiencies throughout their workflow. In response to these challenges, many investment managers are increasing their investment in technology to make their operations more client focused, automated and agile. We believe the investment technology industry is currently fragmented, with many investment managers using disparate internal systems and legacy external solutions to address the specific needs of their businesses. In addition, many legacy solutions only address certain aspects of managers’ workflows instead of providing a comprehensive solution. As illustrated below, we believe there is currently a disparate ecosystem of investment managers, asset classes, critical workflows and third-party stakeholders in the industry.

The key trends affecting the investment management industry include:

•	Growth in alternative investments AUM;

•	Need for efficiency and scalability;

•	Increasing complexity of investment strategies;

•	Shift in technology toward integrated solutions;

•	Adoption of cloud-based solutions;

•	Demand for data and insights; and

•	Increasing global regulatory complexities.

Our Market Opportunity

Investment managers spend substantial time and resources to develop and maintain internal processes and workflows. We believe there is a significant opportunity to disrupt this market by replacing in-house technology and workflows, such as paper and spreadsheets, with our cloud-based software solutions. By utilizing our end-to-end integrated solutions, investment managers can focus more resources on generating high quality investment returns for their investors.

We estimate that our current total addressable market (“TAM”), representing the portion of technology spend that can be targeted by our software solutions, is approximately $8 billion globally. To estimate our total addressable market, we categorized the investment management industry into client types we target and sourced the number of firms per type from data prepared by Preqin, PitchBook and CreditFlux. These client types included GPs, LPs, investment managers, fund administrators and banks and represent approximately 40,000 current and prospective clients in total. We then estimated average spend per client for our software solutions, accounting for different client sizes, and multiplied the price per client by the total number of firms in each client type, both in the United States and globally. Our assumed pricing represents historical data points from our suite of software solutions and assumes that clients use the maximum number of our software solutions. Our market opportunity is only based on our estimations for recurring subscription revenue and excludes impact of professional services.

In addition, we believe there is an adjacent opportunity to new solutions leveraging existing datasets, such as asset level financial and performance data on investments and funds across multiple asset classes. We believe that our data opportunity presents an additional addressable market of approximately $2 billion based on private capital markets spend, bringing our estimate of TAM to approximately $10 billion.

The Allvue Advantage

The investment management industry currently suffers from outdated workflows driven by fragmented legacy infrastructure. Investment managers need to analyze data from disparate solutions across multiple asset classes, connect with their own clients and portfolio companies and integrate third-party information from other market participants. We believe there is a significant opportunity to disrupt the status quo and provide cloud-based software solutions across asset classes and client types.

We believe our software solutions provide us with a competitive advantage by helping our clients overcome the limitations of existing systems to solve the challenges of the current investment management industry. Key components of our competitive advantage include:

•	Deep domain expertise. We possess deep, industry-specific domain expertise, developed over more than ten years of experience serving investment managers. This enables us to offer a broad range of software solutions embedded with smart, intuitive pre-built functionality, designed to meet the precise use case requirements of our clients. We continue to address the various and evolving needs of our clients across multiple asset classes. We believe our clients benefit from the domain expertise embedded in our technology, such as our protocols to address the ongoing London interbank offered rate (“LIBOR”) transition impacting the investment management industry.

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Modern cloud-based platform.    Our software solutions are built on a cloud-based platform to serve our clients effectively. We deliver open and extensible software with APIs, capable of integrating market and proprietary data, including connections with over 100 third-party data providers. With a user interface designed for ease, speed and accuracy, both technical and non-technical clients can tailor our software solutions to meet their needs. Our software solutions are built on a combination of third-party and proprietary technologies to provide a cloud-based solution for our clients. We continuously and efficiently deliver updates to our cloud-based software solutions.

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Integrated end-to-end solutions covering the full investment lifecycle.    Our comprehensive suite of software solutions is designed to meet the full range of our clients’ needs throughout the full investment lifecycle. We provide a seamlessly integrated set of software solutions for our clients’ end-to-end workflows. Our solutions can also be used modularly to augment specific capabilities within clients’ existing workflows. We believe we will continue to update existing software solutions and launch new software solutions, allowing our clients to continue to improve their workflows consistently.

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Flexible technology platform.    Our software solutions are designed to meet the most complex and sophisticated technology needs of the largest investment managers, but are also flexible to cost-effectively serve the needs of smaller investment managers. Our clients include a broad range of investment managers across GPs, LPs, investment managers, fund administrators and banks.

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Data management and insights to enable better decision-making.    We enable our clients to use data as a strategic asset by helping our clients create a centralized repository for data across their workflows. When using our software solutions, clients can efficiently gather insights on portfolio investments, funds, potential opportunities and their own business. Our reporting software solutions allow our clients to visualize data and disseminate proprietary insights to internal decision makers and external stakeholders. Our software solutions are agnostic to data sources, leveraging clients’ internal and third-party data sources. We continue to invest in our data warehouse to better collect and leverage proprietary and third-party data.

Our company was founded on the belief that the investment management industry was not being adequately serviced by in-house solutions or legacy technology providers. We prioritize building our own technology and investing in engineering talent, as we believe these are enduring competitive advantages that are difficult to replicate. As of June 30, 2021, approximately 35% of our employees were in research and development-related roles, reflecting the emphasis we place on our technology. We also have an additional team dedicated to professional services, ensuring that our software solutions are successfully implemented.

Our Solutions and Technology Platform

Our software solutions serve an end-to-end range of workflows across the full investment lifecycle. Our software solutions aim to help our clients make better investment decisions, enable deeper relationships with their investors and prospects and allow them to focus on data analysis instead of data collection. Our clients leverage our software solutions either individually for specific workflows or as a combined suite to manage the full end-to-end investment lifecycle. Our suite includes the following software solutions as shown below:

Our cloud-based proprietary software solutions are supported by a modern architecture with deep technology leadership across the organization. Our technology is robust, flexible and capable of serving multiple client types across multiple asset classes. Our cloud-based platform allows our software solutions to be easily upgraded as new features are developed. Our platform does not require constant re-engineering and we can deploy our platform across a broad spectrum of use cases and scales, including adding new data sources efficiently.

We provide our software solutions via two hosted cloud providers, Amazon Web Services (“AWS”) and Microsoft Azure (“Azure”). Certain of our clients use our software solutions via our on-premise delivery model, due to legacy contracts or bespoke implementations. We are currently working with our on-premise clients to migrate to our cloud-based software solutions, which will enhance usability and upgradeability for these clients. We believe that these few on-premise clients will migrate to our cloud-based software solutions, subject to timing of contract renewals and other factors, without experiencing material disruption.

Our open and extensible platform is capable of integrating market and proprietary data though APIs. Seamless integration between our software solutions provides a central repository for our clients’ data across their end-to-end workflows. At the front of our software solutions is a modern and intuitive interface, allowing both technical and non-technical clients to tailor our software solutions to meet their needs.

Our Growth Strategy

We believe we have a significant market opportunity and we are investing to execute our growth strategy. We have increased our sales force and are working with third-party solution providers such as integrators and consultants to continue to grow our client base. In addition, we are investing in our technology team and capabilities to enhance our existing solutions and develop new innovations to serve industry needs.

We intend to extend our position as a leading provider of cloud-based software solutions for the investment management industry. The key components of our growth strategy are:

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Deepening relationships with our existing clients.    We have deep engagement with our clients, with many using multiple solutions to empower their investment decisions, as evidenced by our strong Net Dollar Retention Rate of 115.2% and 113.9% as of June 30, 2021 and December 31, 2020, respectively. We intend to expand upon our track record of success with our existing clients to cross-sell and up-sell additional software solutions. We already have a strong land-and-expand track record that has deepened relationships with our existing clients.

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Growing our client base.    We believe there is a significant opportunity to continue to grow our client base across the investment management industry. Our client base of approximately 400 investment managers as of June 30, 2021 represents a small portion of potential clients both in North America and globally. We are continuing to enhance our go-to-market strategy and sales team, exemplified by our sales and marketing expense of $12.3 million and $13.2 million in the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

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Broadening our geographical presence.    We believe there is significant need for our software solutions globally, providing an opportunity for us to grow through further international expansion. We are currently establishing a local team to serve the Asia Pacific (“APAC”) market and believe there is potential for longer-term expansion in Europe, Middle East and Africa regions (“EMEA”) and additional geographies.

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Expanding network effects.    We believe there are significant potential network effects as more investment managers join our platform. We currently serve over 14,000 individual users and approximately 90,000 non-client LP users, fostering a broad network of relationships and information on our platform. We believe the following network effects may continue to drive increased adoption of our software solutions:

•	Certain LPs may ask their GPs to use our software solutions in order to enhance the flow of information regarding their investments.

•	Certain GPs may ask their fund administrators to use our software solutions so their back-office accounting platforms are more integrated with the GPs’ front office software solutions.

•	Certain banks may ask borrowers to use our software solutions to minimize document flow and streamline communication.

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Continuing to innovate and add new software solutions.    We have made significant investments in research and development and intend to continue to do so. We recorded research and development expenses of $12.8 million and $21.1 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, representing approximately 17.9% and 18.9% of our total revenue for the respective periods. We are focused on enhancing the functionality and breadth of our current software solutions as well as developing and launching new software solutions to address the evolving needs of investment managers. For example, in the year ended December 31, 2020 we launched the new LP Portfolio Management software solution, which allows us to reach new LP clients.

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Developing new data solutions.    We believe there is an opportunity to provide new solutions leveraging existing datasets, such as data on investments and funds across multiple asset classes. This opportunity leverages our existing capabilities in reporting, accounting and monitoring. We already collect extensive data on funds and investments, which we believe is more detailed and granular than data collected by our competitors.

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Pursuing acquisitions.    We have successfully integrated complementary businesses to enhance our software solutions and technology capabilities, including the merger of Black Mountain and AltaReturn in September 2019 to form Allvue. Following the acquisition, we were able to retain clients at a 96.5% and 97.3% Gross Dollar Retention Rate as of June 30, 2021 and December 31, 2020, respectively, amid the coronavirus (“COVID-19”) pandemic. We intend to further pursue targeted acquisitions that complement our product capabilities, provide us access to new markets or expand our addressable client segments.

Summary of Risks Associated with Our Business, This Offering and Our Class A Common Stock

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” The following is a summary of the principal risks we face.

•	The COVID-19 pandemic could materially adversely affect our business, operating results, financial condition and prospects.

•	We have a history of cumulative losses, and we do not expect to be profitable for the foreseeable future.

•	We rely on the ability to hire and retain our personnel and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

•	Because we recognize subscription revenue over the term of the contract, downturns or upturns in our business may not be reflected in our results of operations until future periods.

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Our business is subject to seasonal sales, client growth fluctuations and subscription renewal fluctuations, which could result in volatility in our operating results some of which may not be immediately reflected in our financial position and results of operations.

•	We face significant competition that may adversely affect our ability to add new clients, retain existing clients and grow our business.

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If the market for cloud-based alternative investment software technology develops more slowly than we expect or changes in a way that we fail to anticipate, our sales would suffer and our results of operations would be adversely affected.

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Our strategy to develop and introduce new products and services exposes us to risks such as limited client acceptance, costs related to product defects, and large expenditures, each of which may result in no additional net revenue or decreased net revenue.

•	If we are unable to attract new clients, continue to broaden our existing clients’ use of our solution, or expand our sales capabilities, our revenue growth will be adversely affected.

•	Future acquisitions and divestitures could harm our business and operating results.

•	If we are unable to develop, introduce and market new and enhanced versions of our solutions or to scale our business and manage our expenses, our operating results may suffer.

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We may fail to successfully expand internationally or fail to successfully operate our offices located outside of the United States, including in the Ukraine. In addition, sales to clients outside the United States or with international operations expose us to risks inherent in international sales, which may include a marked increase in expenses.

•	Adverse general and industry-specific economic and market conditions and reductions in IT spending may reduce demand for our solutions, which could harm our results of operations.

•	We face risk if our estimates of market opportunity and forecasts of market growth prove to be inaccurate or if we need to change our pricing to compete successfully.

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We invest significantly in research and development, and to the extent our research and development investments do not translate into new solutions or material enhancements to our current solutions or if we do not use those investments efficiently, our business and results of operations would be harmed.

•	Our large clients have substantial negotiating leverage, which could harm our results of operations.

•	If we fail to maintain, enhance or protect our brand, our ability to expand our client base will be impaired and our business, financial condition and results of operations may suffer.

•	Our relatively limited operating history as a combined business makes it difficult to evaluate our current business and prospects and may increase the risk that we will not be successful.

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We face risk related to catastrophes, disruptions, capacity limitations or interference with our use of the data centers operated by third-party providers or if there are interruptions or performance problems associated with our technology or infrastructure, all of which could result in delays or outages of our service and harm our business.

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Failure to obtain, maintain, protect and enforce our proprietary technology and other intellectual property and proprietary rights could substantially harm our business, operating results and financial condition.

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A breach or compromise of our security measures or those we rely on could result in unauthorized access to clients’ data, which may materially and adversely impact our reputation, business and results of operations.

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We may be subject to claims that our employees or related parties have wrongfully used or disclosed alleged trade secrets or other confidential information of their current or former employers or other third parties or claims asserting ownership of what we regard as our own intellectual property rights.

•	Real or perceived errors, failures or bugs in our solutions, hosting, support or implementation could adversely affect our business, results of operations, financial condition and growth prospects.

•	We may encounter implementation challenges, including in situations in which we rely on systems integrators (“SIs”), which would materially and adversely affect our business and results of operations.

•	Any failure to offer high-quality support could cause our business and reputation to suffer.

•	Changes in tax laws, privacy laws or regulations that are applied adversely to us or our clients may cause our business, cash flow, financial condition or results of operations to suffer.

•	Any future litigation against us could damage our reputation and be costly and time-consuming to defend.

•	The other factors set forth under “Risk Factors.”

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occur, our business, financial condition, results of operations,

cash flows and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our Class A common stock.

Our Principal Shareholder

We have a valuable relationship with our principal shareholder, Vista. In connection with this offering, we will enter into a director nomination agreement (the “Director Nomination Agreement”) with Vista that provides Vista the right to designate nominees to our board of directors (our “Board”), subject to certain conditions.

The Director Nomination Agreement will provide Vista the right to designate (i) all of the nominees for election to our Board for so long as Vista beneficially owns common stock entitled to vote generally in the election of directors representing 40% or more of the aggregate number of shares of Class A and Class V common stock outstanding upon completion of this offering, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. See “Certain Relationships and Related Party Transactions—Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

Vista is a leading global investment firm with more than $75 billion in assets under management as of June 30, 2021. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, clients and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future—a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity.

General Corporate Information

Our principal executive offices are located at 396 Alhambra Circle, 11th Floor, Coral Gables, Florida 33134. Our telephone number is (305) 901-7060. Our website address is www.allvuesystems.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Class A common stock. We are a holding company and all of our business operations are conducted through, and substantially all of our assets are held by, our subsidiaries.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the date on which we are deemed to be a large accelerated filer (this means the market value of common that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year), or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•

only being required to present two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements and executive compensation in this prospectus and expect to elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We are electing to take advantage of this extended transition period for complying with new or revised accounting standards provided for by the JOBS Act. We will therefore comply with new or revised accounting standards when they apply to private companies. As a result, our financial statements may not be comparable with companies that comply with public company effective dates for accounting standards.

Ownership and Organizational Structure

Allvue Systems Holdings, Inc. is a Delaware corporation formed to serve as a holding company that will hold an interest in Topco LLC. Allvue Systems Holdings, Inc. has not engaged in any business or other activities other than in connection with its formation and this offering. Upon consummation of this offering and the application of the proceeds therefrom, we will be a holding company, our sole assets will be equity interests in Topco LLC (held directly and indirectly through the Blocker Entity (as defined below)) and we will exclusively operate and control all of the business and affairs and consolidate the financial results of Topco LLC. See “Organizational Structure” for a complete description of the Organizational Transactions.

In connection with the Organizational Transactions:

•	We will amend and restate Topco LLC’s existing operating agreement (the “LLC Operating Agreement”) to, among other things, (i) modify Topco LLC’s capital structure by replacing the membership interests currently held by providing for LLC Units consisting of two classes of common ownership interests in Topco LLC (Class B common units held by certain current and former employees and consultants subject to vesting and certain participation thresholds (“Class B Units”), and Class A common units held by the other Topco LLC owners, including Allvue Systems Holdings, Inc. and Vista (“Class A Units” and together with the Class B Units, referred to as “LLC Units” herein)) and (ii) appoint Allvue Systems Holdings, Inc. as the sole managing member of Topco LLC. See “Organizational Structure—Amended and Restated Operating Agreement of Topco LLC.”

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We will engage in a series of transactions (the “Unit Exchanges”) that will result in LLC Unitholders (as defined below) who currently own less than 150 Class A Units in Topco LLC (the “Designated Unitholders”) receiving                  shares of our Class A common stock, in the aggregate, in exchange for all of their Class A Units in Topco LLC.

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Bluefin Blocker, Inc. (the “Blocker Entity”), through which Vista holds a portion of its ownership interests in Topco LLC, will engage in a series of transactions (the “Blocker Contribution”) that will result in the Blocker Entity becoming a subsidiary of Allvue Systems Holdings, Inc. As a result of such transactions, Vista will exchange all of its equity interests in the Blocker Entity for shares of our Class A common stock and enter into the Tax Receivable Agreement (as defined below). See “Use of Proceeds.”

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We will amend and restate the certificate of incorporation of Allvue Systems Holdings, Inc. to, among other things, provide for Class A common stock and Class V common stock. See “Description of Capital Stock.”

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We will issue shares of Class V common stock, which provide no economic rights, to certain LLC Unitholders (as defined below) on a one-to-one basis with the number of Class A Units owned by such holders, for nominal consideration. Each share of our Class V common stock entitles its holder to one vote on all matters to be voted on by shareholders generally. See “Description of Capital Stock—Class V common stock.”

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We will enter into an exchange agreement (the “Exchange Agreement”) with the direct holders of LLC Units (other than the Blocker Entity) (the “LLC Unitholders”) pursuant to which the holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. See “Organizational Structure—Exchange Agreement.”

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We will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with the LLC Unitholders that will require us to pay to such persons 85% of the amount of cash savings, if any, in U.S. federal, state and local income taxes (computed using simplifying assumptions to address the impact of state and local taxes) we actually realize (or, under certain circumstances are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the Tax Receivable Agreement, as discussed below) as a result of (i) Basis Adjustments (as defined below) resulting from exchanges of LLC Units for shares of our Class A common stock or cash in the future, (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we are required to make under the Tax Receivable Agreement. See “Organizational Structure—Tax Receivable Agreement.”

We estimate that the net proceeds to us from the sale of our Class A common stock in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $         million (approximately $         million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), based on an assumed initial public offering price of $         per share (which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). We intend to use such net proceeds to acquire                  newly-issued LLC Units in Topco LLC at a purchase price per LLC Unit equal to the initial offering price per share of Class A common stock in this offering, less underwriting discounts and commissions.

In turn, Topco LLC intends to apply the balance of the net proceeds it receives from us (including any additional proceeds it may receive from us if the underwriters exercise their option to purchase additional shares of Class A common stock) to (i) repay $         million of our outstanding indebtedness under the First Lien Term Loan Facility (as defined below), under which $162.5 million was outstanding and which had an interest rate of 4.09% as of June 30, 2021, (ii) repay $         million of our outstanding indebtedness under the Second Lien Term Loan Facility (as defined below), under which $75.0 million was outstanding and which had an interest rate of 7.84% as of June 30, 2021, (iii) pay expenses incurred in connection with this offering and the other Organizational Transactions and (iv) for general corporate purposes. See “Use of Proceeds.”

The diagram below depicts our historical organizational structure prior to the completion of the Organizational Transactions. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

(1)

The LLC Unitholders other than Vista collectively own approximately     % of the equity interests of Topco LLC. Other than the Designated Unitholders, all of these investors will continue to hold their equity interest in Topco LLC upon completion of this offering.

The diagram below depicts our expected organizational structure immediately following completion of the Organizational Transactions and this offering. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

(1)

Vista will own     % of the equity of Topco LLC and will possess voting and dispositive power over all shares of Class V common stock. The remaining LLC Unitholders will collectively own the remaining     % of the equity in Topco LLC not held directly or indirectly by Allvue Systems Holdings, Inc. See “Principal Shareholders” for additional information about Vista and other LLC Unitholders that will beneficially own more than 5% of our outstanding shares of Class V common stock following the completion of this offering. In addition to Vista, our existing owners include a limited number of third parties that have invested in Class A Units, as well as certain of our executive officers and other employees who have been issued Class B Units with a weighted average participation threshold of $        . See “Executive Compensation—Topco LLC Management Incentive Units” for a discussion of the participation thresholds.

(2)

Upon completion of this offering, Vista will control approximately     % (or approximately     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) of the voting power in Allvue Systems Holdings, Inc. through its ownership of our Class A common stock and Class V common stock. See “Principal Shareholders” for additional information about Vista.

(3)	The Designated Unitholders will receive an aggregate shares of our Class A common stock in connection with the Unit Exchanges.
(4)

Shares of Class A common stock and Class V common stock will vote as a single class except as otherwise required by law or our certificate of incorporation. Each outstanding share of Class A common stock and Class V common stock will be entitled to one vote on all matters to be voted on by shareholders generally. The Class V common stock does not have any right to receive dividends or distributions upon the liquidation or winding up of Allvue Systems Holdings, Inc. In accordance with the Exchange Agreement to be entered into in connection with the Organizational Transactions, the holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock.
(5)

Assumes no exercise of the underwriters’ option to purchase additional shares of Class A common stock. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, (i) the holders of Class A common stock other than Vista will have    % of the voting power in Allvue Systems Holdings, Inc., (ii) Vista, through its ownership of our Class A common stock and Class V common stock, will have     % of the voting power of Allvue Systems Holdings, Inc., (iii) the LLC Unitholders, including Vista, will own     % of the outstanding LLC Units in Topco LLC and (iv) Allvue Systems Holdings, Inc. will own     % of the outstanding LLC Units in Topco LLC.

Our corporate structure following the offering, as described above, is referred to as an “Up-C” structure, which is commonly used by partnerships and limited liability companies when they undertake an initial public offering of their businesses. Our Up-C structure will allow the existing owners (other than the Designated Unitholders) of Topco LLC to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for income tax purposes following the offering. One of these benefits is that future taxable income of Topco LLC that is allocated to such owners will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, because the LLC Units that the existing owners (other than the Designated Unitholders) will continue to hold are exchangeable for shares of our Class A common stock or, at our option, for cash, the Up-C structure also provides the existing owners (other than the Designated Unitholders) of Topco LLC potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. See “Organizational Structure” and “Description of Capital Stock.”

Following this offering, each of the existing owners of Topco LLC Class A Units (other than the Designated Unitholders) will also hold a number of shares of our Class V common stock equal to the number of Class A Units they own. Holders of our Class A common stock and Class V common stock will each be entitled to one vote per share on all matters on which shareholders are entitled to vote.

Allvue Systems Holdings, Inc. will also hold LLC Units, and therefore receive benefits on account of its ownership in an entity treated as a partnership, or “pass-through” entity, for income tax purposes because, as Allvue Systems Holdings, Inc. acquires LLC Units in exchange for shares of our Class A common stock or cash in the future under the mechanism described above, it will obtain a step-up in tax basis in its share of the assets of Topco LLC and its flow-through subsidiaries. This step-up in tax basis will provide Allvue Systems Holdings, Inc. with certain tax benefits, such as future depreciation and amortization deductions that can reduce its taxable income. Pursuant to the Tax Receivable Agreement, Allvue Systems Holdings, Inc. will be required to pay the LLC Unitholders, collectively, 85% of the value of these tax benefits, certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments that Allvue Systems Holdings, Inc. makes under the Tax Receivable Agreement; however, the remaining 15% of such benefits will be available to Allvue Systems Holdings, Inc. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the LLC Unitholders may be significant and are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement. See “Organizational Structure—Tax Receivable Agreement.”

Generally, Allvue Systems Holdings, Inc. will receive a pro rata share of any distributions (including tax distributions) made by Topco LLC to its members. However, pursuant to the LLC Operating Agreement, tax distributions will be made quarterly by Topco LLC to the holders of Class A Units (including Allvue Systems Holdings, Inc.) on a pro rata basis based on Topco LLC’s net taxable income and to the holders of Class B Units based on such holder’s allocable share of Topco LLC’s net taxable income (rather than on a pro rata basis). Such tax distributions will be calculated based upon an assumed tax rate, which, under certain circumstances, may cause Topco LLC to make tax distributions that, in the aggregate, exceed the amount of taxes that Topco LLC would have paid if it were a similarly situated corporate taxpayer. Funds used by Topco LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. See “Risk Factors—Risks Related to Our Organizational Structure.”

As a result of the Organizational Transactions:

•	the investors in this offering will collectively own shares of our Class A common stock and we will hold Class A Units;

•	the holders of Class A Units will own Class A Units and shares of Class V common stock;

•

the holders of Class B Units will own                 Class B Units with a weighted average participation threshold of $         , which fully vest if our principal shareholder achieves a specified total equity return multiple;

•	our Class A common stock will collectively represent approximately % of the voting power in us; and

•	our Class V common stock will collectively represent approximately % of the voting power in us.

The Offering

Issuer	Allvue Systems Holdings, Inc.

Class A common stock offered by us	shares (or shares if the underwriters’ option is exercised in full).

Underwriters’ option to purchase additional shares of Class A common stock	We have granted the underwriters an option to purchase up to shares of Class A common stock from us within 30 days of the date of this prospectus.

Class A common stock to be outstanding immediately after this offering	Shares of Class A common stock (or shares of Class A common stock if the underwriters’ option is exercised in full). If all outstanding LLC Units held by the LLC Unitholders were exchanged for newly-issued shares of Class A common stock, shares of Class A common stock (or shares of Class A common stock if the underwriters’ option is exercised in full) would be outstanding.

Class V common stock to be outstanding immediately after this offering	shares. Immediately after this offering, LLC Unitholders will own 100% of the outstanding shares of our Class V common stock.

Ratio of shares of Class A common stock to LLC Units	Our amended and restated certificate of incorporation and the amended and restated operating agreement of Topco LLC will require that we and Topco LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Voting	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.

Each share of our Class V common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.

After this offering, the LLC Unitholders will hold a number of shares of Class V common stock equal to the number of Class A Units held by such LLC Unitholders. See “Description of Capital Stock—Class V Common Stock.”

Holders of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our certificate of incorporation.

Voting power held by holders of Class A common stock	% (or 100% if all outstanding Class A Units were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).
Voting power held by holders of Class V common stock	% (or 0% if all outstanding Class A Units were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).

Use of proceeds	We estimate, based upon an assumed initial public offering price of $ per share (which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we will receive net proceeds from this offering of approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use such net proceeds to acquire newly-issued LLC Units (or LLC Units if the underwriters exercise their option to purchase additional shares in full) in Topco LLC at a purchase price per LLC Unit equal to the initial public offering price per share of Class A common stock in this offering, less underwriting discounts and commissions.

In turn, Topco LLC intends to apply the balance of the net proceeds it receives from us (including any additional proceeds it may receive from us if the underwriters exercise their option to purchase additional shares of Class A common stock) to repay indebtedness, pay expenses incurred in connection with this offering and the other Organizational Transactions and for general corporate purposes.

See “Use of Proceeds” and “Organizational Structure.”

Controlled company	After this offering, assuming an offering size as set forth in this section, Vista will control approximately % of the voting power (or % of our Class A common stock if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full) in us through its ownership of our Class A common stock and Class V common stock. As a result, we expect to be a controlled company within the meaning of the corporate governance standards of the NYSE. See “Management—Controlled Company Status.”

Dividend policy	We currently intend to retain any future earnings for investment in our business and do not expect to pay any dividends on our Class A common stock in the foreseeable future. Holders of our Class V common stock are not entitled to participate in any cash dividends declared by our board of directors. The declaration and payment of all future dividends, if any, will be at the discretion of our Board and will depend upon our financial condition, earnings, contractual conditions or applicable laws and other factors that our Board may deem relevant. As discussed under “Dividend Policy,” it is possible that we will receive distributions from Topco LLC significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. While our Board may choose to distribute such cash balances as dividends on our Class A common stock, it will not be required (and does not currently intend) to do so. See “Dividend Policy.”

Exchange rights of holders of the LLC Units

Prior to this offering, we will enter into the Exchange Agreement with the LLC Unitholders pursuant to which holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). Any shares of Class V common stock so delivered will be canceled. The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. See “Organizational Structure—Exchange Agreement.”

Tax Receivable Agreement	We will enter into the Tax Receivable Agreement with the LLC Unitholders, which will require us to pay to such persons 85% of the amount of tax benefits, if any, that Allvue Systems Holdings, Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (i) Basis Adjustments (as defined below) resulting from exchanges of LLC Units for shares of our Class A common stock or cash in the future, (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. See “Organizational Structure—Tax Receivable Agreement.”

Registration Rights Agreement	We intend to enter into a registration rights agreement (the “Registration Rights Agreement”) with certain LLC Unitholders in connection with this offering. The Registration Rights Agreement will provide such LLC Unitholders registration rights whereby, following our initial public offering and the expiration of any related lock-up period, such LLC Unitholder can require us to register under the Securities Act shares of Class A common stock (including shares issuable to them upon exchange of its LLC Units). The Registration Rights Agreement will also provide for piggyback registration rights for certain LLC Unitholders. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Directed share program	At our request, the underwriters have reserved up to shares of Class A common stock, or % of the shares of Class A common stock offered pursuant to this prospectus, for sale at the initial public offering price per share through a directed share program, to our directors, executive officers and certain individuals associated with Vista. If purchased by these persons, these shares will not be subject to a lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up or market stand-off agreements as a result of their relationships with us. The number of shares available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares offered pursuant to this prospectus. See “Underwriting.”

Risk factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Symbol for trading on the NYSE	“ALVU.”

Unless otherwise indicated, all information in this prospectus:

•	assumes the effectiveness of the Organizational Transactions;

•	assumes an initial public offering price of $ per share, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus;

•	assumes that the underwriters’ option to purchase additional shares of Class A common stock is not exercised;

•	includes a -for-1 split of LLC Units;

•	excludes the shares of Class A common stock that may be issuable upon exercise of exchange rights held by the LLC Unitholders;

•

excludes                  Class B Units issued to certain of our executive officers and certain other employees, with a weighted average participation threshold of $        , which fully vest if our principal shareholder achieves a specified total equity return multiple. See “Executive Compensation—Topco LLC Management Incentive Units” for a discussion of the participation thresholds;

•	excludes shares of Class A common stock reserved for issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”); and

•

excludes                  shares of Class A common stock reserved for future issuance under the 2021 Plan, including: (i) restricted stock units (“RSUs”) that may be settled for an equal number of shares of Class A common stock that we will issue to certain employees in connection with the completion of this offering, as described in the section entitled “Executive Compensation—Equity and Cash Incentives—Summary of the 2021 Omnibus Incentive Plan—IPO Grants,” and (ii)                  RSUs that we will issue to certain of our independent directors upon completion of this offering and that vest on the first anniversary of the grant date.

Summary Historical and Pro Forma Consolidated Financial and Other Data

The following tables present, as of the dates and for the periods indicated, (1) the summary historical consolidated financial and other data for our Predecessor, Black Mountain and its consolidated subsidiaries, (2) the summary historical consolidated financial and other data for our Successor, Topco LLC and its consolidated subsidiaries and (3) the summary unaudited pro forma financial data for Allvue Systems Holdings, Inc. and its consolidated subsidiaries, including Topco LLC. Topco LLC is the predecessor of Allvue Systems Holdings, Inc. for financial reporting purposes. As a result of the Black Mountain Acquisition, the results of operations and financial position of the Predecessor and Successor are not directly comparable. The summary consolidated statement of operations data for the period from January 1 to June 30, 2019 have been derived from the audited consolidated financial statements and notes of Black Mountain and its subsidiaries included elsewhere in this prospectus. The summary consolidated statement of operations data for the period from July 1 to December 31, 2019 and the year ended December 31, 2020 and the summary consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from the audited consolidated financial statements and notes of Topco LLC and its subsidiaries included elsewhere in this prospectus. The summary consolidated statement of operations data for the six months ended June 30, 2020 and 2021 and the summary condensed consolidated balance sheet data as of June 30, 2021 have been derived from the unaudited interim condensed consolidated financial statements and notes of Topco LLC and its subsidiaries included elsewhere in this prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for the full year or any future period. The information set forth below should be read together with “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

The summary unaudited pro forma consolidated financial data of Allvue Systems Holdings, Inc. presented below have been derived from our unaudited pro forma consolidated financial statements and notes included elsewhere in this prospectus. The summary unaudited pro forma financial data as of June 30, 2021 and for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives effect to the Organizational Transactions as described in “Organizational Structure,” including the consummation of this offering, the use of the net proceeds therefrom and related transactions, as described in “Use of Proceeds” and “Unaudited Pro Forma Consolidated Financial Data,” as if all such transactions had occurred on January 1, 2020, with respect to the statement of operations data, and June 30, 2021, with respect to the consolidated balance sheet data. The unaudited pro forma financial data include various estimates that are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Consolidated Financial Data” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

The summary historical consolidated financial and other data of Allvue Systems Holdings, Inc. have not been presented, as Allvue Systems Holdings, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	Successor		Predecessor	Allvue Systems Holdings, Inc. Pro Forma
			Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019	For the Six Months Ended June 30, 2021	Year ended December 31, 2020
	(in thousands, except per share and per unit data)
Consolidated Statement of Operations Data:
Revenue:
Subscription revenue: Cloud-based and maintenance and support	$38,712	$26,226	$57,194	$17,624	$10,834
Subscription revenue: On-premise	20,783	21,890	27,436	2,761	13,542
Total subscription revenue	$59,495	$48,116	$84,630	$20,385	$24,376
Professional services revenue	11,819	14,420	26,627	14,356	11,581

Total revenue	71,314	62,536	111,257	34,741	35,957
Cost of revenue:
Cost of subscription revenue	10,178	6,920	14,504	3,728	1,528
Cost of professional services revenue	13,255	11,051	22,118	10,216	7,334
Amortization of developed software	9,406	9,406	18,812	7,859	350

Total cost of revenue	32,839	27,377	55,434	21,803	9,212
Gross profit	38,475	35,159	55,823	12,938	26,745
Operating expenses:
General and administrative	16,589	12,607	27,000	17,037	10,657
Research and development	12,788	10,492	21,071	12,767	5,030
Sales and marketing	12,344	5,211	13,239	3,439	2,796
Acquisitions, integration and restructuring expense	2,526	3,945	7,456	7,310	8,346
Amortization of intangible assets	7,747	7,670	15,340	6,088	1,499

Total operating expenses	51,994	39,925	84,106	46,641	28,328
Operating income (loss)	(13,519)	(4,766)	(28,283)	(33,703)	(1,583)
Interest income	—	10	19	4	1
Interest expense	(6,826)	(8,405)	(15,419)	(5,973)	(2,005)
Other expense	(227)	(120)	(388)	(5)	(23)

Loss before income tax expense	(20,572)	(13,281)	(44,071)	(39,677)	(3,610)
Income tax expense	(309)	(490)	(979)	(436)	(375)

Net loss	(20,881)	(13,771)	$(45,050)	$(40,113)	$(3,985)
Other comprehensive income	81	(740)	377	328	2

Comprehensive loss	$(20,800)	$(14,511)	$(44,673)	(39,785)	(3,983)

Net Loss Margin	29.3%	22.0%	40.5%	115.5%	11.1%

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	Successor		Predecessor	Allvue Systems Holdings, Inc. Pro Forma
			Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019	For the Six Months Ended June 30, 2021	Year ended December 31, 2020
	(in thousands, except per share and per unit data)
Net loss attributable to noncontrolling interests
Net loss attributable to Topco LLC member
Net loss per common unit attributable to Topco LLC member—basic and diluted
Weighted-average common units outstanding
Per Share Data:
Pro forma weighted-average share of class A common stock outstanding:
Basic
Diluted
Pro forma net loss available to class A common stock per share:(1)
Basic
Diluted
Non-GAAP Financial Data:
Adjusted EBITDA(2)	$11,729	$17,634	$18,835	$(476)	$10,033
EBITDA Margin(3)	16.4%	28.2%	16.9%	(1.4)%	27.9%
Selected Other Data:
ARR as of period end(4)	$100,405	$76,402	$90,843	$69,564	$39,789
Net Dollar Retention Rate as of period end(4)	115.2%	111.2%	113.9%	110.8%
Consolidated Balance Sheet Data (at period end):
Cash	$10,575		$9,982	$13,780
Working capital(5)	(6,825)		1,063	11,845
Total assets	894,163		928,916	946,076
Long-term debt, less current portion	232,571		233,077	234,090
Total liabilities	286,671		305,555	280,372
Total member’s/ shareholders’ equity	$607,492		$623,361	$665,704

(1)

See the unaudited pro forma consolidated statement of operations in “Unaudited Pro Forma Consolidated Financial Data” for a description of the assumptions underlying the pro forma net loss per share calculations.

(2)

We define Adjusted EBITDA as net loss before net interest expense, taxes, depreciation and amortization, certain non-cash items and other adjustments that we do not consider in our evaluation of ongoing operating performance from period to period. For a reconciliation of Adjusted EBITDA to net loss, the most directly comparable measure calculated and presented in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

(3)

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue for the same period. For a reconciliation of Adjusted EBITDA Margin to Net Loss Margin, the most directly comparable measure calculated and presented in accordance with GAAP, see “Management’s

Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
(4)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for more information with respect to ARR and Net Dollar Retention Rate.
(5)	We define working capital as current assets less current liabilities.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose all or part of your investment.

Risks Related to COVID-19

The COVID-19 pandemic could materially adversely affect our business, operating results, financial condition and prospects.

The severity, magnitude and duration of the COVID-19 pandemic is uncertain and rapidly changing. The COVID-19 pandemic has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. These measures have impacted and may further impact all or portions of our facilities, workforce and operations, the behavior of our clients and the operations of our respective vendors and suppliers. Concern over the impact of COVID-19 has delayed the purchasing decisions of certain prospective clients and/or caused them to consider making smaller purchases than originally anticipated. While governmental authorities have taken measures to try to contain the COVID-19 pandemic, there is considerable uncertainty regarding such measures and potential future measures. There is no certainty that measures taken by governmental authorities will be sufficient to mitigate the risks posed by the COVID-19 pandemic, and our ability to perform critical functions could be harmed.

In response to disruptions caused by the COVID-19 pandemic, we have implemented a number of measures designed to protect the health and safety of our workforce, proactively reduce operating costs, conserve liquidity and position us to maintain our healthy financial position. These measures include restrictions on non-essential business travel, the institution of work-from-home policies wherever feasible and the implementation of strategies for workplace safety at our facilities that remain open. We are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks. We will continue to incur increased costs for our operations during this pandemic that are difficult to predict with certainty. As a result, our future business, operating results, financial condition and prospects may be affected by the COVID-19 disruptions. There is no assurance the measures we have taken or may take in the future will be successful in managing the uncertainties caused by COVID-19.

While most of our operations can be performed remotely, there is no guarantee that we will be as effective while working remotely because our team is dispersed, many employees may have additional personal needs to attend to (such as looking after children as a result of school closures or caring for family members who become sick), and employees may become sick themselves and be unable to work. Decreased effectiveness of our team could adversely affect our results due to our inability to meet in person with potential clients, cancellation and inability to participate in conferences and other industry events that lead to sales generation, longer time periods to review and approve work product and a corresponding reduction in innovation, longer time to respond to platform performance issues, or other decreases in productivity that could seriously harm our business. Significant management time and resources may be diverted from our ordinary business operations in order to develop, implement and manage workplace safety strategies and conditions as we attempt to return to our facilities.

As a result of COVID-19, we may decide to postpone or cancel planned investments in our business in response to changes in our business, or experience difficulties in recruiting or retaining personnel, each of which may impact our ability to respond to our clients’ needs and fulfill contractual obligations. In addition, as a result of financial or operational difficulties, our suppliers, system integrators and channel partners may experience delays or interruptions in their ability to provide services to us or our clients, if they are able to do so at all. This could interrupt our clients’ access to our services, which in turn could adversely affect their perception of our platform’s reliability and result in increased liability exposure. We rely upon third parties for certain critical inputs to our business and platform, such as data centers and technology infrastructure. Any disruptions to services provided to us by third parties that we rely upon to provide our platform, including as a result of actions outside of our control, could significantly impact the continued performance of our platform.

The COVID-19 pandemic has also significantly increased economic and demand uncertainty globally, and has led to record levels of unemployment in the United States. As a result, the COVID-19 pandemic has caused an economic slowdown, and it is possible that it could cause a global recession. This economic uncertainty has led to a general decrease in consumer spending and confidence, as well as an increased focus at state and federal level on budgets and overall spending. Our revenue, results of operations and cash flows depend on the overall demand for our platform. Concerns about the systemic impact of a potential widespread recession (in the United States or internationally), geopolitical issues or the availability and cost of credit have led to increased market volatility, decreased consumer confidence and diminished growth expectations in the U.S. economy and abroad, which in turn could result in reductions in IT spending by our existing and prospective clients. Some of our clients have experienced and may continue to experience financial hardships that, to date, have resulted in certain instances of delayed or uncollectible payments from our existing clients, though this could increase in the future. It is unclear when and how quickly the economy will recover after this unprecedented shutdown. All of these factors could have a negative impact on our revenue, cash flows and results of operations.

The severity, magnitude and duration of the COVID-19 pandemic is uncertain, rapidly changing and hard to predict and depends on events beyond our knowledge or control. These and other impacts of the COVID-19 pandemic could have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our reputation, solutions subscription sales, results of operations or financial condition. We may not be able to predict or respond to all impacts on a timely basis to prevent near- or long-term adverse impacts to our results. As a result, we cannot at this time predict the impact of the COVID-19 pandemic, but it could have a material adverse effect on our business, operating results, financial condition and prospects.

Risks Related to Our Business and Strategy

We have a history of cumulative losses, and we do not expect to be profitable for the foreseeable future.

We incurred net losses of $20.9 million, $45.1 million, $40.1 million and $4.0 million in the six months ended June 30, 2021 and in the year ended December 31, 2020, the Successor 2019 Period and the Predecessor 2019 Period, respectively. We had an accumulated deficit of $106.0 million and $85.2 as of June 30, 2021 and December 31, 2020, respectively. Our losses and accumulated deficit reflect the substantial investments we have made to acquire new clients and develop our platform. We expect our operating expenses to increase in the future due to anticipated increases in sales and marketing expenses, research and development expenses, operations costs and general and administrative costs, and, therefore, we expect our losses to continue for the foreseeable future. Furthermore, to the extent we are successful in gaining new clients, we will also incur increased losses because many costs associated with acquiring new clients are generally incurred up front, while subscription revenue is generally recognized ratably over the terms of the agreements (typically three years, although some clients commit for longer or shorter periods). If we are unable to maintain consistent or increasing revenue or revenue growth, the market price of our common stock could be volatile, and it may be difficult for us to achieve and maintain profitability or maintain or increase cash flow on a consistent basis. Accordingly, we cannot assure you that we will achieve profitability in the future, or that, if we do become profitable, we will sustain profitability or achieve our target margins on a midterm or long-term basis.

We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth. As our costs increase, we may not be able to generate sufficient revenue to achieve and, if achieved, maintain profitability.

We have experienced significant revenue growth in recent periods. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. We believe our revenue growth depends on a number of factors, including, but not limited to, our ability to:

•	price our solutions effectively so that we are able to attract and retain clients without compromising our profitability;

•

attract new clients, successfully deploy and implement our solutions, upsell or otherwise increase our existing clients’ use of our solutions, obtain client renewals and provide our clients with excellent client support;

•	adequately expand, train, integrate and retain our sales force and other new employees, and maintain or increase our sales force’s productivity;

•	enhance our information, training and communication systems to ensure that our employees are well-coordinated and can effectively communicate with each other and clients;

•	improve our internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of our operational and financial results;

•

successfully identify and enter into agreements with suitable acquisition targets, integrate any acquisitions and acquired technologies into our existing solutions or use them to develop new solutions;

•	successfully introduce new solutions and enhance existing solutions;

•	successfully introduce our solutions to new markets outside of the United States;

•	successfully compete against larger companies and new market entrants; and

•	increase awareness of our brand.

We may not successfully accomplish any of these objectives and, in particular, the COVID-19 pandemic may impact our ability to successfully accomplish any of the above. As a result, it is difficult for us to forecast our future results of operations. Our historical growth rate should not be considered indicative of our future performance and may decline in the future. In future periods, our revenue could grow more slowly than in recent periods or decline for any number of reasons, including those outlined above. We also expect our operating expenses to increase in future periods, particularly as we continue to invest in research and development and technology infrastructure, expand our operations globally, develop new solutions and enhancements for existing solutions and as we begin to operate as a public company. If our revenue growth does not increase to offset these anticipated increases in our operating expenses, our business, financial position and results of operations will be harmed, and we may not be able to achieve or maintain profitability. In addition, the additional expenses we will incur may not lead to sufficient additional revenue to maintain historical revenue growth rates and profitability.

We have expanded our management team significantly in the past two years, and if we lose key members of our management team or are unable to attract and retain executives, key personnel and employees we need to support our operations and growth, our business and future growth prospects may be harmed.

Our future success depends upon our ability to continue to attract, train, integrate and retain highly skilled employees, particularly those on our management team, including Mark Heimbouch, our Chief Executive Officer, and our sales and marketing personnel, professional services personnel, cloud-based solutions personnel and software engineers. Since the completion of the Black Mountain Acquisition in July 2019, we have expanded our management team, including Mark Heimbouch, our Chief Executive Officer who joined us in October 2020, Paul Wasinger, our Chief Financial Officer who joined us in February 2021, James Black, our Chief Operating Officer who joined us in February 2021, Ryan Keough, our Chief Revenue Officer who joined us in September 2019, Brandon Meeks, our Chief Technology Officer who joined us in September 2019 after serving as Black Mountain’s Chief Technology Officer since 2011, Yuriy Shterk, our Chief Product Officer who joined us in March 2020, Deborah Mason, our Chief Legal Officer who joined us in July 2021 and Stephen McKnight our Chief Accounting Officer who joined us in August 2021. The continued integration of the new members of our management team will be critical to our success.

In addition, any potential inability to attract and retain qualified personnel, or delays in hiring necessary personnel, including delays due to COVID-19, may seriously harm our business, results of operations and financial condition. If immigration policy in the U.S. and abroad related to skilled foreign workers were materially adjusted, such a change could hamper our efforts to hire highly skilled employees, including highly specialized engineers, which would adversely impact our business.

Our executive officers and other key employees are generally employed on an at-will basis, which means that these personnel could terminate their relationship with us at any time. The loss of any member of our senior management team could significantly delay or prevent us from achieving our business and/or development objectives, and could materially harm our business.

We face competition for qualified individuals from numerous software and other technology companies. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software for Internet-related services. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or our company have breached their legal obligations, resulting in a diversion of our time and resources.

In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. Further, significant amounts of time and resources are required to train technical, sales, services and other personnel. We may incur significant costs to attract, train and retain such personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment after recruiting and training; such employees may divulge proprietary or other confidential information of ours.

Also, to the extent that we hire personnel from competitors, we may be subject to allegations that such personnel have been improperly solicited or have divulged proprietary or other confidential information. In addition, we have a limited number of sales people and the loss of several sales people within a short period of time could have a negative impact on our sales efforts. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, or we may be required to pay increased compensation in order to do so.

Our ability to expand geographically depends, in large part, on our ability to attract, retain and integrate managers with the appropriate skills to lead local operations and employees. Similarly, our profitability depends on our ability to effectively utilize personnel with the right mix of skills and experience to perform services for our clients, including our ability to transition employees to new assignments on a timely basis. If we are unable to effectively deploy our employees globally on a timely basis to fulfill the needs of our clients, our reputation could suffer and our ability to attract new clients may be harmed.

Because of the technical nature of our solutions and the dynamic market in which we compete, any failure to attract, integrate and retain qualified technical, sales, services and other personnel, as well as our contract workers, could harm our ability to generate sales or successfully develop new solutions and professional services and enhancements of existing solutions.

Our relatively limited operating history as a combined business makes it difficult to evaluate our current business and prospects and may increase the risk that we will not be successful.

Our relatively limited operating history of combined operations makes it difficult to evaluate our current business and prospects and plan for our future growth. We were acquired by Vista in July 2019 and we completed the AltaReturn Acquisition in September 2019. Prior to the AltaReturn Acquisition, we focused primarily on developing innovative, configurable software solutions capable of handling the complexities associated with private credit assets, and AltaReturn focused primarily on powering mission-critical functions and addressing reporting needs of the private equity industry through software solutions. Since the AltaReturn Acquisition, our business model as a combined business has not been fully proven, which subjects us to a number of uncertainties, including our ability to plan for and model future growth. We have encountered and will continue to encounter risks and uncertainties frequently experienced by recently combined companies, including our ability to manage expanding operations, service our clients if our customer base grows substantially, gain customer acceptance of our combined products and services, attract additional clients, withstand increasing competition and manage increasing expenses as we continue to grow our business. If our assumptions regarding these risks and uncertainties are incorrect or change in response to changes in the market for our products and services, our operating and financial results could differ materially from our expectations and our business could suffer.

Our quarterly results fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our revenue, gross margin, profitability, cash flow and deferred revenue, have varied significantly and may continue to vary significantly in the future and, accordingly, period-to-period comparisons of our results of operations may not be meaningful. Thus, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may continue to fluctuate as a result of a variety of factors, many of which are outside of our control, and may not fully or accurately reflect the underlying performance of our business. For example, while subscriptions with our clients include multi-year non-cancellable terms, in a limited number of contracts, clients have an option to buy out of the contract for a specified termination fee. If such clients exercise this buy-out option, or if we negotiate an early termination of a contract at a client’s request, any termination fee would be recognized in full at the time of termination, which would favorably affect subscription revenue in that period and unfavorably affect subscription revenue in subsequent periods. Fluctuation in quarterly results may negatively impact the value of our common stock. Factors that may cause fluctuations in our quarterly financial results include, without limitation, those listed below:

•	our ability to retain current clients or attract new clients;

•	the activation, delay in activation or cancellation of large blocks of users by clients;

•	the timing of recognition of professional services revenue;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	acquisitions of our clients, to the extent the acquirer elects not to continue using our solution or reduces subscriptions to it;

•	client renewal rates;

•	increases or decreases in the number of users licensed or pricing changes upon renewals of client contracts;

•	network outages or security breaches;

•	general economic, industry and market conditions (particularly those affecting investment managers);

•	changes in our pricing policies or those of our competitors;

•	seasonal variations in sales of our solution subscriptions, which have historically been highest in the fourth quarter of our fiscal year;

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the timing and success of new product introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, clients or strategic partners; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies.

Because we recognize subscription revenue over the term of the contract, downturns or upturns in our business may not be reflected in our results of operations until future periods.

We generally recognize subscription revenue ratably over the terms of our client contracts, which are generally three-year periods with three-year renewals after the initial term. Most of the subscription revenue we report each quarter is derived from the recognition of deferred revenue relating to subscriptions activated in previous quarters. Consequently, a reduction in activated subscriptions in any single quarter may only have a small impact on our revenue for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales or market acceptance of our solution may not be reflected in our results of operations until future periods.

In addition, most of our on-premise clients renew in the first quarter of the year. Given the timing of renewals, we receive a greater percentage of our annual on-premise license revenue in the first quarter of the year as revenue is recognized at the later of delivery or commencement of the annual license term, as compared to being recognized ratably over the course of the year. Accordingly, our quarterly results may fluctuate significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our Class A common stock would decline substantially, and we could face costly lawsuits, including securities class actions.

We may not be able to increase the number of new subscription-based accounts or cause existing accounts to renew their subscriptions, and our predictions about the long-term rate of client subscription renewals or adoption of our solutions may not be accurate, which could have a negative impact on our current and future business, financial condition and results of operations.

Our clients have no obligation to renew their subscriptions for our solution after the expiration of the initial or current subscription term, and our clients, if they choose to renew at all, may renew for fewer users or on less favorable pricing terms. Since the average initial term of our client agreements is generally three-years with three-year renewals after the initial term, and we only began selling our combined software solution in 2019, we have limited historical data with respect to rates of client subscription renewals and cannot be certain of anticipated renewal rates. Our renewal rates may decline or fluctuate as a result of a number of factors, including competitive offerings, our clients’ satisfaction with our pricing or our solution or reductions in account spending levels or account activity due to economic downturns. If our clients do not renew their subscriptions for our solution on similar pricing terms, our revenue may decline and our business could suffer.

Additionally, as the markets for our software solutions develop, we may be unable to attract new clients based on the same subscription model that we have used historically. Moreover, large or influential financial institution clients may demand more favorable pricing or other contract terms from us. As a result, we may in the future be required to change our pricing model, reduce our prices or accept other unfavorable contract terms, any of which could adversely affect our revenue, gross margin, profitability, financial position and cash flow.

The markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected.

The market for the software we sell is highly competitive with relatively low barriers to entry within certain areas of our product portfolio. Our competitors include comprehensive and point investment software vendors that may have relationships across our diverse client base. Some clients may be hesitant to switch or to adopt our comprehensive cloud-based software solutions and prefer to maintain their existing relationships with their legacy software vendors.

We may also in the future face competition from new entrants to our market, some of whom would be able to invest massive resources to develop a unified platform that competes directly with ours or to acquire one or more of our competitors to compete with us. If existing or new companies develop or market solutions similar to ours, develop an entirely new software platform for alternative investment management sector, acquire one of our existing competitors or form a strategic alliance with one of our competitors or other industry participants, our ability to compete effectively could be significantly impacted, which would have a material adverse effect on our business, results of operations and financial condition.

Our competitors may offer software on a standalone basis at a low price or bundled as part of a larger product sale. In order to take advantage of client demand for cloud-based software, legacy vendors are expanding their cloud-based software through acquisitions and organic development. Legacy vendors may also seek to partner with other leading cloud providers. We also face competition from custom-built software vendors and from vendors of specific applications, some of which offer cloud-based solutions.

We may also face competition from a variety of vendors of cloud-based and on-premise software products that may have some of the core functionality of our solutions but that address only a portion of the capabilities and features of our platform. In addition, other companies that provide cloud-based software in different target markets may develop software or acquire companies that operate in our target markets, and some potential clients may elect to develop their own internal software. With the introduction of new technologies and market entrants, we expect this competition to intensify in the future.

Furthermore, our current or potential competitors may be acquired by third parties with greater available resources and the ability to initiate or withstand substantial price competition. In addition, many of our competitors have established marketing relationships, access to larger client bases and major distribution agreements with consultants, system integrators and resellers. Our competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources. If our platform does not become more accepted relative to our competitors’, or if our competitors are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically advanced than ours, then our revenue could be adversely affected. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our operating results will be negatively affected. Pricing pressures and increased competition could result in reduced sales, reduced margins, losses or a failure to maintain or improve our competitive market position, any of which could adversely affect our business.

If the market for cloud-based alternative investment software technology develops more slowly than we expect or changes in a way that we fail to anticipate, our sales would suffer and our results of operations would be adversely affected.

Use of, and reliance on, cloud-based alternative investment software technology is still at an early stage and we do not know whether investment managers will continue to adopt cloud-based technology such as our solutions in the future, or whether the market will change in ways we do not anticipate. Many investment managers have invested substantial personnel and financial resources in legacy software, and these institutions may be reluctant, unwilling or unable to convert from their existing systems to our solution. Furthermore, these investment managers may be reluctant, unwilling or unable to use cloud-based technology due to various concerns such as the security of their data and reliability of the delivery model. These concerns or other considerations may cause investment managers to choose not to adopt cloud-based technology such as ours or to adopt them more slowly than we anticipate, either of which would adversely affect us. Our future success also depends on our ability to sell additional applications and functionality to our current and prospective clients. As we create new applications and enhance our existing solution, these applications and enhancements may not be attractive to clients. In addition, promoting and selling new and enhanced functionality may require increasingly costly sales and marketing efforts, and if clients choose not to adopt this functionality our business and results of operations could suffer. If investment managers are unwilling or unable to transition from their legacy systems, or if the demand for our solution does not meet our expectations, our results of operations and financial condition will be adversely affected.

Our strategy to develop and introduce new products and services exposes us to risks such as limited client acceptance, costs related to product defects, and large expenditures, each of which may result in no additional net revenue or decreased net revenue.

The software industry is characterized by rapid technological changes as well as changes in client requirements and preferences. In recent years, the industry has undergone a transition from developing and selling perpetual licenses and on-premises products to subscriptions and cloud-enabled technologies. Clients are also reconsidering how they purchase software products, which requires us to constantly evaluate our business model and strategy. In response, we are focused on providing solutions to enable our clients to be more agile and collaborative on their projects. We devote significant resources to the development of new technologies. In addition, we frequently introduce new business models or methods that require a considerable investment of technical and financial resources, such as our introduction of flexible subscription and service offerings and our transition of multi-subscription plans to named-user plans. It is uncertain whether these strategies, including our product and pricing changes, will accurately reflect client demand or be successful, or whether we will be able to develop the necessary infrastructure and business models more quickly than our competitors. We make such investments through further development and enhancement of our existing products and services, as well as through acquisitions. Such investments may not result in sufficient revenue generation to justify their costs and could result in decreased net revenue or profitability. If we are not able to meet client requirements, either with respect to our software or the manner in which we provide such products, or if we are not able to adapt our business model to meet our clients’ requirements, our business, financial condition or results of operations may be adversely impacted.

In particular, a component of our growth strategy is to have clients of our on-premises products transition their portfolios to include our other offerings and cloud-based functionality. However, the transition to our cloud-based solutions may require extensive time and coordination with our clients, and some of our clients may choose to terminate their contracts or choose not to renew their subscriptions. Our executive management team must continuously act quickly and with vision, given the rapidly changing client expectations and technology advancements inherent in the software industry, the extensive and complex efforts required to create useful and widely accepted products, and the rapid evolution of cloud computing, mobile devices, new computing platforms, and other technologies, such as consumer products. Although we have articulated a strategy that we believe will fulfill these challenges, if we fail to execute properly on that strategy or adapt the strategy as market conditions evolve, we may fail to meet our clients’ expectations, be unable to compete with our competitors’ products and technology, and lose the confidence of our channel partners and employees. This in turn could adversely affect our business and financial performance.

If we are unable to attract new clients or continue to broaden our existing clients’ use of our solution, our revenue growth will be adversely affected.

To increase our revenue, we will need to continue to attract new clients and succeed in having our current clients expand the use of our solution across their institution. For example, our revenue growth strategy includes increased penetration of markets outside the United States as well as selling our cloud-based software solutions to existing and new clients, and failure in either respect would adversely affect our revenue growth. In addition, for us to maintain or improve our results of operations, it is important that our clients renew their subscriptions with us on the same or more favorable terms to us when their existing subscription term expires. Our revenue growth rates may decline or fluctuate as a result of a number of factors, including client spending levels, client dissatisfaction with our solution, decreases in the number of users at our clients, changes in the type and size of our clients, pricing changes, competitive conditions, the loss of our clients to other companies and general economic conditions. Our clients may also require fewer subscriptions for our solution as its use may enable them to operate more efficiently over time. Therefore, we cannot assure you that our current clients will renew or expand their use of our solution. If we are unable to sign new clients or retain or attract new business from current clients, our business and results of operations may be materially and adversely affected.

Failure to effectively expand our sales capabilities could harm our ability to increase our client base.

Increasing our client base and expanding client adoption within and across business lines will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. From to December 31, 2020 to June 30, 2021, our sales and marketing teams increased from 76 to 93 employees. From December 31, 2019 to December 31, 2020, our sales and marketing teams increased from 25 to 76 employees. We plan to continue to expand our direct sales force both domestically and internationally for the foreseeable future. We believe that there is significant competition for experienced sales professionals with the sales skills and technical knowledge that we require. Newly hired employees require significant training and time before they achieve full productivity and they may not become as productive as quickly as we expect, if at all. Further, we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Our business will be adversely affected if our sales expansion efforts do not generate a significant increase in revenue.

We derive all of our revenue from clients in the alternative investments industry, and any downturn, consolidation or decrease in technology spend in the financial services industry could adversely affect our business.

All of our revenue is derived from investment managers whose industry has experienced significant pressure in recent years due to economic uncertainty, low interest rates, liquidity concerns and increased regulation. In the past, investment managers have experienced consolidation, distress and failure. It is possible these conditions may reoccur. If any of our clients merge with or are acquired by other entities, such as investment managers that have internally developed cloud-based technology solutions or that are not our clients or use our solution less, we may lose business. Additionally, changes in management of our clients could result in delays or cancellations of the implementation of our solution. It is also possible that the larger investment managers that result from business combinations could have greater leverage in negotiating price or other terms with us or could decide to replace some or all of the elements of our solution. Our business may also be materially and adversely affected by weak economic conditions in the alternative investments industry. Any downturn in the financial services industry may cause our clients to reduce their spending on technology or cloud-based alternative investments software technology or to seek to terminate or renegotiate their contracts with us. Moreover, even if the overall economy is robust, economic fluctuations caused by things such as the U.S. Federal Reserve lowering interest rates may cause potential new clients and existing clients to become less profitable and therefore forego or delay purchasing our solution or reduce the amount of spend with us, which would materially and adversely affect our business.

Acquisitions and divestitures could harm our business and operating results.

We have acquired in the past, and plan to acquire in the future, other businesses, solutions and technologies. Acquisitions and divestures involve significant risks and uncertainties, which include:

•	disruption of our ongoing operations, diverting management from day-to-day responsibilities, increasing our expenses and adversely impacting our business, financial condition and operating results;

•	failure of an acquired business to further our business strategy;

•	uncertainties in achieving the expected benefits of an acquisition or disposition, including enhanced revenue, technology, human resources, cost savings, operating efficiencies and other synergies;

•	decrease in cash available for operations, stock repurchase programs and other uses and resulting in potentially dilutive issuances of equity securities or the incurrence of debt;

•	incurrence of amortization expense related to identifiable intangible assets acquired that could impact our operating results;

•	difficulty integrating the operations, systems, technologies, solutions and personnel of acquired businesses effectively;

•	the need to provide transition services in connection with a disposition, which may result in the diversion of resources and focus;

•	difficulty achieving expected business results due to a lack of experience in new markets, solutions or technologies or the initial dependence on unfamiliar distribution partners or vendors;

•	retention and motivation of key personnel from acquired companies;

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employee morale issues affecting employees of businesses that we acquire or dispose of, which may result from changes in compensation, changes in management, reporting relationships, future prospects or the direction of the acquired or disposed business;

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assumption of the liabilities of an acquired business, including acquired litigation-related liabilities and regulatory compliance issues, and potential litigation or regulatory action arising from a proposed or completed acquisition;

•	lawsuits resulting from an acquisition or disposition;

•	maintenance of good relationships with clients or business partners of an acquired business or our own clients as a result of any integration of operations;

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unidentified issues not discovered during the diligence process, including issues with the acquired or divested business’s intellectual property, solution quality, security, privacy practices, accounting practices, regulatory compliance or legal contingencies;

•	maintenance or establishment of acceptable standards, controls, procedures or policies with respect to an acquired business;

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risks relating to the challenges and costs of closing a transaction, including, for example, obtaining shareholders’ approval where applicable, including from a majority of the minority shareholders, tendering shares under terms of the cash tender offer where applicable and satisfaction of regulatory approvals, as well as completion of customary closing conditions for each transaction;

•	the need to later divest acquired assets at a loss if an acquisition does not meet our expectations; and

•	entry into highly competitive markets in which we have no or limited direct prior experience and where competitors have stronger market positions.

In addition, our exposure to risks associated with various claims, including the use of intellectual property, may be increased as a result of acquisitions of other companies. For example, we may have a lower level of visibility into the development process with respect to intellectual property or the care taken to safeguard against infringement risks with respect to the acquired company or technology. In addition, third parties may make infringement, misappropriation and similar or related claims after we have acquired technology that were not asserted prior to our acquisition. We could also acquire businesses or companies that offer solutions or services different than our current platform services, which could expose us to new areas of risk. In addition, acquisitions could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. If an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

If we are unable to develop, introduce and market new and enhanced versions of our solutions, we may be put at a competitive disadvantage and our operating results could be adversely affected.

Our ability to attract new clients and increase revenue from our existing clients depends, in part, on our continued ability to enhance the functionality of our existing solutions by developing, introducing and marketing new and enhanced versions of our solutions that address the evolving needs of our clients and changing industry standards. Because some of our solutions are complex and require rigorous testing, development cycles can be lengthy and can require months or even years of development, depending upon the solution and other factors. As we expand internationally, our solutions and services must be modified and adapted to comply with regulations and other requirements of the countries in which our clients do business.

Additionally, market conditions, including changes by third-party providers that host our cloud services and changes in data privacy regulations, may dictate that we change the technology platform underlying our existing solutions or that new solutions be developed on different technology platforms, potentially adding material time and expense to our development cycles. The nature of these development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we generate revenue, if any, from such expenses.

If we fail to develop new solutions or enhancements to our existing solutions, our business could be adversely affected, especially if our competitors are able to introduce solutions with enhanced functionality. It is critical to our success for us to anticipate changes in technology, industry standards and client requirements and to successfully introduce new, enhanced and competitive solutions to meet our clients’ and prospective clients’ needs on a timely basis.

If we are not able to scale our business and manage our expenses, our operating results may suffer.

We have expanded specific functions over time in order to scale efficiently, to improve our cost structure and help scale our business. Our need to scale our business has placed, and will continue to place, a significant strain on our administrative and operational business processes, infrastructure, facilities and other resources. Our ability to manage our operations will require significant expenditures and allocation of valuable management resources to improve internal business processes and systems, including investments in automation. Further, we expect to continue to expand our business globally. International expansion may also be required for our continued business growth, and managing any international expansion will require additional resources and controls. If our operations, infrastructure and business processes fail to keep pace with our business and client requirements, clients may experience disruptions in service or support or we may not scale the business efficiently, which could adversely affect our reputation and adversely affect our revenue. There is no guarantee that we will be able to continue to develop and expand our infrastructure and business processes at the pace necessary to scale the business, and our failure to do so may have an adverse effect on our business. If we fail to efficiently expand our engineering, operations, client support, professional services, cloud infrastructure, IT and financial organizations and systems, or if we fail to implement or maintain effective internal business processes, controls and procedures, our costs and expenses may increase more than we planned or we may fail to execute on our solutions roadmap or our business plan, any of which would likely seriously harm our business, operating results and financial condition.

Our long-term success depends, in part, on our ability to operate offices located outside of the United States, including Ukraine.

We currently operate a research and development facility in Kyiv, Ukraine, an office location in London, an office location in Singapore and we are exploring opening additional international offices. Operating our research and development facility in Ukraine requires substantial resources and management attention and subjects us to economic, political and operational risks that are different from those in the United States. Due to the ongoing inside conflict with some other Ukraine regions with support by Russia, and the sanctions imposed on them, some resources may not be available in Ukraine for extended periods of time. Russia supplies natural gas and petrol for Ukraine, and without access to these resources for extended periods of time, our ability to operate our research and development facility may be severely hindered. Other risks specific to our operations in Ukraine include, but are not limited to, difficulty with responding to changes in economic conditions that may include inflation and fluctuations in exchange rates and interest rates; problems that impair our business infrastructure, such as telephone system failure or an international disruption of our information technology systems by a third party; failure to act in accordance with corporate, social responsibility, labor, environmental, health and safety standards and regulations; and the need to increase the levels of our employee compensation more rapidly than in the past to retain talent. We also face a risk that our employees in the U.S. may fail to coordinate with their Ukrainian counterparts efficiently and productively. If any of these risks materialize, our business, results of operations and financial condition may be materially adversely affected.

We may fail to successfully expand internationally. In addition, sales to clients outside the United States or with international operations expose us to risks inherent in international sales, which may include a marked increase in expenses.

A key element of our growth strategy is to further expand our international operations and worldwide client base. We have begun expending significant resources to build out our sales and professional services organizations outside of the United States, including in France, Germany, Brazil and Singapore, and we may not realize a suitable return on this investment in the near future, if at all. We have limited operating experience in international markets, and we cannot assure you that our international expansion efforts will be successful. Our experience in the United States may not be relevant to our ability to expand in any international market.

Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks that are different from those in the United States. Export control regulations in the United States may increasingly be implicated in our operations as we expand internationally. These regulations may limit the export of our solution and provision of our solution outside of the United States, or may require export authorizations, including by license, a license exception or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Changes in export or import laws, or corresponding sanctions, may delay the introduction and sale of subscriptions to our solutions or sale of services in international markets, or, in some cases, prevent the export or import of our solutions or services to certain countries, regions, governments, persons or entities altogether, which could adversely affect our business, financial condition and results of operations.

We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the U.K. Bribery Act of 2010, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

In addition, we face risks in doing business internationally that could adversely affect our business, including:

•	unanticipated costs;

•	the need to localize and adapt our solution for specific countries;

•	complying with varying and sometimes conflicting data privacy laws and regulations;

•	difficulties in staffing and managing foreign operations, including employment laws and regulations;

•	unstable regional, economic or political conditions, including Brexit (as defined below);

•	different pricing environments, longer sales cycles and collections issues;

•	new and different sources of competition;

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weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in obtaining, maintaining, defending and enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, and anti-bribery laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds; and

•	adverse tax consequences.

We may experience fluctuations in foreign currency exchange rates that could adversely impact our results of operations.

Our international sales are generally denominated in foreign currencies, and this revenue could be materially affected by currency fluctuations. For the six months ended June 30, 2021 and the year ended December 31, 2020, approximately 20.5% and 19.9%, respectively, of our total revenue was from international clients. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Although we believe our operating activities act as a natural hedge for a substantial portion of our foreign currency exposure at the cash flow or operating income level because we typically collect revenue and incur costs in the currency of the location in which we provide our solutions and services, our contracts with our clients are long-term in nature so it is difficult to predict if our operating activities will provide a natural hedge in the future. In addition, as we enter into license agreements, which have historically been characterized by large annual payments, significant fluctuations in foreign currency exchange rates that coincide with annual payments may affect our revenue or financial results in such quarter. Our results of operations may also be impacted by transaction gains or losses related to revaluing certain current asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenue and operating income, which could have an adverse effect on our stock price. We will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenue or results of operations.

Our clients may defer or forego purchases of our solutions or professional services in the event of weakened global economic conditions and political instability.

General worldwide economic conditions remain unstable, making it difficult for our clients and us to forecast and plan future business activities accurately. Prolonged economic uncertainties or downturns could harm our business operations or financial results. For example, the referendum on the United Kingdom’s withdrawal from the European Union in June 2016 (“Brexit”) caused significant volatility in global stock markets and fluctuations in currency exchange rates. The United Kingdom’s formal notification to the European Counsel required under Article 50 of the Treaty on European Union was made on March 29, 2017, triggering a two year negotiation period, subject to extension. The United Kingdom formally left the European Union (the “EU”) on January 31, 2020, and the United Kingdom reached the end of the transition period in December 2020. There will likely continue to be considerable uncertainty as to the United Kingdom’s post-transition and post-withdrawal framework, in particular as to the arrangements which will apply to its relationships with the EU and with other countries. The new Trade and Cooperation Agreement reached between the EU and United Kingdom in late 2020 is untested and may lead to ongoing political and economic uncertainty and periods of exacerbated volatility in both the United Kingdom and in wider European and global markets for some time. This process and/or the uncertainty associated with it may adversely affect the return on investments economically tied to the United Kingdom or EU (including investments made pursuant to the European Direct Lending strategy). This may be due to, among other things: (i) increased uncertainty and volatility in the United Kingdom, the EU and other financial markets; (ii) fluctuations in asset values; (iii) fluctuations in exchange rates; (iv) increased illiquidity of investments located, listed or traded within the United Kingdom, the EU or elsewhere; (v) changes in the willingness or ability of financial and other counterparties to enter into transactions, or the price at which and terms on which they are prepared to transact; and/or (vi) changes in legal and regulatory regimes to which our investments are or become subject.

The political and economic instability created by Brexit has caused and may continue to cause significant volatility in global financial markets and uncertainty regarding the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is consistent with the General Data Protection Regulation (“GDPR”) of the EU, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated. See “—Risks Related to Laws and Regulation—Changes in privacy laws, regulations, and standards may cause our business to suffer.” The full effect of Brexit is uncertain and depends on any agreements the United Kingdom may make with the EU and others.

Brexit or other global events, such as the recent imposition of various trade tariffs and the COVID-19 pandemic, may continue to create global economic, political and regulatory uncertainty not only in the United Kingdom, but in other regions in which we have significant operations. These conditions could cause our clients to reevaluate their decision to purchase our solutions and professional services, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times our clients may face issues in gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may not receive amounts owed to us and may be required to record an allowance for doubtful accounts, which would adversely affect our financial results. A substantial downturn in the alternative investments industry may cause firms to react to worsening conditions by reducing their capital expenditures, reducing their spending on IT, delaying or canceling IT projects, or seek to lower their costs by renegotiating vendor contracts. Negative or worsening conditions in the general economy both in the United States and abroad, including conditions resulting from financial and credit market fluctuations, could cause a decrease in corporate spending on enterprise software in general, and in the insurance industry specifically, and negatively affect the rate of growth of our business.

In addition, the U.S. Congress could introduce legislation that would result in the increased regulation of the financial and insurance industries, which could reduce the need for our solutions and professional services. An expansion in government’s role in our business may lower the future revenue for the solutions we are developing and adversely affect our future business, possibly materially. We cannot predict what insurance initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. Any of these events could seriously harm our business, results of operations and financial condition.

Adverse general and industry-specific economic and market conditions and reductions in IT spending may reduce demand for our solutions, which could harm our results of operations.

Our revenue, results of operations and cash flows depend on the overall demand for our solutions. Concerns about the systemic impact of a potential widespread recession (in the United

States or internationally), geopolitical issues or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence and diminished growth expectations in the U.S. economy and abroad, which in turn could result in reductions in IT spending by our existing and prospective clients. Prolonged economic slowdowns may result in clients delaying or canceling IT projects, choosing to focus on in-house development efforts or seeking to lower their costs by requesting us to renegotiate existing contracts on less advantageous terms or defaulting on payments due on existing contracts or not renewing at the end of existing contract terms. As a result, broadening or protracted extension of an economic downturn could harm our business, revenue, results of operations and cash flows.

Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

This prospectus includes our internal estimates of the addressable market for our solutions. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the COVID-19 pandemic. The estimates and forecasts in this prospectus relating to the size and expected growth of our target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, our estimates regarding our current and projected market opportunity are difficult to predict. For example, our clients may move toward an outsourcing, service-based model rather instead of an in-house, cloud-based software solution model, which could impact size of the addressable market. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all.

We invest significantly in research and development, and to the extent our research and development investments do not translate into new solutions or material enhancements to our current solutions, or if we do not use those investments efficiently, our business and results of operations would be harmed.

A key element of our strategy is to invest significantly in our research and development efforts to develop new solutions and enhance our existing solutions to address additional applications and markets. We recorded research and development expenses of $12.8 million and $21.1 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, representing approximately 17.9% and 18.9% of our total revenue for the respective periods. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling solutions and generate revenue, if any, from such investment. Additionally, anticipated client demand for solutions we are developing could decrease after the development cycle has commenced, rendering us unable to recover substantial costs associated with the development of such solution. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of solutions that are competitive in our current or future markets, it would harm our business and results of operations.

The length and unpredictability of the sales cycle for our software could delay new sales and cause our revenue and cash flows for any given quarter to fail to meet our projections or market expectations.

The sales cycle between our initial contact with a potential new client and the signing of a subscription with that client typically ranges from six to nine months. As a result of this lengthy sales cycle, we have only a limited ability to forecast the timing of sales. A delay in or failure to complete transactions could harm our business and financial results, and could cause our financial results to vary significantly from quarter to quarter. Our sales cycle varies widely, reflecting differences in our potential clients’ decision-making processes, procurement requirements and budget cycles, and is subject to significant risks over which we have little or no control, including:

•	clients’ budgetary constraints and priorities; the timing of our clients’ budget cycles;

•	the need by some clients for lengthy evaluations that often include both their administrators and governing boards; and

•	the length and timing of clients’ approval processes.

Our large clients have substantial negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenue and lower average selling prices and gross margin percentages, all of which would harm our results of operations.

Our clients include some of the largest investment managers in the world, including private equity firms, asset managers, banks, fund administrators and limited partners. These clients have significant bargaining power when negotiating new product solution subscriptions, or renewals of existing agreements, and have the ability to acquire similar solutions from other vendors or develop such systems internally. These clients have and may continue to seek advantageous pricing and other commercial terms and may require us to develop additional features in the solutions we sell to them. We have been required to, and may continue to be required to, reduce the average selling price of our solutions in response to these pressures. These clients may also require us to implement their purchased solutions on an expedited basis. If we are unable to implement our solutions in accordance with our contractual obligations, or avoid reducing our average selling prices and gross margin percentages, our results of operations would be harmed.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sale of subscriptions to our solutions and sale of our services and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain solutions or services or develop solutions that the marketplace considers more valuable than ours, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Our competitors may offer lower pricing on their support offerings, which could put pressure on us to further discount our offerings. We also must determine the appropriate price of our offerings and services to enable us to compete effectively internationally. Our prices may also change because of discounts, a change in our mix of solutions toward subscription, enterprise-wide licensing arrangements, bundling of solutions, features and functionality by us or our competitors, potential changes in our pricing, anticipation of the introduction of new solutions or promotional programs for clients. In response to the COVID-19 pandemic, we may be required to offer deeply discounted pricing, adopt new pricing models and offer extended payment terms in order to attract new and retain existing clients, which could have a material adverse impact on our liquidity and financial condition.

Any broad-based change to our prices and pricing policies could cause our revenue to decline or be delayed as our sales force implements and our clients adjust to new pricing policies. We or our competitors may bundle solutions for promotional purposes or as a long-term go-to-market or pricing strategy or provide guarantees of prices and solution implementations. These practices could, over time, significantly constrain the prices that we can charge for certain of our solutions. If we do not adapt our pricing models to reflect changes in client use of our solution or changes in client demand, our revenue could decrease.

If we fail to maintain, enhance or protect our brand, our ability to expand our client base will be impaired and our business, financial condition and results of operations may suffer.

We believe that maintaining, enhancing and protecting our brand, is critical to support the marketing and sale of our existing and future solutions subscriptions to new clients and expand sales of our solutions subscriptions to existing clients. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining, enhancing and protecting our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide reliable solutions that continue to meet the needs of our clients at competitive prices, our ability to maintain our clients’ trust, our ability to continue to develop new functionality and use cases, our ability to successfully differentiate our solutions and solution capabilities from competitive products and our ability to obtain, maintain, protect and enforce trademark and other intellectual property protection for our brand. Our brand promotion activities may not generate client awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. In addition, our competitors and other third parties that offer similar solutions to those offered by us and the failure or negative performance of such competitors’ or other third parties’ solutions could lead to a loss of confidence in our solutions, irrespective of the performance of our solutions. Any loss of confidence in our solutions could lead to withdrawals, redemptions and liquidity issues in such solutions, which may cause our revenue and earnings to decline. If we fail to successfully promote, maintain or protect our brand, our business, financial condition and results of operations may suffer.

Our business is subject to the risks of natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

Our corporate headquarters are located in Florida. A significant natural disaster, such as a hurricane, impacting our headquarters or one of our other facilities, any of our cloud hosting provider facilities, or one of our business partners, could adversely affect our business, results of operations and financial condition. For example, the rapid spread of COVID-19 globally in 2020 resulted in travel restrictions and in some cases, prohibitions of non-essential travel, disruption and shutdown of businesses and greater uncertainty in global financial markets. Prolonged health concerns or political or governmental developments in countries in which we or our clients, partners and service providers operate could result in further economic, social or labor instability, slow our sales process, result in clients not purchasing or renewing our solutions or failing to make payments, and could otherwise have a material adverse effect on our business and our results of operations and financial condition. The extent to which the COVID-19 pandemic impacts our results will depend on future developments, which are highly uncertain and will include emerging information concerning the re-opening of private businesses, infection rates and the actions taken by governments and private businesses to attempt to contain and cope with COVID-19.

Further, if a natural disaster or man-made incident were to affect Internet service providers, this could adversely affect the ability of our clients to use our solutions and platform. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made incident, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities and lengthy interruptions in service, any of which could adversely affect our business, results of operations and financial condition. See “—Risks Related to our Intellectual Property Rights and our Technology— If our security measures or those of our third-party service providers are breached or fail and result in unauthorized disclosure of data, we could lose clients, fail to attract new clients and be exposed to protracted and costly litigation.”

Large clients often demand more configuration and integration services, or customized features and functions that we do not offer, which could adversely affect our business and operating results.

Large clients may demand more configuration and integration services, which increase our upfront investment in sales and deployment efforts, with no guarantee that these clients will increase the scope of their subscription. As a result of these factors, we must devote a significant amount of sales support and professional services resources to individual clients, increasing the cost and time required to complete sales. Additionally, our platform does not currently permit clients to modify our code. If prospective clients require customized features or functions that we do not offer and that would be difficult for them to deploy themselves, then the market for our platform will be more limited and our business could suffer.

Goodwill and other intangible and long-lived assets associated with businesses we acquire may become impaired which could adversely affect our business, financial condition and results of operations.

The performance of the businesses that we have acquired or will acquire may not meet the financial projections anticipated at acquisition or may be impacted by one or more unfavorable events or circumstances. This could negatively affect the value of goodwill and other intangible assets, as well as long-lived assets, and may require us to test the applicable reporting unit and/or asset for impairment. If following the test, we determine that we should record an impairment charge, our business, financial condition and results of operations may be adversely affected. If the estimates or assumptions used in our evaluation of impairment or fair value change, we may be required to record impairment losses on certain of those assets, which could adversely affect our results of operations.

We are required to make a number of significant judgments in applying our accounting policies, and our use of different estimates and assumptions in the application of these policies could result in material changes to our financial condition and results of operations. In addition, changes in accounting standards or their interpretation could significantly impact our results of operations.

Our accounting policies are critical to the manner in which we present our results of operations and financial condition. Many of these policies are highly complex and involve many subjective assumptions, estimates and judgments. We are required to review these estimates regularly and revise them when necessary. Our actual results of operations vary from period to period based on revisions to these estimates. In addition, the regulatory bodies that establish accounting and reporting standards, including the SEC and the Financial Accounting Standards Board (“FASB”) periodically revise or issue new financial accounting and reporting standards that govern the preparation of our consolidated financial statements. Changes to these standards or their interpretation could significantly impact our results in future periods.

Any future litigation against us could damage our reputation and be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes or employment claims made by current or former employees, including as a result of actions taken by us in response to the COVID-19 pandemic. Litigation might result in reputational damage and substantial costs and may divert management’s attention and resources, which might adversely impact our business, overall financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. Moreover, any negative impact to our reputation will not be adequately covered by any insurance recovery. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our results of operations and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the value of our Class A common stock. While we currently are not aware of any material pending or threatened litigation against us, we can make no assurances the same will continue to be true in the future.

Risks Related to our Intellectual Property Rights and our Technology

Disruptions, capacity limitations or interference with our use of the data centers operated by third-party providers that host our cloud services, including, but not limited to AWS and Azure, could result in delays or outages of our cloud service and harm our business.

We currently host our cloud service from third-party data center facilities operated by AWS and Azure, from several global locations. Any damage to, failure of or interference with our cloud service that is hosted by AWS and Azure, or by third-party providers we may utilize in the future, whether as a result of our actions, actions by the third-party data centers, actions by other third parties, or acts of God, could result in interruptions in our cloud service and/or the loss of our data or our clients’ data. While the third-party data centers host the server infrastructure, we manage the cloud services through our site reliability engineering team, and we need to support version control, changes in cloud software parameters and the evolution of our solutions, all in a multi-OS environment. As we utilize third-party data centers, we may move or transfer our data and our clients’ data from one region to another. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our service. Many of our client agreements contain contractual service level commitments to maintain specified service levels for our cloud services, and if we, AWS and Azure, or any other third-party data center facilities that we may utilize fail to meet these service level commitments, we may have to issue credits to these clients, which could adversely affect our operations. Impairment of, or interruptions in, our cloud services may reduce our subscription revenue, subject us to claims and litigation, cause our clients to terminate their subscriptions and adversely affect our subscription renewal rates and our ability to attract new clients. Our business will also be harmed if our clients and potential clients believe our services are unreliable. Additionally, any limitation of the capacity of our third-party data centers could impede our ability to scale, onboard new clients or expand the usage of existing clients, which could adversely affect our business, financial condition and results of operations.

We do not control, or in some cases have limited control over, the operation of the data center facilities we or our third-party providers use, and they are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, terrorist attacks, power losses, telecommunications failures and similar events. They may also be subject to cyberattacks, computer viruses, disabling devices, break-ins, sabotage, intentional criminal acts, acts of vandalism and similar misconduct and to adverse events caused by operator error. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism, war or other act of malfeasance, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities, could result in lengthy interruptions in our service and the loss of client data and business. Our platform’s continuing and uninterrupted performance is critical to our success. Users may become dissatisfied by any system failure that interrupts our ability to provide our platform to them. We may not be able to easily switch our AWS and Azure operations to another cloud or other data center provider if there are disruptions or interference with our use of or relationship with AWS and Azure, and, even if we do switch our operations, other cloud and data center providers are subject to the same risks. Sustained or repeated system failures would reduce the attractiveness of our platform to users, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our platform. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. We may also incur significant costs for using alternative equipment or facilities or taking other actions in preparation for, or in reaction to, any such events.

In the event that any of our agreements with our third-party service providers are terminated, there is a lapse or elimination of any services or features that we utilize or there is an interruption of connectivity or damage to facilities, whether due to actions outside of our control or otherwise, we could experience interruptions or delays in client access to our platform and incur significant expense in developing, identifying, obtaining and/or integrating replacement services, which may not be available on commercially reasonable terms or at all, and which would adversely affect our business, financial condition and results of operations.

We may be sued by third parties for alleged infringement, misappropriation or other violation of their intellectual property and proprietary rights.

There is considerable patent and other intellectual property development activity in our industry. Our success depends, in part, on our ability to develop and commercialize our solutions without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of others. In the future, our competitors or other third parties could claim that we are infringing, misappropriating or otherwise violating their intellectual property or proprietary rights, and in the future we may become subject to intellectual property disputes and we may be found to be infringing, misappropriating or otherwise violating such rights. A claim may also be made relating to technology that we acquire or license from third parties.

We may be unaware of the intellectual property or proprietary rights of others that may cover some or all of our solutions. Regardless of merit, any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages, costs and/or ongoing royalty payments, prevent us from offering our solutions, require us to obtain a license, which may not be available on commercially reasonable terms or at all, require us to re-design our solutions, which could by costly, time-consuming or impossible or require that we comply with other unfavorable terms. If any of our clients are sued, we would in general be required to defend and/or settle the litigation on their behalf. In addition, if we are unable to obtain licenses or modify our solutions to make them non-infringing, we might have to refund a portion of license fees prepaid to us and terminate those agreements, which could further exhaust our resources. In addition, we may pay substantial settlement amounts or royalties on future solution subscription sales to resolve claims or litigation, whether or not legitimately or successfully asserted against us. Even if we were to prevail in the actual or potential claims or litigation against us, any claim or litigation regarding our intellectual property and proprietary rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Such disputes, with or without merit, could also cause potential clients to refrain from purchasing our solutions or otherwise cause us reputational harm.

We do not currently have a patent portfolio, which could prevent us from deterring patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. Any litigation or claims of infringement, may also involve non-practicing entities, patent holding companies or other adverse patent owners. We cannot predict the outcome of claims or lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations.

If we are unable to obtain, maintain, protect or enforce our intellectual property and proprietary rights, our competitive position could be harmed or we could be required to incur significant expenses.

Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, protect and enforce our intellectual property and other proprietary rights, including proprietary technology. We establish and protect our intellectual property and proprietary rights, including our proprietary information and technology through a combination of licensing agreements, third-party nondisclosure agreements, confidentiality procedures and other contractual provisions, as well as through trademark, trade dress, copyright, trade secret and other intellectual property laws in the United States and similar laws in other countries. However, the steps we take to obtain, maintain, protect and enforce our intellectual property and proprietary rights may be inadequate. There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, reverse engineering, accessing or otherwise obtaining and using our technology, intellectual property or proprietary rights or solutions without our permission. The laws of some foreign countries, including countries in which our solutions are sold, may not be as protective of intellectual property and proprietary rights as those in the United States, and mechanisms for enforcement of intellectual property and proprietary rights may be inadequate. Accordingly, we may choose not to seek protection in certain countries, and we will not have the benefit of protection in such countries. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the U.S. and foreign countries may affect our ability to obtain adequate protection for our products, services and other technologies and the enforcement of intellectual property rights. Furthermore, there can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our intellectual property and proprietary rights. In each case, our ability to compete could be significantly impaired.

In addition, third parties may seek to challenge, invalidate or circumvent our intellectual property protections including trademarks, copyrights, trade secrets or other intellectual property and proprietary rights, or any applications for any of the foregoing, including through administrative processes, or litigation. The legal standards relating to the validity, enforceability and scope of protection of intellectual property and proprietary rights are uncertain and still evolving. There can be no assurance that any future patent applications we may file or in-license will result in issued patents or whether the examination process will require us to narrow the scope of the claims sought. In addition, any patents issued from any future patent applications or licensed to us in the future may not provide us with competitive advantages, may be successfully challenged, invalidated or circumvented by third parties, or may not prove to be enforceable in actions brought against alleged infringers. Opposition or cancellation proceedings may in the future be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Moreover, third parties may file first for our trademarks in certain countries. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our technologies, products or services. The value of our intellectual property and proprietary rights could also diminish if others assert rights therein or ownership thereof, and we may be unable to successfully resolve any such conflicts in our favor or to our satisfaction. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could have a material adverse effect on our competitive position, business, financial condition, and results of operations.

To prevent substantial unauthorized use of our intellectual property and proprietary rights, it may be necessary to prosecute actions for infringement, misappropriation or other violation of our intellectual property and proprietary rights against third parties. Any such action may be time-consuming and could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in such action, even when our rights have been infringed, misappropriated or otherwise violated. Further, our efforts to enforce our intellectual property and proprietary rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property and proprietary rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property and proprietary rights.

Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property and proprietary rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property and proprietary rights. Although we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other third parties, including clients and third-party service providers, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our solutions and platform capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, it could have a material adverse effect on our competitive position, business, financial condition and results of operations.

We may be subject to claims that our employees, consultants, advisors or independent contractors have wrongfully used or disclosed alleged trade secrets or other confidential information of their current or former employers or other third parties or claims asserting ownership of what we regard as our own intellectual property rights.

Although we try to ensure that our employees, consultants, advisors and independent contractors do not use the confidential or proprietary information, trade secrets or know-how of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, improperly used or disclosed intellectual property rights, confidential or proprietary information, trade secrets or know-how, of any such individual’s current or former employer or other third party. Further, we may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our products. We may also be subject to claims that former employees, consultants, independent contractors or other third parties have an ownership interest in our intellectual property rights. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, we cannot guarantee that we have entered into intellectual property assignment agreements with each party that may have developed intellectual property rights for us. Individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property rights. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be insufficient or breached, and we may not be able to obtain adequate remedies for such breaches. We may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property rights. Additionally, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property rights owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, and results of operations.

If our security measures or those of our third-party service providers are breached or fail and result in unauthorized disclosure of data, we could lose clients, fail to attract new clients and be exposed to protracted and costly litigation.

Our platform and solutions store and transmit proprietary and confidential data, which may include information of our clients or their clients, and perform other back-office functions, including wiring funds, on behalf of our clients, some of which is critical to their business operations. As a technology company, we face an increasing number of threats to our platform and computer systems, including unauthorized activity and access, system viruses, worms, malware, malicious code, spyware, ransomware, denial of service attacks, phishing attacks, and organized cyberattacks, as well as human error or malfeasance, or fraud or malice on the part of employees or third parties (including state-sponsored organizations with significant financial and technological resources), any of which could breach our security and disrupt our platform and our clients’ operations or result in a significant interruption in the delivery of our solutions. Although we devote significant resources to prevent unwanted intrusions and to protect our systems and data, whether such data is housed internally or by external third parties, the techniques used by computer hackers and cyber criminals to obtain unauthorized access to data or to sabotage computer systems change frequently and generally are not detected until after an incident has occurred. Cyber threat actors are becoming more sophisticated and coordinated in their attempts to access information technology (IT) systems and data. There have also been initial media reports highlighting increased cybersecurity threats and potential breaches because of the increase in the number of individuals working from home as a result of the COVID-19 pandemic. While we have implemented certain safeguards and processes to thwart unwanted intrusions and to protect the data in our platform and computer systems, whether housed internally or externally by third parties, such safeguards and the cybersecurity measures taken by our third-party service providers may be unable to anticipate, detect or prevent all attempts to compromise our platform and systems. We and certain of our third-party service providers have experienced and may continue to experience cyber incidents of varying degrees and type in the conduct of our business. Although such incidents did not have a material adverse effect on our operating results, there can be no assurance of a similar result in the future. If our security measures are breached or fail as a result of third-party action, user error, malfeasance or otherwise, it could result in the loss or misuse of proprietary and confidential data, which could subject us to significant liability, or interrupt our business, potentially over an extended period of time. Because we do not control our third-party service providers, or the processing of data by our third-party service providers, other than through our contractual relationships, our ability to monitor our third-party service providers’ data security may be very limited such that we cannot ensure the integrity or security of measures they take to protect and prevent the loss of our or our clients’ data. As a result, we are subject to the risk that cyber-attacks on, or other security incidents affecting, our third-party service providers may adversely affect our business even if an attack or breach does not directly impact our systems. It is also possible that security breaches sustained by, or other security incidents affecting, our competitors could result in negative publicity for our entire industry that indirectly harms our reputation and diminishes demand for our products and services.

Any or all of these issues could harm our reputation, adversely affect our ability to attract new clients, cause existing clients to scale back their offerings or elect not to renew their agreements, cause prospective clients of our clients not to enroll or existing clients to not stay enrolled in our offerings, result in difficulty in marketing our solutions, result in allegations by our customers that we have not performed our contractual obligations, trigger indemnification obligations under our customer agreements, or subject us to third-party lawsuits, regulatory fines or other action or liability. Further, any reputational damage resulting from breach of our security measures could create distrust of our company by prospective clients or their clients. In addition, our insurance coverage may not be adequate to cover costs, expenses and losses associated with such events, and in any case, such insurance may not cover all of the types of costs, expenses and losses we could incur to respond to and remediate a security breach. As a result, we may be required to expend significant additional resources to protect against the threat of these disruptions and security breaches or to alleviate problems caused by such disruptions or breaches. Further, we could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities, complying with notification obligations and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel away from our business operations and adversely affect our business, financial condition and results of operations.

Many governments have enacted laws that require companies and institutions to notify impacted individuals of data breach incidents, usually in writing. Under the terms of our contracts with our clients, we would be responsible for the costs of investigating and disclosing data breaches to the clients. In addition to costs associated with investigating and fully disclosing a data breach, we could be subject to regulatory proceedings or private claims by affected parties, which could result in substantial monetary fines or damages, and our reputation would likely be harmed.

Indemnity provisions in various agreements to which we are party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights, data protection and other losses.

Our agreements with our clients and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services, platform, our acts or omissions under such agreements or other contractual obligations. Some of these indemnity agreements provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm our business, financial condition and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations, we are not always successful and may still incur substantial liability related to them, and we may be required to cease use of certain functions of our platform or solutions as a result of any such claims or forced to make changes to our products or enter into license agreements, which may not be available on commercially reasonable terms or at all. In addition, even claims that ultimately are unsuccessful could result in expenditures of management’s time and other resources. Any dispute with a client or other third party with respect to such obligations could have adverse effects on our relationship with such client or other third party and other existing or prospective clients, reduce demand for our solutions and services and adversely affect our reputation, business, financial conditions and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed or otherwise protect us from liabilities or damages with respect to claims alleging compromises of client data, and any such coverage may not continue to be available to us on acceptable terms or at all.

Our use of open source software could impose limitations on our ability to commercialize our solutions or subject us to litigation or other actions.

Our software contains solutions licensed for use from third-party authors under open source licenses, and we expect to continue to incorporate open source software in our solutions in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement, misappropriation or other violation claims or the quality of the code. Some open source licenses contain requirements that we make available the source code of modifications or derivative works we create based upon, incorporating or using the type of open source software we use and that we license such modifications or derivative works under the terms of the applicable open source licenses. If we fail to comply, or are alleged to have failed to comply, with the terms and conditions of our open source licenses, we could be required to incur significant legal expenses defending such allegations, subject to significant damages, enjoined from the sale of subscriptions to our proprietary solutions and required to comply with onerous conditions or restrictions on our proprietary solutions, any of which could be disruptive to our business.

Moreover, if we combine our proprietary solutions with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary solutions to the public or offer our solutions to users at no cost. This could allow our competitors to create similar solutions with lower development effort and time and ultimately could result in a loss of sales for us. We cannot ensure that we have not incorporated open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies, and we may inadvertently use open source in a manner that we do not intend or that could expose us to claims for breach of contract or intellectual property infringement, misappropriation or other violation.

The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions. In such an event, we could be required to seek licenses from third parties in order to continue offering our solutions, re-engineer our solutions, discontinue the sale of subscriptions of our solutions and sale of our services in the event re-engineering cannot be accomplished on a timely basis or make generally available, in source code form, all or a portion of our proprietary source code, any of which could materially and adversely affect our business and operating results.

If there are interruptions or performance problems associated with our technology or infrastructure, our existing clients may experience service outages and our new clients may experience delays in the deployment of our solutions.

Our continued growth depends on the ability of our existing and potential clients to access our solutions and applications 24 hours a day, seven days a week, without interruption or degradation of performance. We have and, in the future may experience disruptions, outages and other performance problems with our infrastructure due to a variety of factors, including infrastructure changes, introductions of new functionality, service interruptions from our hosting or technology partners, human or software errors, capacity constraints, distributed denial of service attacks or other security-related incidents. In some instances, we may not be able to identify the cause or causes of these performance problems immediately or in short order. We may not be able to maintain the level of service uptime and performance required by our clients or our contractual commitments, especially during peak usage times and as our solutions become more complex and our user traffic increases. If any of our solutions malfunction or if our clients are unable to access our solutions or deploy them within a reasonable amount of time, or at all, our business would be harmed. The adverse effects of any service interruptions on our reputation and financial condition may be disproportionately heightened due to the nature of our business and the fact that our clients expect continuous and uninterrupted access to our solutions and have a low tolerance for interruptions of any duration. Since our clients use our solutions to assist in necessary business and service interactions and to support client and client-facing applications, any outage on our solutions would impair the ability of our clients to operate their businesses and provide necessary services, which would negatively impact our brand, reputation and client satisfaction.

Any of the above circumstances or events may harm our reputation, cause clients to terminate their agreements with us, impair our ability to obtain subscription renewals from existing clients, impair our ability to grow our client base, result in the expenditure of significant financial, technical and engineering resources, subject us to financial penalties and liabilities under our service level agreements, and otherwise could adversely affect our business, results of operations and financial condition.

Failures in internet infrastructure or interference with broadband or wireless access could cause current or potential clients to believe that our solutions are unreliable, leading these clients to switch to our competitors or to avoid using our solutions, which could negatively impact our revenue or harm our opportunities for client growth.

Our solutions depend in part on our clients’ high-speed broadband or wireless access to the internet. Increasing numbers of clients and bandwidth requirements may degrade the performance of our solutions due to capacity constraints and other internet infrastructure limitations, and additional network capacity to maintain adequate data transmission speeds may be unavailable or unacceptably expensive. If adequate capacity is not available to us, our solutions may be unable to achieve or maintain sufficient data transmission, reliability or performance. In addition, if internet service providers and other third parties providing internet services, including incumbent phone companies, cable companies and wireless companies, have outages or suffer deterioration in their quality of service, our clients may not have access to or may experience a decrease in the quality of our solutions. These providers may take measures that block, degrade, disrupt or increase the cost of client access to our solutions. Any of these disruptions to data transmission could lead clients to switch to our competitors or avoid using our solutions, which could negatively impact our revenue or harm our opportunities for growth.

Real or perceived errors, failures or bugs in our solutions, hosting, support or implementation could adversely affect our business, results of operations, financial condition and growth prospects.

Our solutions are complex, and therefore, undetected errors, failures, bugs or defects may be present in our solutions or occur in the future in our solutions, our technology or software or technology or software we license in from third parties, including open source software, especially when updates or new solutions are released. Such software and technology is used in IT environments with different operating systems, system management software, devices, databases, servers, storage, middleware, custom and third-party applications and equipment and networking configurations, which may cause errors, failures, bugs or defects in the IT environment into which such software and technology is deployed. This diversity increases the likelihood of errors, failures, bugs or defects in those IT environments. Despite testing by us, real or perceived errors, failures, bugs or defects may not be found until our clients use our solutions. Real or perceived errors, failures, bugs or defects in our solutions could result in negative publicity, cause a loss of or delay in market acceptance of our solutions and harm to our brand, weaken our competitive position, result in claims by clients for losses sustained by them or failure to meet the stated service level commitments in our client agreements. In such an event, we may be required, or may choose, for client relations or other reasons, to expend significant additional resources in order to help correct the problem. Any real or perceived errors, failures, bugs or defects in our solutions could also impair our ability to attract new clients, retain existing clients or expand their use of our solutions, which would adversely affect our business, results of operations and financial condition.

Moreover, as our solutions are adopted by an increasing number of clients, it is possible that the individuals and organizations behind advanced cyberattacks will begin to focus on finding ways to hack our solutions. If this happens, our clients could be specifically targeted by attackers exploiting vulnerabilities in our solutions, which could subject us to private claims by affected parties and adversely affect our reputation.

Organizations are increasingly subject to a wide variety of attacks on their networks, systems and endpoints. If any of our clients experiences a successful third-party cyberattack on our solutions, such client could be dissatisfied with our solutions, regardless of whether theft of any of such client’s data occurred in such attack. Additionally, if clients fail to adequately deploy protection measures or update our solutions, clients and the public may erroneously believe that our solutions are especially susceptible to cyberattacks. Real or perceived security breaches against our solutions could cause disruption or damage to our clients’ networks or other negative consequences and could result in negative publicity to us, damage to our reputation, lead to other client relations issues and adversely affect our revenue and results of operations. We may also be subject to liability claims for damages related to real or perceived errors, failures, bugs or defects in our solutions. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our solutions may harm our business and results of operations. Finally, since some our clients use our solutions for compliance reasons, any errors, failures, bugs, defects, disruptions in service or other performance problems with our solutions may damage our clients’ business and could hurt our reputation.

We may encounter implementation challenges, which would materially and adversely affect our business and results of operations.

We may face unexpected challenges related to the complexity of our clients’ implementation and configuration requirements. Implementation of our solution may be delayed or expenses may increase when clients have unexpected data, software or technology challenges, or unanticipated business requirements, which could adversely affect our relationship with clients and our operating results. In general, the revenue related to implementation and other professional services we provide are recognized on a proportional performance basis, and delays and difficulties in these engagements could result in losses on these contracts. In addition, our clients often require complex acceptance testing related to the implementation of our solution. We also intend to leverage the services of systems integrators to implement and configure our platform in the future.

For implementations, project delays may result in recognizing revenue later than expected. Further, because we do not fully control our clients’ implementation schedules, if our clients do not allocate the internal resources necessary to meet implementation timelines or if there are unanticipated implementation delays or difficulties, our ability to take clients live and the overall client experience could be adversely affected. We rely on existing clients to act as references for prospective clients, and difficulties in implementation and configuration could therefore adversely affect our ability to attract new clients. Any difficulties or delays in implementation processes could cause clients to delay or forego future purchases of our solution.

Incorrect or improper use of our solutions or our failure to properly train clients on how to utilize our solutions could result in client dissatisfaction and negatively affect our business, results of operations, financial condition and growth prospects.

Our solutions are complex and are used in a wide variety of investment management environments. The proper use of our solutions requires training of the client and end user. If our solutions are not used correctly or as intended, inadequate performance may result. Because our clients rely on our solutions, services and maintenance support to manage a wide range of operations, the incorrect or improper use of our solutions, our failure to properly train clients on how to efficiently and effectively use our solutions, or our failure to properly provide maintenance services to our clients may result in negative publicity or legal claims against us. Also, as we continue to expand our client base, any failure by us to properly provide these services will likely result in lost opportunities for follow-on sales of subscriptions to our solutions and sale of our services.

In addition, if there is substantial turnover of client personnel responsible for use of our solutions, or if client personnel are not well trained in the use of our solutions, clients may defer the implementation of our solutions, may use them in a more limited manner than originally anticipated or may not use them at all. Further, if there is substantial turnover of the client personnel responsible for use of our solutions, our ability to make additional sales may be substantially limited.

If we fail to offer high-quality support, our business and reputation could suffer.

Our clients rely on our client support personnel to resolve issues and realize the full benefits that our solutions provide. High-quality support is also important for the renewal and expansion of our subscriptions with existing clients. The importance of our support function will increase as we expand our business and pursue new clients. Many of our large clients have complex networks and require high levels of focused support, including premium support offerings, to fully realize the benefits of our solutions. As our client base continues to grow, we will need to expand our account management, client service and other personnel and our network of channel partners and system integrators to provide personalized account management and client service. Any failure by us to maintain the expected level of support could reduce client satisfaction and hurt our client retention, particularly with respect to our large clients.

Furthermore, as we sell our solutions internationally, our support organization faces additional challenges, including those associated with delivering support, training and documentation in languages other than English. Any failure to maintain high-quality client support, or a market perception that we do not maintain high-quality support, could materially harm our reputation, business, financial condition and results of operations, and adversely affect our ability to sell our solutions to existing and prospective clients. The importance of high-quality client support will increase as we expand our business and pursue new clients.

We may not be able to respond to rapid technological changes with new solution and service offerings. If we fail to predict and respond rapidly to evolving technological trends and our clients’ changing needs, we may not be able to remain competitive.

Our market is characterized by rapid technological change, changing client needs, frequent new software solution introductions and evolving industry standards. The introduction of third-party solutions embodying new technologies and the emergence of new industry standards and products could make our existing and future software solutions obsolete and unmarketable. We may not be able to develop updated solutions and services that keep pace with these and other technological developments that address the increasingly sophisticated needs of our clients or that meet new industry standards or interoperate with new or updated operating systems and hardware devices. We may also fail to adequately anticipate and prepare for the commercialization of emerging technologies and the development of new markets and applications for our technology and thereby fail to take advantage of new market opportunities or fall behind early movers in those markets. Our clients require that our solutions effectively identify and respond to these challenges on a timely basis without disrupting the performance of our clients’ IT systems or interrupting their operations. As a result, we must continually modify and improve our offerings in response to these changes on a timely basis. If we are unable to evolve our solutions in time to respond to and remain ahead of new technological developments, our ability to retain or increase market share and revenue in our markets could be materially adversely affected.

In addition, the process of developing new technology is complex and uncertain, and if we fail to accurately predict clients’ changing needs and emerging technological trends, our business could be harmed. We believe that we must continue to dedicate significant resources to our research and development efforts, including significant resources to developing new solutions and solution enhancements before knowing whether the market will accept them. Our new solutions and solution enhancements could fail to attain sufficient market acceptance for many reasons, including:

•	delays in releasing new solutions or enhancements to the market;

•	the failure to accurately predict market or client demands;

•	defects, errors or failures in the design or performance of our new solutions or solution enhancements;

•	negative publicity about the performance or effectiveness of our solutions;

•	the introduction or anticipated introduction of competing solutions by our competitors; and

•	the perceived value of our solutions or enhancements relative to their cost.

Our competitors, particularly those with greater financial and operating resources, may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or client requirements. With the introduction of new technologies, the evolution of our solutions and new market entrants, we expect competition to intensify in the future. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses or the failure of our solutions to achieve or maintain more widespread market acceptance.

We rely on third-party software and intellectual property licenses. Performance issues, errors and defects, or failure to successfully integrate or license necessary third-party software, content or services, could cause delays, errors, or failures of our solution, increases in our expenses and reductions in our sales, which could materially and adversely affect our business and results of operations.

Our solutions include software and other intellectual property and proprietary rights licensed from third parties. Any performance issues, errors, bugs, or defects in third-party software, content or services could result in errors or a failure of our solution, which could adversely affect our business and results of operations. It may be necessary in the future to seek or renew licenses relating to various aspects of our solutions. We have the expectation, based on experience and standard industry practice that such licenses generally can be obtained on commercially reasonable terms. However, there can be no assurance that the necessary licenses would be available on commercially reasonable terms, if at all. Our inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could have a material adverse effect on our business, operating results and financial conditions. In any such case, we may be required to seek licenses to other software or intellectual property or proprietary rights from other parties and re-design our solutions to function with such technology, or develop replacement technology ourselves, which could result in increased costs and solution delays. We may also be forced to limit the features available in our current or future solutions. Moreover, incorporating intellectual property or proprietary rights licensed from third parties on a nonexclusive basis in our solutions, including our software could limit our ability to protect our intellectual property and proprietary rights in our solutions and our ability to restrict third parties from developing similar or competitive technology using the same third-party intellectual property or proprietary rights.

Risks Related to Laws and Regulation

Changes in tax laws or regulations that are applied adversely to us or our clients may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified, or applied adversely to us. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the U.S. Internal Revenue Service and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. For example, legislation enacted on March 27, 2020, entitled the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Act or future reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges, and could increase our future U.S. tax expense.

We are subject to export controls and economic sanctions laws, and our clients and channel partners are subject to import controls that could subject us to liability if we are not in full compliance with applicable laws.

Certain of our solutions are subject to U.S. export controls and we would be permitted to export such solutions to certain countries outside the U.S. only by first obtaining an export license from the U.S. government, or by utilizing an existing export license exception, or after clearing U.S. government agency review. Obtaining the necessary export license or accomplishing a U.S. government review for a particular export may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions, including economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, prohibit the sale of subscriptions to or supply of our solutions and services to U.S. embargoed or sanctioned countries, regions, governments, persons and entities.

Although we take precautions to prevent our solutions from being provided in violation of U.S. export control and economic sanctions laws, our solutions may have been in the past, and could in the future be, provided inadvertently in violation of such laws. If we were to fail to comply with U.S. export law requirements, U.S. customs regulations, U.S. economic sanctions or other applicable U.S. laws, we could be subject to substantial civil and criminal penalties, including fines, incarceration for responsible employees and managers and the possible loss of export or import privileges. U.S. export controls, sanctions and regulations apply to our channel partners as well as to us. Any failure by our channel partners to comply with such laws, regulations or sanctions could have negative consequences, including reputational harm, government investigations and penalties.

Changes in our solutions or changes in export and import regulations may create delays in the introduction of our solutions into international markets, prevent our clients with international operations from deploying our solutions globally or, in some cases, prevent the export or import of our solutions to certain countries, governments or persons altogether. In addition, any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our solutions by, or in our decreased ability to export or sell our solutions to, existing or potential clients with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions would likely adversely affect our business, financial condition and operating results.

We are subject to anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to anti-corruption and anti-bribery and similar laws, such as the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010 and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies and their employees and agents from promising, authorizing, making, offering, soliciting, or accepting, directly or indirectly, improper payments or other improper benefits to or from any person whether in the public or private sector. As we increase our international sales and business, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage and other consequences. Any investigations, actions or sanctions could adversely affect our business, results of operations and financial condition.

Changes in privacy laws, regulations, and standards may cause our business to suffer.

Our clients can use our platform to collect, use and store certain types of personal or identifying information regarding their employees and clients. Federal, state and foreign government bodies and agencies have adopted, are considering adopting or may adopt laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from consumers and individuals, such as compliance with the Health Insurance Portability and Accountability Act in the United States and the GDPR in the European Union. The regulatory framework for the handling of personal and confidential information is rapidly evolving and is likely to remain uncertain for the foreseeable future as new privacy laws are being enacted globally and existing laws are being updated and strengthened. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our clients may limit the use and adoption of our platform and reduce overall demand or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause our clients’ employees to resist providing the personal data necessary to allow our clients to use our platform effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our platform in certain industries.

All of these domestic and international legislative and regulatory initiatives may adversely affect our and our clients’ ability to process, handle, store, use and transmit demographic and personal information from our and their employees, clients and suppliers, which could reduce demand for our platform. The European Union and many countries in Europe have stringent privacy laws and regulations, which may affect our ability to operate cost effectively in certain European countries. In particular, the EU has adopted the GDPR which went into effect on May 25, 2018 and contains numerous requirements and changes, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Specifically, the GDPR introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements, and increased fines. In particular, under the GDPR, fines of up to 20 million Euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Complying with the GDPR may cause us to incur substantial operational costs or require us to change our business practices. Despite our efforts to bring practices into compliance with the GDPR, we may not be successful either due to internal or external factors such as resource allocation limitations or a lack of vendor cooperation. Non-compliance could result in proceedings against us by governmental entities, clients, data subjects or others. We may also experience difficulty retaining or obtaining new European or multi-national clients due to the compliance cost, potential risk exposure, and uncertainty for these entities, and we may experience significantly increased liability with respect to these clients pursuant to the terms set forth in our engagements with them. Recent legal developments in Europe have created complexity and regulatory compliance uncertainty regarding certain transfers of personal information from the EEA to the United States. For example, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-U.S. Privacy Shield Framework (“Privacy Shield”) under which personal information could be transferred from the EU to U.S. entities who had self-certified under the Privacy Shield program. While the CJEU upheld the adequacy of EU-specified standard contractual clauses as an adequate personal information transfer mechanism, it made clear that reliance on them alone may not necessarily be sufficient in all circumstances and that their use must be assessed on a case-by-case basis taking into account the surveillance laws in and the right of individuals afforded by, the destination country. The CJEU went on to state that, if the competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer unless the data exporter has already done so itself. Furthermore, on June 4, 2021, the European Commission adopted new standard contractual clauses, which became effective on June 29, 2021, and impose on companies additional obligations relating to data transfers, including the obligation to conduct a transfer impact assessment and, depending on a party’s role in the transfer, to implement additional security measures and to update internal privacy practices. The new standard contractual clauses also introduce the possibility of transfer of personal data from data processors in the EU to data controllers outside the EU. If we elect to rely on the new standard contractual clauses for data transfers, we may be required to incur significant time and expend significant resources to update our contractual arrangements and to comply with new obligations. If we are unable to implement a valid mechanism for personal data transfers from the EU, we will face increased exposure to regulatory actions, substantial fines and injunctions against processing personal data from the EU. Inability to export personal data may also restrict our activities outside the EU, limit our ability to collaborate with partners as well as other service providers, contractors and other companies outside of the EU, and require us to increase our processing capabilities within the EU at significant expense or otherwise cause us to change the geographical location or segregation of our relevant systems and operations — any or all of which could adversely affect our operations or financial results. Ongoing legal challenges to the SCCs may render them invalid or could result in further limitations on the ability to transfer data across borders. Similar concerns may apply to transfers of personal data out of the United Kingdom (“UK”). Additionally, certain countries have passed or are considering passing laws requiring data localization, which could increase the cost and complexity of delivering our services and operating our business. We rely on a mixture of mechanisms to transfer personal data from the EU to the United States (including having previously relied on Privacy Shield) and are evaluating what additional mechanisms may be required to establish adequate safeguards for personal information. As supervisory authorities continue to issue further guidance on personal information export mechanisms, including circumstances where the standard contractual clauses cannot be used and/or start taking enforcement action, we could suffer additional costs, complaints, and/or regulatory investigations or fines. Moreover, if we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our services, and we may find it necessary to establish systems in the EU to maintain personal data originating from the EU, which may involve substantial expense and distraction from other aspects of our business. In the meantime, there could be uncertainty as to how to comply with EU privacy law.

Further, ongoing developments in the United Kingdom have created uncertainty with regard to data protection regulation in the United Kingdom. As of January 1, 2021, and the expiry of transitional arrangements agreed to between the United Kingdom and the European Union, data processing in the United Kingdom is governed by a United Kingdom version of the GDPR (combining the GDPR and the Data Protection Act 2018), exposing us to two parallel regimes, each of which potentially authorizes similar fines and other potentially divergent enforcement actions for certain violations. With respect to transfers of personal data from the European Economic Area to the United Kingdom, the European Commission adopted an adequacy decision for the United Kingdom on June 28, 2021, finding the United Kingdom ensures an adequate level of data protection. Following the adoption of the adequacy decision, there will be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the United Kingdom and the European Economic Area. Other countries have also passed or are considering passing laws requiring local data residency or restricting the international transfer of data.

In addition to the changing regulatory landscape in the EU, California, among other things, enacted the California Consumer Privacy Act of 2018 (“CCPA”) which took effect on January 1, 2020, and which broadly defines personal information, gives California residents expanded privacy rights, allows consumers to opt out of certain data sharing with third parties, provides for civil penalties for violations, and includes a new cause of action for data breaches. Moreover, a new privacy law, the California Privacy Rights Act (“CPRA”), was voted into law by Californians during the November 2020 election. The CPRA will significantly modify the CCPA, and will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt-outs for certain uses of sensitive data and sharing of personal data starting in January 2023. The effects of this legislation are potentially far-reaching and may require us to modify our data management practices and to incur substantial expense in an effort to comply.

Certain other state laws impose similar privacy obligations and all 50 states have laws that include obligations to provide notification of security breaches to affected individuals, state officers and others. Any other proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. Additionally, any failure or perceived failure by us, or any third parties with which we do business, to comply with our posted privacy policies or contractual obligations to which we or such third parties are or may become subject, may result in actions or other claims against us by governmental entities or private actors, the expenditure of substantial costs, time and other resources or the incurrence of significant fines, penalties or other liabilities.

Because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our solutions and platform capabilities. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our solutions and platform capabilities, which could have an adverse effect on our business. Any inability or perceived inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our solutions. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our solutions, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws, regulations and standards related to the Internet, our business may be harmed.

Many of our clients are subject to a regulatory environment and to industry standards that may change in a manner that reduces the types or volume of solutions or services we provide or may reduce the type or number of transactions in which our clients engage, and therefore reduce our revenue.

Our clients are subject to a number of government regulations and industry standards with which our services must comply. Our clients must ensure that our services and related solutions work within the extensive and evolving regulatory and industry requirements applicable to them. Federal, state, foreign or industry authorities could adopt laws, rules or regulations affecting our clients’ businesses that could lead to increased operating costs and could reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance. In addition, action by regulatory authorities relating to credit availability, data usage, privacy or other related regulatory developments could have an adverse effect on our clients and, therefore, could have a material adverse effect on our financial condition, revenue, results of operations, prospects for future growth and overall business. Elimination of regulatory requirements could also adversely affect the sales of our solutions designed to help clients comply with complex regulatory environments.

Risks Related to Being a Public Company

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation prior to becoming a public company or in a timely manner thereafter. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Class A common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause shareholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and stock price. To comply with the requirements of being a public company, we may need to undertake various costly and time-consuming actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which may adversely affect our business, financial condition and results of operations.

Our management team has limited experience managing a public company.

Many members of our management team have joined us recently or have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

Our quarterly operating results and other metrics may vary significantly and be unpredictable, which could cause the trading price of our stock to decline.

Our operating results and other metrics have historically varied from period to period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	the impact of COVID-19 on our clients’ budgets and their ability to purchase or renew at similar volumes to prior periods;

•	the level of demand for our solutions, including our newly-introduced solutions;

•	the timing and use of new subscriptions and renewals of existing subscriptions;

•	the timing and success of new solution announcements and introductions by us and our competitors;

•	our ability to maintain scalable internal systems for reporting, order processing, license fulfillment, solution delivery, purchasing, billing and general accounting, among other functions;

•	the extent to which clients subscribe for additional solutions, license additional solutions or increase the number use cases;

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our offerings;

•	client budgeting cycles and seasonal buying patterns;

•	any changes in the competitive landscape of our industry, including consolidation among our competitors, clients, partners or resellers;

•	timing of costs and expenses during a quarter;

•	deferral of orders in anticipation of new solutions or enhancements announced by us or our competitors;

•	price competition;

•	changes in renewal rates and terms in any quarter;

•	costs related to the acquisition of businesses, talent, technologies or intellectual property by us, including potentially significant amortization costs and possible write-downs;

•	litigation-related costs, settlements or adverse litigation judgments;

•	any disruption in our sales channels or termination of our relationship with channel and other strategic partners;

•	general economic conditions, both domestically and in our foreign markets, and related changes to currency exchange rates;

•	insolvency or credit difficulties confronting our clients, affecting their ability to purchase or pay for our solutions; and

•	future accounting pronouncements or changes in our accounting policies.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our financial and other operating results, including fluctuations in our key metrics. This variability and unpredictability could result in our failing to meet the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits.

We may fail to meet or exceed the expectations of securities analysts and investors, and the market price for our Class A common stock could decline. If one or more of the securities analysts who cover us change their recommendation regarding our stock adversely, the market price for our Class A common stock could decline. Additionally, our stock price may be based on expectations, estimates or forecasts of our future performance that may be unrealistic or may not be achieved. Further, our stock price may be affected by financial media, including press reports and blogs.

Risks Related to Our Indebtedness

Our existing indebtedness could adversely affect our business and growth prospects.

As of June 30, 2021, we had total long-term indebtedness outstanding of approximately $232.6 million, including term loans of $237.5 million and deferred debt issuance costs of $3.3 million.

Concurrently with or shortly after the completion of this offering, we expect to enter into a new revolving credit facility (the “Post-IPO Credit Facility”), which we expect to provide $         million of borrowing capacity. See “Description of Certain Indebtedness — Post-IPO Credit Facility” for a description of the expected terms of the Post-IPO Credit Facility. There can be no assurance that we will enter into the Post-IPO Credit Facility on the terms described herein, or at all. All obligations under the Credit Facilities are, and obligations under the Post-IPO Credit Facility are expected to be, secured by first-priority perfected security interests in substantially all of our assets and the assets of our subsidiaries, subject to permitted liens and other exceptions. Our indebtedness, or any additional indebtedness we may incur, could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.

Our indebtedness, the cash flow needed to satisfy our debt and the covenants contained in the Credit Facilities (as well as those expected to be included in the Post-IPO Credit Facility) have important consequences, including:

•

limiting funds otherwise available for financing our capital expenditures by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

•

limiting our ability to incur or prepay existing indebtedness, pay dividends or distributions, dispose of assets, engage in mergers and consolidations, make acquisitions or other investments and make changes in the nature of the business, among other things;

•	making us more vulnerable to rising interest rates, as substantially all of our borrowings, including borrowings under the Credit Facilities, bear variable rates of interest; and

•	making us more vulnerable in the event of a downturn in our business.

Our level of indebtedness may place us at a competitive disadvantage to our competitors that are not as highly leveraged. Fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, tax laws, including the disallowance or deferral of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial condition, results of operations, cash flows and prospects. Further, our Credit Facilities contain customary affirmative and negative covenants and certain restrictions on operations that could impose operating and financial limitations and restrictions on us, including restrictions on our ability to enter into particular transactions and to engage in other actions that we may believe are advisable or necessary for our business. With respect to the Credit Facilities, we are subject to financial covenants capping the Total Leverage Ratio (as defined therein) at the maximum levels set forth set forth in the following table as of the corresponding dates set forth below:

Test Period Ending	Maximum Total Leverage Ratio under the First Lien Credit Agreement	Maximum Total Leverage Ratio under the Second Lien Credit Agreement
December 31, 2019	12.00 to 1.00	15.00 to 1.00
March 31, 2020	12.00 to 1.00	15.00 to 1.00
June 30, 2020	12.00 to 1.00	15.00 to 1.00
September 30, 2020	12.00 to 1.00	15.00 to 1.00
December 31, 2020	11.25 to 1.00	14.0625 to 1.00
March 31, 2021	10.75 to 1.00	13.4375 to 1.00
June 30, 2021	10.25 to 1.00	12.8125 to 1.00
September 30, 2021	9.75 to 1.00	12.1875 to 1.00

Test Period Ending	Maximum Total Leverage Ratio under the First Lien Credit Agreement	Maximum Total Leverage Ratio under the Second Lien Credit Agreement
December 31, 2021	9.25 to 1.00	11.5625 to 1.00
March 31, 2022	8.75 to 1.00	10.9375 to 1.00
June 30, 2022	8.25 to 1.00	10.3125 to 1.00
September 30, 2022	7.75 to 1.00	9.6875 to 1.00
December 31, 2022	7.25 to 1.00	9.0625 to 1.00
March 31, 2023	6.75 to 1.00	8.4375 to 1.00
June 30, 2023	6.25 to 1.00	7.8125 to 1.00
September 30, 2023	5.75 to 1.00	7.1875 to 1.00
December 31, 2023 and each test period thereafter	5.25 to 1.00	6.5625 to 1.00

We expect to use cash flow from operations to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and to certain financial, business, economic and other factors beyond our control.

Despite current indebtedness levels, we may incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

We may incur significant additional indebtedness in the future. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. If new debt is added to our current indebtedness levels, the related risks that we face could intensify. Although the financing documents governing our Credit Facilities contain, and we expect the Post-IPO Credit Facility will contain, restrictions on the incurrence of additional indebtedness and liens, these restrictions are subject to a number of important qualifications and exceptions, and the additional indebtedness and liens incurred in compliance with these restrictions could be substantial.

The financing documents governing our Credit Facilities permit us, and we expect the Post-IPO Credit Facility will permit us, to incur certain additional indebtedness, including liabilities that do not constitute indebtedness as defined in the financing documents. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. In addition, financing documents governing our Credit Facilities do not restrict, and we expect the Post-IPO Credit Facility will not restrict, our Principal Shareholder from creating new holding companies that may be able to incur indebtedness without regard to the restrictions set forth in the financing documents governing our Credit Facilities. If new debt is added to our currently anticipated indebtedness levels, the related risks that we face could intensify.

Variable rate indebtedness that we have incurred or may in the future incur will subject us to interest rate risk, which could cause our debt service obligations to increase significantly.

Substantially all of our borrowings, including borrowings under our Credit Facilities, and expected borrowings under the Post-IPO Credit Facility, bear variable rates of interest. An increase in prevailing interest rates would increase our debt service obligations, which would have a negative impact on our cash flows, including cash available for servicing our indebtedness.

We may not be able to generate sufficient cash flow to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance outstanding debt obligations depends on our financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and by financial, business and other factors beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit worthiness, which would also harm our ability to incur additional indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures and acquisitions, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants. Refinancings may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service obligations. The financing documents governing our Credit Facilities restrict, and we expect the Post-IPO Credit Facility will also restrict, our ability to conduct asset sales and/or use the proceeds from asset sales for certain purposes. We may not be able to consummate these asset sales to raise capital or sell assets at prices and on terms that we believe are fair and any proceeds that we do receive may not be adequate to meet any debt service obligations then due. If we cannot meet our debt service obligations, the holders of our indebtedness may accelerate such indebtedness and, to the extent such indebtedness is secured, foreclose on our assets. In such an event, we may not have sufficient assets to repay all of our indebtedness.

The terms of the financing documents governing our Credit Facilities restrict, and we expect the Post-IPO Credit Facility will restrict, our current and future operations, particularly our ability to respond to changes or to take certain actions.

The financing documents governing our Credit Facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

•	incur additional indebtedness;

•	incur liens;

•	merge, dissolve, liquidate, amalgamate, consolidate or sell all or substantially all of our assets;

•	declare or pay certain dividends, payments or distribution or repurchase or redeem certain capital stock;

•	permit our subsidiaries to enter into agreements restricting their ability to pay dividends, make loans, incur liens and sell assets; and

•	make certain investments.

These restrictions could limit, potentially significantly, our operational flexibility and affect our ability to finance our future operations or capital needs or to execute our business strategy.

The phase-out of LIBOR, or the replacement of LIBOR with a different reference rate, may adversely affect interest rates.

Borrowings under our Credit Facilities bear interest based partly on the LIBOR, the basic rate of interest used in lending between banks on the London interbank market which is widely used as a reference for setting the interest rate on loans globally. LIBOR is currently expected to be phased out by the middle of 2023. The U.S. Federal Reserve has begun publishing a Secured Overnight Funding Rate which is currently intended to serve as an alternative reference rate to LIBOR. If the method for calculation of LIBOR changes, if LIBOR is no longer available, or if lenders have increased costs due to changes in LIBOR, we may suffer from potential increases in interest rates on our borrowings. This could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. We cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks. Further, we may need to renegotiate our Credit Facilities or incur other indebtedness, and changes in the method of calculating LIBOR, or the use of an alternative rate or benchmark, may negatively impact the terms of such indebtedness.

We may be unable to refinance our indebtedness.

Our Revolving Credit Facility matures on September 6, 2024, our First Lien Term Loan Facility matures on September 4, 2026 and our Second Lien Term Loan Facility matures on September 6, 2027. In addition, we may need to refinance all or a portion of our indebtedness before maturity. Our ability to repay, refinance, replace or extend these facilities by their maturity dates will be dependent on, among other things, business conditions, our financial performance and the general condition of the financial markets. If a financial disruption were to occur at the time that we are required to repay indebtedness outstanding under these facilities, we could be forced to undertake alternate financings, including a sale of additional common stock, negotiate for an extension of the maturity of the applicable facility or sell assets and delay capital expenditures in order to generate proceeds that could be used to repay indebtedness. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our competitive position and results of operations.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•	develop and enhance our solution offerings;

•	continue to expand our organization;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition opportunities.

In addition, if we issue additional equity to raise capital, your interest in us will be diluted.

Risks Related to Our Organizational Structure

Our principal asset is our interest in Topco LLC, and, accordingly, we depend on distributions from Topco LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement. Topco LLC’s ability to make such distributions may be subject to various limitations and restrictions.

We are a holding company and have no material assets other than our direct and indirect ownership of LLC Units. As such, we have no independent means of generating revenue or cash flow,

and our ability to pay our taxes, satisfy our obligations under the Tax Receivable Agreement and pay operating expenses or declare and pay dividends, if any, in the future depends on the financial results and cash flows of Topco LLC and its subsidiaries. There can be no assurance that Topco LLC and its subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in debt instruments of Topco LLC and its subsidiaries, will permit such distributions.

Topco LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to any entity-level U.S. federal income tax. Instead, for U.S. federal income tax purposes, taxable income of Topco LLC is allocated to the LLC Unitholders and us. Accordingly, we will incur income taxes on our distributive share of any net taxable income of Topco LLC. Under the terms of the LLC Operating Agreement, Topco LLC is obligated to make tax distributions to LLC Unitholders and us. In addition to tax expenses, we will incur expenses related to our operations, including obligations to make payments under the Tax Receivable Agreement. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the LLC Unitholders may be significant and are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement. Under the LLC Operating Agreement, tax distributions shall be made on a pro rata basis among the LLC Unitholders, and will be calculated without regard to any applicable basis adjustment under Section 743(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which means that the amount of tax distributions will be determined based on the LLC Unitholder who is allocated the largest amount of taxable income on a per LLC Unit basis and at a tax rate that will be determined by us, but will be made pro rata based on ownership of LLC Units, and so Topco LLC will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that it would have paid if it were taxed on its net income at the tax rate applicable to a similarly situated corporate taxpayer.

We intend to cause Topco LLC to make (1) pro rata cash distributions to the owners of LLC Units (including us) in amounts sufficient to fund their tax obligations in respect of taxable income allocated to them (as discussed above) and to fund our obligation to make payments under the Tax Receivable Agreement and (2) non-pro rata reimbursements to us in respect of our expenses.

However, Topco LLC’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would violate either any contract or agreement to which Topco LLC or any of its subsidiaries is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Topco LLC or its subsidiaries insolvent. If we do not have sufficient funds to pay our taxes or other liabilities or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement, such payments generally will be deferred and will accrue interest until paid. Nonpayment for a specified period, however, may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, unless, generally, such nonpayment is due to a lack of sufficient funds or is prevented by any debt agreement to which Topco LLC or its subsidiaries is a party. See “—Risks Related to Our Class A Common Stock and This Offering,” “Dividend Policy,” “Organizational Structure—Tax Receivable Agreement” and “Organizational Structure—Amended and Restated Operating Agreement of Topco LLC.”

If Topco LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status. Even as a partnership for U.S. federal income tax purposes, Topco LLC could become liable for amounts resulting from adjustments to its tax returns for prior years.

We intend to operate such that Topco LLC does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, transfers of LLC Units could cause Topco LLC to be treated as a publicly traded partnership. In addition, from time to time the U.S. Congress has considered legislation to change the tax treatment of partnerships and there can be no assurance that any such legislation will not be enacted or if enacted will not be adverse to us.

If Topco LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we might be subject to potentially significant tax inefficiencies, including as a result of our inability to file a consolidated U.S. federal income tax return with Topco LLC. In addition, we may not be able to realize tax benefits covered under the Tax Receivable Agreement and would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of Topco LLC’s assets) were subsequently determined to have been unavailable.

Even if Topco LLC continues to be treated as a partnership for U.S. federal income tax purposes, certain adjustments to Topco LLC’s tax return for prior years may result in liabilities for Topco LLC. Legislation that is effective for taxable years beginning after December 31, 2017 may impute liability for adjustments to a partnership’s tax return on the partnership itself with respect to taxable years of the partnership that are open to adjustment, including taxable years prior to the offering, in certain circumstances, absent an election to the contrary. Topco LLC (or any subsidiary of Topco LLC that is treated as a partnership for U.S. federal income tax purposes) may be subject to material liabilities pursuant to this legislation and related guidance if, for example, its calculations of taxable income are incorrect.

Conflicts of interest could arise between our shareholders and the LLC Unitholders, which may impede business decisions that could benefit our shareholders.

Holders of LLC Units have the right to consent to certain amendments to the LLC Operating Agreement, as well as to certain other matters. Holders of these voting rights may exercise them in a manner that conflicts with the interests of our shareholders. Circumstances may arise in the future when the interests of the LLC Unitholders conflict with the interests of our shareholders. As we control Topco LLC, we have certain obligations to the LLC Unitholders that may conflict with fiduciary duties our officers and directors owe to our shareholders. These conflicts may result in decisions that are not in the best interests of shareholders.

The Tax Receivable Agreement with the LLC Unitholders requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we may be required to make could be substantial.

In connection with the consummation of this offering, we will enter into a Tax Receivable Agreement with the LLC Unitholders, which will require us to pay to such persons 85% of the tax benefits, if any, that we actually realize, or, in some circumstances, are deemed to realize, as a result of (i) Basis Adjustments (as defined below) resulting from exchanges of LLC Units for shares of our Class A common stock or cash in the future, (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the LLC Unitholders may be significant and are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement. Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions will be based on the advice of our tax advisors. Any payments made by us to the LLC Unitholders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make payments under the Tax Receivable Agreement, such payments generally will be deferred and will accrue interest until paid. Nonpayment for a specified period, however, may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, unless, generally, such nonpayment is due to a lack of sufficient funds or is prevented by any debt agreement to which Topco LLC or any of its subsidiaries is a party. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the LLC Unitholders or Vista maintaining a continued ownership interest in Topco LLC or us.

The actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of and the amount of gain recognized by the LLC Unitholders upon exchanges of LLC Units, the amount and timing of the taxable income we generate in the future and the federal tax rates then applicable. See “Organizational Structure—Tax Receivable Agreement.”

The U.S. Internal Revenue Service (the “IRS”) might challenge the tax benefits we receive in connection with this offering and related transactions or in connection with future acquisitions of LLC Units. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or the availability of the Blocker Entity’s net operating losses (“NOLs”) or other tax attributes of the Blocker Entity, Topco LLC or subsidiaries of Topco LLC, we will not be reimbursed for any cash payments previously made under the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently disallowed, in whole or in part, by the IRS or other applicable taxing authority. For example, if the IRS later asserts that we did not obtain a tax basis increase or disallows or defers (in whole or in part) the availability of NOLs due to a potential ownership change under Section 382 of the Code, among other potential challenges, then we would not be reimbursed for any cash payments previously made under the Tax Receivable Agreement with respect to such tax benefits that we had initially claimed. Instead, any excess cash payments made by us to a party to the Tax Receivable Agreement will be netted against any future cash payments that we might otherwise be required to make to such party under the terms of the Tax Receivable Agreement. Nevertheless, any tax benefits initially claimed by us may not be disallowed for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Accordingly, there may not be sufficient future cash payments against which to net. The applicable U.S. federal income tax rules are complex and their application to certain aspects of our structure are uncertain and there is no explicit authority in this regard, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

The amounts that we may be required to pay to the LLC Unitholders under the Tax Receivable Agreement may be accelerated in certain circumstances and may also significantly exceed the actual tax benefits that we ultimately realize.

The Tax Receivable Agreement provides that if (1) certain mergers, asset sales, other forms of business combination or other changes of control were to occur, (2) we breach any of our material obligations under the Tax Receivable Agreement or (3) at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in that circumstance is based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. See “Organizational Structure—Tax Receivable Agreement.” We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

As a result of a change in control, material breach or our election to terminate the Tax Receivable Agreement early, (1) we could be required to make cash payments to the LLC Unitholders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (2) we would be required to make an immediate cash payment equal to the anticipated future tax benefits that are the subject of the Tax Receivable Agreement discounted in accordance with the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the LLC Unitholders that will not benefit the other common shareholders to the same extent as they will benefit the LLC Unitholders.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the LLC Unitholders that will not benefit the other holders of our Class A common stock to the same extent. We will enter into a Tax Receivable Agreement with the LLC Unitholders, which will require us to pay to such persons 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Basis Adjustments (as defined below) resulting from exchanges of LLC Units for shares of our Class A common stock or cash in the future, (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the LLC Unitholders may be significant and are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement. Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock.

We may not be able to realize all or a portion of the tax benefits that are currently expected to result from the tax attributes covered by the Tax Receivable Agreement and from payments made under the Tax Receivable Agreement.

Our ability to realize the tax benefits that we currently expect to be available as a result of the attributes covered by the Tax Receivable Agreement, the payments made pursuant to the Tax Receivable Agreement, and the interest deductions imputed under the Tax Receivable Agreement all depend on a number of assumptions, including that we earn sufficient taxable income each year during the period over which such deductions are available and that there are no adverse changes in applicable law or regulations. Additionally, if our actual taxable income were insufficient or there were additional adverse changes in applicable law or regulations, we may be unable to realize all or a portion of the expected tax benefits and our cash flows and shareholders’ equity could be negatively affected. See “Organizational Structure—Tax Receivable Agreement.”

Topco LLC will be required to make distributions to us and the LLC Unitholders and we expect that the distributions will be substantial.

Topco LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to its members, including us. We intend to cause Topco LLC to make tax distributions quarterly to the holders of Class A Units (including us) on a pro rata basis based on Topco LLC’s net taxable income and to the holders of Class B Units based on such holder’s allocable share of Topco LLC’s net taxable income (rather than on a pro rata basis). In addition, we intend to cause Topco LLC to make pro rata distributions to the LLC Unitholders and us in order to provide us with the funds necessary for us to satisfy our obligations to make payments under the Tax Receivable Agreement. Funds used by Topco LLC to satisfy its tax distribution obligations and funds distributed by Topco LLC to the LLC Unitholders and us in order to enable us to satisfy our obligations to make payments under the Tax Receivable Agreement will not be available for reinvestment in our business. Moreover, we expect that these tax distributions will be substantial, and will likely exceed (as a percentage of Topco LLC’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. As a result, it is possible that we will receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. While our Board may choose to distribute such cash balances as dividends on our Class A common stock, it will not be required to do so, and may in its sole discretion choose to use such excess cash for any purpose depending upon the facts and circumstances at the time of determination. To the extent that we do not distribute such excess cash as dividends on the Class A common stock and instead, for example, hold such cash balances, the LLC Unitholders may benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following an exchange of their LLC Units for shares of the Class A common stock, notwithstanding that such exchanging LLC Unitholders may previously have participated as holders of LLC Units in distributions by Topco LLC that resulted in such excess cash balances at our level. See “Dividend Policy.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

We are subject to income taxes in the United States, and certain of our subsidiaries are subject to income taxes outside of the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	expiration of, or detrimental changes in, research and development tax credit laws; or

•	changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, and local tax authorities, and certain of our subsidiaries may be subject to audits of income, sales and other transaction taxes by non-U.S. tax authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if it (1) is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

As the sole managing member of Topco LLC, we will control and manage Topco LLC. On that basis, we believe that our interest in Topco LLC is not an “investment security” under the 1940 Act. Therefore, we have less than 40% of the value of our total assets (exclusive of U.S. government securities and cash items) in “investment securities.” However, if we were to lose the right to manage and control Topco LLC, interests in Topco LLC could be deemed to be “investment securities” under the 1940 Act.

We intend to conduct our operations so that we will not be deemed to be an investment company. However, if we were deemed to be an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Our Class A Common Stock and This Offering

Vista controls us, and Vista’s interests may conflict with ours or yours in the future.

Immediately following this offering, investment entities affiliated with Vista will control approximately     % of the voting power of our outstanding common stock, or     % if the underwriters exercise in full their option to purchase additional shares of Class A common stock, which means that, based on its percentage voting power controlled after the offering, Vista will control the vote of all matters submitted to a vote of our shareholders. This control will enable Vista to control the election of the members of our Board and all other corporate decisions. Even when Vista ceases to control a majority of the total voting power, for so long as Vista continues to own a significant percentage of our common stock, Vista will still be able to significantly influence the composition of our Board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, Vista will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as Vista continues to own a significant percentage of our common stock, Vista will be able to cause or prevent a change of control of us or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might affect the market price of our Class A common stock.

In addition, in connection with this offering, we will enter into a Director Nomination Agreement with Vista. The Director Nomination Agreement will provide Vista the right to designate (i) all of the nominees for election to our Board for so long as Vista beneficially owns common stock entitled to vote generally in the election of directors representing 40% or more of the voting power beneficially owned by Vista upon completion of this offering, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. The Director Nomination Agreement will also provide that Vista may assign such right to an affiliate of Vista. The Director Nomination Agreement will prohibit us from increasing or decreasing the size of our Board without the prior written consent of Vista. See “Certain Relationships and Related Party Transactions—Policies for Approval of Related Party Transactions—Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

Vista and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, Vista and its affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours. Our certificate of incorporation to be effective at or prior to the consummation of this offering will provide that none of Vista, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Vista also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, Vista may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance its investment, even though such transactions might involve risks to you or may not prove beneficial.

Upon listing of our shares of Class A common stock on the NYSE, we will be a “controlled company” within the meaning of the rules of the NYSE and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to shareholders of companies that are subject to such governance requirements.

After completion of this offering, Vista will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board consist of independent directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to utilize these exceptions. As a result, we may not have a majority of independent directors on our Board, our compensation and nominating and corporate governance committees may not consist entirely of independent directors and our compensation and nominating and corporate governance committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increases the value of your investment, and the failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government. These investments may not yield a favorable return to our shareholders. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected results, which could cause the price of our Class A common stock to decline.

We are an “emerging growth company” and we expect to elect to comply with reduced public company reporting requirements, which could make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved and (iv) not being required to provide audited financial statements for the year ended December 31, 2018 or five years of Selected Consolidated Financial Data in this prospectus. We could be an emerging growth company for up to five years after the first sale of our Class A common stock pursuant to an effective registration statement under the Securities Act, which fifth anniversary will occur in 2026. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced disclosure obligations in future filings. As a result, the information that we provide to holders of our Class A common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our Class A common stock less attractive as a result of reliance on these exemptions. If some investors find our Class A common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our Class A common stock and the market price for our Class A common stock may be more volatile.

The JOBS Act also permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are electing to take advantage of this extended transition period for complying with new or revised accounting standards provided for by the JOBS Act. We will therefore comply with new or revised accounting standards when they apply to private companies. As a result, our financial statements may not be comparable with companies that comply with public company effective dates for accounting standards.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition, results of operations, cash flows and prospects. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition, results of operations, cash flows and prospects. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Provisions of our corporate governance documents could make an acquisition of us more difficult and may prevent attempts by our shareholders to replace or remove our current management, even if beneficial to our shareholders.

Our certificate of incorporation and bylaws to be effective at or prior to the consummation of this offering and the Delaware General Corporation Law (the “DGCL”) contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Among other things:

•

these provisions allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of shareholders;

•	these provisions provide for a classified board of directors with staggered three-year terms;

•

these provisions provide that, at any time when Vista controls less than 40% in voting power of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class;

•

these provisions prohibit shareholder action by written consent from and after the date on which Vista controls less than 35% in voting power of our stock entitled to vote generally in the election of directors;

•

these provisions provide that for as long as Vista controls at least 50% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our capital stock and at any time when Vista controls less than 50% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class; and

•

these provisions establish advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by shareholders at shareholder meetings; provided, however, at any time when Vista controls at least 10% in voting power of our stock entitled to vote generally in the election of directors, such advance notice procedure will not apply to Vista.

We will opt out of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested shareholder for a period of three years following the date on which the shareholder became an interested shareholder. However, our certificate of incorporation to be effective at or prior to the consummation of this offering will contain a provision that provides us with protections similar to Section 203, and will prevent us from engaging in a business combination with a person (excluding Vista and any of its direct or indirect

transferees and any group as to which such persons are a party) who acquires at least     % of our common stock for a period of three years from the date such person acquired such common stock, unless board or shareholder approval is obtained prior to the acquisition. See “Description of Capital Stock—Anti-Takeover Provisions.” These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our Class A common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.

These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our Board or initiate actions that are opposed by our then-current Board, including actions to delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our Class A common stock and limit opportunities for you to realize value in a corporate transaction.

For information regarding these and other provisions, see “Description of Capital Stock.”

We cannot predict the impact our dual class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our certificate of incorporation, which we will adopt at or prior to the consummation of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claims in state court for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder; accordingly, we cannot be certain that a court would enforce such provision. Our certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above. However, our stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations thereunder. See “Description of Capital Stock—Forum Selection.” The forum selection provisions in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provisions were to be challenged, we may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects and result in a diversion of the time and resources of our employees, management and board of directors.

If you purchase shares of Class A common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of our Class A common stock. Therefore, if you purchase shares of our Class A common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, you will experience immediate dilution of $         per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of Class A common stock in this offering will have contributed     % of the aggregate price paid by all purchasers of our Class A common stock but will own only approximately     % of our Class A common stock outstanding after this offering. See “Dilution” for more detail.

An active, liquid trading market for our Class A common stock may not develop, which may limit your ability to sell your shares.

Prior to this offering, there was no public market for our Class A common stock. Although we have applied to list our Class A common stock on the NYSE under the trading symbol “ALVU,” an active trading market for our Class A common stock may never develop or be sustained following this offering. The initial public offering price will be determined by negotiations between us and the underwriters and may not be indicative of market prices of our Class A common stock that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Class A common stock. The market price of our Class A common stock may decline below the initial public offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing additional shares of our Class A common stock or other equity or equity-linked securities and may impair our ability to acquire other companies or technologies by using any such securities as consideration.

Our operating results and stock price may be volatile, and the market price of our Class A common stock after this offering may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations, including as a result of the COVID-19 pandemic. This market volatility, as well as general economic, market or political conditions, could subject the market price of our Class A common stock to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our Class A common stock may fluctuate in response to various factors, including:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new solutions or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations;

•	changing economic conditions;

•	investors’ perception of us;

•	events beyond our control such as weather, war and health crises such as the COVID-19 pandemic; and

•	any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our Class A common stock to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the market price and liquidity of our shares of Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

A significant portion of our total outstanding shares of Class A common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A common stock intend to sell shares, could reduce the market price of our Class A common stock. After this offering, we will have                  outstanding shares of Class A common stock based on the number of shares outstanding as of                 , 2021. This includes shares of Class A common stock that we are selling in this offering, which may be resold in the public market immediately. Following the consummation of this offering, substantially all of the shares that are not being sold in this offering will be subject to a 180-day lock-up period provided under lock-up agreements executed in connection with this offering described in “Underwriting” and restricted from immediate resale under the federal securities laws as described in “Shares Eligible for Future Sale.” All of these shares of Class A common stock will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by the representatives on behalf of the underwriters. We also intend to register shares of Class A common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares of Class A common stock sell them or are perceived by the market as intending to sell them.

Because we have no current plans to pay regular cash dividends on our Class A common stock following this offering, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our Class A common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under our Credit Facilities. Therefore, any return on investment in our Class A common stock is solely dependent upon the appreciation of the price of our Class A common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

If securities or industry analysts do not publish research or reports about our business, if they publish unfavorable research or reports, or adversely change their recommendations regarding our Class A common stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

If a trading market for our Class A common stock develops, the trading market will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. As a newly public company, we may be slow to attract research coverage. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research, issue an adverse opinion regarding our stock price or if our results of operations do not meet their expectations, our stock price could decline. Moreover, if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our certificate of incorporation will authorize us to issue one or more series of preferred stock. Our Board will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

Vista may pursue corporate opportunities independent of us that could present conflicts with our and our shareholders’ interests.

Vista is in the business of making or advising on investments in companies and holds (and may from time to time in the future acquire) interests in or provide advice to businesses that may directly or indirectly compete with our business or be suppliers or clients of ours. For example, while Vista does not currently have other substantial investments or portfolio companies that compete in the investment management industry, they may have in the future. Vista may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our charter provides that none of our officers or directors who are also an officer, director, employee, partner, managing director, principal, independent contractor or other affiliate of Vista will be liable to us or our shareholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for its own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to any other person, instead of us or does not communicate information regarding a corporate opportunity to us.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	the impact on our operations and financial condition from the effects of the current COVID-19 pandemic;

•	our history of cumulative losses and expectation that we will not be profitable for the foreseeable future;

•	risks associated with failing to continue our recent growth rates;

•	risks associated with the recent expansion of our management team and our ability to retain, hire and integrate skilled personnel;

•	limited operating history as a combined business;

•	fluctuations in revenue over the term of our contracts;

•	risks associated with subscription renewals and adoption of our solutions;

•	the competitiveness of the market in which we operate;

•	the market for our solutions developing more slowly than we anticipate;

•	our ability to develop, introduce and market new and enhanced versions of our solutions to meet client needs and expectations;

•	failure to effectively expand our sales capabilities;

•	any downturn or consolidation or decrease in technology spend in the financial services industry;

•	risks and uncertainties associated with potential acquisitions and divestitures;

•	our ability to develop, introduce and market new and enhanced versions of our solutions;

•	our ability to scale our business and manage our expenses;

•	our ability to operate offices located outside of the United States, including in Ukraine, and our ability to successfully expand internationally;

•	fluctuations in foreign currency exchange rates;

•	the impact of adverse general and industry-specific economic and market conditions;

•	our ability to correctly estimate market opportunity and forecast market growth;

•	our ability to successfully develop new solutions or materially enhance current solutions through our research and development efforts;

•	risks caused by delays in upturns or downturns being reflected in our financial position and results of operations;

•	the length and variability of our sales cycles;

•	risks related to negotiating leverage and the demands of our large clients;

•	our ability to change our pricing models, if necessary to compete successfully;

•	our ability to acquire new accounts and successfully retain existing accounts;

•	our ability to maintain, enhance and protect our brand;

•	the impact of any catastrophic events;

•	our ability to provide configuration and integration services to large clients;

•	our judgment in applying accounting policies and changes in accounting standards;

•	the effects of interruptions or delays in services provided by our data centers or other third parties;

•	risks associated with lawsuits by third parties for alleged infringement, misappropriation or other violation of their intellectual property and proprietary rights;

•	our ability to obtain, maintain, protect and enforce intellectual property protection for our current and future solutions;

•

risks related to claims that our employees have wrongfully used or disclosed confidential information of their current or former employers or claims asserting ownership of our intellectual property rights;

•	the impact of potential information technology or data security breaches or other cyber-attacks or other disruptions;

•	the risks associated with indemnity provisions in some of our agreements;

•	the risks related to our use of open source software in certain of our solutions;

•	the impact of interruptions or performance problems associated with our technology or infrastructure;

•	risks related to the failures in internet infrastructure or interference with broadband or wireless access;

•	the impact of real or perceived errors, failures or bugs in our solutions;

•	risks related to incorrect or improper use of our solutions or our failure to properly train clients on how to utilize our solutions;

•	our ability to offer high-quality support;

•	our ability to predict and respond to rapidly evolving technological trends and our clients’ changing needs;

•	our reliance on third-party software and intellectual property licenses;

•	risks related to future litigation against us;

•	risks related to changes in tax laws;

•	the impact of export and import control laws and regulations;

•	risk relating to non-compliance with anti-corruption, anti-bribery and similar laws;

•	changes in privacy laws and regulations applicable to our business;

•	our ability to comply with legal requirements, contractual obligations and industry standards relating to security, data protection and privacy;

•	risk to our reputation and of liability from a failure to comply with a variety of complex procurement rules and regulation;

•	our ability to develop and maintain proper and effective internal control over financial reporting;

•	our management team’s limited experience managing a public company;

•	the impact of variation in our quarterly operating results on the trading price of our stock; and

•	other factors disclosed in the section entitled “Risk Factors” and elsewhere in this prospectus.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We estimate, based upon an assumed initial public offering price of $         per share (which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we will receive net proceeds from this offering of approximately $         million (or $         million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use such net proceeds to acquire                  newly-issued LLC Units (or                  LLC Units if the underwriters exercise their option to purchase additional shares in full) in Topco LLC at a purchase price per LLC Unit equal to the initial public offering price per share of Class A common stock in this offering, less underwriting discounts and commissions.

In turn, Topco LLC intends to apply the balance of the net proceeds it receives from us (including any additional proceeds it may receive from us if the underwriters exercise their option to purchase additional shares of Class A common stock) to (i) repay $         million of our outstanding indebtedness under the First Lien Term Loan Facility, under which $162.5 million was outstanding and which had an interest rate of 4.09% as of June 30, 2021, (ii) repay $         million of our outstanding indebtedness under the Second Lien Term Loan Facility, under which $75.0 million was outstanding and which had an interest rate of 7.84% as of June 30, 2021, (iii) pay expenses incurred in connection with this offering and the other Organizational Transactions and (iv) for general corporate purposes.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

Assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, each $1.00 increase or decrease in the assumed initial public offering price of $         per share (which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) would increase or decrease the net proceeds to us from this offering by approximately $         million, assuming the number of shares of Class A common stock offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $         million, assuming that the initial public offering price per share for the offering remains at $         (which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, because we are a holding company, our ability to pay dividends on our Class A common stock may be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, including our First Lien Credit Agreement (as defined herein) and our Second Lien Credit Agreement (as defined herein), and will depend on our results of operations, financial condition, capital requirements and other factors that our Board deems relevant.

Under the terms of the LLC Operating Agreement, Topco LLC is obligated to make tax distributions to current and future unitholders, including us, with such distributions to be made on a pro rata basis among the LLC Unitholders and us based on Topco LLC’s net taxable income and without regard to any applicable basis adjustment under Section 743(b) of the Code, which means that the amount of tax distributions will be determined based on the holder who is allocated the largest amount of taxable income on a per LLC Unit basis and at a tax rate that will be determined by us, but will be made pro rata based on ownership of LLC Units, and so Topco LLC will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that it would have paid if it were taxed on its net income at the tax rate applicable to a similarly situated corporate taxpayer. We expect that these tax distributions will be substantial, and will likely exceed (as a percentage of Topco LLC’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. As a result, it is possible that we will receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. While our Board may choose to distribute such cash balances as dividends on our Class A common stock (subject to the limitations set forth in the preceding paragraph), it will not be required (and does not currently intend) to do so, and may in its sole discretion choose to use such excess cash for any purpose depending upon the facts and circumstances at the time of determination.

CAPITALIZATION

The following table describes our cash and consolidated capitalization as of June 30, 2021:

•	of Topco LLC on an actual basis;

•	of Allvue Systems Holdings, Inc. on a pro forma basis, after giving effect to the Organizational Transactions other than this offering; and

•

of Allvue Systems Holdings, Inc. on a pro forma as adjusted basis, after giving effect to the Organizational Transactions and our sale of                  shares of Class A common stock in this offering at an assumed initial public offering price of $         per share (which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock) and the application of the net proceeds of the offering as set forth in “Use of Proceeds.”

You should read this table in conjunction with the consolidated financial statements and the related notes, “Use of Proceeds,” “Organizational Structure,” “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of June 30, 2021
	Actual Topco LLC	Pro Forma for the Organizational Transactions (other than the offering)	Pro Forma As Adjusted for the Organizational Transactions (including the offering)(1)
Cash	$10,575	$	$

Indebtedness:
First Lien Term Loan Facility	162,525
Second Lien Term Loan Facility	75,000
Revolving Credit Facility(1)	—
Common units
Class A common stock, $0.0001 par value per share, million shares authorized; no shares issued and outstanding, on an actual basis; shares authorized, no shares issued and outstanding, on a pro forma basis; million shares authorized; shares issued and outstanding, on a pro forma as adjusted basis	—
Class V common stock, $0.0001 par value per share, million shares authorized; no shares issued and outstanding, on an actual basis; shares authorized; no shares issued and outstanding, on a pro forma basis; shares authorized; shares issued and outstanding, on a pro forma as adjusted basis	—
Accumulated deficit	(106,044)
Total member’s / shareholders’ equity	607,492
Non-controlling interests(2)	—
Total capitalization	$845,017	$	$

(1)

As of June 30, 2021, we had an additional $25.0 million available for borrowing under our Revolving Credit Facility. Concurrently with or shortly after the completion of this offering, we expect to enter into the Post-IPO Credit Facility, which we expect to provide $         million of borrowing capacity. See “Description of Certain Indebtedness—Post-IPO Credit Facility” for a description of the expected terms of the Post-IPO Credit Facility. There can be no assurance that we will enter into the Post-IPO Credit Facility on the terms described therein, or at all.

(2)

On a pro forma as adjusted basis, includes the Topco LLC interests not owned by us, which represents      % of Topco LLC’s LLC Units. The LLC Unitholders will hold the non-controlling economic interest in Topco LLC. Allvue Systems Holdings, Inc. will hold      % of the economic interest in Topco LLC.

A $1.00 increase or decrease in the assumed initial public offering price of $         per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase or decrease each of cash, total shareholders’ equity and total capitalization on a pro forma basis by approximately $         million, assuming the number of shares of Class A common stock offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease each of cash, total shareholders’ equity and total capitalization on a pro forma basis by approximately $         million, based on an assumed initial public offering price of $         per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of Class A common stock to be outstanding after the completion of this offering excludes:

•	shares of Class A common stock that may be issuable upon exercise of exchange rights held by the LLC Unitholders;

•	shares of Class A common stock reserved for issuance under our 2021 ESPP; and

•

             shares of Class A common stock reserved for future issuance under the 2021 Plan, including: (i)              RSUs that may be settled for an equal number of shares of Class A common stock that we will issue to certain employees in connection with the completion of this offering, as described in the section entitled “Executive Compensation—Equity and Cash Incentives—Summary of the 2021 Omnibus Incentive Plan—IPO Grants,” (ii)              RSUs that we will issue to certain of our independent directors upon completion of this offering and that vest on the first anniversary of the grant date.

DILUTION

Because the LLC Unitholders do not own any Class A common stock or other economic interests in Allvue Systems Holdings, Inc., we have presented dilution in pro forma net tangible book value (deficit) per share after this offering assuming that the LLC Unitholders had all of their LLC Units redeemed or exchanged for newly-issued shares of Class A common stock (rather than for cash and based upon an assumed offering price of $         per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and the cancellation for no consideration of all of their shares of Class V common stock (which are not entitled to receive distributions or dividends, whether in cash or stock, from Allvue Systems Holdings, Inc.) in order to more meaningfully present the dilutive impact to the investors in this offering. We refer to the assumed redemption or exchange of all LLC Units for shares of Class A common stock as described in the previous sentence as the “Assumed Redemption.”

Dilution results from the fact that the initial public offering price per share of the Class A common stock is substantially in excess of the pro forma net tangible book value (deficit) per share of Class A common stock after this offering. Net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Class A common stock outstanding. If you invest in our Class A common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value (deficit) per share of our Class A common stock after this offering.

Pro forma net tangible book value (deficit) per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock, after giving effect to the Organizational Transactions, including the sale of                  shares of Class A common stock in this offering at the assumed initial public offering price of $         per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and the Assumed Redemption. Our pro forma net tangible book value (deficit) as of June 30, 2021 was $         million, or $         per share of Class A common stock. This represents an immediate increase in net tangible book value (deficit) to the LLC Unitholders of $         per share and an immediate dilution to new investors in this offering of $         per share. We determine dilution by subtracting the pro forma net tangible book value (deficit) per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value (deficit) per share as of June 30, 2021 before this offering(1)	$
Increase in net tangible book value (deficit) per share attributable to the investors in this offering	$
Pro forma net tangible book value (deficit) per share after this offering and repayment of the debt	$
Dilution in net tangible book value (deficit) per share to the investors in this offering	$

(1)	The computation of pro forma net tangible book value (deficit) per share as of June 30, 2021 before this offering is set forth below:

(in thousands, except per share data)
Book value of tangible assets(a)	$
Less: total liabilities(a)	$
Pro forma net tangible book value (deficit)(a)	$
Shares of Class A common stock outstanding(a)
Pro forma net tangible book value (deficit) per share	$

(a)	Gives pro forma effect to the Organizational Transactions (other than this offering) and the Assumed Redemption.

A $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, would increase or decrease pro forma net tangible book value (deficit) by $        million, or $        per share, and would increase or decrease the dilution per share to the investors in this offering by $        based on the assumptions set forth above.

The following table summarizes as of June 30, 2021, after giving effect to the Organizational Transactions (including this offering), the number of shares of Class A common stock purchased from us, the total consideration paid and the average price per share paid by the purchasers in this offering, based upon an assumed initial public offering price of $        per share (which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and before deducting estimated underwriting discounts and commissions and offering expenses, after giving effect to the Assumed Redemption:

	Shares of Class A Common Stock Purchased		Total Consideration
	Number	Percent	Amount		Percent	Average Price Per Share
Existing owners		%	$		%	$
Investors in this offering	—	—		—	—		—
Total	—	100%			$100%		—

The discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. In addition, the discussion and tables above exclude shares of Class V common stock, because holders of the Class V common stock are not entitled to distributions or dividends, whether in cash or stock, from Allvue Systems Holdings, Inc. If the underwriters’ option to purchase additional shares of Class A common stock is exercised in full, after giving effect to the Assumed Redemption, the LLC Unitholders would collectively own approximately     % and the investors in this offering would own approximately     % of the total number of shares of our Class A common stock outstanding after this offering. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, after giving effect to the Assumed Redemption, the pro forma net tangible book value (deficit) per share after this offering would be $        per share, and the dilution in the pro forma net tangible book value (deficit) per share to the investors in this offering would be $        per share.

The tables and calculations above are based on the number of shares of common stock outstanding as of June 30, 2021 (after giving effect to the Organizational Transactions). To the extent that any new options or other equity incentive grants are issued in the future with an exercise price or purchase price below the initial public offering price, new investors will experience further dilution.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or equity-linked securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present, as of the dates and for the periods indicated, (1) the selected historical consolidated financial and other data for our Predecessor, Black Mountain and its consolidated subsidiaries and (2) the selected historical consolidated financial and other data for our Successor, Topco LLC and its consolidated subsidiaries. As a result of the Black Mountain Acquisition, the results of operations and financial position of the Predecessor and Successor are not directly comparable. The selected consolidated statement of operations data for the period from January 1 to June 30, 2019 have been derived from the audited consolidated financial statements and notes of Black Mountain and its subsidiaries included elsewhere in this prospectus. The selected consolidated statement of operations data for the period from July 1 to December 31, 2019 and the year ended December 31, 2020 and the selected consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from the audited consolidated financial statements and notes of Topco LLC and its subsidiaries included elsewhere in this prospectus. The selected consolidated statement of operations data for the six months ended June 30, 2021 and 2020 and the selected consolidated balance sheet data as of June 30, 2021 have been derived from the unaudited interim condensed consolidated financial statements and notes of Topco LLC and its subsidiaries included elsewhere in this prospectus. In our opinion, the unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of such interim financial statements. The selected data set forth below is not necessarily indicative of the results to be expected for the full year or for any future period.

The information set forth below should be read together with the “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

The selected consolidated financial data of Allvue Systems Holdings, Inc. have not been presented as Allvue Systems Holdings, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

			Successor		Predecessor
	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019
	(in thousands, except per share and per unit data)
Consolidated Statement of Operations Data:
Revenue:
Subscription revenue: Cloud-based and maintenance and support	$38,712	$26,226	$57,194	$17,624	$10,834
Subscription revenue: On-premise	20,783	21,890	27,436	2,761	13,542
Total subscription revenue	59,495	48,116	84,630	20,385	24,376
Professional services revenue	11,819	14,420	26,627	14,356	11,581

Total revenue	71,314	62,536	111,257	34,741	35,957
Cost of revenue:
Cost of subscription revenue	10,178	6,920	14,504	3,728	1,528
Cost of professional services revenue	13,255	11,051	22,118	10,216	7,334
Amortization of developed software	9,406	9,406	18,812	7,859	350

Total cost of revenue	32,839	27,377	55,434	21,803	9,212
Gross profit	38,475	35,159	55,823	12,938	26,745

			Successor		Predecessor
	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020	Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019
	(in thousands, except per share and per unit data)
Operating expenses:
General and administrative	16,589	12,607	27,000	17,037	10,657
Research and development	12,788	10,492	21,071	12,767 21,509	5,030
Sales and marketing	12,344	5,211	13,239	3,439	2,796
Acquisitions, integration and restructuring expense	2,526	3,945	7,456	7,310	8,346
Amortization of intangibles	7,747	7,670	15,340	6,088	1,499

Total operating expenses	51,994	39,925	84,106	46,641	28,328
Operating income (loss)	(13,519)	(4,766)	(28,283)	(33,703)	(1,583)
Interest income	—	10	19	4	1
Interest expense	(6,826)	(8,405)	(15,419)	(5,973)	(2,005)
Other expense	(227)	(120)	(388)	(5)	(23)

Loss before income tax expense	(20,572)	(13,281)	(44,071)	(39,677)	(3,610)
Income tax expense	(309)	(490)	(979)	(436)	(375)

Net loss	(20,881)	(13,771)	(45,050)	(40,113)	(3,985)
Other comprehensive income	81	(740)	377	328	2
Comprehensive loss	$(20,800)	$(14,511)	$(44,673)	$(39,785)	$(3,983)

Net Loss Margin	29.3%	22.0%	40.5%	115.5%	11.1%
Consolidated Balance Sheet Data (at period end):
Cash	$10,575		$9,982	$13,780
Working capital(1)	(6,825)		1,062	11,845
Total assets	894,163		928,916	946,076
Long-term debt, less current portion	232,571		233,077	234,090
Total liabilities	286,671		305,555	280,372
Total member’s equity	$607,492		$623,361	$665,704

(1)	We define working capital as current assets less current liabilities.

UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The unaudited consolidated pro forma balance sheet as of June 30, 2021 and the unaudited consolidated pro forma statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 present our financial position and results of operations after giving pro forma effect to the following transactions as if such transactions occurred on June 30, 2021 for the unaudited consolidated pro forma balance sheet and on January 1, 2020 for the unaudited consolidated pro forma statements of operations:

(1)	The Organizational Transactions described under “Organizational Structure,” (not including this offering);

(2)	The effects of the Tax Receivable Agreement, as described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement;” and

(3)	This offering and the application of the estimated net proceeds from this offering as described under “Use of Proceeds.”

Our historical consolidated financial information has been derived from our consolidated and condensed consolidated financial statements and accompanying notes to the consolidated and condensed consolidated financial statements included elsewhere in this prospectus. Allvue Systems Holdings, Inc. was formed on March 19, 2021 and will have no material assets or results of operations until the completion of this offering. Therefore, its historical financial information is not included in the unaudited consolidated pro forma financial information.

The unaudited consolidated pro forma financial information has been prepared on the basis that we will be taxed as a corporation for U.S. federal and state income tax purposes and, accordingly, will become a taxpaying entity subject to U.S. federal, state and foreign income taxes. The presentation of the unaudited consolidated pro forma financial information is prepared in conformity with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited consolidated pro forma financial information has been adjusted to include Transaction Accounting Adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“GAAP”), linking the effects of the transactions listed above to the Company’s historical consolidated financial statements and is based on currently available information and certain estimates and assumptions. See the accompanying notes to the unaudited consolidated pro forma financial information for a discussion of assumptions made.

The unaudited consolidated pro forma financial information is not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or that could be achieved in the future. Future results may vary significantly from the results reflected in the unaudited consolidated pro forma statements of operations and should not be relied upon as an indication of our results after the consummation of this offering and the other transactions contemplated by such unaudited consolidated pro forma financial information. However, our management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate pro forma effect to those assumptions and are properly applied in the unaudited consolidated pro forma financial information.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, costs to comply with the reporting requirements of the SEC, transfer agent fees, hiring of additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs.

For purposes of the unaudited consolidated pro forma financial information, we have assumed that we will issue                  shares of Class A common stock at a price per share of $         (which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus), and, as a result, immediately following the completion of this offering, the ownership percentage represented by LLC Units not held by us will be     %, and the net loss attributable to LLC Units not held by us will accordingly represent     % of our net loss. Except as otherwise indicated, the unaudited consolidated pro forma financial information presented assumes no exercise of the underwriters’ option to purchase additional shares of Class A common stock.

As described in greater detail under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with the consummation of this offering, we will enter into the Tax Receivable Agreement with the LLC Unitholders that will require us to pay to such persons 85% of the amount of cash savings, if any, in U.S. federal, state and local income taxes (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or under certain circumstances are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the Tax Receivable Agreement, as discussed below) as a result of (i) Basis Adjustments (as defined below) resulting from any exchanges of LLC Units for shares of our Class A common stock or cash in the future, (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we are required to make under the Tax Receivable Agreement.

We expect to benefit from the remaining 15% of cash savings, if any, that we realize from the tax attributes described above. Given the historical losses of Topco LLC, the deferred tax assets carry a full valuation allowance and, as such, we are not initially recording a liability under the Tax Receivable Agreement. Accordingly, no adjustments to the unaudited consolidated pro forma information have been made related to the deferred tax assets or Tax Receivable Agreement. Due to the uncertainty in the amount and timing of future exchanges of LLC Units by LLC Unitholders for shares of our Class A common stock or cash, the unaudited consolidated pro forma financial information assumes that no such future exchanges of LLC Units have occurred and therefore no increases in tax basis in Topco LLC assets or other tax benefits that may be realized thereunder have been assumed in the unaudited consolidated pro forma financial information. However, if all of the LLC Unitholders were to exchange all of their LLC Units, we would recognize a deferred tax asset of approximately $         million and a liability under the Tax Receivable Agreement of approximately $         million, assuming: (i) all exchanges or purchases occurred on the same day as this offering; (ii) a price of $         per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus); (iii) a constant corporate tax rate of     %; (iv) that we will have sufficient taxable income to fully utilize the tax benefits and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price per share of our Class A common stock at the time of the exchange, and the tax rates then in effect.

The unaudited consolidated pro forma financial information should be read together with “Organizational Structure,” “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements of Topco LLC and related notes thereto as well as the unaudited interim condensed consolidated financial statements of Topco LLC and related notes thereto included elsewhere in this prospectus.

UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2021

	Topco LLC (As Reported)	Transaction Accounting Adjustments— Organizational Adjustments		As Adjusted for the Transaction Accounting Adjustments— Organizational Adjustments	Transaction Accounting Adjustments— Offering Adjustments		Pro Forma Allvue Systems Holdings, Inc.
	(in thousands, except per share data)
Assets
Current Assets
Cash and cash equivalents	10,575		(a)			(e)
Accounts receivable, net	20,056
Contract assets	13,093
Capitalized sales commissions	1,072
Prepaid expenses and other current assets	2,298

Total current assets	47,094
Capitalized sales commissions	2,147
Property and equipment, net	3,565
Intangible assets, net	246,948
Goodwill	585,823
Other non-current assets	8,586					(f)

Total	894,163

Liabilities and Member’s/Stockholders’ Equity
Current Liabilities:
Accounts payable	3,842
Accrued compensation and benefits expense	6,209
Sales and use tax payable	7,134
Deferred revenue	28,402
Income tax accrual	969
Current maturities of long-term debt	1,650					(g)
Other current liabilities	5,713					(g)

Total current liabilities	53,919
Noncurrent Liabilities
Long term debt, net	232,571					(g)
Other long-term liabilities	181

Total liabilities	286,671

Commitments and Contingencies
Member’s equity:
Class A common stock, par value $0.0001 per share			(b)			(e)
Class V common stock, par value $0.0001 per share			(a)
Additional paid in capital			(c)			(h)
Member’s equity	712,750		(c) (d)
Accumulated deficit	(106,044)		(d)			(g)
Accumulated other comprehensive income	786

Noncontrolling interests	—		(d)			(i)

Total members’ / stockholders’ equity	607,492

Total	894,163

UNAUDITED INTERIM CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021

	Topco LLC (As Reported)	Transaction Accounting Adjustments- Organizational Adjustments		As Adjusted for the Transaction Accounting Adjustments - Organizational Adjustments	Transaction Accounting Adjustments - Offering Adjustments		Pro Forma Allvue Systems Holdings, Inc.
	(in thousands, except per share data)
Revenue
Subscription revenue: Cloud-based and maintenance and support	38,712
Subscription revenue: On-premise	20,783
Total subscription revenue	59,495
Professional services revenue	11,819

Total revenue	71,314

Cost of revenue
Cost of subscription revenue	10,178
Cost of professional services revenue	13,255
Amortization of developed software	9,406

Total cost of revenue	32,839
Gross profit	38,213

Operating Expenses
General and administrative	16,589
Research and development	12,788
Sales and marketing	12,344
Acquisitions, integration and restructuring expense	2,526
Amortization of intangibles	7,747

Total operating expenses	51,994

Operating income	(13,519)

Interest expense	(6,826)				(k	)
Other expense	(227)

Loss before income tax expense	(20,572)

Income tax expense	(309)				(l	)

Net Loss	(20,881)
Net loss attributable to noncontrolling interests		(j	)		(k	)
Net loss attributable to Allvue Systems Holdings Inc.
Pro Forma Net Loss Per Share:
Basic							(m	)

Diluted							(m	)

Pro Forma Number of Shares Used in Computing Net Loss Per Share
Basic							(m	)

Diluted							(m	)

UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

	Topco LLC (As Reported)	Transaction Accounting Adjustments - Organizational Adjustments		As Adjusted for the Transaction Accounting Adjustments - Organizational Adjustments	Transaction Accounting Adjustments - Offering Adjustments		Pro Forma Allvue Systems Holdings, Inc.
	(in thousands, except per share data)
Revenue
Subscription revenue: Cloud-based and maintenance and support	$57,194
Subscription revenue: On-premise	27,436
Total subscription revenue	84,630
Professional services revenue	26,627

Total revenue	111,257

Cost of revenue
Cost of subscription revenue	14,504
Cost of professional services revenue	22,118
Amortization of developed software	18,812

Total cost of revenue	55,434
Gross profit	55,823

Operating Expenses
General and administrative	27,000
Research and development	21,071
Sales and marketing	13,239
Acquisitions, integration and restructuring expense	7,456
Amortization of intangibles	15,340

Total operating expenses	84,106

Operating income (loss)	(28,283)

Interest income	19
Interest expense	(15,419)				(k	)
Other expense	(388)				(k	)

Loss before income tax expense	(44,071)

Income tax expense	(979)				(l	)

Net Loss	(45,050)
Net loss attributable to noncontrolling interests		(j	)		(k	)
Net loss attributable to Allvue Systems Holdings Inc.

Pro Forma Net Loss Per Share:
Basic							(m	)

Diluted							(m	)

Pro Forma Number of Shares Used in Computing Net Loss Per Share
Basic							(m	)

Diluted							(m	)

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

1. Description of the Transactions

Organizational Transactions and the Offering

In connection with the Organizational Transactions and the Offering, Allvue Systems Holdings, Inc. will become the sole managing member of Topco LLC, exclusively operate and control the day-to-day business affairs and decision making of Topco LLC and its subsidiaries and will have the obligation to absorb losses and receive benefits from Topco LLC. The Organizational Transactions, whereby Allvue Systems Holdings, Inc. will begin to consolidate Topco LLC in its consolidated financial statements, which will be accounted for akin to a reorganization of entities under common control. As a result, the consolidated financial statements of Allvue Systems Holdings, Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical consolidated financial statements of Topco LLC. For a complete description of the Organizational Transactions, see section entitled “Organizational Structure” included elsewhere in this prospectus.

The Company is offering shares of Class A common stock in this offering at an assumed initial public offering price of $         per share, which is equal to the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriter discounts and commissions. Allvue Systems Holdings, Inc. intends to use the net proceeds from this offering to acquire newly issued LLC Units in TopCo LLC. In turn, Topco LLC intends to apply the balance of the net proceeds it receives from us (including any additional proceeds it may receive from us if the underwriters exercise their option to purchase additional shares of Class A common stock) to repay indebtedness, pay expenses incurred in connection with this offering and the other Organizational Transactions and for general corporate purposes.

2. Notes to Unaudited Consolidated Pro Forma Balance Sheet

Transaction Accounting Adjustments include the following adjustments to the unaudited consolidated pro forma balance sheet as of June 30, 2021, as follows:

Organizational Adjustments

(a)

Reflects the issuance of Class V common stock to the LLC Unitholders, on a one-to-one basis with the number of Class A Units they own, in exchange for nominal cash consideration equal to the par value of the Class V common stock issued, as described in greater detail under “Organizational Structure” included elsewhere in this prospectus.

(b)

As part of the Organizational Transactions, the Blocker Entity will become a subsidiary of Allvue Systems Holdings, Inc. and Vista will receive              shares of Class A common stock as consideration for the Blocker Contribution.

(c)	Represents an adjustment to Members’ equity to reflect a reclassification of Members’ equity to additional paid-in capital net of the % economic interest held by the noncontrolling interests.

(d)

As a result of the Organizational Transactions and this offering Allvue Systems Holdings, Inc. will exclusively operate and control the business and affairs of Topco LLC and will consolidate Topco LLC. The LLC Units owned by LLC Unitholders will be considered noncontrolling interests in the consolidated financial statements of Allvue Systems Holdings, Inc. Immediately following the completion of the Organizational Transactions, and prior to the offering, the ownership percentage held by the noncontrolling interests will be         %.

The following table is a reconciliation of the Organizational Adjustments impacting noncontrolling interest:

(in thousands)	As of June 30, 2021
Reclassification of Members’ equity	$
Allocation of Accumulated deficit

Net noncontrolling interest pro forma adjustment	$

Offering Adjustments

(e)

We estimate that the proceeds to us from this offering will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), based on an assumed initial public offering price of $         per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) after deducting $         of assumed underwriting discounts and commissions and estimated offering expenses. We intend to use such net proceeds from this offering to acquire                  newly issued LLC Units from Topco LLC at a purchase price per LLC Unit equal to the initial public offering price per share of Class A common stock in this offering, less underwriting discounts and commissions. In turn, Topco LLC intends to apply the balance of the net proceeds it receives from us (including including any additional proceeds it may receive from us if the underwriters exercise their option to purchase additional shares of Class A common stock) to (i) repay $         million of outstanding indebtedness as discussed in Note (g), (ii) pay expenses incurred in connection with this offering and the other Organizational Transactions as discussed in Note (f) and (iii) for general corporate purposes. For more information, see “Use of Proceeds.”

The following table is a reconciliation of the Offering Adjustments impacting cash and cash equivalents:

(in thousands)	As of June 30, 2021	Note
Net proceeds from the sale of class A Common Stock	$
Repayment of debt		(g	)

Net cash and cash equivalents pro forma adjustment	$

(f)

We are deferring certain costs associated with this offering. These costs primarily represent legal, accounting and other direct costs. As of June 30, 2021, $         million of these costs were recorded to other non-current assets, and an additional $         million of capitalizable costs were incurred subsequent to June 30, 2021. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

(g)

The net proceeds from the sale of Class A common stock in this offering will be used to repay $         million and $         million of our outstanding indebtedness under the First Lien Term Loan and the Second Lien Term Loan, respectively and $         million of accrued interest thereon. Deferred debt issuance costs of $         million related to the First Lien Term Loan and the Second Lien Term Loan have been written off through accumulated deficit, which has been allocated between Allvue Systems Holdings, Inc. and noncontrolling interest based on the initial ownership percentage of the noncontrolling interests.

(in thousands)	As of June 30, 2021
Long term debt, net	$
Current maturities of long-term debt
Accrued interest
Deferred debt issuance costs

Total cash paid for repayment of debt	$

(h)	The following table is a reconciliation of the Offering Adjustments impacting additional paid-in-capital:

(in thousands)	As of June 30, 2021	Note
Net proceeds from offering of Class A common stock	$	(e	)
Deferred costs incurred in this offering		(f	)

Net additional paid-in capital pro forma adjustment	$

(i)

Represents the allocation of the loss on debt extinguishment to the noncontrolling interest of $         million as a result of the repayment of our outstanding indebtedness under the First Lien Term Loan and the Second Lien Term Loan, as discussed in Note (g).

3. Notes to Unaudited Consolidated Pro Forma Statements of Operations

Transaction Accounting Adjustments include the following adjustments to the unaudited consolidated pro forma statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 as follows:

Organizational Adjustments

(j)

Following the Organizational Transactions, Allvue Systems Holdings, Inc. will become the sole managing member of Topco LLC, and upon consummation of this offering, Allvue Systems Holdings, Inc. will initially own (directly and indirectly) approximately                 % of the economic interest in Topco LLC but will control the management of Topco LLC. The ownership percentage held by the noncontrolling interest, the LLC Unitholders, and which will approximate the net loss attributable to the noncontrolling interest will be approximately                 %.

Offering Adjustments

(k)

For the six months ended June 30, 2021 and the year ended December 31, 2020, reflects a reduction in interest expense as a result of the repayment of $                million and $                 million of our outstanding indebtedness under the First Lien Term Loan and the Second Lien Term Loan, respectively, with proceeds from this offering. For the year ended December 31, 2020, reflects a loss on extinguishment of our outstanding indebtedness under the First Lien Term Loan and the Second Lien Term Loan of $                 million related to the write-off of deferred debt issuance costs.

(l)	Topco LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by Topco LLC will flow through to its partners,

including us, and is generally not subject to tax at the Topco LLC level. Following the Organizational Transactions, we will be subject to U.S. federal income taxes, in addition to state, local, and foreign income taxes with respect to our allocable share of any taxable income of Topco LLC. Given the historical losses of Topco LLC, the deferred tax assets carry a full valuation allowance, and as such, the effective tax rate following the consummation of this offering is expected to be %. We will continue to assess the realizability of the deferred tax assets each reporting period.

(m)

Pro forma basic net loss per share is computed by dividing the net loss attributable to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. The weighted average number of shares underlying the calculation reflects only shares of Class A common stock outstanding after this offering as they are the only outstanding shares which participate in distributions or dividends by Allvue Systems Holdings, Inc. Shares of Class V common stock are not participating securities and therefore are not included in the calculation of pro forma basic net loss per share.                  shares of Class A common stock to be sold in the offering are not included in the pro forma basic and diluted net loss per share calculations as the proceeds received from the sale of these shares will be used for general corporate purposes, see “Use of Proceeds” for further details.

Pro forma diluted net loss per share is computed by adjusting pro forma net loss attributable to Allvue Systems Holdings, Inc. and the weighted average shares of Class A common stock outstanding to give effect to potentially dilutive securities. After evaluating the potential dilutive effect under the if-converted method, for the assumed exchange of noncontrolling interests, the outstanding LLC Units held by the noncontrolling interests were determined to be antidilutive and thus were excluded in the computation of diluted loss per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share:

(in thousands, except per share data)		For the Six months Ended June 30, 2021		For the Year Ended December 31, 2020

Numerator:

Net loss attributable to Allvue Systems Holdings, Inc. (basic and diluted)	$		$

Denominator:
Weighted average of shares of common stock outstanding
Assumed shares sold in this offering sufficient to repay debt
Shares issued to Vista as consideration for the Blocker Contribution
Class A units exchanged for Class A common stock

Weighted-average shares of Class A common stock outstanding (basic and diluted)

Basic net loss per share	$		$

Diluted net loss per share	$		$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following discussion and analysis of our financial condition, and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis reflects our historical results of operations and financial position, and, except as otherwise indicated below, does not give effect to the Organizational Transactions or to the completion of this offering. See “Organizational Structure.” The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

The following discussion contains references to consolidated financial results of Topco LLC and its consolidated subsidiaries for the six months ended June 30, 2021, for the six months ended June 30, 2020, for the year ended December 31, 2020, for the period from July 1 through December 31, 2019 (“Successor 2019 Period”), and for the period from January 1 to June 30, 2019 (“Predecessor 2019 Period”). Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” and “Allvue” and similar references refer to: (1) on or following the consummation of the Organizational Transactions, including this offering, to Allvue Systems Holdings, Inc. and its consolidated subsidiaries, including Topco LLC, (2) from June 30, 2019 and prior to the consummation of the Organizational Transactions, including this offering, to Topco LLC and its consolidated subsidiaries and (3) prior to June 30, 2019, to our Predecessor, Black Mountain, and its consolidated subsidiaries.

Overview

Allvue sets a new standard in technology for investment managers in the private capital and credit markets by pairing modern cloud-based software solutions with capabilities across multiple asset classes. Our software solutions serve the entire investment lifecycle and are seamlessly integrated to provide a comprehensive product suite. We serve investment managers of all sizes worldwide, including GPs, LPs, fund administrators and banks. We believe our software solutions allow our clients to operate and grow their businesses more effectively by automating manual processes, improving data accuracy and consistency across workflows and delivering enhanced analytics.

Within the broader investment management industry, our software solutions currently focus on alternative asset classes and credit markets, which include private equity, venture capital, real estate, private debt, infrastructure and fixed income. As the investment management industry continues to grow, and as firms continue to extend into alternative asset classes, we believe there will be heightened demand for modern technology solutions driven by increased regulatory requirements, demands for transparency from investors and a need for modern technology equipped to support the investment workflow for multiple asset classes across the full investment lifecycle. Many investment managers currently rely on a patchwork of in-house manual systems, highly inefficient workflows and multiple disparate third-party vendors to serve their needs. We believe these legacy solutions are cumbersome, without meaningful scale and are unable to provide sufficient oversight or insights for an increasingly complex industry.

Our deep understanding of the investment management industry has allowed us to develop highly scalable software solutions tailored to address the key challenges and complexity faced by our clients. We provide clients with a modern alternative to their legacy systems, which we believe enhances their ability to distill data and uncover insights and, in turn, fosters more informed investment decisions. Our cloud-based software solutions deliver automation, accuracy, consistency and efficiency for multiple asset classes across our clients’ workflows. We seek to help our clients improve workflows throughout the investment lifecycle, enable deeper relationships with their investors and prospects and allow them to focus on data analysis instead of data collection.

Our Business Model

Our business model provides flexibility and optionality for our clients to purchase and deploy our software platform either as an end-to-end solution or through individual modules. Our clients typically purchase a set of our solutions to address a specific need within their organization. Once an initial solution is in use, such as fund accounting and investor portals, we seek to deploy add-on modules and expand within and across the full end-to-end investment lifecycle. Our ability to grow with our clients, including the addition of new seats, additional modules, and pricing tiers based on Assets Under Administration, which we define as a measure of the total assets for which a financial institution provides administrative services, has enhanced our ability to increase adoption of our solution by our clients. As of June 30, 2021 and December 31, 2020, we had a Net Dollar Retention Rate of 115.2% and 113.9%, respectively. See “—Key Business Metrics—Net Dollar Retention Rate” for additional information on revenue retention rates.

We sell our cloud-based solutions through subscription fee arrangements where revenue is recognized ratably on a monthly basis following deployment to the client of such solutions. All of our new bookings come from the sale of cloud-based software subscriptions. Historically, we have also sold our products through perpetual and term license arrangements, most commonly installed on-premise, where license revenue is typically recognized in full upon delivery of the software to the client. We no longer actively sell on-premise solutions to new clients. We plan to continue to migrate those clients using on-premise solutions to our cloud-based software solutions over time, though we continue to support these clients and provide maintenance and necessary updates.

We generally base our software agreements on our standard pricing, though occasionally we provide discounts, typically for large or multi-solution sales. We customarily sell our subscriptions on a three-year basis with three-year rolling renewals and annual price escalators. We invoice our clients either quarterly, semi-annually or annually, in advance. Cloud-based software revenue is recognized over time to appropriately reflect progress towards full completion of our performance obligations.

To help clients go live with our software and achieve successful outcomes, we offer professional services that include implementation of our products, product configuration and client training. On average, new client implementations take less than one year to complete.

Our sales efforts in the United States are organized by geography and type of client (e.g., GPs, LPs, fund administrators or banks), whereas internationally we organize our sales efforts by geography. To drive growth and serve clients in the EMEA region, we continue to expand headcount in our United Kingdom office. In May of 2021, we opened an office in Singapore, which gives us a base of operations in the APAC region. As of June 30, 2021, we had 65 sales and sales support personnel in the United States and 28 international sales and support personnel.

To support our growth and capitalize on what we believe is a compelling market opportunity, we have significantly increased our operating expenses across all aspects of our business. In research and development, we have focused on product improvements and the development of new functionality. Similarly, to grow our client base, we have invested heavily in sales and marketing both in the United States and internationally. We have also increased our general and administrative spending to support our growing operations.

Our total revenue was $71.3 million and $62.5 million for the six months ended June 30, 2021 and 2020, respectively. Our total subscription revenue for the six months ended June 30, 2021 was $59.5 million or 83.4% of total revenue, up from $48.1 million or 76.9% of total revenue for the six months ended June 30, 2020. Our Gross Profit was $38.5 million and $35.2 million for the six months ended June 30, 2021 and 2020, respectively.

Due to our continuing investment in building our software platform and go-to-market organization, we recorded net losses of $20.9 million and $13.8 million for the six months ended June 30, 2021 and 2020, respectively. Our Net Loss Margin for the six months ended June 30, 2021 was 29.3%, compared to 22.0% for the six months ended June 30, 2020. Adjusted EBITDA and Adjusted EBITDA Margin for the six months ended June 30, 2021 was $11.7 million or 16.4% of total revenue, up from $17.6 million of loss or 28.2% of total revenue for the six months ended June 30, 2020.

Our total revenue was $111.3 million, $34.7 million and $36.0 million for the year ended December 31, 2020, the Successor 2019 Period and the Predecessor 2019 Period, respectively. Our total subscription revenue for the year ended December 31, 2020 was $84.6 million or 76.1% of total revenue, up from $20.4 million or 58.7% of total revenue and $24.4 million or 67.8% for the Successor 2019 Period and the Predecessor 2019 Period, respectively. Our Gross Profit was $55.8 million, $12.9 million and $26.7 million for the year ended December 31, 2020, the Successor 2019 Period and the Predecessor 2019 Period, respectively. Due to our continuing investment in building our software platform and go-to-market organization, we recorded net losses of $45.1 million, $40.1 million and $4.0 million for the year ended December 31, 2020, the Successor 2019 Period and the Predecessor 2019 Period, respectively. Our Net Loss Margin for the year ended December 31, 2020 was 40.5%, compared to 115.5% in the Successor 2019 Period and 11.1% in the Predecessor 2019 Period. Adjusted EBITDA and Adjusted EBITDA Margin for the year ended December 31, 2020 was $18.8 million or 16.9% of total revenue, up from $0.5 million of loss or 1.4% of total revenue in the Successor 2019 Period, and $10.0 million or 27.9% of total revenue in the Predecessor 2019 Period. For definitions of Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see “—Non-GAAP Financial Measures.”

Key Factors Affecting Our Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Deepen Relationships with Our Existing Clients

We believe that our ability to retain and grow subscription revenue from our existing clients over time strengthens the stability and predictability of our revenue base and is reflective of the value we deliver to our clients. We have deep engagement with our clients, with many using multiple Allvue solutions to empower their investment decisions. We intend to expand upon our track record of success with our existing clients to cross-sell and up-sell additional software solutions. Our ability to deepen relationships and increase sales with our existing clients is dependent upon a number of factors, including satisfaction with our platform and support, our ability to effectively enhance our platform by developing new products and features, our global reach, competition, pricing, economic conditions and spending by clients on our solutions. We have implemented processes across our client base to drive revenue retention and expansion, which combined with our cross-selling success has resulted in a Net Dollar Retention Rate of 115.2% and 113.9% as of June 30, 2021 and December 31, 2020, respectively. See “—Key Business Metrics—Net Dollar Retention Rate” for additional information on revenue retention rates.

Grow Our Client Base

We believe there is a significant opportunity to continue to grow our client base across the investment management industry. Our client base of approximately 400 investment managers as of June 30, 2021 represents a small portion of potential clients both in North America and globally. Our broad set of investment solutions often replace legacy and homegrown systems, as well as spreadsheets and other manual workflows. To increase our client base, we plan to continue to enhance our go-to-market strategy and invest in our sales and marketing teams. Our ability to grow our client base is dependent upon a number of factors, including the effectiveness of our solutions, marketing and sales to drive new business prospects and execution, new products and feature offerings, the features and pricing of our competitors’ offerings and the growth in demand of cloud-based technology solutions and investment management.

Broaden Our Geographic Presence

We believe there is significant need for our solutions on a global basis and, accordingly, an opportunity for us to grow our business through further international expansion. We are broadening our global footprint and intend to establish a presence in additional international markets. For example, in the year ended December 31, 2020, we hired 12 new members of our sales team in our London office to better expand our reach into the EMEA region. For the six months ended June 30, 2021, approximately 20.5% of total revenue was from international clients. For the year ended December 31, 2020, approximately 19.9% of total revenue was from international clients. Additionally, we are currently establishing a Singapore-based team to serve the APAC market and believe there is potential for longer-term expansion in the APAC region. According to our experience and industry knowledge, we estimate, the TAM in APAC to be approximately $1 billion. Our ability to expand our client base internationally is dependent upon a number of factors, including effectively implementing our business processes and go-to-market strategy, our ability to localize our products to adapt to international markets, the international competitive landscape, our ability to invest in our sales and marketing channels, the maturity and growth trajectory of our services by region and our brand awareness and perception.

Continue to Innovate and Add New Solutions

We believe alternative investment management software represents a large and growing market opportunity and we plan to invest in it to support future growth. During the six months ended June 30, 2021, we accelerated investments in research and development to expand our technology capabilities and solutions set. We are focused on enhancing the functionality of our current solutions as well as developing and launching new solutions and tools to address the evolving needs of the investment industry. For example, we launched the LP Portfolio Management solution in January 2021, which increases our connectivity to the LP market. Although the LP Portfolio Management solution does not currently generate material amounts of revenue, we believe there is substantial opportunity to sell the LP Portfolio Management solution to new clients and potentially offer additional solutions tailored to the LP market, and we estimate that this expands our TAM by approximately $2 billion according to our estimates. In addition, we believe there exists a significant opportunity to deliver data solutions to our existing GP and LP clients and we are leveraging our proprietary data to address this market opportunity. We believe the addressable market for data among our existing and future clients represents approximately an additional $2 billion of incremental TAM according to our estimates. Our future success is dependent on our ability to successfully develop, market and sell existing and new solutions to both new and existing clients.

Pursue Strategic Acquisitions

We have successfully integrated businesses that are complementary to our own to enhance our software and technology capabilities, including the merger of Black Mountain and AltaReturn, which formed Allvue. One measure of our ability to successfully integrate acquisitions is our client retention rate; notwithstanding the COVID-19 pandemic, we were able to retain acquired clients at a 96.5% and 97.3% Gross Dollar Retention Rate as of June 30, 2021 and December 31, 2020, respectively. We intend to further pursue targeted acquisitions that complement our solutions, provide us access to new markets or expand our addressable markets. Our ability to successfully pursue strategic acquisitions is dependent upon a number of factors, including sustained execution of a disciplined and selective acquisition strategy and our ability to effectively integrate targeted companies or assets into our model and grow our business.

Impact of Seasonality

Most of our on-premise clients renew in the first quarter of the year. Given the timing of renewals, we receive a greater percentage of our annual on-premise license revenue in the first quarter of the year as revenue is recognized at the later of delivery or commencement of the annual license term, as compared to being recognized ratably over the course of the year. As we add new clients and migrate our on-premise clients to our cloud-based software solutions, we expect the impacts of seasonality to decline.

Response to COVID-19

COVID-19 was declared a global pandemic by the World Health Organization in March 2020. Many governments instituted lockdowns or other similar measures to slow infection rates in response. Many organizations have resorted to mandating employees to work from home.

To protect the safety of our employees, we enacted a robust business continuity plan, including a global work-from-home policy for all of our employees. We believe our internal cloud-first technology platforms have allowed for a seamless transition to a remote working environment without any material impacts to our business, highlighting the resilience of our business model. We did, however, increase cleaning protocols throughout our facilities, which resulted in increased costs. We believe that our business is well-suited to navigate the current environment in which clients are focused on effectively conducting business remotely, while the underlying demand for our core products remains relatively unchanged.

The extent to which the COVID-19 pandemic affects our business will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic and different COVID variants, new information which may emerge concerning the severity of COVID-19 and the actions required to contain and treat it, among others. Although the ultimate impact of the COVID-19 pandemic on our business and financial results remains uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors—Risks Relating to Our Business—The COVID-19 pandemic could materially adversely affect our business, operating results, financial condition and prospects” for additional information.

Organizational Transactions

Allvue Systems Holdings, Inc. was incorporated in Delaware in March 2021 and formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. Allvue Systems Holdings, Inc. will be a holding company, and its sole material asset will be a controlling ownership interest in Topco LLC. Upon completion of this offering, all of our business will be conducted through Topco LLC and its consolidated subsidiaries, and the financial results of Topco LLC and its consolidated subsidiaries will be included in the consolidated financial statements of Allvue Systems Holdings, Inc. For more information regarding our reorganization and holding company structure, see “Organizational Structure—Organizational Transactions.”

Topco LLC has been treated as a pass-through entity for U.S. federal income tax purposes and accordingly has not been subject to U.S. federal income tax. Certain wholly owned subsidiaries of Topco LLC are taxed as corporations for U.S. federal and most applicable state, local income tax and foreign tax purposes. After consummation of this offering, Topco LLC will continue to be treated as a pass-through entity for U.S. federal income tax purposes, and certain subsidiaries will continue to be taxed as corporations for U.S. federal and most applicable state, local income tax and foreign tax purposes. As a result of its ownership of LLC Units in Topco LLC, Allvue Systems Holdings, Inc. will become subject to U.S. federal, state and local income taxes with respect to its allocable share of any taxable income of Topco LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, Allvue Systems Holdings, Inc. also will incur expenses related to our operations and it will be required to make payments under the Tax Receivable Agreement to the LLC Unitholders. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the LLC Unitholders may be significant and are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement. See “Risk Factors—Risks Related to Our Organizational Structure—The Tax Receivable Agreement with the LLC Unitholders requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we may be required to make could be substantial.” Assuming no material changes in the relevant lax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the reduction in tax payments for us associated with the federal, state and local tax benefits described above would aggregate to approximately $         million through 2036. Under such scenario we would be required to pay the LLC Unitholders 85% of such amount, or $         million through 2036. Assuming no changes in the relevant tax law, and that Allvue Systems Holdings, Inc. earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that future payments under the Tax Receivable Agreement relating to the purchase by Allvue Systems Holdings, Inc. of LLC Units from Topco LLC in connection with this offering will be approximately $        million (or approximately $        million if the underwriters exercise their option to purchase additional shares of Class A common stock, the proceeds of which will be used by Allvue Systems Holdings, Inc. to acquire additional LLC Units from Topco LLC) and to range over the next 15 years from approximately $        million to $ million per year (or range from approximately $        million to $        million per year if the underwriters exercise their option to purchase additional shares of Class A common stock) and decline thereafter. As a result, we expect that aggregate payments under the Tax Receivable Agreement over this 15-year period will range from approximately $        million to $        million (or range from approximately $        million to $        million if the underwriters exercise their option to purchase additional shares of Class A common stock). These estimates are based on an initial public offering price of $        per share of Class A common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus. Future payments in respect of subsequent exchanges or financings would be in addition to these amounts and may be substantial. The foregoing numbers are merely estimates, and the actual payments could differ materially. We expect to fund these payments using cash distributions from

Topco LLC. See “Organizational Structure—Amended and Restated Operating Agreement of Topco LLC” and “Organizational Structure—Tax Receivable Agreement.”

Key Business Metrics

In addition to our GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Annualized Recurring Revenue

ARR represents the annualized value of all recurring contracts as of the end of the defined period. ARR mitigates fluctuations due to seasonality, contract term and the sales of subscriptions for cloud-based software solutions, as well as on-premise term-based software licenses. ARR only includes the annualized value of recurring contracts. The timing of our ARR recognition pertaining to our recurring contracts are not matched to the performance obligations associated with the underlying cloud-based software and on-premise term-based software licenses with respect to our GAAP revenue. This can result in timing differences between our GAAP revenue and ARR calculations. Our ARR calculation is derived from contracted subscription amounts, and divides that amount by the contract term, to derive the annualized value. In contrast, for our revenue recognized in accordance with GAAP, subscription revenue derived from the sale of on-premise term-based licenses subscriptions are recognized at the point-in-time when the customer is able to use and benefit from our software, which is generally upon their enforceable right to a license key. ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled metrics presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those metrics. ARR is not a forecast, and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our clients.

As of June 30, 2021 and 2020, we had ARR of $100.4 million and $76.4 million, respectively. As of December 31, 2020 and 2019, respectively, we had ARR of $90.8 million and $46.6 million, respectively.

Gross Dollar Retention Rate

Our ability to increase revenue depends in large part on our ability to retain our existing clients and their associated ARR. We believe that our ability to retain subscription revenue from our existing clients is reflective of the value we deliver to them. Accordingly, we monitor the rate at which our clients cancel their subscriptions for our solutions.

We calculate our Gross Dollar Retention Rate as follows:

•

Numerator.    We measure ARR as of the first day of the applicable trailing-twelve-month reporting period less the ARR lost from customer cancellation during the applicable trailing-twelve-month reporting period.

•	Denominator. ARR as of the first day of the applicable trailing-twelve-month reporting period.

We calculate Gross Dollar Retention Rate in the same manner we calculate Net Dollar Retention Rate, but without including the impact of expansion and contraction of our solutions by existing clients (i.e., our Gross Dollar Retention Rate reflects only client cancellations and does not reflect expanded adoption or decreased utilization of our solutions by our existing clients). Our Gross Dollar Retention

Rate was 96.5% and 95.2% as of June 30, 2021 and 2020, respectively, and was 97.3% and 96.8% as of December 31, 2020 and 2019, demonstrating the low churn of our client base. Our use of Gross Dollar Retention Rate has limitations as an analytical metric, and investors should not consider it in isolation. Gross Dollar Retention Rate does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled metrics presented by other companies.

Net Dollar Retention Rate

To further illustrate the land-and-expand economics of our client relationships, we examine the rate at which our clients increase their subscriptions for our solutions. We believe that our ability to retain and grow subscription revenue from our existing clients over time strengthens the stability and predictability of our revenue base and is reflective of the value we deliver to them through upselling and cross selling our subscription-based solutions. Our Net Dollar Retention Rate evaluates our ability to increase revenue across our existing client base through expanded use of our platform, offset by clients whose subscription contracts with us are not renewed or renew at a lower amount.

We calculate our Net Dollar Retention Rate as of the end of a trailing-twelve-month reporting period as follows:

•

Numerator.    We measure ARR as of the last day of the applicable trailing-twelve-month reporting period from clients with associated ARR as of the first day of the applicable trailing-twelve-month reporting period.

•	Denominator. ARR as of the first day of the applicable trailing-twelve-month reporting period.

The quotient obtained from the above calculation is our Net Dollar Retention Rate. Our Net Dollar Retention Rate provides insight into the impact of expanding adoption of our solutions by our existing clients on our subscription revenue during the applicable period. Our Net Dollar Retention Rate is subject to adjustments for acquisitions, consolidations, spin-offs and other market activity.

Our Net Dollar Retention Rate as of June 30, 2021 and 2020 was 115.2% and 111.2%, respectively, and was 113.9% and 110.8% as of December 31, 2020 and 2019, respectively. The most significant drivers of changes in our Net Dollar Retention Rate during each reporting period have historically been our propensity to secure contract renewals with annual price escalators and sell new solutions or additional licenses to our existing client base. Our use of Net Dollar Retention Rate has limitations as an analytical metric, and investors should not consider it in isolation. Net Dollar Retention Rate does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled metrics presented by other companies.

Components of Results of Operations

Revenue

We recognize revenue under Accounting Standard Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”) and 340-40, Other Assets and Deferred Costs—Contracts with Customers, (“ASC 340-40”) when our client obtains control of goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. See “Critical Accounting Policies and Estimates—Revenue Recognition.”

Subscriptions.    Subscription revenue consists of fees from clients accessing our solutions through cloud-based software and on-premise solutions. We expect subscription revenue to increase because of continued new and existing client sales efforts and high net retention. Contractual service periods are generally three-year periods with three-year renewals after the initial term. Subscription revenue from cloud-based software subscriptions is recognized over time as service is performed.

Subscription revenue from on-premise licenses pertain to bundled fees charged for our on-premise license and ongoing maintenance and support. Subscription revenue for the on-premise license component of the fees charged is recognized upon delivery at the beginning of the subscription term, whereas subscription revenue for the maintenance and support component is recognized ratably as we deliver service over the term of the contract. Our cloud-based software subscription performance obligations are typically billed annually or quarterly in advance, whereas our on-premise software license performance obligations are typically billed annually in advance. While subscription revenue from cloud-based software subscriptions comprises the vast majority of subscription revenue, a majority of subscription revenue from on-premise licenses is recognized at the beginning of the subscription term as compared to being recognized ratably over the course of the year.

Professional services.    We offer professional services, including implementation of our products, product configuration and client training. On average, new client implementations take less than one year to complete. We expect our professional services revenue to grow over time in absolute dollars due to client growth and an increasing need for implementation services but decrease as a percentage of total revenue.

Cost of Revenue

Cost of Subscription Revenue.    Cost of subscription revenue consists primarily of employee compensation costs for employees associated with supporting our subscription arrangements and certain third-party expenses. Employee compensation and related costs include cash compensation and benefits to employees, costs of third-party contractors and associated overhead costs. Third-party expenses consist of cloud infrastructure costs, third-party licensing costs, and other expenses directly associated with our client support. We expect cost of revenue to increase in absolute dollars as we continue to hire personnel, to provide hosting services, technical support, client success and professional services to our growing client base.

Cost of Professional Services Revenue.    Cost of professional services revenue consists primarily of employee compensation costs directly associated with the delivery of professional services and training to our clients, costs of third-party contractors and other associated overhead costs. We expect our cost of professional services revenue to increase in absolute dollars relative to the growth of our business.

Amortization of Developed Software.    Amortization of developed software expense consists of amortization of our developed technology intangible assets and internal-use software.

Operating Expenses

Our operating expenses consist of general and administrative, research and development, sales and marketing, acquisitions, integration and restructuring expense, as well as depreciation, and amortization of intangibles. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, payroll taxes and non-cash equity-based compensation expense.

General and Administrative.    General, and administrative expenses consist primarily of employee compensation and benefits costs for corporate personnel, such as those in our executive, legal, human resource, facilities, accounting and finance and information technology departments. In addition, general and administrative expenses include third-party professional fees and principal shareholder-related costs, as well as all other supporting corporate expenses not allocated to other departments. We expect our general and administrative expenses to increase on an absolute dollar basis as our business grows. In addition, following the completion of this offering, we expect to incur additional general and administrative expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations and professional services.

Research and Development.    Research and development expenses consist primarily of compensation costs for employees and third-party contractors and consultants who are engaged in the development and enhancements of our solutions, as well as the equipment and software necessary to support our development and quality assurance teams. We will continue to invest in innovation and offer our clients new solutions to enhance our existing platform. We expect such investment to increase on an absolute dollar basis as our business grows. See the section “Business—Research and Development” for more information.

Sales and Marketing.    Sales and marketing expenses consist primarily of employee compensation costs, sales commissions, costs of general marketing and promotional activities, and travel-related expenses. Certain sales commissions earned by our sales force on subscription contracts are deferred and amortized over the period of benefit. We expect our sales and marketing expenses to increase on an absolute dollar basis as we invest in growing our sales channel. We believe sales and marketing expenses will be our largest operating expense category for the foreseeable future.

Acquisitions, Integration and Restructuring Expense.    Acquisitions, integration and restructuring expense includes incremental costs incurred to execute and integrate acquisitions, including transaction fees, due diligence costs, and other direct costs related to acquisition activities, as well as charges related to workforce reductions (e.g., severance), in addition to expenses associated with this offering.

Amortization of Intangible Assets.    Amortization of intangibles expense consists of amortization of finite-lived intangible assets pertaining to our client relationships.

Interest Expense

Interest expense consists primarily of interest and amortization of deferred debt issuance costs on our outstanding borrowings under our Credit Facilities.

Other Expense

Other expense primarily consists of net gains and losses on foreign currency exchange related to non-operating cash held or transacted by foreign subsidiaries in currencies other than their functional currency.

Results of Operations

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The following table sets forth our unaudited interim condensed consolidated statement of operations and comprehensive loss for the periods indicated:

	For the Six Months Ended
	June 30, 2021		June 30, 2020
	Dollars	% of Total Revenue	Dollars	% of Total Revenue
(in thousands)
Revenue
Subscription revenue: Cloud-based and maintenance and support	$38,712	54.3%	$26,226	41.9%
Subscription revenue: On-premise	20,783	29.1%	21,890	35.0%

Total subscription revenue	59,495	83.4%	48,116	76.9%
Professional services revenue	11,819	16.6%	14,420	23.1%

Total revenue	71,314	100.0%	62,536	100.0%
Cost of revenue
Cost of subscription revenue	10,178	14.3%	6,920	11.1%
Cost of professional services revenue	13,255	18.6%	11,051	17.7%
Amortization of developed software	9,406	13.2%	9,406	15.0%

Total cost of revenue	32,839	46.0%	27,377	43.8%
Gross profit	38,475	54.0%	35,159	56.2%
Operating Expenses
General and administrative	16,589	23.3%	12,607	20.2%
Research and development	12,788	17.9%	10,492	16.8%
Sales and marketing	12,344	17.3%	5,211	8.3%
Acquisitions, integration and restructuring expense	2,526	3.5%	3,945	6.3%
Amortization of intangible assets	7,747	10.9%	7,670	12.3%

Total operating expenses	51,994	72.9%	39,925	63.8%
Operating income	(13,519)	19.0%	(4,766)	7.6%
Interest income	—	0.0%	10	0.0%
Interest expense	(6,826)	9.6%	(8,405)	13.4%
Other expense	(227)	0.3%	(120)	0.2%

Loss before income tax expense	(20,572)	28.8%	(13,281)	21.2%
Income tax expense	(309)	0.4%	(490)	0.8%

Net loss	(20,881)	29.3%	(13,771)	22.0%
Other comprehensive income	81	0.1%	(740)	1.2%

Comprehensive loss	$(20,800)	29.2%	$(14,511)	23.2%

Revenue

	For the Six Months Ended
	June 30, 2021	June 30, 2020
	(in thousands)
Revenue:
Subscription revenue: Cloud-based and maintenance and support	$38,712	$26,226
Subscription revenue: On-premise	20,783	21,890

Total subscription revenue	59,495	48,116
Professional services revenue	11,819	14,420

Total revenue	$71,314	$62,536

For the six months ended June 30, 2021, total revenue was $71.3 million compared to $62.5 million for the six months ended June 30, 2020. Our cloud-based and maintenance and support revenue was $38.7 million and $26.2 million, on-premise revenue was $20.8 million and $21.9 million, and professional services revenue was $11.8 million and $14.4 million for the six months ended June 30, 2021 and 2020, respectively.

The increase in total subscription revenue was principally driven by an increase in cloud-based subscription revenue as evidenced by our ARR growth of 31.4%, when comparing our ARR as of June 30, 2021 to our ARR as of June 30, 2020. The increase in total subscription revenue was also driven by upselling and cross selling subscription-based solutions to our existing client base and signing new clients period-over-period.

Our on-premise revenue remained relatively consistent period over period with most on-premise contractual renewals occurring in the first quarter of the year. The Company’s long-term strategy around our cloud-based solutions includes initiatives to migrate current on-premise subscription customers to a cloud-based subscription over time.

The decrease in professional services revenue during the six months ended June 30, 2021 was due to the mix of implementation services relative to consulting services provided to our clients and the impact of on-premise client migrations to the cloud, which reduced ongoing consulting revenue. Additionally, professional services revenue was impacted by the bundling of implementation and cloud-based subscription solutions; however it contributed to ARR growth period over period.

Total Cost of Revenue

	For the six Months Ended
	June 30, 2021	June 30, 2020
	(in thousands)
Cost of Revenue:
Cost of subscription revenue	$10,178	$6,920
Cost of professional services revenue	13,255	11,051
Amortization of developed software	9,406	9,406

Total cost of revenue	$32,839	$27,377

For the six months ended June 30, 2021, total cost of revenue was $32.8 million compared to $27.4 million for the six months ended June 30, 2020. The increase in cost of subscription revenue in the six months ended June 30, 2021 was driven primarily by the revenue growth from new and existing clients which increased spending on our cloud-based software, labor and related overhead. The increase in cost of professional services revenue was driven primarily by higher employee related costs as we’ve ramped up our investments in our client support teams, as well as incremental investments in technology to support our ability to scale.

Operating Expenses

	For the six Months Ended
	June 30, 2021	June 30, 2020
	(in thousands)
Operating Expenses:
General and administrative	$16,589	$12,607
Research and development	12,788	10,492
Sales and marketing	12,344	5,211
Acquisitions, integration and restructuring expense	2,526	3,945
Amortization of intangible assets	7,747	7,670

Total operating expenses	$51,994	$39,925

General and Administrative.    For the six months ended June 30, 2021, general and administrative expenses were $16.6 million, compared to $12.6 million for the six months ended June 30, 2020. The increase in general and administrative expenses was driven primarily by higher employee compensation costs related to expanding our support functions and increases in other costs such as professional fees and facilities expenses.

Research and Development.    For the six months ended June 30, 2021, research and development expenses were $12.8 million, compared to $10.5 million for the six months ended June 30, 2020. The increase in research and development expenses was driven primarily higher employee-related costs as we expanded our research and development function to improve the existing functionality of our solutions, develop new solutions to fill market needs, and enhance our core platform.

Sales and Marketing.    For the six months ended June 30, 2021, sales and marketing expenses were $12.3 million, compared to $5.2 million for the six months ended June 30, 2020. The increase in sales and marketing expenses was driven primarily by higher employee-related costs in our sales and marketing functions as part of new go-to market initiatives to expand our client base and cross-sell and up-sell additional solutions to existing clients.

Acquisitions, Integration and Restructuring Expense.    For the six months ended June 30, 2021, acquisitions, integration and restructuring expense was $2.5 million, compared to $3.9 million for the six months ended June 30, 2020. The activity for the six months ended June 30, 2021 and 2020 primarily relates to costs associated with integrating the businesses, including certain organizational restructuring activities.

Amortization of Intangible assets.    For both the six months ended June 30, 2021 and June 30, 2020, amortization of intangibles expense was $7.7 million.

Interest Expense. For the six months ended June 30, 2021, interest expense was $6.8 million compared to $8.4 million for the six months ended June 30, 2020. The decrease in interest expense was driven primarily by lower interest rates charged on our Credit Facilities primarily due to an improved leverage coverage ratio subsequent to the first quarter of 2020.

Other Expense. For the six months ended June 30, 2021, other expense, was $0.2 million, compared to $0.1 million for the six months ended June 30, 2020. The increase in other expenses was driven primarily by foreign-currency related impacts in the six months ended June 30, 2021.

Year Ended December 31, 2020 Compared to Successor 2019 Period and Predecessor 2019 Period

The following table sets forth our consolidated statement of operations and comprehensive loss for the periods indicated:

	Successor				Predecessor
	Year Ended December 31, 2020		Period from July 1 to December 31, 2019		Period from January 1 to June 30, 2019
(in thousands)	Dollars	% of Total Revenue	Dollars	% of Total Revenue	Dollars	% of Total Revenue
Revenue
Subscription revenue: Cloud-based and maintenance and support	57,194	51.4%	17,624	50.7%	10,834	30.1%
Subscription revenue: On-premise	27,436	24.7%	2,671	7.9%	13,542	37.7%

Total subscription revenue:	$84,630	76.1%	$20,385	58.7%	$24,376	67.8%
Professional services revenue	26,627	23.9%	14,356	41.3%	11,581	32.2%

Total revenue	111,257	100.0%	34,741	100.0%	35,957	100.0%
Cost of revenue
Cost of subscription revenue	14,504	13.0%	3,728	10.7%	1,528	4.2%
Cost of professional services revenue	22,118	19.9%	10,216	29.4%	7,334	20.4%
Amortization of developed software	18,812	16.9%	7,859	22.6%	350	1.0%

Total cost of revenue	55,434	49.8%	21,803	62.8%	9,212	25.6%
Gross profit	55,823	50.2%	12,938	37.2%	26,745	74.4%
Operating Expenses
General and administrative	27,000	24.3%	17,037	49.0%	10,657	29.6%
Research and development	21,071	18.9%	12,767	36.7%	5,030	14.0%
Sales and marketing	13,239	11.9%	3,439	9.9%	2,796	7.8%
Acquisitions, integration and restructuring expense	7,456	6.7%	7,310	21.0%	8,346	23.2%
Amortization of intangible assets	15,340	13.8%	6,088	17.5%	1,499	4.2%

Total operating expenses	84,106	75.6%	46,641	134.3%	28,328	78.8%
Operating income (loss)	(28,283)	25.4%	(33,703)	97.0%	(1,583)	4.4%
Interest income	19	0.0%	4	0.0%	1	0.0%
Interest expense	(15,419)	13.9%	(5,973)	17.2%	(2,005)	5.6%
Other expense	(388)	0.3%	(5)	0.0%	(23)	0.1%

Loss before income tax expense	(44,071)	39.6%	(39,677)	114.2%	(3,610)	10.0%
Income tax expense	(979)	0.9%	(436)	1.3%	(375)	1.0%

Net Loss	(45,050)	40.5%	(40,113)	115.5%	(3,985)	11.1%
Other comprehensive income	377	0.3%	328	0.9%	2	0.0%

Comprehensive loss	(44,673)	40.2%	$(39,785)	114.5%	$(3,983)	$11.1%

Net loss per share:
Basic and diluted:
Weighted-average shares used in computing net loss per share:
Basic and diluted

Revenue

	Successor		Predecessor
	Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019
	(in thousands)
Revenue:
Subscription revenue: Cloud-based and maintenance and support	$57,194	$17,624	$10,834
Subscription revenue: On-premise	27,436	2,761	13,542

Total subscription revenue	84,630	20,385	24,376
Professional services revenue	26,627	14,356	11,581

Total revenue	$111,257	$34,741	$35,957

For the year ended December 31, 2020, total revenue was $111.3 million, compared to $34.7 million and $36.0 million for the Successor 2019 Period and the Predecessor 2019 Period, respectively. Our cloud-based and maintenance and support revenue was $57.2 million, $17.6 million, and $10.8 million, on-premise revenue was $27.4 million, $2.8 million, and $13.5 million, and professional services revenue was $26.6 million, $14.4 million, and $11.6 million for the year ended December 31, 2020, the Successor 2019 Period, and the Predecessor 2019 Period, respectively.

The increase in total subscription revenue was principally driven by an increase in cloud-based subscription revenue as evidenced by our ARR growth of 30.6%, when comparing our ARR as of December 31, 2020 to our ARR as of December 31, 2019. The increase in total subscription revenue in the year ended December 31, 2020 was also partly attributable to approximately $19.0 million of incremental subscription revenue related to the inclusion of a full year in 2020 of AltaReturn Acquisition results, compared to just a partial post-acquisition period in 2019. The increase in total subscription revenue was also driven by upselling and cross selling subscription-based solutions to our existing client base.

Additionally, the renewal of a significant number of multi-year agreements with legacy on-premise clients favorably impacted our on-premise subscription revenue growth. However, this increase has begun to be partially offset by a decline in on-premise revenue due to the Company’s initiatives to migrate current on-premise subscription clients to a cloud-based subscription over time.

Professional services revenue increased slightly year over year primarily due to increased professional services with our new client growth. This growth was partially offset by a decline in professional services revenue due to the mix of implementation services relative to consulting services provided to our clients, the impact of on-premise client migrations to the cloud, which reduced ongoing consulting revenue, and pandemic-related impacts on consulting projects. Additionally, professional services revenue was impacted by the bundling of implementation and cloud-based subscription solutions; however it contributed to ARR growth period over period.

Total Cost of Revenue

	Successor		Predecessor
	Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019
	(in thousands)
Costs of Revenue:
Cost of subscription revenue	$14,504	$3,728	$1,528
Cost of professional services revenue	22,118	10,216	7,334
Amortization of developed software	18,812	7,859	350

Total Cost of Revenue	$55,434	$21,803	$9,212

For the year ended December 31, 2020, total cost of revenue was $55.4 million, compared to $21.8 million and $9.2 million for the Successor 2019 Period and the Predecessor 2019 Period, respectively. The increase in cost of subscription revenue in the year ended December 31, 2020 is partly attributable to approximately $2.9 million of incremental cost of subscription revenue related to the inclusion of a full year in 2020 of AltaReturn Acquisition results, compared to a partial post-acquisition period in 2019, as well as revenue growth from new clients which increased spending on our cloud-based software, labor and related overhead. The increase in costs of professional services revenue was driven primarily by an increase in headcount and investments in technology to support our ability to scale. Amortization of developed software increased as a result of the intangible assets acquired in connection with the Black Mountain Acquisition and the AltaReturn Acquisition.

Operating Expenses

	Successor		Predecessor
	Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019
	(in thousands)
Operating Expenses:
General and administrative	$27,000	$17,037	$10,657
Research and development	21,071	12,767	5,030
Sales and marketing	13,239	3,439	2,796
Acquisition, integration and restructuring expense	7,456	7,310	8,346
Amortization of intangible assets	15,340	6,088	1,499

Total Operating Expenses	$84,106	$46,641	$28,328

General and Administrative.    For the year ended December 31, 2020, general and administrative expenses were $27.0 million, compared to $17.0 million and $10.7 million for the Successor 2019 Period and the Predecessor 2019 Period, respectively. General and administrative expenses increased primarily due to the inclusion of the AltaReturn Acquisition for a full period, higher employee compensation costs related to expanding our support functions and increases in other costs such as professional fees and facilities expenses. These were partly offset by lower non-cash equity-based compensation expense of $3.0 million related to the closing of the AltaReturn Acquisition.

Research and Development.    For the year ended December 31, 2020, research and development expenses were $21.1 million, compared to $12.8 million and $5.0 million for the Successor 2019 Period and the Predecessor 2019 Period, respectively. The increase in research and development expenses was driven primarily by the AltaReturn Acquisition, coupled with higher employee-related costs as we expanded our research and development function to improve the existing functionality of our solutions, develop new solutions to fill market needs and enhance our core platform. These were partly offset by lower non-cash equity-based compensation expense of $5.2 million related to the closing of the AltaReturn Acquisition.

Sales and Marketing.    For the year ended December 31, 2020, sales and marketing expenses were $13.2 million, compared to $3.4 million and $2.8 million for the Successor 2019 Period and the Predecessor 2019 Period, respectively. The increase in sales and marketing expenses was driven primarily by the AltaReturn Acquisition, and higher employee-related costs in our sales and marketing functions as part of our efforts to expand our client base and cross-sell and up-sell additional solutions to existing clients.

Acquisitions, Integration and Restructuring Expense.    For the year ended December 31, 2020, acquisitions, integration and restructuring expense was $7.5 million, compared to $7.3 million and $8.3 million for the Successor 2019 Period and Predecessor 2019 Period, respectively. The activity in the 2020 period pertains primarily to costs associated with integrating the businesses, including certain organizational restructuring activities. The activity in the 2019 Successor and

Predecessor periods pertains primarily to costs directly related to closing the Black Mountain Acquisition and the AltaReturn Acquisition.

Amortization of Intangible assets.    For the year ended December 31, 2020, amortization of intangibles expense was $15.3 million, compared to $6.1 million and $1.5 million for the Successor 2019 Period and the Predecessor 2019 Period, respectively. Amortization of intangibles expense increased as a result of the client relationship intangible assets acquired in connection with the Black Mountain Acquisition and the AltaReturn Acquisition.

Interest Expense

For the year ended December 31, 2020, interest expense was $15.4 million, compared to $6.0 million and $2.0 million for the Successor 2019 Period and the Predecessor 2019 Period, respectively. The increase in interest expense was driven primarily by the borrowing of $240.0 million under the Credit Facilities in connection with the AltaReturn Acquisition in September 2019.

Other Expense

For the year ended December 31, 2020, other expense, was $0.4 million, compared to negligible amounts for the Successor 2019 Period and the Predecessor 2019 Period. The increase in other expenses was driven primarily by a and foreign-currency related impacts in the year ended December 31, 2020.

Supplemental Pro Forma Financial Information for the Year Ended December 31, 2019

Compared to the Year Ended December 31, 2020

To facilitate comparability, the table below sets forth our unaudited pro forma condensed, combined, and consolidated revenue and cost of revenue data for the year ended December 31, 2019. The pro forma financial information gives pro forma effect to the Black Mountain Acquisition and AltaReturn Acquisition in accordance with Article 11 of Regulation S-X, as amended, as if they had occurred on January 1, 2019 (“Pro Forma Basis”). The pro forma results for the year ended December 31, 2019 includes (i) the additional amortization resulting from the adjustment to certain intangible assets resulting from purchase accounting and (ii) the additional amortization of the estimated adjustment to decrease the assumed deferred revenue obligations to fair value that would have been charged assuming the acquisition occurred on January 1, 2019, together with the consequential tax effects. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The pro forma information does not purport to be indicative of what our results of operations would have been if the acquisitions had in fact occurred at the beginning of the period presented and is not intended to be a projection of our future results of operations. Transaction expenses are included within the pro forma results.

	Actual		Pro Forma
	Year Ended December 31, 2020		Year Ended December 31, 2019 (Unaudited)
	Dollars	% of Total Revenue	Dollars	% of Total Revenue
	(dollars in thousands)
Revenue:
Subscription revenue: Cloud-based and maintenance and support	$57,194	51.4%	$39,915	47.0%
Subscription revenue: On-premise	27,436	24.7%	14,422	17.0%
Total subscription revenue	84,630	76.1%	54,337	64.0%
Professional services revenue	26,627	23.9%	30,581	36.0%

Total revenue	111,257	100.0%	84,918	100.0%

	Actual		Pro Forma
	Year Ended December 31, 2020		Year Ended December 31, 2019 (Unaudited)
	Dollars	% of Total Revenue	Dollars	% of Total Revenue
	(dollars in thousands)
Cost of revenue:
Cost of subscription revenue	14,504	13.0%	7,896	9.3%
Cost of professional services revenue	22,118	19.9%	21,209	25.0%
Amortization of developed software	18,812	16.9%	19,415	22.9%

Total cost of revenue	55,434	49.8%	48,520	57.1%
Gross profit	$55,823	50.2%	$36,398	42.9%

Revenue

	Actual	Pro Forma	Comparison
	Year Ended December 31, 2020	Year Ended December 31, 2019 (Unaudited)	Change ($)	Change (%)
	(dollars in thousands)
Revenue:
Subscription revenue: Cloud-based and maintenance and support	$57,194	$39,915	$17,278	43.3%
Subscription revenue: On-premise	27,436	14,422	13,015	90.2%
Total subscription revenue	84,630	54,337	30,293	55.8%
Professional services revenue	26,627	30,581	(3,954)	12.9%

Total revenue	$111,257	$84,918	$26,339	31.0%

For the year ended December 31, 2020, total revenue was $111.3 million, compared to $84.9 million for the year ended December 31, 2019 on a Pro Forma Basis. Our cloud-based and maintenance and support revenue was $57.2 million and $39.9 million, on-premise revenue was $27.4 million and $14.4 million, and professional services revenue was $26.6 million and $30.6 million for the year ended December 31, 2020 and the year ended December 31, 2019 on a Pro Forma Basis.

Total subscription revenue increased $30.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 on a Pro Forma Basis, primarily due to an increase in cloud-based subscription revenue. The increase in total subscription revenue was also driven by upselling and cross selling subscription-based solutions to our existing client base.

Additionally, the renewal of a significant number of multi-year agreements with legacy on-premise clients favorably impacted our on-premise subscription revenue growth. However, this increase has begun to be partially offset by a decline in on-premise revenue due to the Company’s initiatives to migrate current on-premise subscription clients to a cloud-based subscription over time.

Professional services revenue decreased by approximately $4.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 on a Pro Forma Basis, due to the mix of implementation services relative to consulting services provided to our clients, the impact of on-premise client migrations to the cloud, which reduced ongoing consulting revenue, and pandemic-related impacts on consulting projects. Additionally, professional services revenue was impacted by the bundling of implementation and cloud-based subscription solutions; however it contributed to ARR growth period over period.

Total Cost of Revenue

	Actual	Pro Forma	Comparison
	Year Ended December 31, 2020	Year Ended December 31, 2019 (Unaudited)	Change ($)	Change (%)
	(dollars in thousands)
Cost of Revenue:
Cost of subscription revenue	$14,504	$7,896	$6,608	83.7%
Cost of professional services revenue	22,118	21,209	909	4.3%
Amortization of developed software	18,812	19,415	(603)	3.1%

Total Cost of Revenue	$55,434	$48,520	$6,914	14.2%

For the year ended December 31, 2020, total cost of revenue was $55.4 million, compared to $48.5 million for the year ended December 31, 2019 on a Pro Forma Basis. The increase in cost of subscription revenue was driven primarily by revenue growth from new clients which increased cloud spending, labor costs and associated overhead. The increase in the cost of professional services revenue was driven primarily by higher employee compensation costs.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures of operating performance that are not made under GAAP and that do not represent, and should not be considered as, an alternative to net loss, as determined by GAAP. We define Adjusted EBITDA as net loss adjusted for amortization of intangibles expense, depreciation, net interest expense, income tax expense, non-cash equity-based compensation expense, acquisition, integration and restructuring expense, COVID-19 related costs and loss and sub-lease termination. Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue for the same period.

We use Adjusted EBITDA and Adjusted EBITDA Margin to understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans. We believe that these metrics facilitate a comparison of our operating performance on a consistent basis between periods and, when viewed in combination with our results prepared in accordance with GAAP, help provide a broader picture of factors and trends affecting our results of operations.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure, and recalculates Adjusted EBITDA Margin:

	For the six months ended		Successor	Successor	Predecessor
	June 30, 2021	June 30, 2020	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Adjusted EBITDA:	(in thousands)
Net loss	$(20,881)	$(13,771)	$(45,050)	$(40,113)	$(3,985)
Add
Amortization expense of intangibles	17,153	17,076	34,152	13,947	1,849
Depreciation expense	541	519	1,066	428	440
Net interest expense(1)	6,826	8,395	15,400	5,969	2,004
Income tax expense(2)	309	490	979	436	375

EBITDA	3,948	12,709	6,547	(19,333)	683

Non-cash compensation expense	5,255	980	4,042	11,547	1,004
Acquisition and related restructuring costs(3)	2,526	3,945	7,456	7,310	8,346
COVID-19 related costs(4)	—	—	62	—	—
Loss on sub-lease termination(5)	—	—	653	—	—
Other professional fees and expenses(6)	—	—	75	—	—

Adjusted EBITDA	11,729	17,634	18,835	(476)	10,033

Adjusted EBITDA Margin
Total revenue	71,314	62,536	111,257	34,741	35,957
Net loss margin	29.3%	22.0%	40.5%	115.5%	11.1%
Adjusted EBITDA margin	16.4%	28.2%	16.9%	(1.4)%	27.9%

(1)	Interest expense, net of interest income.
(2)	Income Tax expense solely pertains to our wholly owned subsidiary in the United Kingdom which is taxed as a corporation in that jurisdiction.
(3)

Refers to direct transaction costs reflected in the acquisition, integration and restructuring line item of our income statement and incremental acquisition-related costs incurred to execute and integrate the Black Mountain Acquisition and the AltaReturn Acquisition, including transaction fees, due diligence costs, and other direct costs related to acquisition activities, as well as charges related to workforce reductions (e.g., severance) and estimated costs of existing contractual commitments.

(4)

Pertains to costs incurred directly related to the COVID-19 pandemic, such as personal protective equipment for employees who have opted to return to working in our offices and incremental cleaning and sanitization fees directly related to the COVID-19 pandemic.

(5)	Pertains to the impact of a sub-lease termination at our New York office location.
(6)

Represents professional fees associated with preparation for Sarbanes-Oxley compliance and other advisory fees associated with preparation for our initial public equity offering, and advisory costs associated with the adoption of new accounting standards.

Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for an analysis of our results as reported under GAAP. Because of these limitations, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered as a replacement for net loss, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.

Quarterly Results of Operations and Other Data

The following table sets forth selected unaudited interim condensed consolidated quarterly statements of operations data for the fiscal quarters ended June 30 and March 31, 2021, for each of the four fiscal quarters in the year ended December 31, 2020 and for the fiscal quarter ended December 31, 2019. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of this information in accordance with GAAP. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	For the Three Months Ended (in thousands) (unaudited)
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total revenue	$28,821	$42,493	$23,155	$25,566	$23,316	$39,220	$20,732
Total cost of revenue	16,880	15,959	13,838	14,219	13,877	13,500	10,858
Gross profit	11,941	26,534	9,317	11,347	9,439	25,720	9,874

Operating expenses:
General and administrative	8,825	7,764	9,379	5,014	4,769	7,838	7,521
Research and development	6,635	6,153	5,300	5,279	5,216	5,276	5,636
Sales and marketing	6,607	5,737	4,452	3,576	2,847	2,364	1,518
Acquisitions, integration and restructuring expense	331	2,195	1,833	1,678	1,242	2,703	763
Amortization of intangible assets	3,848	3,899	3,835	3,835	3,849	3,821	3,848

Total operating expenses	26,246	25,748	24,799	19,382	17,923	22,002	19,286
Operating income (loss)	(14,305)	786	(15,482)	(8,035)	(8,484)	3,718	(9,412)
Interest expense, net	(3,428)	(3,398)	(3,484)	(3,521)	(4,000)	(4,395)	(4,545)
Other income (expense)	(29)	(198)	(86)	(182)	(43)	(77)	58

Loss before income tax expense	(17,762)	(2,810)	(19,052)	(11,738)	(12,527)	(754)	(13,899)
Income tax expense	—	(309)	(245)	(244)	(245)	(245)	(184)
Net loss	$(17,762)	$(3,119)	$(19,297)	$(11,982)	$(12,772)	$(999)	$(14,083)

		For the Three Months Ended (unaudited)
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total revenue	100%	100%	100%	100%	100%	100%	100%
Total cost of revenue	59%	38%	60%	56%	60%	34%	52%

Gross profit	41%	62%	40%	44%	40%	66%	48%
Operating expenses:
General and administrative	31%	18%	41%	20%	20%	20%	36%
Research and development	23%	14%	23%	21%	22%	13%	27%
Sales and marketing	23%	14%	19%	14%	12%	6%	7%
Acquisitions, integration and restructuring expense	1%	5%	8%	7%	5%	7%	4%
Amortization of intangible assets	13%	9%	17%	15%	17%	10%	19%

Total operating expenses	91%	107%	61%	76%	77%	56%	93%
Operating loss	(50)%	(67)%	2%	(31)%	(36)%	9%	(45)%
Interest expense, net	(12)%	(15)%	(8)%	(14)%	(17)%	(11)%	(22)%
Other expense	0%	0%	0%	(1)%	0%	0%	—

Loss before income tax expense	(62)%	(82)%	(7)%	(46)%	(54)%	(2)%	(67)%
Income tax expense	0%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%

Net loss	(62)%	(83)%	(7)%	(47)%	(55)%	(3)%	(68)%

Quarterly Revenue Trends. Our quarterly revenue fluctuated over the last seven periods presented primarily due to the seasonality of our revenue recognition with regards to our on-premise software solution. However, the overall increasing trend in revenue during these periods is largely due to increased subscription purchases by existing clients coupled with new client growth.

Quarterly Cost of Revenue Trends. On a sequential basis, our quarterly cost of revenue generally increased due to higher costs attributable to growth from new and existing clients which increases spending on our cloud-based software, labor and related overhead.

Quarterly Operating Expense Trends. Our operating expenses have increased sequentially with our growth. On a quarterly basis, research and development expenses generally increased as a result of higher employee-related costs as we expanded our research and development function to improve the existing functionality of our solutions, develop new solutions to fill market needs, and enhance our core platform. Sales and marketing expense increased over the past seven periods presented primarily due to higher employee-related costs in our sales and marketing functions as part of new go-to market initiatives to expand our client base and cross-sell and up-sell additional solutions to existing clients. Acquisitions, integration and restructuring expense fluctuated primarily due to ongoing costs of integrating our legacy businesses and related systems. Lastly, our amortization of intangible assets was consistent throughout the periods.

Interest expense and Other income (expense). Interest expense, net was driven primarily by expenses related to our long-term debt. The sequential decrease over the periods was driven primarily by reduced interest rates on our debt facilities. Other income (expense) fluctuated on a quarterly basis due to changes in foreign currency gains and losses.

Liquidity and Capital Resources

General

Allvue Systems Holdings, Inc. is a holding company with no operations of our own and, as such, we will depend on our subsidiaries for cash to fund all of our operations and expenses. We will depend on the payment of distributions by our current and future subsidiaries, including Topco LLC. The terms of the agreements governing our Credit Agreements contain certain negative covenants prohibiting certain of our subsidiaries from making cash dividends or distributions to us or to Topco LLC unless certain financial tests are met. For a discussion of those restrictions, see “Description of Certain Indebtedness—Senior Secured Credit Facilities” below and “Risk Factors—Risks Related to Our Indebtedness.” We currently anticipate that such restrictions will not impact our ability to meet our cash obligations.

As of June 30, 2021, our principal sources of liquidity were cash and cash equivalents totaling $10.6 million, which was held for working capital purposes, as well as the available balance of our Revolving Credit Facility, described further below. As of June 30, 2021, our cash equivalents were comprised of bank deposits and are generally held with large, diverse financial institutions worldwide with high investment-grade credit ratings or financial institutions that meet investment-grade ratings criteria, which we believe mitigates credit risk. During the six months ended June 30, 2021 and the year ended December 31, 2020, our positive cash flow from operations has enabled us to make continued investments in supporting the growth of our business. Following the completion of this offering, we expect that our operating cash flows, in addition to our cash and cash equivalents, will enable us to continue to make such investments in the future. We expect our operating cash flows to further improve as we increase our operational efficiency and experience economies of scale.

We have financed our operations primarily through cash received from operations and debt financing. We believe our existing cash and cash equivalents, our Revolving Credit Facility and cash provided by sales of our solutions and services will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced solutions and services offerings and the continuing market acceptance of our solutions. In the future, we may enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, this could reduce our ability to compete successfully and harm our results of operations.

A majority of our clients pay in advance for subscriptions, which is recorded as deferred revenue. Deferred revenue consists of the unearned portion of billed fees for our subscriptions, which is later recognized as revenue in accordance with our revenue recognition policy. As of June 30, 2021, we had deferred revenue of $28.4 million, all of which is recorded as a current liability and is expected to be recorded as revenue in the next 12 months, provided all other revenue recognition criteria have been met.

As a result of its ownership of LLC Units in Topco LLC, Allvue Systems Holdings, Inc. will become subject to U.S. federal, state and local income taxes with respect to its allocable share of any taxable income of Topco LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, Allvue Systems Holdings, Inc. also will incur expenses related to its operations and may be required to make payments under the Tax Receivable Agreement to the LLC Unitholders. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the LLC Unitholders may be significant and are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement. See “Risk Factors—Risks Related to Our Organizational Structure—The Tax Receivable Agreement with the LLC Unitholders requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we may be required to make could be substantial.” Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the reduction in tax payments for us associated with the federal, state and local tax benefits described above would aggregate to approximately $         million through 2036. Under such scenario we would be required to pay the LLC Unitholders 85% of such amount, or $         million through 2036. Assuming no changes in the relevant tax law, and that Allvue Systems Holdings, Inc. earns sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that future payments under the Tax Receivable Agreement relating to the purchase by Allvue Systems Holdings, Inc. of LLC Units from Topco LLC in connection with this offering will be approximately $         million (or approximately $         million if the underwriters exercise their option to purchase additional shares of Class A common stock, the proceeds of which will be used by Allvue Systems Holdings, Inc. to acquire additional LLC Units from Topco LLC) and to range over the next 15 years from approximately $         million to $ million per year (or range from approximately $         million to $ million per year if the underwriters exercise their option to purchase additional shares of Class A common stock) and decline thereafter. As a result, we expect that aggregate payments under the Tax Receivable Agreement over this 15-year period will range from approximately $         million to $         million (or range from approximately $         million to $         million if the underwriters exercise their option to purchase additional shares of Class A common stock). These estimates are based on an initial public offering price of $         per share of Class A common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus. Future payments in respect of subsequent exchanges or financings would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates, and the actual payments could differ materially. We expect to fund these payments using cash distributions from Topco LLC. See “Organizational Structure—Amended and Restated Operating Agreement of Topco LLC” and “Organizational Structure—Tax Receivable Agreement.”

Credit Facilities

In September of 2019, we entered into a First Lien Credit Agreement (the “First Lien Credit Agreement”) with lending institutions for term-loan borrowings (the “First Lien Term Loan Facility” and the term loans thereunder, the “First Lien Term Loan”) totaling $165.0 million and a Second Lien Credit Agreement (the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”) for term loan borrowings (the “Second Lien Term Loan Facility,” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities,” and the term loans under the Second Lien Term Loan Facility, the “Second Lien Term Loan” and, together with the First Lien Term Loan, the “Term Loans”) totaling $75.0 million. The First Lien Credit Agreement also provided for a revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Credit Facilities”) of $25.0 million, for letters of credit and loans to be used for working capital and other general corporate financing purposes. Borrowings under the First Lien Credit Agreement and the

Second Lien Credit Agreement are guaranteed by Bluefin Intermediate Holdings, LLC and certain of its subsidiaries as specified in the respective credit agreements, and are secured by liens and security interests in substantially all of the assets of existing and future material domestic subsidiaries of Bluefin Intermediate Holdings, LLC that are guarantors or borrowers under the respective Credit Facilities.

The First Lien Term Loan became repayable in quarterly payments of approximately $0.4 million beginning March 31, 2020 and will remain repayable through September 4, 2026, with all remaining outstanding principal due on September 4, 2026.

Borrowings under the First Lien Term Loan Facility bear interest at the Adjusted LIBO Rate (as defined in the First Lien Credit Agreement) plus the margin of (x) if the First Lien Leverage Ratio (as defined in the First Lien Credit Agreement) for the applicable period exceeds 5.00 to 1.00, 4.25% per annum and (y) if the First Lien Leverage Ratio (as defined in the First Lien Credit Agreement) for the applicable period is less than or equal to 5.00 to 1.00, 4.00% per annum. The “LIBO Rate” for the First Lien Term Loan Facility is defined as LIBOR as administered by the Intercontinental Exchange (“ICE”) Benchmark Administration for deposits in dollars.

As of June 30, 2021, the interest rate on the First Lien Term Loan was 4.09%.

Borrowings under the Second Lien Term Loan Facility bear interest at the Adjusted LIBO Rate (as defined in the Second Lien Credit Agreement) plus the margin of 7.75% per annum. The “LIBO Rate” for the Second Lien Term Loan Facility is defined as the LIBOR as administered by the ICE Benchmark Administration for deposits in dollars. Borrowings under the Second Lien Term Loan Facility do not have periodic principal payments with full principal due on September 6, 2027.

As of June 30, 2021, the interest rate on the Second Lien Loan (as defined herein) was 7.84%.

Borrowings under the Revolving Credit Facility bear interest at the Adjusted LIBO Rate (as defined in the First Lien Credit Agreement) plus the margin of (x) if the First Lien Leverage Ratio (as defined in the First Lien Credit Agreement) for the applicable period exceeds 5.00 to 1.00, 4.25% per annum, (y) if the First Lien Leverage Ratio (as defined in the First Lien Credit Agreement) for the applicable period is less than or equal to 5.00 to 1.00, 4.00% per annum. The “LIBO Rate” for the Revolving Credit Facility is defined as the LIBOR as administered by the ICE Benchmark Administration for deposits in dollars. Borrowings under the Revolving Credit Facility do not have periodic principal payments with full principal due on September 6, 2024.

See “Description of Certain Indebtedness—Senior Secured Credit Facilities” for more information.

Cash Flows

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the six months ended June 30, 2021 and June 30, 2020.

	For the six Months Ended
	June 30, 2021	June 30, 2020
	(in thousands)
Net cash provided (used in) operating activities	$2,273	$12,886
Net cash provided (used in) investing activities	(597)	(284)
Net cash provided (used in) financing activities	(1,149)	(1,568)
Effect of foreign exchange rate on cash and cash equivalents	66	(667)

Net increase/(decrease) in cash, cash equivalents and restricted cash	593	10,367
Cash, cash equivalents and restricted cash at beginning of period	9,982	14,442

Cash, cash equivalents and restricted cash at end of period	$10,575	$24,809

Year Ended December 31, 2020 Compared to Successor 2019 Period and Predecessor 2019 Period

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the year ended December 31, 2020, the Successor 2019 Period and the Predecessor 2019 Period:

	Successor		Predecessor
	Year Ended December 31, 2020	Period from July 1 to December 31, 2019	Period from January 1 to June 30, 2019
	(in thousands)
Net cash provided by (used in) operating activities	$(76)	$(17,489)	$13,620
Net cash provided by (used in) investing activities	(1,341)	(371,397)	(16,469)
Net cash provided by (used in) financing activities	(3,362)	403,290	7,635
Effect of foreign exchange rate on cash and cash equivalents	319	38	238

Net increase/(decrease) in cash, cash equivalents and restricted cash	(4,460)	14,442	5,024
Cash, cash equivalents and restricted cash at beginning of period	14,442	—	3,396

Cash, cash equivalents and restricted cash at end of period	$9,982	$14,442	$8,420

Operating Activities

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

Net cash flow from operating activities for these two distinct periods reflect the impact of seasonality in our billing and cash receipt collections whereby the first quarter of each fiscal year experiences the highest relative cash inflow largely due to annual billings delivered to clients in the preceding year’s fourth quarter.

Our largest source of operating cash flows is cash collections from our clients following the purchase and renewal of their software subscription agreements. Payments from clients for these agreements are generally received near the beginning of the contracts’ terms, which are generally one year in length. Our primary uses of cash from operating activities are for employee related expenditures, third-party hosting costs, and interest payments.

For the six months ended June 30, 2021 and 2020, net cash provided by operating activities was $2.3 million and $12.9 million, respectively. Net cash flow from operating activities in these periods were driven primarily by growth in new clients and incremental sales to existing clients. For the six months ended June 30, 2021 compared to the six months ended June 30, 2020, there were higher cash outflows related to higher costs of sales connected with client growth, as well as higher employee-related compensation costs as we invested in our sales and marketing, professional services, R&D and support organizations.

Year Ended December 31, 2020 Compared to Successor 2019 Period and Predecessor 2019 Period

For the year ended December 31, 2020, net cash used in operating activities was $0.1 million, or relatively flat for the period. Net cash flow from operating activities was impacted by higher cash receipts in the period driven primarily by growth in new clients and incremental sales to existing clients, offset largely by cash outflows related to higher costs of sales connected with client growth, as well as higher employee-related compensation costs as we invested in our sales and marketing, professional services, R&D and support organizations.

For the Successor 2019 Period, net cash used in operating activities was $17.5 million, while net cash provided by activities for the Predecessor 2019 period was $13.6 million. Net cash flow from operating activities for these two distinct periods reflect the impact of seasonality in our billing and cash receipt collections whereby the first quarter of each fiscal year experiences the highest relative cash inflow largely due to annual billings delivered to clients in the preceding year’s fourth quarter.

Our largest source of operating cash flows is cash collections from our clients following the purchase and renewal of their software subscription agreements. Payments from clients for these agreements are generally received near the beginning of the contracts’ terms, which are generally one year in length. Over the course of a fiscal year, we also generate cash from the sales of new license sales and services. Our primary uses of cash from operating activities are for employee related expenditures, third-party hosting costs, and interest payments.

Investing Activities

For the six months ended June 30, 2021 and 2020, cash used in investing activities was $0.6 million and $0.3 million, respectively, representing additional expenditures on property and equipment.

For the year ended December 31, 2020, cash used in investing activities was $1.3 million, representing additional expenditures on property and equipment. For the Successor 2019 Period, cash used in investing activities was $371.4 million, primarily related to the AltaReturn Acquisition. For the Predecessor 2019 Period, cash used in investing activities was $16.5 million, primarily driven by $14.5 million used to fund the Black Mountain Acquisition.

Financing Activities

For the six months ended June 30, 2021, cash used in financing activities was $1.1 million, primarily reflecting $0.3 million of cash repurchases from members and $0.8 million repayment of debt. For the six months ended June 30, 2020, cash used in financing activities was $1.6 million, driven primarily by $0.7 million of cash repurchases from members and $0.8 million repayment of debt.

For the year ended December 31, 2020, cash used in financing activities was $3.4 million, primarily reflecting $2.7 million of cash repurchases from members and $1.7 million repayment of debt, offset by $1.0 million in net proceeds from member contributions. For the Successor 2019 Period, cash provided by financing activities was $403.3 million, driven primarily by $222.7 million in net proceeds from member contributions as well as $240.0 million in proceeds received from term loans in connection with the AltaReturn Acquisition, partially offset by $48.8 million of repayments of Predecessor term loan settled in connection with the Black Mountain Acquisition and $10.5 million in deferred debt issuance costs and cash distributions to members. For the Predecessor 2019 Period, cash provided by financing activities was $7.6 million, primarily driven by $11.8 million from loans, offset by $3.7 million in cash distributions to members.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under operating leases for office space and repayments of long-term debt.

The following table sets forth the amounts of our significant contractual obligations and commitments with definitive payment terms as of June 30, 2021:

	Payments due by Period(1)
	Total	Remainder of 2021	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Term loans—principal	$237,525	$825	$3,300	$3,300	$230,100
Term loans—interest(2)	70,910	6,285	24,972	24,624	15,029
Noncancellable lease obligations	7,529	1,243	4,251	2,035	—
Other obligations(3)	3,000	600	2,400	—	—
Total	$318,964	$8,953	$34,923	$29,959	$245,129

Excludes any of our obligations under the Tax Receivable Agreement. Due to the uncertainty of various factors, the payments that we may be required to make under the Tax Receivable Agreement to the LLC Unitholders may be significant and are not reflected in the contractual obligations table set forth above as they are dependent upon sufficient taxable income to fully utilize the potential future tax benefits that are subject to the Tax Receivable Agreement. See

(1)	“Organizational Structure—Tax Receivable Agreement” and “Risk Factors—Risks Related to Our Organizational Structure.
(2)

Interest payments that relate to the Term Loans are calculated and estimated for the periods presented based on the expected principal balance for each period and the effective interest rate June 30, 2021 of 4.09% for the First Lien Term Loan, 7.84% for the Second Lien Term Loan, and 0.25% for the Credit Facilities, given that our debt is at floating interest rates. Excluded from these payments is the amortization of deferred debt issuance costs related to our indebtedness.

(3)	Other obligations include cloud infrastructure commitments and fixed vendor software arrangements.

Impact of Inflation

While inflation may impact our net revenue and costs of revenue, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Indemnification Agreements

In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify clients, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us or from intellectual property infringement, misappropriation or other claims made by third parties. In addition, in connection with the completion of this offering we intend to enter into indemnification agreements with our directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon us to provide indemnification under such agreements and there are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.

Off-Balance Sheet Arrangements

As of June 30, 2021, except as disclosed above in our Contractual Obligations and Commercial Commitments (excluding “Term loans-principal”), we did not have any relationships with unconsolidated organizations or financial partnerships, such as structure finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes.

JOBS Act

We qualify as an emerging growth company pursuant to the provisions of the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

The JOBS Act also permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt-in” to this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to “Note 2 — Significant Accounting Policies” to the consolidated financial statements included elsewhere in this prospectus for more detailed information regarding our critical accounting policies.

Business Combinations

All acquisitions were accounted for by the Company under the acquisition method in accordance with the Financial Accounting Standards Board’s (FASB) guidance on accounting for business combinations (ASC 805). The identifiable assets acquired and liabilities assumed by the Company are recognized based on their estimated fair values at the respective date of acquisition. Management determines the estimated fair values based upon assumptions they believe to be reasonable. These estimates are based on historical experience and information obtained from management. Critical estimates in valuing certain of the intangible assets include future expected cash flows, assumptions about the period of time the acquired intangible assets will continue to be used by the Company, and discount rates applied to the expected cash flows. Critical estimates in valuing deferred revenue include determining the future performance obligations, reasonable profit margins and discount rates. During the measurement period, not to exceed one year from the date of acquisition, if new information is obtained about facts and circumstances that existed as of the acquisition date, the Company may record adjustments to the fair value of assets acquired and liabilities assumed, with a corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations using the acquisition method of accounting. The Company evaluates goodwill for impairment annually on October 1st of each year and as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. Under the quantitative impairment test, if the carrying amount of the reporting unit exceeds its fair value, then an impairment loss is recognized in an amount equal to that excess, not to exceed the total amount of goodwill. For purposes of the annual impairment test, the Company has determined it has one reporting unit. There was no impairment of goodwill recorded during the six months ended June 30, 2021 and 2020 and during the years ended December 31, 2020 and 2019.

Intangible Assets

Intangible assets with finite lives arising from business combinations are initially recorded at fair value and amortized over their useful lives using the straight-line method. The estimated useful life for each acquired intangible asset class is disclosed in Note 5 of the consolidated financial statements.

The Company reviews definite-lived intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends and changes in the Company’s business strategy. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. There were no events or changes in circumstances that indicated the Company’s long-lived assets were impaired during the six months ended June 30, 2021, during the year ended December 31, 2020 (Successor), during the period from July 1 to December 31, 2019 (Successor) and during the period from January 1 to June 30, 2019 (Predecessor).

Revenue Recognition

Revenue is recognized upon transfer of control of promised products or services to clients in an amount that reflects the consideration we expect to receive in exchange for those products or services. Revenue is recognized according to the following steps:

1.	Identify the contract(s) with a client;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) we satisfy a performance obligation.

The significant majority of our two major revenue sources, subscription revenue and professional service revenue, is derived from contracts with clients. Subscription revenues are primarily related to our cloud-based software performance obligations and our on-premise software licenses and related maintenance and support. Professional service revenues are primarily related to implementation and consulting services for our clients billed on a time-and-materials basis.

Cloud-based software performance obligations

Cloud-based software performance obligations are priced based on the services the client has subscribed to and the number of users having access to the services, as of the signing of the contract, at the predetermined contract rate over the initial contract term. Contractual service periods are generally three-year periods with three-year renewals after the initial term.

The contracts for cloud-based software performance obligations do not typically include significant financing components, non-cash consideration or consideration payable to customers. The Company’s cloud-based software subscription revenue is satisfied over time, as it is simultaneously received and consumed by the client. The Company’s cloud-based software performance obligations are typically billed quarterly in advance and consists of a term-based licensed subscription which is considered to be highly consistent with our cloud-based hosted solution in terms of functionality, design and user experience.

On-premise software license performance obligations

On-premise license revenue is satisfied at a point in time and is recognized on the contract effective date. The contract effective date is the point at which the client has the present, enforceable right to a license key and as such has both the right to use and benefit from the software license. The contracts for on-premise software license performance obligations do not typically include significant financing components, non-cash consideration or consideration payable to customers. On-premise software license performance obligations are typically billed annually in advance.

Maintenance and Support Performance Obligations

Fees charged for maintenance and support performance obligations are generally bundled with on-premise software license performance obligations and are typically priced as a percentage of the on-premise software license fee. The fee is recognized ratably over the life of the on-premise software license contract, beginning on the contract effective date, as the nature of the terms represent a promise to provide a stand-ready obligation rather than delivery of specific goods or performing specified activities. Our maintenance and support performance obligations are typically billed annually in advance.

Professional services performance obligations

Fees charged for professional service performance obligations are based on a fixed price per hour. Our professional service revenue (which include configuration and implementation, training and advisory services) is satisfied over time as we perform the services, as they are simultaneously received and consumed by the client. Our professional services performance obligations are typically billed as services are provided.

Significant judgements and estimates, including standalone selling price

The Company enters into contracts with its customers that include multiple performance obligations that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of account may require significant judgment. On-premise software license and cloud-based software performance obligations are distinct because such offerings are often sold separately. In determining whether maintenance and support and professional services are distinct, the Company considers the following factors for each performance obligation:

•	The availability of the services from other vendors;

•	The nature of the professional services;

•	The timing of when the professional services contract was signed in comparison to the subscription start date; and

•	The contractual dependence of the service on the clients’ satisfaction with the professional services work.

The Company has concluded that both maintenance and support and professional services included in contracts with multiple performance obligations are distinct.

Transaction price (excluding sales tax) allocations are based on the stand-alone selling price (“SSP”) for each performance obligation. The Company performs relative selling price allocations to performance obligations in bundled contracts, assigning SSP based on each performance obligation’s relative value to the customer over the life of the contract. Outside of certain bundled arrangements, the Company applies the “right to invoice” practical expedient under ASC 606 for professional services offerings wherein the Company has the right to invoice the customer a fixed amount for each hour of service rendered, given the fixed amount reflects the value to the customer.

The standalone selling price is the price at which the Company would sell each deliverable separately to the customer. For the majority of the subscription and professional service performance obligations, management uses the observable price in transactions in determining SSP. For certain maintenance and support and professional services offerings bundled with software licenses, where the SSP for the performance obligation may not directly be observable, management estimates SSP considering all available information, including market conditions and other observable inputs.

Non-cash Equity-Based Compensation

Non-cash equity-based compensation expense for our time-based awards is determined based on the grant-date fair value, net of forfeitures, and is recognized on a straight-line basis over the requisite service period of the award, which is typically the vesting term of the award. Non-cash equity-based compensation for any awards fully vested on the grant date is recognized on the date of grant. Forfeitures are recognized as they occur. The fair value of non-cash equity-based compensation was estimated using an option-pricing method which treats units as call options on the total equity value of the Company, with exercise (or strike) prices based on the value thresholds at which the security holder would share in the equity of the Company. The values of the options associated with each strike price are calculated using the Black-Scholes option pricing model. Assumptions included: expected volatility, risk-free interest rates, expected dividend, expected terms, and underlying common unit fair value. Expected volatilities used in the fair value estimate are based on the volatility of comparable public companies in the technology industry. The risk-free rate is based on the U.S. Treasury yield curve in effect based on the expected term at the time of grant. The expected term input is established based on management’s expectations of a liquidity event. Following our initial public offering, our common stock will be traded in the public market and accordingly we will use the applicable closing price of our common stock to determine fair value.

Income Taxes

Topco LLC is a limited liability company and has elected to be taxed as a partnership for federal and state income tax purposes. Accordingly, all taxable income or loss flows through to Topco LLC’s members and are reported on their applicable income tax returns. Therefore, no provision for U.S. federal income tax expense has been recorded in the accompanying consolidated financial statements.

Topco LLC records foreign income taxes, where applicable, using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Topco LLC is required to recognize, measure, classify, and disclose in the consolidated financial statements uncertain tax positions taken or expected to be taken in the Topco LLC’s tax returns. Management has determined that Topco LLC does not have any uncertain tax positions and associated unrecognized benefits that materially impact the consolidated financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that Topco LLC’s tax returns will not be challenged by the taxing authorities and that Topco LLC or its members will not be subject to additional tax, penalties, and interest as a result of such challenge. Topco LLC recognizes tax related interest and penalties, if any, in general and administrative expenses. Generally, Topco LLC’s tax returns remain open for federal income tax examination for three years from the date of filing.

After the consummation of this offering, pursuant to the LLC Operating Agreement, Topco LLC will generally make pro rata tax distributions to LLC Unitholders, including Allvue Systems Holdings, Inc., in an amount sufficient to fund all or part of their tax obligations with respect to the taxable income of Topco LLC that is allocated to them. See “Organizational Structure—Distributions.”

After consummation of this offering, Allvue Systems Holdings, Inc. will become subject to U.S. federal, state and local income taxes with respect to its allocable share of any taxable income of Topco LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, plus payments under the Tax Receivable Agreement, which will be significant. We intend to cause Topco LLC to make distributions in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement. See “Organizational Structure—Distributions.”

For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 2 to our consolidated financial statements: “Summary of Significant Accounting Policies” appearing elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

The functional currencies of our foreign subsidiaries are the respective local currencies. Most of our sales are denominated in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the United States, and England. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments. During the six months ended June 30, 2021, a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have had a material impact on our consolidated financial statements.

Interest Rate Risk

Our primary market risk exposure is changing Eurodollar-based interest rates. Interest rate risk is highly sensitive due to many factors, including E.U. and U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. The Term Loans and Revolving Credit Facility carry interest at LIBOR, as administered by the ICE Benchmark Administration for deposits in dollar, plus the applicable margin, as described above under “Credit Facilities.”

At June 30, 2021, we had total outstanding debt of $237.5 million under our Term Loans. Based on the amounts outstanding, a 100-basis point increase or decrease in market interest rates over a 12-month period would result in a change to interest expense of approximately $2.4 million.

BUSINESS

Our Mission

Our mission is to empower superior investment decisions.

Company Overview

Allvue sets a new standard in technology for investment managers in the private capital and credit markets by pairing modern cloud-based software solutions with capabilities across multiple asset classes. Our software solutions serve the entire investment lifecycle and are seamlessly integrated to provide a comprehensive product suite. We serve investment managers of all sizes worldwide, including GPs, LPs, fund administrators and banks. We believe our software solutions allow our clients to operate and grow their businesses more effectively by automating manual processes, improving data accuracy and consistency across workflows and delivering enhanced analytics.

Within the broader investment management industry, our software solutions currently focus on alternative asset classes and credit markets, which include private equity, venture capital, real estate, private debt, infrastructure and fixed income. Alternative asset classes have experienced significant growth and increased allocations of capital from investors in recent years. According to Preqin, a leading provider of industry data, the alternative investments industry has approximately $11 trillion in assets under management as of December 31, 2020, which has grown at an approximately 10.2% compound annual growth rate over the preceding decade.

As the investment management industry continues to grow, and as firms continue to extend into alternative asset classes, we believe there will be heightened demand for modern technology solutions driven by increased regulatory requirements, demands for transparency from investors and a need for modern technology equipped to support the investment workflow for multiple asset classes across the full investment lifecycle. Many investment managers currently rely on a patchwork of in-house manual systems, highly inefficient workflows and multiple disparate third-party vendors to serve their needs. We believe these legacy solutions are cumbersome, without meaningful scale and are unable to provide sufficient oversight or insights for an increasingly complex industry.

Our deep understanding of the investment management industry has allowed us to develop highly scalable software solutions tailored to address the key challenges and complexity faced by our clients. We provide clients with a modern alternative to their legacy systems, which we believe enhances their ability to distill data and uncover insights and, in turn, fosters more informed investment decisions. Our cloud-based software solutions deliver automation, accuracy, consistency and efficiency for multiple asset classes across our clients’ workflows. We seek to help our clients improve workflows throughout the investment lifecycle, enable deeper relationships with their investors and prospects and allow them to focus on data analysis instead of data collection.

Our cloud-based software solutions automate and enhance investment management workflows across the investment lifecycle and across multiple asset classes, as shown in the graphic below.

We define the investment lifecycle as having three stages, but some or all of these stages may be happening concurrently. During capital raising, we support our clients by allowing them to track potential capital providers or investors, gain relationship insights and organize their data (i.e. our Investor Management solution). During sourcing and execution, we support our clients as they search, analyze and execute potential investments (i.e. our Pipeline Management, Research Management, Trade Order Management and Compliance solutions). During the investment management phase, we support our clients by automating manual processes, monitoring performance and investment-risk exposures and providing high quality analytics (i.e. our Portfolio Management, Portfolio Monitoring, Performance Attribution, Fund Finance and Business Intelligence solutions). Across the full end-to-end investment lifecycle, we provide clients with integrated software solutions to support their back office and investor portals (i.e. our Fund Accounting, Investment Accounting, Corporate Accounting and Investor Portal solutions). All of our software solutions are seamlessly integrated and leverage proprietary and third-party data to deliver valuable insights.

Our intuitive and modern user interfaces enables our clients to integrate different functions, automate manual workflows and visualize their data. Leveraging APIs, our technology seamlessly integrates with our clients’ existing systems. Our clients can drive competitive differentiation from the extensive proprietary data insights accessible through our software solutions. Simply put, we believe we drive mission critical end-to-end workflows for our clients, which creates strong loyalty to our solutions.

Our cloud-based software solutions provide investment managers of all sizes worldwide, including GPs, LPs, investment managers, fund administrators and banks, the ability to effectively grow and scale their businesses. Our industry recognition is exemplified by our blue-chip client base of approximately 400 investment managers as of June 30, 2021, including:

•	20 of the top 25 collateralized loan obligation managers by AUM;

•	Approximately 147 private equity and venture capital firms;

•	Over 23 fund administrators; and

•	Over 15 global commercial banks.

Across these approximately 400 clients, we charge subscription fees for over 14,000 individual users relying on our software solutions to execute their day-to-day activities, including portfolio management, technology, investment analysis, operations, trading, investor relations, risk and compliance among others.

The breadth of our network goes far beyond the clients that we serve today. Each of our GP clients interacts with their investors via our investor portal software solutions (“Investor Portal software solutions”), creating value as more investors are added to our platform. These investors may not currently be our clients, but the interaction of our GP clients with their investors via our Investor Portal software solutions enhances the industry recognition of our software solutions and contributes to the wealth of data on our platform. In total, we estimate that over 9,000 LPs interact with our platform via our GP clients, including the following LPs as of June 30, 2021:

•	19 out of 25 of the largest global insurance companies by AUM;

•	91 of the 100 largest endowments by AUM;

•	44 of the 50 largest US pension plans by AUM; and

•	24 of the 25 largest investment consultants by AUM.

Across these over 9,000 LPs, approximately 90,000 individual users access our solutions. These users are not charged fees directly, as access is provided through their GPs’ subscriptions. These users access, share and analyze data on their investments through our Investor Portal software solutions.

We believe our competitive advantage is demonstrated in our 96.5% and 97.3% Gross Dollar Retention Rate and 115.2% and 113.9% Net Dollar Retention Rate as of June 30, 2021 and December 31, 2020, respectively. Our Gross Dollar Retention Rate measures our success in retaining recurring revenue from existing clients, which we calculate as the ARR recorded as of the first day of the applicable trailing-twelve-month reporting period less the ARR lost from customer cancellation during the applicable trailing-twelve-month reporting period (the numerator), divided by the ARR as of the first day of the applicable trailing-twelve-month reporting period (the denominator). Our Gross Dollar Retention Rate reflects only client cancellations and does not reflect expanded adoption or decreased utilization of our solutions by our existing clients. In addition, our Net Dollar Retention Rate measures our ability to increase revenue across our existing client base through expanded use of our platform, offset by clients whose subscription contracts with us are not renewed or renew at a lower amount. We calculate our Net Dollar Retention Rate as of the end of a trailing-twelve-month reporting period by measuring ARR as of the last day of the applicable trailing-twelve-month reporting period from clients with associated ARR as of the first day of the applicable trailing-twelve-month reporting period (the numerator), divided by ARR as of the first day of the applicable trailing-twelve-month reporting period (the denominator). Our Net Dollar Retention Rate provides insight into the impact of expanding adoption of our solutions by our existing clients on our subscription revenue during the applicable trailing-twelve-month period.

We aim to be the market-leading provider of cloud-based software solutions for the investment management industry. Key pillars of our growth strategy include deepening relationships with existing clients, growing our client base, broadening our geographical presence, continuing to innovate and add new software solutions and pursuing acquisitions. We continue to invest in our sales force and technology capabilities to capture these growth opportunities.

We have a recurring subscription-based revenue model that results in a powerful combination of growth and profitability. For the six months ended June 30, 2021, total subscription revenue represented approximately 83.4% of our total revenue. Total subscription revenue represented approximately 76.1% of our total revenue for the year ended December 31, 2020. Our subscription-

based revenue model charges our clients a fee that is primarily based on the number of users on our platform and the number of modules purchased from our end-to-end product suite. We may consider a client’s size, range of asset classes and other factors in determining per user fees. We also charge clients additional fees for implementation and consulting related to initial installation and ongoing services, respectively.

Our ARR, which we define as the annualized value of all recurring contracts as of the end of a defined period, grew 31.4% as of June 30, 2021 compared to the prior year-period. Our ARR grew 30.6% as of December 31, 2020 compared to the prior year-end. For the six months ended June 30, 2021, our Net Loss Margin was approximately 29.3%, and we generated approximately 16.4% Adjusted EBITDA margin for the same period. Our Net Loss Margin was approximately 40.5% in the year ended December 31, 2020, and we generated approximately 16.9% Adjusted EBITDA margin for the same period.

For the six months ended June 30, 2021, our total revenue was $71.3 million and our total subscription revenue was $59.5 million, or 83.4% of total revenue. For the year ended December 31, 2020, our total revenue was $111.3 million and our total subscription revenue was $84.6 million, or 76.1% of total revenue. In order to advance our leadership position in the investment technology industry, we have made significant investments in our software platform and sales and marketing organization, and incurred a net loss of $20.9 million and $45.1 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively. For additional information on our financial results and key metrics, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Our History

Allvue was formed in September 2019, with the merger of Black Mountain and AltaReturn, two leading providers of investment technology solutions. Black Mountain was founded in 2007 and developed innovative, configurable software solutions capable of handling the complexities associated with private credit assets. AltaReturn was founded in 2008 to power mission-critical functions and address reporting needs of the private equity industry through software solutions, including some of the most successful GPs, LPs, investment managers and fund administrators in the world. Both Black Mountain and AltaReturn were founded by industry veterans who had worked at legacy solutions providers.

This collective industry experience and focus on innovative software solutions remain core differentiators of Allvue today. We believe we have benefitted from capabilities across multiple asset classes, a larger client base, increased breadth of software solutions and sophistication of technology. This has allowed us to better serve our clients and foster our leadership position in the investment technology industry. Together, we offer an integrated solution, backed by a singular go-to-market approach, that can be tailored across our four core client types today.

Industry Background

Investment management is a large and growing industry. Investors are increasing allocations to alternative asset classes, leading to significant AUM growth. According to Preqin, a leading provider of industry data, the global alternative investments industry AUM has grown at an approximately 10.2% CAGR over the last decade and Preqin forecasts that it will continue to grow at an approximately 9.8% CAGR from 2020 through 2025. Preqin also reported that among public pension funds, the median allocation to alternative asset classes increased from approximately 18% as of December 31, 2010 to approximately 30% as of August 31, 2020. In addition, approximately 80% of institutional investors surveyed by Preqin in August 2020 responded that they plan to increase their allocation to alternative asset classes by 2025. These figures include AUM in private equity, private debt, real estate, infrastructure, natural resources and hedge funds asset classes, which include many of the asset classes that we currently serve. Allocations to alternative asset classes grow as investors seek diversification and potentially higher returns compared to traditional asset classes.

As the investment management industry continues to grow, investment managers face increased complexity and competition, combined with increasing levels of regulatory oversight. In addition to sustaining and improving performance in their current strategies, investment managers need to manage additional asset classes, enhance reporting for their investors and improve efficiencies throughout their workflow. In response to these challenges, many investment managers are increasing their investment in technology to make their operations more client focused, automated and agile. We believe the investment technology industry is currently fragmented, with many investment managers using disparate internal systems and legacy external solutions to address the specific needs of their businesses. In addition, many legacy solutions only address certain aspects of managers’ workflows instead of providing a comprehensive solution. As illustrated below, we believe there is currently a disparate ecosystem of investment managers, asset classes, critical workflows and third-party stakeholders in the industry.

The key trends affecting the investment management industry include:

•

Growth in alternative investments AUM.    The alternative investments industry has experienced significant inflows and investors are increasing allocations to alternative asset classes. Alternative asset classes have attracted increased investment due to diversification and potential for higher returns. According to Preqin, the alternative investments industry’s AUM has grown at an approximately 10.2% CAGR from 2010 to 2020 and is expected to continue growing at an approximately 9.8% CAGR from 2020 through 2025.

•

Need for efficiency and scalability.    Investment managers are seeking solutions that will allow them to scale efficiently with their business as they continue to grow their investor base, AUM and personnel. As investment managers scale, many realize that spreadsheets are not sufficient and more sophisticated management tools are needed to address increased upkeep, delays and gaps in information accuracy.

•

Increasing complexity of investment strategies.    As the alternative investments industry’s AUM increases, many managers are attempting to expand into multiple alternative asset classes. This expansion creates operational complexities for managers due to differences in investing, monitoring and reporting.

•

Shift in technology toward integrated solutions.    Investment managers are seeking new technology capabilities that integrate their entire workflow to effectively compete. Integration is critical for investment managers seeking to automate manual workflows, enhance the user experience and ensure accuracy and consistency of their data. These factors may help improve the resulting investment outcomes and may also help investment managers differentiate themselves during capital raising.

•

Adoption of cloud-based solutions.    Investment managers are seeking new cloud-based solutions. These solutions may have several benefits to investment managers, including lower cost of ownership, easy upgrades, the ability to create a central repository for data across their workflows, greater security and improved scalability by eliminating reliance on data centers.

•

Demand for data and insights.    Investment managers are seeking new technology capabilities that deliver data and insights. We believe leveraging data and insights allows investment managers to improve their decision making, make decisions more quickly and improve communication with stakeholders.

•

Increasing global regulatory complexities.    Global financial services regulations continue to expand, including measures relating to retail investment in alternative funds, investment manager conduct standards and fiduciary duty and new institutional LP guidance. Investment managers operate under a myriad of ever-changing global regulatory regimes and must be nimble to adapt their operations and reporting to be compliant.

Our Market Opportunity

Investment managers spend substantial time and resources to develop and maintain internal processes and workflows. We believe there is a significant opportunity to disrupt this market by replacing in-house technology and workflows, such as paper and spreadsheets, with our cloud-based software solutions. By utilizing our end-to-end integrated solutions, investment managers can focus more resources on generating high quality investment returns for their investors.

We estimate that our current TAM, representing the portion of technology spend that can be targeted by our software solutions, is approximately $8 billion globally. To estimate our total addressable market, we categorized the investment management industry into client types we target and sourced the number of firms per type from data prepared by Preqin, PitchBook and CreditFlux. These client types included GPs, LPs, investment managers, fund administrators and banks and represent approximately 40,000 current and prospective clients in total. We then estimated average spend per client for our software solutions, accounting for different client sizes, and multiplied the price per client by the total number of firms in each client type, both in the United States and globally. Our assumed pricing represents historical data points from our suite of software solutions and assumes that clients use the maximum number of our software solutions. Our market opportunity is only based on our estimations for recurring subscription revenue and excludes impact of professional services.

In addition, we believe there is an adjacent opportunity to new solutions leveraging existing datasets, such as asset level financial and performance data on investments and funds across multiple asset classes. We believe that our data opportunity presents an additional addressable market of approximately $2 billion based on private capital markets spend, bringing our estimate of TAM to approximately $10 billion.

The Allvue Advantage

The investment management industry currently suffers from outdated workflows driven by fragmented legacy infrastructure. Investment managers need to analyze data from disparate solutions across multiple asset classes, connect with their own clients and portfolio companies and integrate third-party information from other market participants. We believe there is a significant opportunity to disrupt the status quo and provide cloud-based software solutions across asset classes and client types.

We believe our software solutions provide us with a competitive advantage by helping our clients overcome the limitations of existing systems to solve the challenges of the current investment management industry. Key components of our competitive advantage include:

•

Deep domain expertise.    We possess deep, industry-specific domain expertise, developed over more than ten years of experience serving investment managers. This enables us to offer a broad range of software solutions embedded with smart, intuitive pre-built functionality, designed to meet the precise use case requirements of our clients. We continue to address the various and evolving needs of our clients across multiple asset classes. We believe our clients benefit from the domain expertise embedded in our technology, such as our protocols to address the ongoing LIBOR transition impacting the investment management industry.

•

Modern cloud-based platform.    Our software solutions are built on a cloud-based platform to serve our clients effectively. We deliver open and extensible software with APIs, capable of integrating market and proprietary data, including connections with over 100 third-party data providers. With a user interface designed for ease, speed and accuracy, both technical and non-technical clients can tailor our software solutions to meet their needs. Our software solutions are built on a combination of third-party and proprietary technologies to provide a cloud-based solution for our clients. We continuously and efficiently deliver updates to our cloud-based software solutions.

•

Integrated end-to-end solutions covering the full investment lifecycle.    Our comprehensive suite of software solutions is designed to meet the full range of our clients’ needs throughout the full investment lifecycle. We provide a seamlessly integrated set of software solutions for our clients’ end-to-end workflows. Our solutions can also be used modularly to augment specific capabilities within clients’ existing workflows. We believe we will continue to update existing software solutions and launch new software solutions, allowing our clients to continue to improve their workflows consistently.

•

Flexible technology platform.    Our software solutions are designed to meet the most complex and sophisticated technology needs of the largest investment managers, but are also flexible to cost-effectively serve the needs of smaller investment managers. Our clients include a broad range of investment managers across GPs, LPs, investment managers, fund administrators and banks.

•

Data management and insights to enable better decision-making.    We enable our clients to use data as a strategic asset by helping our clients create a centralized repository for data across their workflows. When using our software solutions, clients can efficiently gather insights on portfolio investments, funds, potential opportunities and their own business. Our reporting software solutions allow our clients to visualize data and disseminate proprietary insights to internal decision makers and external stakeholders. Our software solutions are agnostic to data sources, leveraging clients’ internal and third-party data sources. We continue to invest in our data warehouse to better collect and leverage proprietary and third-party data.

Our company was founded on the belief that the investment management industry was not being adequately serviced by in-house solutions or legacy technology providers. We prioritize building our own technology and investing in engineering talent, as we believe these are enduring competitive advantages that are difficult to replicate. As of June 30, 2021, approximately 34% of our employees were in research and development-related roles, reflecting the emphasis we place on our technology. We also have an additional team dedicated to professional services, ensuring that our software solutions are successfully implemented.

Our Solutions and Technology Platform

Our software solutions serve an end-to-end range of workflows across the full investment lifecycle. Our software solutions aim to help our clients make better investment decisions, enable deeper relationships with their investors and prospects and allow them to focus on data analysis instead of data collection. Our clients leverage our software solutions either individually for specific workflows or as a combined suite to manage the full end-to-end investment lifecycle. Our suite includes the following software solutions as shown below:

Capital Raising

•

Investor Management.    Organizes investor, prospect and deal information within a single software solution; and integrates seamlessly with our accounting and Investor Portal software solution to provide crucial information to investor relations and deal professionals.

Sourcing and Execution

•

Pipeline Management.    Tracks potential investors and investment opportunities using contacts, conversations, emails and more; allows clients to gain relationship insights between accounts, contacts, opportunities and products; and enables better visibility and predictability into investment execution, personnel and resource allocation and capital planning.

•

Research Management.    Streamlines the collection and distribution of clients’ research, investment decision-making and monitoring, and integrates it with clients’ portfolio management and trading activities; and features a broad set of capabilities and data via integration with our other software solutions, as well as third-party systems and data services.

•

Trade Order Management.    Enhances trading efficiency and compliance by organizing and streamlining daily workflows associated with trading any asset class (e.g. bank debt, bonds, asset-backed securities, mortgage-backed securities, equities, swaps and other derivatives); and provides a full-featured trade blotter that includes a built-in asset-class modeling tool, foreign exchange support and integration with master feeds.

•

Compliance.    Integrates current exposure and market data to deliver compliance at all stages of the trade lifecycle, including hypothetical testing, pre-trade, trade allocation, post-trade and ongoing portfolio monitoring across all portfolios in real time; and allows clients to stand up funds and make test revisions/additions independently while viewing real-time compliance test results and pre- and post-trade capacities across each fund.

Managing Investments

•

Portfolio Management.    Integrates all of the information used by a portfolio manager into real-time dashboards and interactive reports, allowing users to track investment exposures and risk in one place with comprehensive and up-to-date information. Enables users to obtain summary information, drill into underlying data and self-service their reporting needs.

•

LP Portfolio Management.    Empowers LPs to perform end-to-end activities within a single unified environment. Users can manage multiple alternative asset classes, track new opportunities, generate and analyze performance figures, perform detailed analysis of current investments and model future cash flows and portfolio growth.

•

Portfolio Monitoring.    Monitors portfolio companies and collects key performance indicators and key financials; and allows clients to streamline collection of portfolio company data, set automated reports, import native data from spreadsheets and create customized reports.

•

Performance Attribution.    Optimizes asset performance by measuring efficiency based on allocation and selection effects, using industry-standard methods compliant with Global Investment Performance Standards and allows clients to assess overall return on investment and consistency of their investment strategies.

•

Fund Finance.    Normalizes disparate data, tracks exposures, automates calculation of borrowing base and achieves transparency into deal workflows across both lender and borrowers of fund finance including loans borrowing base, net asset value facilities and subscription lines.

•

Business Intelligence.    Provides advanced, easy-to-use data visualization tools and reports; and allows clients to identify trends across portfolio companies, fundraising, deal opportunities and their management companies.

Back-Office and Investor Portal Software Solutions

•

Fund Accounting.    Combines detailed financial statement reporting, a multi-currency general ledger, cash management, waterfall capabilities and workflow standardization in one complete system. Our portal is capable of handling complex fund structures and partnership accounting requirements.

•

Investment Accounting.    Enables proper checks and validation across every transaction. Allows for easy deployment, scalability and maintenance, and provides seamless integration with our other software solutions and third-party systems.

•

Corporate Accounting.    Streamlines management company accounting workflows for GPs, and includes capabilities for accounts receivable, accounts payable, invoicing, bill pay, budgeting, financial statement reporting and more.

•

Investor Portal Software Solutions.    Combines configurable dashboards with secure document sharing to deliver data to LPs; and allows clients to provide LPs with downloadable data, portfolio company information, cash flow analysis, documents and more.

Our cloud-based proprietary software solutions are supported by a modern architecture with deep technology leadership across the organization. Our technology is robust, flexible and capable of serving multiple client types across multiple asset classes. Our cloud-based platform allows our software solutions to be easily upgraded as new features are developed. Our platform does not require constant re-engineering and we can deploy our platform across a broad spectrum of use cases and scales, including adding new data sources efficiently.

We provide our software solutions via two hosted cloud providers, AWS and Azure. Certain of our clients use our software solutions via our on-premise delivery model, due to legacy contracts or bespoke implementations. We are currently working with our on-premise clients to migrate to our cloud-based software solutions, which will enhance usability and upgradeability for these clients. We believe that these few on-premise clients will migrate to our cloud-based software solutions, subject to timing of contract renewals and other factors, without experiencing material disruption.

Our open and extensible platform is capable of integrating market and proprietary data though APIs. Seamless integration between our software solutions provides a central repository for our clients’ data across their end-to-end workflows. At the front of our software solutions is a modern and intuitive interface, allowing both technical and non-technical clients to tailor our software solutions to meet their needs.

Our Clients

We serve investment managers around the world across several client types. These client types can be generally described using the following definitions and examples:

•	General Partners: Manage funds on behalf of LPs. GPs may manage funds across private equity, venture capital, real estate, private debt, infrastructure and fixed income asset classes.

•	Limited Partners: Invest in funds managed by GPs. LPs may consist of investment managers like pension plans, sovereign wealth funds, insurance companies and family offices.

•

Fund Administrators:    Provide back-office services such as accounting and investor relations to GPs and LPs. Fund administrators may serve smaller firms that do not want to execute these functions in-house.

•	Banks: Use our software solutions to manage private debt or direct lending investments. These investments may include leveraged finance, fund finance and small and midsize enterprise lending.

The chart below provides additional detail on the relationship between GPs, LPs and fund administrators in the investment management ecosystem.

We have approximately 400 clients that pay for our software solutions as of June 30, 2021. Many of our clients are involved in multiple asset classes and are leaders among each of these distinct categories. Our clients, many of which we have had long-term relationships with, span across GPs, LPs, fund administrators and banks. We serve clients in North America, Europe and Asia Pacific. We generate revenue across all client types, with more than 70% of our revenue currently coming from GPs.

In addition to our clients, we serve over 9,000 LP users who are investors in our clients’ funds. These users interact with our platform through our Investor Portal software solutions, which deliver insights relating to fund and portfolio company performance. While many of these LP users are not currently fee-paying clients, we believe that we have an opportunity to enhance our relationship with these users by providing dedicated LP software solutions, such as our LP Portfolio Management software solution.

Our Go-to-Market Approach

We sell long term subscriptions to our cloud-based software solutions primarily using our direct sales force, which is organized by client type and geography. Our primary sales staff is distributed globally with leadership in New York and we are continuing to grow our sales presence globally. A portion of our direct sales force is responsible for selling to existing clients, who may renew their subscriptions, increase their usage of our products over time, add new products from our solution suite and expand the deployment of our solutions across their organizations. We also leverage the sales and referral resources of a broad partner ecosystem to further expand our distribution reach, including large consulting firms and system integrators.

Our marketing activities are designed to build broad brand awareness, demonstrate our thought leadership and create demand and leads for our sales organizations within our target markets. Major marketing activities include traditional and online advertising, trade shows and events, webinars and learning events, email and outbound demand generation, telemarketing, public relations and social media, and other emerging marketing technologies.

Since the merger of Black Mountain and AltaReturn, we have invested significantly in sales and marketing to execute on our growth strategy. We more than doubled our sales team between the six months ended June 30, 2020 and 2021, and we expect to continue investing heavily to align to our large market opportunity. As of June 30, 2021, we had approximately 93 employees in sales and marketing and expect to continue to grow our sales and marketing team.

Our Growth Strategy

We believe we have a significant market opportunity and we are investing to execute our growth strategy. We have increased our sales force and are working with third-party solution providers such as integrators and consultants to continue to grow our client base. In addition, we are investing in our technology team and capabilities to enhance our existing solutions and develop new innovations to serve industry needs.

We intend to extend our position as a leading provider of cloud-based software solutions for the investment management industry. The key components of our growth strategy are:

•

Deepening relationships with our existing clients.    We have deep engagement with our clients, with many using multiple solutions to empower their investment decisions, as evidenced by our strong Net Dollar Retention Rate of 115.2% and 113.9% as of June 30, 2021 and December 31, 2020, respectively. We intend to expand upon our track record of success with our existing clients to cross-sell and up-sell additional software solutions. We already have a strong land-and-expand track record that has deepened relationships with our existing clients.

•

Growing our client base.    We believe there is a significant opportunity to continue to grow our client base across the investment management industry. Our client base of approximately 400 investment managers as of June 30, 2021 represents a small portion of potential clients both in North America and globally. We are continuing to enhance our go-to-market strategy and sales team, exemplified by our sales and marketing expense of $12.3 million and $13.2 million in the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

•

Broadening our geographical presence.    We believe there is significant need for our software solutions globally, providing an opportunity for us to grow through further international expansion. We are currently establishing a local team to serve the APAC market and believe there is potential for longer-term expansion in the EMEA region and additional geographies.

•

Expanding network effects.    We believe there are significant potential network effects as more investment managers join our platform. We currently serve over 14,000 individual users and approximately 90,000 non-client LP users, fostering a broad network of relationships and information on our platform. We believe the following network effects may continue to drive increased adoption of our software solutions:

•	Certain LPs may ask their GPs to use our software solutions in order to enhance the flow of information regarding their investments.

•	Certain GPs may ask their fund administrators to use our software solutions so their back-office accounting platforms are more integrated with the GPs’ front office software solutions.

•	Certain banks may ask borrowers to use our software solutions to minimize document flow and streamline communication.

•	Continuing to innovate and add new software solutions. We have made significant investments in research and development and intend to continue to do so. We recorded research and development expenses of $12.8 million and $21.1 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, representing approximately 17.9% and 18.9% of our total revenue for the respective periods. We are focused on enhancing the functionality and breadth of our current software solutions as well as developing and launching new software solutions to address the evolving needs of investment managers. For example, in the year ended December 31, 2020 we launched the new LP Portfolio Management software solution, which allows us to reach new LP clients.

•

Developing new data solutions.    We believe there is an opportunity to provide new solutions leveraging existing datasets, such as data on investments and funds across multiple asset classes. This opportunity leverages our existing capabilities in reporting, accounting and monitoring. We already collect extensive data on funds and investments, which we believe is more detailed and granular than data collected by our competitors.

•

Pursuing acquisitions.    We have successfully integrated complementary businesses to enhance our software solutions and technology capabilities, including the merger of Black Mountain and AltaReturn in September 2019 to form Allvue. Following the acquisition, we were able to retain clients at a 96.5% and 97.3% Gross Dollar Retention Rate as of June 30, 2021 and December 31, 2020, respectively, amid the COVID-19 pandemic. We intend to further pursue targeted acquisitions that complement our product capabilities, provide us access to new markets or expand our addressable client segments.

Competition

The overall market for investment management software is highly competitive and fragmented. Due to the comprehensive nature of our platform, we compete with a wide range of solutions, including legacy solutions like spreadsheets, or internally developed technology and software, especially across our credit-focused software solutions. Most of our clients initially use spreadsheets and manual databases and have difficulties adapting them to their specific needs as they scale. We also compete with comprehensive investment software vendors and point investment software vendors across our diverse client base:

•	Comprehensive Investment Software Vendors: Vendors such as Blackrock, Broadridge, FIS, SS&C and others provide end-to-end software products that serve a range of needs in the investment industry.

•

Point Investment Software Vendors:    Vendors such as Backstop Solutions, Burgiss, Dynamo Software, IHS Markit, Indus Valley Partners and others provide software products that are designed to meet specific needs of the investment industry.

We believe the principal competitive factors in our industry include, but are not limited to:

•	breadth and depth of product functionality;

•	asset class support that fits the needs of each element of a client’s business;

•	domain expertise in the asset management industry;

•	total cost of ownership;

•	scalability, reliability and uptime of applications;

•	quality of implementation and collaborative client service, including service and support staff for users;

•	modern and intuitive technology and user experience;

•	integration with a wide variety of third-party applications and systems; and

•	brand awareness, reputation and client references.

We believe that we compete favorably on these factors and are well-positioned to succeed in the market. Spreadsheets and other internally developed systems require manual workflows, are not scalable and may lead to inaccurate data. Furthermore, the investment management industry structure continues to evolve at a rapid pace, requiring technology that can adapt with these changes. Point investment software vendors serve specific functions or asset classes, and even the comprehensive investment software vendors do not provide a comprehensive solution similar to ours that covers all the functions and all the asset classes that we serve. It is generally difficult for legacy solutions to retrofit their solutions with the same flexibility that our modern technology platform allows. We serve the entire fund lifecycle across a range of asset classes, allowing clients to address easily the complexity of multiple workflows with a single vendor.

However, many of our competitors are substantially larger than we are and may benefit from competitive advantages, such as greater brand recognition, larger client bases, larger sales and technology teams, operational efficiencies and the ability to cross-subsidize their solutions through their other business lines. In addition, other established companies that possess large, existing client bases, substantial financial resources or established distribution channels could also enter the market.

Research and Development

Our research and development efforts focus on enhancing our cloud-based software solutions and developing new software solutions to address the evolving needs of investment managers. As of June 30, 2021, our research and development team comprised 232 employees, including product management and engineering personnel.

Our product and engineering teams are responsible for the design, development and testing of our software solutions. They work together to launch new software solutions and functionality, as well as enhance and support our existing software solutions. These teams include both technology experts and investment management industry experts. We invest substantial time, energy and resources to ensure we have a deep understanding of our clients’ needs, and we continually innovate to deliver value-added software solutions. In addition, we utilize agile software development methodologies and strong industry expertise to deliver the right software solutions to market in a quick and effective manner.

Continuous advancement of our software solutions is a top priority and we continue to increase our investment into our technology to maintain our strong competitive advantages. In addition, we expanded our technology team by approximately 11.5% during the six months ended June 30, 2021 to continue to enhance our software solutions.

Software Operations, Security and Compliance

We invest significantly in our operations team, which is responsible for all aspects of service delivery for our software solutions. This includes the full management of the network and cloud-based infrastructure that supports our software solutions as well as the day-to-day management to ensure the availability of software solutions, including through triage and ticket management to support our clients. In addition, our security team, led by our Chief Technology Officer, manages both security operations as well as policies to ensure security is proactively built into our software solutions. Our security and operations teams are based in our facilities in San Diego, California, with additional team members located in geographies that enable around-the-clock coverage for critical client operations. In addition to the investments we make in our security and operations teams, we continue to build our technology with high quality tools, including our investments in security and monitoring tools such as Snowflake and Okta. We believe this helps us provide secure and efficient operation of our software solutions.

Seasonality

Our revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the renewal and billing timing of our on-premise subscription clients. Most of our on-premise clients renew in the first quarter of the year. Given the timing of renewals, we receive a greater percentage of our annual on-premise license revenue in the first quarter of the year as revenue is recognized at the later of delivery or commencement of the annual license term, as compared to being recognized ratably over the course of the year. As we add new clients and migrate our on-premise clients to our cloud-based software solutions, we expect the impacts of seasonality to decline. We expect our revenue, cash flow, operating results and other key operating and financial measures to fluctuate based on seasonal factors from period to period and expect these measures to be higher in the first quarters and lower in the fourth quarters than in other quarters.

Intellectual Property

The software industry is characterized by the existence of intellectual property and frequent claims and related litigation regarding intellectual property rights. Our success and ability to compete depends in part on our ability to obtain, maintain, protect and enforce our proprietary technology and other intellectual property rights and proprietary rights. To accomplish these objectives, we rely on a combination of trademark, copyright and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections.

In addition, we seek to protect our intellectual property rights by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. The efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Despite our precautions, it may be possible for unauthorized parties to copy, use or otherwise obtain our proprietary information to create products or services that compete with ours. Policing unauthorized use of our technology and intellectual property rights can be difficult. The enforcement of our intellectual property and other proprietary rights depends, in many instances on our taking legal actions, which can be costly and time consuming, and such actions may not be successful, even when our rights have been infringed, misappropriated or otherwise violated. Failure to protect our intellectual property or proprietary rights adequately could significantly harm our competitive position and business, financial condition and results of operations.

See “Risk Factors—Risks Related to our Intellectual Property Rights and our Technology” for a more comprehensive description of risks related to our intellectual property.

Environment, Social and Governance (“ESG”) Commitment

We believe that our impact on the environment; how we manage our relationships with employees, suppliers, customers and the communities where we operate; and the accountability of our leadership to our stockholders are critically important to our business. Our company has undertaken a number of initiatives to further imbed ESG within our business, including strategies to increase employee diversity, ensure a respectful workplace and connect with our communities. See “Human Capital Resources” for a more comprehensive description of our social initiatives. On environmental matters, we measure and report our annual estimated travel and energy expenditures and plan on measuring corporate greenhouse gas (GHG) emissions in 2021. To support these ESG initiatives, we have a cross-functional team of employees devoting time to ESG matters. Our ESG programs also receive C-level support and sponsorship. In order to formalize our ESG goals, we plan to create a company Code of Conduct governing ESG matters as well as an ESG reporting framework and report in 2021.

Human Capital Resources

Our employees are our greatest asset, and we strive to foster a collaborative, productive and rewarding work environment. As of June 30, 2021, we had over 600 employees, including over 200 employees located outside the United States. Outside the United States, our largest office is in Kyiv, Ukraine, which includes 123 employees primarily focused on technology, and research and development. Approximately 35% of our employees are focused on research and development and approximately 14% are focused on sales and marketing. Our employee base grew 20.2% in the six months ended June 30, 2021, and we expect to continue adding headcount to support our continued growth. We also engage temporary employees and consultants. None of our employees are represented by a labor union. We have not experienced any work stoppages.

We continue to invest in the acquisition and development of top talent and view our employees as critical to our success. We have high employee engagement and consider our current relationships with our employees to be strong. We encourage our employees to engage with their communities through volunteering and donations that are matched by the company. Additionally, we are committed to creating a diverse and inclusive workplace, and have established a Diversity and Inclusion Committee to develop initiatives to attract and recruit diverse talent. Employees are able to actively voice their questions and thoughts through quarterly engagement surveys and town halls.

Facilities

We serve a global client base with our headquarters in Miami, Florida and offices in Boston, Massachusetts, Chicago, Illinois, New York, New York and San Diego, California within the United States. Internationally, we have offices in Kyiv, Ukraine, London, United Kingdom and Rotterdam, Netherlands. In addition, we are further building out our presence in the APAC region with the opening of our office in Singapore in May 2021.

We lease all of our facilities and do not own any real property. We intend to expand our facilities or add new facilities as we add employees and enter new geographic markets. We believe we will be able to obtain additional space, as needed, on commercially reasonable terms.

Regulations

The legal environment of cloud-based software businesses is evolving and we and our clients are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business. Many of these laws and regulations are evolving and being tested in courts, and could be interpreted in ways that harm our business, affect the adoption of our software solutions, otherwise cause us to have to change our business practices or lead to increased liabilities or costs. See “Risk Factors—Risks Related to Laws and Regulation.” These changes may involve the transmission and storage of data, privacy, data protection and personal information management regarding privacy and protection of people’s data. In addition, other laws and regulations affect our clients, particularly in the financial services sector. Foreign data protection, privacy, content and other laws and regulations can impose different obligations or be more restrictive than those in the United States. U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations are often uncertain and may be interpreted and applied inconsistently from country to country and require us to change our current policies and practices.

Our clients upload to and store client data in our cloud-based platform. This presents legal challenges to our business and operations, such as consumer privacy rights or intellectual property rights. Both in the United States and internationally, we must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on our cloud-based platform as well as in the operation of our business. For example, the GDPR became effective on May 25, 2018 and has resulted and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the European Union. Under the GDPR, fines of up to 20 million Euros or up to 4% of the annual global revenues of the infringer, whichever is greater, can be imposed for violations. The GDPR imposes several stringent requirements for controllers and processors of personal data and could make it more difficult and/or more costly for us to use and share personal data. Further, Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom. As of January 2021, we are required to comply with the GDPR as well as the United Kingdom equivalent to the extent of our operations in the United Kingdom. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, for example, how data transfers between EU member states and the United Kingdom will be treated and the role of the United Kingdom’s Information Commissioner’s Office with respect to the EU following the end of a transitional period. These changes may lead to additional costs and increase our overall risk exposure. From a sectorial perspective, our European Union and United Kingdom (post-Brexit) clients in the financial services sector are increasingly subject to legislation that imposes obligations which they have to flow down in their cloud service agreements. In particular, the European Banking Authority’s guidelines (“EBA Guidelines”), which came into force in September 2020, established guidelines for many of our regulated clients (including banks and certain investment companies) to follow, including specific obligations regarding data residency, service continuity and supply chain control. The EBA Guidelines are sometimes supplemented by local regulatory requirements. These requirements, while not directly applicable to us, add time and cost to the transaction process with our clients and to our business model and service delivery. Partly in order to address these requirements, we have established European-centric hosting arrangements. In addition, California recently adopted the CCPA, which went into effect on January 1, 2020 and limits how we may collect and use personal data. Moreover, a new privacy law, the CPRA, was voted into law by Californians during the November 2020 election, which will significantly modify the CCPA, and will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt-outs for certain uses of sensitive data and sharing of personal data stating in January 2023. Other states are considering or have enacted similar legislation. The impact of the CCPA on us and others in our industry is and will remain unclear until additional regulations are issued. The effects of the CCPA are potentially far reaching and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses.

Noncompliance with these laws could result in penalties or significant legal liability. We have invested, and continue to invest, human and technology resources into our regulatory compliance efforts and our data privacy compliance efforts generally. As these laws and regulations evolve, we may need to make further changes to our practices in order to meet the relevant requirements. The increasing amount of legislation, and the changes to the same, means that our compliance risk is higher and therefore our potential exposure to penalties or lawsuits for noncompliance is also higher. There is also the possibility that there could be a reduction in demand for our services if our existing or potential clients are dissuaded from placing services in the cloud due to increasing data privacy legislation and regulation, which could also result in us taking on more onerous obligations in our transaction agreements with our clients.

See “Risk Factors—Risks Related to Laws and Regulation—Changes in privacy laws, regulations, and standards may cause our business to suffer.” for a more comprehensive description of risks related to the data privacy legal framework.

Legal Proceedings

We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition.

ORGANIZATIONAL STRUCTURE

Overview

Allvue Systems Holdings, Inc. is a Delaware corporation formed to serve as a holding company that will hold an interest in Topco LLC. Allvue Systems Holdings, Inc. has not engaged in any business or other activities other than in connection with its formation and this offering. Upon consummation of this offering and the application of the net proceeds therefrom, we will be a holding company, our sole assets will be equity interests in Topco LLC (held directly and indirectly through the Blocker Entity) and, through our managing member interest in Topco LLC, we will exclusively operate and control all of the business and affairs and consolidate the financial results of Topco LLC. Prior to the closing of this offering, the operating agreement of Topco LLC will be amended and restated to, among other things, modify its capital structure by replacing the membership interests and providing for LLC Units consisting of two classes of common ownership interests in Topco LLC (one held by certain current and former employees and consultants subject to vesting and certain participation thresholds, and one held by the other Topco LLC owners, including Vista). We and the LLC Unitholders will also enter into an Exchange Agreement under which holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). Any shares of Class V common stock so delivered will be canceled.

The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. As LLC Unitholders exchange their LLC Units for shares of Class A common stock or cash, our interest in Topco LLC will be correspondingly increased.

For example, a Class B Unitholder who desires to exchange 100 Class B Units, each having a participation threshold of $             (the weighted average of the participation thresholds of all issued and outstanding Class B Units upon completion of this offering), would receive              shares of our Class A common stock in exchange for such Class B Units assuming a stock price $             per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus.

Historically, Topco LLC has issued employees and consultants incentive equity in the form of management incentive units (“MIUs”) that are subject to vesting and certain participation thresholds. MIUs are designed as profits interests, which entitle a holder to receive distributions in excess of a specific “participation threshold.” The applicable participation threshold is set at the time of issuance or grant and reflects the fair market value as determined by the board of directors. In connection with the amendment and restatement of the LLC Operating Agreement, we will reclassify the MIUs as Class B Units having the same participation thresholds of such Class B Units.

Upon completion of this offering, Vista will control approximately     % (or approximately     % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) of the voting power in Allvue Systems Holdings, Inc. See “Principal Shareholders” for additional information about Vista.

Incorporation of Allvue Systems Holdings, Inc.

Allvue Systems Holdings, Inc. was incorporated in Delaware on March 19, 2021, and has not engaged in any business or other activities except in connection with its formation and the offering. Our certificate of incorporation will be amended and restated at or prior to the consummation of this offering. Our amended and restated certificate of incorporation will authorize two classes of common stock, Class A common stock and Class V common stock, each having the terms described in “Description of Capital Stock.” In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board.

Shares of our Class V common stock, which provide no economic rights, will be issued to the holders of Class A Units of Topco LLC in connection with this offering. Each share of our Class V common stock entitles its holder to one vote on all matters to be voted on by shareholders generally. See “Description of Capital Stock—Class V Common Stock.” Holders of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our certificate of incorporation.

Organizational Transactions

The following transactions, referred to collectively herein as the “Organizational Transactions,” will each be completed prior to or in connection with the completion of this offering.

Immediately prior to the effectiveness of this Registration Statement, we will take the following actions:

•

The LLC Operating Agreement of Topco LLC will be amended and restated to, among other things (i) modify its capital structure by replacing the membership interests currently held by providing for LLC Units consisting of two classes of common ownership interests in Topco LLC (Class B Units held by certain current and former employees and consultants subject to vesting and certain participation thresholds and Class A Units held by the other Topco LLC owners, including Allvue Systems Holdings, Inc. and Vista) and (ii) appoint Allvue Systems Holdings, Inc. as the sole managing member of Topco LLC.

•

We will engage in a series of transactions with LLC Unitholders who currently own less than 150 Class A Units in Topco LLC (the “Designated Unitholders”), which will result in the Designated Unitholders receiving                  shares of our Class A common stock, in the aggregate, in exchange for all of their Class A Units in Topco LLC (collectively (the “Unit Exchanges”).

•

The Blocker Entity through which Vista holds a portion of its ownership interests in Topco LLC will engage in a series of transactions that will result in the Blocker Entity becoming a subsidiary of Allvue Systems Holdings, Inc. As a result of such transactions, Vista will exchange all of its equity interests in the Blocker Entity for shares of Allvue Systems Holdings, Inc. Class A common stock and enter into the Tax Receivable Agreement.

•

We will amend and restate the certificate of incorporation of Allvue Systems Holdings, Inc. to, among other things, provide for Class A common stock and Class V common stock. See “Description of Capital Stock.”

•

We will issue shares of Class V common stock, which provide no economic rights, to certain LLC Unitholders on a one-to-one basis with the number of Class A Units owned by such holders, for nominal consideration. Each share of our Class V common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.

•

We will enter into the Exchange Agreement with LLC Unitholders pursuant to which the holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale).

The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. See “—Exchange Agreement.”

•

We will enter into the Tax Receivable Agreement with the LLC Unitholders that will require us to pay to such persons 85% of the amount of cash savings, if any, in U.S. federal, state and local income taxes (computed using simplifying assumptions to address the impact of state and local taxes) we actually realize (or under certain circumstances are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the Tax Receivable Agreement, as discussed below) as a result of (i) certain Basis Adjustments (as defined below), as a result of any future exchanges of LLC Units held by an LLC Unitholder for shares of our Class A common stock or, at our election, for cash, as described under “Exchange Agreement,” (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we are required to make under the Tax Receivable Agreement. See “—Tax Receivable Agreement.”

In connection with the completion of this offering, we will issue                  shares of our Class A common stock to the investors in this offering (or                  shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) in exchange for net proceeds of approximately $        million (or approximately $         million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Immediately following the completion of this offering, we will take the following actions:

•

We will use approximately $         million of the net proceeds of this offering to acquire                  newly-issued LLC Units in Topco LLC at a purchase price per LLC Unit equal to the initial offering price per share of Class A common stock in this offering, less underwriting discounts and commissions.

•

Topco LLC intends to apply the balance of the net proceeds it receives from us (including any additional proceeds it may receive from us if the underwriters exercise their option to purchase additional shares of Class A common stock) to (i) repay $        million of our outstanding indebtedness under the First Lien Term Loan Facility, under which $162.5 million was outstanding and which had an interest rate of 4.09% as of June 30, 2021, (ii) repay $        million of our outstanding indebtedness under the Second Lien Term Loan Facility, under which $75.0 million was outstanding and which had an interest rate of 7.84% as of June 30, 2021, (iii) pay expenses incurred in connection with this offering and the other Organizational Transactions and (iv) for general corporate purposes. Topco LLC will bear or reimburse us for all of the expenses of this offering, including the underwriters’ discounts and commissions. See “Use of Proceeds.”

As a result of the Organizational Transactions:

•	the investors in this offering will collectively own shares of our Class A common stock and we will hold Class A Units;

•	the holders of Class A Units will own Class A Units and shares of Class V common stock;

•

the holders of Class B Units will own                  Class B Units with a weighted average participation threshold of $        , which fully vest if our principal shareholder achieves a specified total equity return multiple;

•	our Class A common stock will collectively represent approximately % of the voting power in us; and

•	our Class V common stock will collectively represent approximately % of the voting power in us.

The diagram below depicts our historical organizational structure prior to the completion of the Organizational Transactions. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

(1)

The LLC Unitholders other than Vista collectively own approximately        % of the equity interests of Topco LLC. Other than the Designated Unitholders, all of these investors will continue to hold their equity interest in Topco LLC upon completion of this offering.

The diagram below depicts our expected organizational structure immediately following completion of the Organizational Transactions and this offering. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

(1)

Vista will own        % of the equity of Topco LLC and will possess voting and dispositive power over                all shares of Class V common stock. The remaining LLC Unitholders will collectively own the remaining        % of the equity in Topco LLC not held directly or indirectly by Allvue Systems Holdings, Inc. See “Principal Shareholders” for additional information about Vista and other LLC Unitholders that will beneficially own more than 5% of our outstanding shares of Class V common stock following the completion of this offering. In addition to Vista, our existing owners include a limited number of third parties that have invested in Class A Units, as well as certain of our executive officers and other employees who have been issued Class B Units with a weighted average participation threshold of $        , which fully vest if our principal shareholder achieves a specified total equity return multiple. See “Executive Compensation — Topco LLC Management Incentive Units” for a discussion of the participation thresholds.

(2)

Upon completion of this offering, Vista will control approximately    % (or approximately    % if the underwriters exercise their option to purchase additional shares of Class A common stock in full) of the voting power in Allvue Systems Holdings, Inc. through its ownership of our Class A common stock and Class V common stock. See “Principal Shareholders” for additional information about Vista.

(3)	The Designated Unitholders will receive an aggregate shares of our Class A common stock in connection with the Unit Exchanges.
(4)

Shares of Class A common stock and Class V common stock will vote as a single class except as otherwise required by law or our certificate of incorporation. Each outstanding share of Class A common stock and Class V common stock will be entitled to one vote on all matters to be voted on by shareholders generally. The Class V common stock does not have any right to receive dividends or distributions upon the liquidation or winding up of Allvue Systems Holdings, Inc. In accordance with the Exchange Agreement to be entered into in connection with the Organizational Transactions, the holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock.
(5)

Assumes no exercise of the underwriters’ option to purchase additional shares of Class A common stock. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, (i) the holders of Class A common stock other than Vista will have    % of the voting power in Allvue Systems Holdings, Inc., (ii) Vista, through its ownership of our Class A common stock and Class V common stock, will have    % of the voting power of Allvue Systems Holdings, Inc., (iii) the LLC Unitholders, including Vista, will own    % of the outstanding LLC Units in Topco LLC and (iv) Allvue Systems Holdings, Inc. will own    % of the outstanding LLC Units in Topco LLC. Following the consummation of the Organizational Transactions, Allvue Systems Holdings, Inc. will be a holding company and its sole asset will be its direct and indirect equity interest in Topco LLC. Allvue Systems Holdings, Inc. will exclusively operate and control all of the business and affairs of Topco LLC and its subsidiaries. Accordingly, although Allvue Systems Holdings, Inc. will initially own a minority economic interest in Topco LLC following the consummation of this offering, Allvue Systems Holdings, Inc. will have 100% of the voting power and will control management of Topco LLC, subject to certain exceptions. The combined financial results of Topco LLC and its consolidated subsidiaries will be consolidated in our financial statements.

Our post-offering organizational structure will allow LLC Unitholders to retain their equity ownership in Topco LLC, an entity that is classified as a partnership for United States federal income tax purposes, in the form of LLC Units. The Designated Unitholders and the investors in this offering will, by contrast, hold their equity ownership in Allvue Systems Holdings, Inc., a Delaware corporation that is a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. We believe that the LLC Unitholders and Allvue Systems Holdings, Inc. generally will find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for United States federal income tax purposes. The LLC Unitholders and Allvue Systems Holdings, Inc., will be allocated their proportionate share of any taxable income of Topco LLC.

The holders of Class A Units will also hold shares of our Class V common stock. Although these shares of Class V common stock have only voting and no economic rights, they will allow the holders of Class A Units to exercise voting power over Allvue Systems Holdings, Inc., the sole managing member of Topco LLC, at a level that is proportional to their overall economic interest in Topco LLC. Class V common stock is entitled to one vote per share. When LLC Unitholders exchange LLC Units for shares of our Class A common stock or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale), pursuant to the Exchange Agreement described below, to the extent that they hold shares of Class V common stock, they will also be required to deliver an equivalent number of shares of Class V common stock. Any shares of Class V common stock so delivered will be canceled.

Amended and Restated Operating Agreement of Topco LLC

In connection with the completion of this offering, we will amend and restate Topco LLC’s existing operating agreement, which we refer to as the “LLC Operating Agreement.” The operations of Topco LLC, and the rights and obligations of the LLC Unitholders, will be set forth in the LLC Operating Agreement. The LLC Operating Agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Sole Manager

In connection with this offering, we will become a member and the sole managing member of Topco LLC. As the sole managing member, we will be able to control all of the day-to-day business affairs and decision-making of Topco LLC without the approval of any other member, unless otherwise stated in the LLC Operating Agreement. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of Topco LLC and the day-to-day management of Topco LLC’s business. Pursuant to the LLC Operating Agreement, we cannot be removed, under any circumstances, as the sole managing member of Topco LLC, except by our election.

Compensation

We will not be entitled to compensation for our services as managing member. We will be entitled to reimbursement by Topco LLC for fees and expenses incurred on behalf of Topco LLC, including all expenses associated with this offering and maintaining our corporate existence.

Recapitalization

The LLC Operating Agreement recapitalizes the interests currently held by the existing owners of Topco LLC, and provides for the Class A Units and Class B Units, which we refer to collectively as the “LLC Units.” The LLC Operating Agreement will also reflect a split of LLC Units such that one LLC Unit can be acquired with the net proceeds received in the initial offering from the sale of one share of our Class A common stock. Each LLC Unit will entitle the holder to a pro rata share of the net profits and net losses and distributions of Topco LLC. Holders of LLC Units will have no voting rights, except as expressly provided in the LLC Operating Agreement.

Distributions

The LLC Operating Agreement will require “tax distributions,” as that term is defined in the LLC Operating Agreement, to be made by Topco LLC to its “members,” as that term is defined in the LLC Operating Agreement. Tax distributions generally will be made quarterly (i) to each member of Topco LLC holding Class A Units, including us, on a pro rata basis based on Topco LLC’s net taxable income and (ii) to each member of Topco LLC holding Class B Units, based on such member’s allocable share of the net taxable income of Topco LLC, in each case at an assumed tax rate. Topco LLC will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that it would have paid if it were taxed on its net income at the tax rate applicable to a similarly situated corporate taxpayer. The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from Topco LLC for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. We expect Topco LLC will make distributions out of distributable cash periodically to the extent permitted by agreements governing indebtedness of Topco LLC and its subsidiaries and necessary to enable us to cover our tax liability and obligations under the Tax Receivable Agreement and non pro rata reimbursements to us in respect of our expenses.

Exchange Rights

The LLC Operating Agreement provides that, pursuant to the terms of the Exchange Agreement described below, holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). Any shares of

Class V common stock so delivered will be canceled. The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. As LLC Unitholders exchange their LLC Units, our interest in Topco LLC will be correspondingly increased. See “—Exchange Agreement.”

Issuance of LLC Units Upon Exercise of Options or Issuance of Other Equity Compensation

Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will be required to acquire from Topco LLC a number of LLC Units equal to the number of shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Topco LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution to Topco LLC equal to the aggregate value of such shares of Class A common stock, and Topco LLC will issue to us a number of LLC Units equal to the number of shares of Class A common stock we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Topco LLC or its subsidiaries, we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to Topco LLC (or the applicable subsidiary of Topco LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Topco LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to Topco LLC (or such subsidiary) the number of vested shares of Class A common stock at a price equal to the market price per share, Topco LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in Topco LLC equal to the purchase price for such shares in exchange for an equal number of LLC Units.

Maintenance of One-to-One Ratio of Shares of Class A Common Stock and LLC Units Owned by Allvue Systems Holdings, Inc.

Our amended and restated certificate of incorporation and the LLC Operating Agreement will require that (1) we at all times maintain a ratio of one LLC Unit owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (2) Topco LLC at all times maintains a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Units owned by us.

Transfer Restrictions

The LLC Operating Agreement generally does not permit transfers of LLC Units by members, subject to limited exceptions. These exceptions include transfers to permitted transferees, including immediate family members, trusts, affiliates or, if the holder is an entity, any partner, member, stockholder or other equity holder of such holder. Any transferee of LLC Units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of Topco LLC.

Dissolution

The LLC Operating Agreement will provide that the unanimous consent of all members holding voting units will be required to voluntarily dissolve Topco LLC. In addition to a voluntary dissolution, Topco LLC will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up Topco LLC; (2) second, to pay debts and liabilities owed to creditors of Topco LLC, other than members; (3) third, to pay debts and liabilities owed to members; and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in Topco LLC (after accounting for the participation thresholds of outstanding Class B Units and as determined based on the number of vested LLC Units held by a member relative to the aggregate number of all outstanding vested LLC Units).

Confidentiality

Each member will agree to maintain the confidentiality of Topco LLC’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by our chief executive officer.

Indemnification and Exculpation

The LLC Operating Agreement provides for indemnification of the manager, members and officers of Topco LLC and their respective subsidiaries or affiliates. To the extent permitted by applicable law, Topco LLC will indemnify us, as its managing member, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

We, as the managing member, and the authorized officers and other employees and agents of Topco LLC will not be liable to Topco LLC, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, or intentional misconduct.

Amendments

The LLC Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding LLC Units. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the managing member or the dissolution of Topco LLC may be amended without the consent of the managing member.

Tax Receivable Agreement

The purchase of LLC Units from the LLC Unitholders by us in connection with this offering is expected to result in the acquisition by us of a proportionate share of the existing tax basis of the assets of Topco LLC and its flow-through subsidiaries. Furthermore, the holders of Class A Units may from time to time (subject to the terms of the Exchange Agreement) exercise a right to exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). In addition, holders of Class B Units may from time to time (subject to the terms of the Exchange Agreement) exercise a right to exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. We intend to treat such acquisitions of LLC Units as direct purchases of LLC Units from the LLC Unitholders by Allvue Systems Holdings, Inc. for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Units are surrendered by the LLC Unitholders to Topco LLC for redemption or sold to us upon the exercise of our election to acquire such LLC Units directly.

Topco LLC (and each of its subsidiaries classified as a partnership for U.S. federal income tax purposes) intends to have in place an election under Section 754 of the Code effective for the taxable year in which this offering occurs and for each taxable year in which an exchange of LLC Units for Class A common stock or cash occurs. As a result, the exchanges of LLC Units in the future are expected to result in (1) an increase in our proportionate share of the existing tax basis of the assets of Topco LLC and its flow-through subsidiaries and (2) an adjustment in the tax basis of the assets of Topco LLC and its flow-through subsidiaries reflected in that proportionate share (collectively, the “Basis Adjustments”).

Basis Adjustments will generally have the effect of reducing the amounts that we would otherwise be obligated to pay thereafter to various tax authorities. Such Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

As a result of the Blocker Contribution, we will succeed to the federal NOLs and certain other existing tax attributes of the Blocker Entity. Subject to certain limitations, such NOLs and other attributes may be available to offset our taxable income in future years (and in certain circumstances, taxable income of the Blocker Entity from prior years through the carryback of NOLs under applicable law).

We intend to enter into a Tax Receivable Agreement with the LLC Unitholders, under which we will pay to such persons 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Basis Adjustments resulting from exchanges of LLC Units for shares of our Class A common stock or cash in the future, (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement (collectively, the “Tax Attributes”). The payment obligations under the Tax Receivable Agreement are not conditioned upon any LLC Unitholder or Vista maintaining a continued ownership interest in us or Topco LLC and the rights of the LLC Unitholders under the Tax Receivable Agreement are assignable. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.

For purposes of the Tax Receivable Agreement, the tax benefit deemed realized by us will generally be computed by comparing our actual cash income tax liability to the amount of such taxes that we would have been required to pay had there been no Tax Attributes; provided that, for purposes of determining the tax benefit with respect to state and local income taxes, we will use simplifying assumptions. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the taxable year that the Tax Receivable Agreement is entered into. There is no maximum term for the Tax Receivable Agreement and the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions, including as to utilization of the Tax Attributes).

The actual Tax Attributes, as well as any amounts paid under the Tax Receivable Agreement, will vary depending on a number of factors, including:

•

the timing of any future exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Topco LLC and its flow-through subsidiaries at the time of each exchange;

•

the price of shares of our Class A common stock at the time of any future exchanges—the Basis Adjustments are directly related to the price of shares of our Class A common stock at the time of future exchanges;

•

the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased tax deductions as a result of the Section 754 election mentioned above will not be available to generate payments under the Tax Receivable Agreement;

•

the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized by us under the terms of the Tax Receivable Agreement. If we do not have taxable income in a particular taxable year, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. Nevertheless, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in future (and possibly previous) taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement; and

•	applicable tax rates—the tax rates in effect at the time a tax benefit is recognized.

In addition, the amount of each LLC Unitholder’s tax basis in its LLC Units, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that we may have made under the Tax Receivable Agreement and the portion of our payments under such Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

The payment obligations under the Tax Receivable Agreement are obligations of Allvue Systems Holdings, Inc. and not of Topco LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the aggregate payments that we may be required to make under the Tax Receivable Agreement will be substantial. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Topco LLC and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period, however, may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, unless, generally, such nonpayment is due to a lack of sufficient funds or is prevented by any debt agreement to which Topco LLC or any of its subsidiaries is a party. We anticipate funding the payments under the Tax Receivable Agreement from cash distributions from Topco LLC and available cash.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the reduction in tax payments for us associated with the federal, state and local tax benefits described above would aggregate to approximately $         million through 2036. Under such scenario we would be required to pay the LLC Unitholders 85% of such amount, or $         million through 2036. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that future payments under the Tax Receivable Agreement relating to the purchase by Allvue Systems Holdings, Inc. of LLC Units from in connection with this offering to be approximately $         million (or approximately $         million if the underwriters exercise their option to purchase additional shares of Class A common stock) (the proceeds of which will be used by Allvue Systems Holdings, Inc. to acquire additional LLC Units from Topco LLC) and to range over the next 15 years from approximately $         to $         million per year (or range from approximately $         to $         million per year if the underwriters exercise their option to purchase additional shares of Class A common stock) and decline thereafter. We expect that aggregate payments under the Tax Receivable Agreement over the next 15 years will range from approximately $         million to $         million. These estimates are based on an initial public offering price of $         per share of Class A common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus. Future payments in respect of subsequent exchanges would be in addition to these amounts and could be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to Allvue Systems Holdings, Inc. by Topco LLC are not sufficient to permit Allvue Systems Holdings, Inc. to make payments under the Tax Receivable Agreement after it has paid taxes.

The Tax Receivable Agreement provides that if (1) certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, (2) we materially breach any of our material obligations under the Tax Receivable Agreement or (3) we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement will accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement and, to the extent applicable, that any LLC Units that have not been exchanged are deemed exchanged for the fair market value of our Class A common stock at the time of termination.

As a result of a change of control, material breach, or our election to terminate the Tax Receivable Agreement early, (1) we could be required to make cash payments to the LLC Unitholders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (2) we will be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or the availability of the Blocker Entity’s NOLs, we will not be reimbursed for any cash payments previously made to the LLC Unitholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently disallowed, in whole or in part, by the IRS or other applicable taxing authority. For example, if the IRS later asserts that we did not obtain a tax basis increase or disallows or limits (in whole or in part) the availability of NOLs due to a potential ownership change under Section 382 of the Code, among other potential challenges, then we would not be reimbursed for any cash payments previously made to the LLC Unitholders pursuant to the Tax Receivable Agreement with respect to such tax benefits that we had initially claimed. Instead, any excess cash payments made by us pursuant to the Tax Receivable Agreement will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Nevertheless, any tax benefits initially claimed by us may not be disallowed for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Accordingly, there may not be sufficient future cash payments against which to net. The applicable U.S. federal income tax rules are complex, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Under the Tax Receivable Agreement, we are required to provide the LLC Unitholders with a schedule setting forth the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year in which a payment obligation arises within ninety (90) calendar days after the extended due date of our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made within five (5) calendar days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

Exchange Agreement

We will enter into the Exchange Agreement with the LLC Unitholders. Under the Exchange Agreement, holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). Any shares of Class V common stock so delivered will be canceled. The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. As LLC Unitholders exchange their LLC Units, our interest in Topco LLC will be correspondingly increased.

For example, a Class B Unitholder who desires to exchange 100 Class B Units, each having a participation threshold of $             (the weighted average of the participation thresholds of all issued and outstanding Class B Units upon completion of this offering), would receive              shares of our Class A common stock in exchange for such Class B Units assuming a stock price $             per share,

which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus.

Historically, Topco LLC has issued employees and consultants incentive equity in the form of management incentive units (“MIUs”) that are subject to vesting and certain participation thresholds. MIUs are designed as profits interests, which entitle a holder to receive distributions in excess of a specific “participation threshold.” The applicable participation threshold is set at the time of issuance or grant and reflects the fair market value as determined by the board of directors. In connection with the amendment and restatement of the LLC Operating Agreement, we will reclassify the MIUs as Class B Units having the same participation thresholds of such Class B Units.

Registration Rights Agreement

We intend to enter into the Registration Rights Agreement with certain LLC Unitholders in connection with this offering. The Registration Rights Agreement will provide certain LLC Unitholders registration rights whereby, following our initial public offering and the expiration of any related lock-up period, certain LLC Unitholders can require us to register under the Securities Act shares of Class A common stock owned by them or issuable to them upon exchange of their LLC Units. The Registration Rights Agreement will also provide for piggyback registration rights for certain LLC Unitholders. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MANAGEMENT

Our Executive Officers, Directors and Director Nominees

Below is a list of the names, ages as of September 1, 2021, positions and brief accounts of the business experience of the individuals who serve as (i) our executive officers, (ii) our directors and (iii) our director nominees. Upon the completion of this offering, ten director nominees are anticipated to be elected to our Board and our Board will be composed of eleven directors.

Name	Age	Position
Mark Heimbouch	57	Chief Executive Officer and Director
Paul Wasinger	49	Chief Financial Officer
James Black	53	Chief Operating Officer
Ryan Keough	58	Chief Revenue Officer
Brandon Meeks	40	Chief Technology Officer
Yuriy Shterk	48	Chief Product Officer
Renu Agrawal	58	Director Nominee
Steven Cakebread	69	Director Nominee
Clifford Chiu	62	Director Nominee
Mayree Clark	64	Director Nominee
Myra Drucker	78	Director Nominee
Gwen Reinke	61	Director Nominee
Maneet Saroya	41	Director Nominee
Nadeem Syed	55	Director Nominee
Steven White	33	Director Nominee
Jeff Wilson	44	Director Nominee

Mark Heimbouch has served as our Chief Executive Officer and as a member of our Board since October 2020. Prior to joining Allvue, Mr. Heimbouch served as President, Merchant Solutions of Fidelity National Information Services, Inc. from August 2019 until January 2020. Prior to joining FIS, Mr. Heimbouch served as Chief Operating Officer of Worldpay, Inc. from February 2015 until July 2019, before Worldpay was acquired by FIS in July 2019. He was also the Chief Financial Officer of Vantiv (predecessor to Worldpay) from January 2010 until March 2016. Mr. Heimbouch also served as a director of Vantiv and then Worldpay from January 2014 until the acquisition by FIS in July 2019. Mr. Heimbouch holds a Master of Business Administration from The Fuqua School of Business at Duke University and a Bachelor’s degree in Business Administration from the University of Nebraska-Lincoln. We believe Mr. Heimbouch is qualified to serve on our Board because of his extensive knowledge of our business and strategy, as well as his experience as an executive officer and director of public companies in the technology industry and leadership role with us as our Chief Executive Officer.

Paul Wasinger has served as our Chief Financial Officer since February 2021. Mr. Wasinger joined Allvue after nearly 20 years of technology investment banking experience. Most recently, from June 2006 to February 2021, Mr. Wasinger was a member of the investment banking division of Morgan Stanley. Mr Wasinger started his investment banking career at J.P. Morgan in 2002. Mr. Wasinger holds a Master of Business Administration from the Ross School of Business at the University of Michigan and a Bachelor’s degree in History from the University of Notre Dame.

James Black has served as our Chief Operating Officer since February 2021. Prior to joining Allvue, Mr. Black served as Chief Information Officer of Worldpay from September 2016 until January 2021. Prior to joining Worldpay, Mr. Black served as the Infrastructure Chief Information Officer of Interactive Data Corp (now ICE Data Services) from June 2014 until September 2016. Mr. Black has also held various senior technology roles in investment banking in Europe and the US. Mr. Black holds a Bachelor’s degree in English Studies from Sunderland University in the United Kingdom.

Ryan Keough has served as our Chief Revenue Officer since September 2019. Prior to joining Allvue, Mr. Keough served as Executive Vice President, International at Finastra from June 2017 until September 2019. Mr. Keough also served as Head of Global Sales of Misys prior to the merger of Misys and D+H from December 2015 until June 2017. Mr. Keough holds a Bachelor of Science from Cornell University and served as a Captain in the US Army Reserves for 11 years.

Brandon Meeks has served as our Chief Technology Officer since the Black Mountain Acquisition in July 2019, and previously served as the Chief Technology Officer of Black Mountain from December 2011 until July 2019 and as the Chief Architect of the Black Mountain technology platform from its inception in 2007. Mr. Meeks holds a Bachelor’s degree in Computer Science from the University of California, Santa Barbara.

Yuriy Shterk has served as our Chief Product Officer since March 2020. Prior to joining Allvue, Mr. Shterk served as Head of Product Management, Derivatives of Fidessa from January 2012 until December 2019. Mr. Shterk holds a Bachelor of Science in Computer Science from the University of Colorado and a Bachelor of Science in Computer Engineering from Tashkent Technical University.

Renu Agrawal is expected to join our Board prior to completion of this offering. Since January 2021, Ms. Agrawal has served as the Founding Limited Partner of Neythri Futures Fund. Since December 2020, Ms. Agrawal has served as a member of the board of directors and the audit and risk committee of Luther Burbank Corporation. Ms. Agrawal worked for Wells Fargo from May 2006 to August 2019 in various roles, including as Executive Vice President and Chief Operating Officer, Financial Institutions Group from July 2017 to August 2019, Executive Vice President, Head of International Treasury Management Sales from June 2012 to June 2017 and Senior Vice President, Head of Strategy from May 2006 to June 2012. She previously served as a member of the board of directors and the chair of the finance committee of First Graduate from December 2015 to June 2018. Ms. Agrawal holds a Master of Business Administration from MIT Sloan School of Management and a Ph.D. in Materials Science and Engineering from MIT. We believe Ms. Agrawal is qualified to serve as a member of our Board because of her extensive board and leadership experience.

Steven Cakebread is expected to join our Board prior to completion of this offering. Since May 2019, Mr. Cakebread has served as a member of the board of directors of Bill.com Holdings, Inc., a cloud-based software company. Since October 2014, Mr. Cakebread has served as Chief Financial Officer of Yext Inc., a software company. From March 2013 to September 2014, he served as Chief Financial Officer and Chief Accounting Officer of D-Wave Systems, Inc., a quantum computing company. From 2002 to 2009, Mr. Cakebread served as President and Chief Strategy Officer of Salesforce.com, Inc., a cloud-based software company. He previously served as a member of the board of directors of ServiceSource International, Inc., a service support provider, from February 2010 to October 2017. Mr. Cakebread holds a Master of Business Administration from Indiana University and a Bachelor’s degree in Accounting from the University of California, Berkeley. We believe Mr. Cakebread is qualified to serve as a member of our Board because of his senior leadership experience and responsibility over financial and accounting matters at technology companies.

Clifford Chiu is expected to join our Board prior to the completion of this offering and has served as a member of Topco LLC’s board since July 2019. Mr. Chiu joined Vista Equity Partners in 2015 as a Senior Advisor to the firm. Mr. Chiu also now serves as a Senior Advisor to Vista’s executive committee, the firm’s governing and decision-making body for matters affecting its overall management and strategic direction. Additionally, Mr. Chiu sits on the boards of Acquia Topco LLC, Apptio, Finastra, Fusion Risk Management, Logic Monitor and TIBCO. Mr. Chiu served on the board of Ping Identity from January 2017 to June 2021. Prior to joining Vista, Mr. Chiu was a partner at Kohlberg Kravis Roberts & Co., an investment firm that specializes in alternative assets. He was previously on the board of Cambium Learning Group, a formerly publicly-traded education company, and Hsin Chong

Construction Group. Mr. Chiu received a Master of Business Administration from the University of Chicago and a Bachelor’s degree in Economics from the University of Pennsylvania. We believe Mr. Chiu is qualified to serve as a member of our Board because of his extensive leadership and corporate strategy experience.

Mayree Clark is expected to join our Board prior to completion of this offering. Since May 2018, Ms. Clark has been a member of the supervisory board of Deutsche Bank AG, where she chairs the risk committee and the nomination committee and is a member of the strategy committee. Since May 2009, Ms. Clark has served as a member of the board of directors and the audit and risk committee of Ally Financial Inc. From January 2018 to February 2020, Ms. Clark served as director of Regulatory Data Corp., which was owned by Vista until its sale to Moody’s and from November to May 2020 she served as a director of 7Park Data, also owned by Vista. She also served as a director of Taubman Centers, Inc. from January 2018 until its acquisition by Simon Property Group, Inc. in December 2020. She served as a director of the Stanford Management Company, which manages the University’s endowment, from 2007 to 2015. From 2011 to 2017, Ms. Clark served as Founder and Managing Partner of Eachwin Capital, an investment management organization. Previously, Ms. Clark held various positions at Morgan Stanley during 24 years of employment, including as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of Morgan Stanley Capital International. Ms. Clark is a member of the Council on Foreign Relations. She holds a Master of Business Administration, from Stanford University’s School of Business and a Bachelor of Science, Business from the University of Southern California. We believe Ms. Clark is qualified to serve as a member of our Board because of her extensive leadership and corporate strategy experience as well as her experience in financial services and the investment management industry.

Myra Drucker is expected to join our Board prior to completion of this offering. From 2010 to 2021, Ms. Drucker served as a member of the board of directors of Grantham, Mayo, Van Otterloo, where she served as the risk and audit committee chair, and as a member of the nominating and governance and compensation committees. Since 2017, Ms. Drucker has served as a board member and lead director of Girls Who Invest, where she also serves on the Executive, nominating and governance and compensation committees. She has also served as the chair of the board of directors of TrustedPeer since 2012 and as an investment committee advisory member of The Boeing Company since 2008. From 2015 to 2019, Ms. Drucker served as trustee of the Financial Accounting Foundation where she served as the chair of the compensation committee and as a member of the executive, appointments, standard-setting process oversight and audit and compliance committees. Ms. Drucker holds a Bachelor’s degree in Literature and Psychology from Sarah Lawrence College. We believe Ms. Drucker is qualified to serve as a member of our Board because of her board and leadership experience, as well as her background in the investment industry.

Gwen Reinke is expected to join our Board prior to the completion of this offering. Ms. Reinke currently sits on the board of PowerSchool Holdings, Inc. Ms. Reinke has served as a Managing Director and the Chief Compliance Officer of Vista since 2014. She previously worked at Blum Capital Partners, LP as its General Counsel and Chief Compliance Officer from 2011 to 2014, as Associate General Counsel and Chief Compliance Officer from 2007 to 2010, and as Associate General Counsel from 1999 to 2006. Ms. Reinke holds a Bachelor’s degree in Business Economics from the University of California Los Angeles and a Juris Doctor degree from the University of San Francisco School of Law. We believe Ms. Reinke is qualified to serve as a member of our Board because of her experience in the areas of law and compliance.

Maneet Saroya is expected to join our Board prior to the completion of this offering and has served as a member of Topco LLC’s board since July 2019. Mr. Saroya joined Vista in 2008. Mr. Saroya is currently a senior managing director of Vista, is Co-Head of the Vista Flagship Fund and sits on the Vista Flagship Funds’ investment committee. Mr. Saroya also sits on the boards of

Advanced, Apptio, Aspira, Cvent, Datto, Finastra, Gainsight, iCIMS, Infoblox, MINDBODY, Omnitracs, Pipedrive, Powerschool Solera, TIBCO, Upside and Xactly. Prior to joining Vista, Mr. Saroya worked as a senior research analyst for JMP Securities, where he provided research on public on-demand companies for buy-side clients. Mr. Saroya previously worked as an associate for the enterprise software/applications team. Before his time with JMP, Mr. Saroya worked for Siebel Systems in a sales capacity for the CRM On Demand division. Prior to Siebel, Mr. Saroya worked for Cisco Systems in various operations roles. Mr. Saroya received a Bachelor’s degree from California Polytechnic State University. We believe Mr. Saroya is qualified to serve as a member of our Board because of his experience in the areas of corporate strategy, technology, finance and private equity.

Nadeem Syed is expected to join our Board prior to the completion of this offering and has served as a member of Topco LLC’s board since July 2019. Mr. Syed joined Vista in 2018 and is currently a member of the private equity Flagship team. Mr. Syed serves as a member of Vista’s executive committee, the firm’s governing and decision-making body for matters affecting its overall management and strategic direction, and Vista’s private equity management committee, the firm’s decision-making body for matters affecting Vista’s overall private equity platform. Mr. Syed has served on the board of Datto since February 2018. Prior to joining Vista in September 2018, Mr. Syed served as Chief Executive Officer at Finastra, a Vista portfolio company, from June 2013 to June 2018. Mr. Syed was the President and COO at Misys from June 2012 to June 2013. Before his time with Finastra, Mr. Syed was the Chief Operating Officer at SumTotal Systems, a former Vista portfolio company, from December 2009 to June 2012. Mr. Syed previously spent 19 years in multiple senior leadership roles at Oracle. Mr. Syed earned a Bachelor’s degree from the University of Mumbai and a Master’s degree in Industrial Engineering from Louisiana State University. We believe Mr. Syed is qualified to serve as a member of our Board because of his extensive leadership experience in the technology sector.

Steven White is expected to join our Board prior to the completion of this offering and has served as a member of Topco LLC’s board since July 2019. Mr. White joined Vista in 2014 and is currently a member of the private equity Flagship team. Mr. White currently sits on the boards of Advanced and Infoblox and works with the firm’s investments in Aptean, EagleView, Finastra, SecureLink and TIBCO. Prior to joining Vista, Mr. White worked in the technology group at TPG Capital from August 2012 to August 2014. While at TPG, Mr. White focused on growth and buyout investments of software and technology-enabled businesses. Prior to joining TPG, Mr. White worked at Moelis & Company from June 2010 to August 2012, where he advised clients on buy-side, sell-side and restructuring transactions in a variety of verticals including software, internet, gaming and media. Mr. White holds a Bachelor’s degree in Business Economics from the University of California, Los Angeles. We believe Mr. White is qualified to serve as a member of our Board because of his extensive leadership experience in the technology sector.

Jeff Wilson is expected to join our Board prior to the completion of this offering and has served as a member of Topco LLC’s board since July 2019. Mr. Wilson joined Vista in 2015 and is currently a member of the private equity Flagship team. Mr. Wilson currently sits on the boards and is actively involved in the firm’s investments in Alegeus, Applause, PlanSource, Smartbear and Xactly. Prior to joining Vista, Mr. Wilson was a Principal at TPG Capital and helped lead their software and financial technology investing from 2003 until July 2015. Mr. Wilson spent over 11 years at TPG Capital where he led over $4.7 billion in equity investments, including investments in software platforms Vertafore, GlobeOp, Eze Software Group, Advent Software, Box and GreenSky TradeCredit. Before TPG Capital, Mr. Wilson was an investment banker at Morgan Stanley in their Technology group and Financial Sponsors group from 2000 to 2003. Mr. Wilson holds a Bachelor’s degree in Business Administration from the University of Washington. We believe Mr. Wilson is qualified to serve as a member of our Board because of his extensive leadership and technology experience.

Family Relationships

There are no family relationships between any of our executive officers, directors or director nominees.

Corporate Governance

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board. Following completion of this offering, our Board will be composed of eleven directors. Our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of our Board. In addition, the Director Nomination Agreement will prohibit us from increasing or decreasing the size of our Board without the prior written consent of Vista. Our certificate of incorporation will also provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors will be Mr. Saroya, Mr. Syed, Mr. Wilson and Mr. White and will serve until the first annual meeting of shareholders following the completion of this offering, our Class II directors will be Mr. Chiu, Mr. Heimbouch, Ms. Reinke and Ms. Clark and will serve until the second annual meeting of shareholders following the completion of this offering and our Class III directors will be Ms. Drucker, Mr. Cakebread and Ms. Agrawal and will serve until the third annual meeting of shareholders following the completion of this offering. Upon completion of this offering, we expect that each of our directors will serve in the classes as indicated above. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of our Board. In general, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of members of our Board. In addition, our certificate of incorporation will provide that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista beneficially owns 40% or more, in the aggregate, of the total number of shares of our common stock then outstanding. If Vista’s aggregate beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of stock entitled to vote thereon.

In addition, at any time when Vista has the right to designate at least one nominee for election to our Board, Vista will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable stock exchange rules or regulations regarding the independence of Board committee members. The listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has also determined that Renu Agrawal, Steven Cakebread, Mayree Clark and Myra Drucker meet the NYSE requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with Vista and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.

Controlled Company Status

After completion of this offering, Vista will continue to control a majority of the voting power in us. As a result, we will be a “controlled company.” Under NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a

“controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board of directors that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	we have a compensation committee that is composed entirely of independent directors; and

•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

As a controlled company, we will remain subject to the rules of the Sarbanes-Oxley Act and NYSE that require us to have an audit committee composed entirely of independent directors. Under these rules, we must have at least one independent director on our audit committee by the date our Class A common stock is listed on the NYSE, at least two independent directors on our audit committee within 90 days of the listing date, and at least three directors, all of whom must be independent, on our audit committee within one year of the listing date.

Following this offering, we expect to have four independent directors, of whom three qualify as independent for Audit Committee purposes. Accordingly, we intend to rely on the controlled company exemption upon completion of this offering because our Board will not be comprised of a majority of independent directors, and our Compensation Committee and our Nominating and Corporate Governance Committee will not be comprised of entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

At such time as we are not a “controlled company” under the corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our board of directors will be “independent directors,” as defined under the rules of the NYSE.

Board Committees

Upon completion of this offering, our Board will have an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Renu Agrawal*	x
Steven Cakebread*	x (Chair)
Mayree Clark*	x
Maneet Saroya*		x
Nadeem Syed*		x
Jeff Wilson*	x	x (Chair)
Steven White*		x

*	Denotes director nominee

Audit Committee

Following this offering, our Audit Committee will be composed of Steven Cakebread, Renu Agrawal, Mayree Clark and Jeff Wilson, with Steven Cakebread serving as chairman of the committee. We intend to comply with the audit committee requirements of the SEC and the NYSE, which require that the Audit Committee be composed of at least one independent director at the closing of this offering, a majority of independent directors within 90 days following this offering and all independent directors within one year following this offering. We anticipate that, prior to the completion of this offering, our Board will determine that Steven Cakebread, Renu Agrawal, Myra Drucker and Mayree Clark meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Our Board has determined that Mr. Cakebread is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE. The Audit Committee’s responsibilities upon completion of this offering will include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	discussing on a periodic basis, or as appropriate, with management, our policies, programs and controls with respect to risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviewing and discussing with management our earnings releases and scripts;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting and any changes thereto;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt, retention, follow-up and resolution of accounting, internal controls or auditing matters, complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing and assessing annually treasury functions including cash management process;

•	investigating any matters received, and reporting to our Board periodically, with respect to ethics issues, complaints and associated investigations;

•	reviewing the audit committee charter and the committee’s performance at least annually;

•	consulting with management to establish procedures and internal controls relating to cybersecurity; and

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.

Compensation and Nominating Committee

Following this offering, our Compensation and Nominating Committee will be composed of Maneet Saroya, Nadeem Syed, Jeff Wilson and Steven White, with Maneet Saroya serving as chairman of the committee. The Compensation and Nominating Committee’s responsibilities upon completion of this offering will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in the NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•	developing and recommending to our Board criteria for board and committee membership;

•

subject to the rights of Vista under the Director Nomination Agreement as described in “Certain Relationships and Related Party Transactions—Related Party Transactions—Director Nomination Agreement,” identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	developing and recommending to our Board best practices and corporate governance principles;

•	developing and recommending to our Board a set of corporate governance guidelines; and

•	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of our Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Nominating Committee.

Code of Business Conduct and Ethics

Prior to completion of this offering, we intend to adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon the closing of this offering, our code of business conduct and ethics will be available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

Unless we state otherwise or the context otherwise requires, in this Executive Compensation section the terms “Allvue,” “we,” “us,” “our” and the “Company” refer to Topco LLC, for the period up to this offering, and for all periods following this offering, to Allvue Systems Holdings, Inc.

This section discusses the material components of the executive compensation program for each individual who served as our principal executive officer during the year ended December 31, 2020 and our two other most highly compensated officers who we refer to as our “Named Executive Officers.” For the year ended December 31, 2020, our Named Executive Officers and their positions were as follows:

•	Mark Heimbouch, Chief Executive Officer;

•	Ryan Keough, Chief Revenue Officer;

•	Yuriy Shterk, Chief Product Officer;

•	Reinaldo Acosta, Former Chief Executive Officer and Former Executive Chairman; and

•	Custodio Toledo, Former Chief Product and Strategy Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

Name and Principal Position	Year	Salary	Option awards(1)	Nonequity incentive plan compensation(2)	All other compensation(3)	Total
Mark Heimbouch,
Chief Executive Officer(4)	2020	$91,667	$20,200,666	$—	$1,833	$20,294,166
Ryan Keough,
Chief Revenue Officer	2020	$400,000	$—	$400,000	$10,667	$810,667
Yuriy Shterk,
Chief Product Officer(5)	2020	$258,333	$160,175	$163,000	$9,817	$591,325
Reinaldo Acosta,
Former Chief Executive Officer and Former Executive Chairman(6)	2020	$412,121	$—	$244,000	$416,356	$1,072,477
Custodio Toledo,
Former Chief Product and Strategy Officer(7)	2020	$324,810	$—	$—	$579,078	$903,888

(1)

The amounts in this column reflect the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of MIUs (as defined below) granted to Messrs. Heimbouch and Shterk in the 2020 Fiscal Year. The MIUs represent member interests in Topco that are intended to constitute profits interests for federal income tax purposes. The grant date fair value only reflects the value of the Service MIUs (as defined below). If all Performance MIUs (as defined below) were to vest at maximum levels, the additional compensation expense in respect of Mr. Heimbouch’s Performance MIUs would be $7,213,467, and the additional compensation expense in respect of Mr. Shterk’s Performance MIUs would be $29,600. See “—Topco LLC Management Incentive Units” for a description of the MIUs and Note 13 “Non-cash Equity based Compensation” in the Audited Consolidated Financial Statements for additional details regarding the grant date fair value.
(2)

Amounts in this column reflect the actual amounts earned by each of our Named Executive Officers under the Company’s performance-based cash incentive program. See “—Employment Agreements” and “—Executive Bonus Program.”

(3)

Amounts in this column reflect (a) 401(k) plan matching contributions (in the amount of $1,833, $10,667, $9,817, $16,356 and $15,189 for each of Messrs. Heimbouch, Keough, Shterk, Acosta, and Toledo, respectively) made on behalf of each of the Named Executive Officers during the 2020 Fiscal Year, (b) for Mr. Acosta, an additional payment of $400,000 in respect of his first year of service as Executive Chairman, payable in regular installments through December 2, 2021, and (c) for Mr. Toledo, an additional severance payment of $563,889. See below under “—401(k) Plan” for additional information regarding 401(k) plan contributions and “—Employment Agreements” and “—Potential Payments upon a Termination of Employment or a Change in Control” for information regarding Mr. Acosta’s additional payment and Mr. Toledo’s severance payment.

(4)	Mr. Heimbouch commenced employment with the Company on November 2, 2020. His annual base salary is $550,000.
(5)	Mr. Shterk commenced employment with the Company on March 2, 2020. His annual base salary is $310,000.
(6)

Mr. Acosta served as Chief Executive Officer of the Company through November 1, 2020. Mr. Acosta served as our Co-Chief Executive Officer of the Company with Mr. Heimbouch from November 2, 2020 through December 2, 2020, and he served as our Executive Chairman of the Board from December 3, 2020 through July 1, 2021.

(7)	Mr. Toledo served as Chief Product and Strategy Officer of the Company through December 3, 2020. His annual base salary was $350,000.

Outstanding Equity Awards at Year Ended December 31, 2020

The following table summarizes, for each of the Named Executive Officers, the number of MIUs held as of December 31, 2020.

Option Awards(1)
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(2)	Option exercise price ($)(3)	Option expiration date(4)
Mark Heimbouch	—		13,333	(5)	6,667	N/A	N/A
Ryan Keough	1,042	(6)	2,292		1,667	N/A	N/A
Yuriy Shterk	—		667	(7)	333	N/A	N/A
Reinaldo Acosta	25,000	(8)	—		—	N/A	N/A
Custodio Toledo	25,000	(9)	—		—	N/A	N/A

(1)

The equity awards disclosed in this table are Service MIUs and Performance MIUs, which are intended to be profits interests for federal income tax purposes. Awards reflected as “Unexercisable” are Service MIUs that have not yet vested. Awards reflected as “Exercisable” are Service MIUs that have vested, but remain outstanding. Awards reflected as “Unearned” are Performance MIUs that have not vested. The Service MIUs vest 25% upon the one-year anniversary of the vesting commencement date. Additionally, 6.25% of the award vests at the end of each full three calendar month period following the one-year anniversary of the vesting commencement date until 100% vested, subject to the Named Executive Officer’s continued employment through the applicable vesting date. The treatment of these awards upon the consummation of this offering is described below under “—Topco LLC Management Incentive Units—Equity Awards Granted to Named Executive Officers.” The treatment of these awards upon a change in control event is described below under “—Potential Payments Upon Termination or Change in Control—Change in Control.”
(2)

These Performance MIUs are unvested. The Performance MIUs will vest 100% upon a “change in control” of Topco LLC if the investors in Topco LLC achieve a specified equity return, subject to continued employment through the date of such change in control.

(3)	These equity awards are not traditional options, and therefore, there is no exercise price or option expiration date associated with them.
(4)	The MIUs participate in distributions attributable to appreciation in the value of Topco LLC after their respective dates of grant.
(5)

Of the Service MIUs, 3,333 will vest on November 2, 2021, and 833 will vest on each of February 2, 2022, May 2, 2022, August 2, 2022, November 2, 2022, February 2, 2023, May 2, 2023, August 2, 2023, November 2, 2023, February 2, 2024, May 2, 2024, August 2, 2024, and November 2, 2024, subject to continued employment.

(6)

Of the Service MIUs, 833 vested on September 10, 2020, and 208 vested on December 10, 2020. In addition, 208 of the Service MIUs vested on March 10, 2021, and 208 of the Service MIUs will vest on each of June 10, 2021, September 10, 2021, December 10, 2021, March 10, 2022, June 10, 2022, September 10, 2022, December 10, 2022, March 10, 2023, June 10, 2023, and September 10, 2023, subject to continued employment.

(7)

Of the Service MIUs, 167 vested on March 2, 2021. In addition, 42 of the Service MIUs will vest on each of June 2, 2021, September 2, 2021, December 2, 2021, March 2, 2022, June 2, 2022, September 2, 2022, December 2, 2022, March 2, 2023, June 2, 2023, September 2, 2023, December 2, 2023, and March 2, 2024, subject to continued employment.

(8)	The Service MIUs granted to Mr. Acosta were fully vested as of the date of grant.
(9)	The Service MIUs granted to Mr. Toledo were fully vested as of the date of grant.

Emerging Growth Company Status

As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment Agreements with Named Executive Officers

Employment Agreement with Mark Heimbouch

On November 2, 2020, we entered into an employment agreement with Mr. Heimbouch pursuant to which he serves as our Chief Executive Officer, effective November 2, 2020. Mr. Heimbouch served as our Co-Chief Executive Officer with Mr. Acosta from November 2, 2020 through December 2, 2020, and on December 3, 2020, he became the sole Chief Executive Officer. The employment agreement provides for an indefinite term and requires Mr. Heimbouch to provide at least four weeks of advanced written notice of his intention to terminate his employment. We may terminate Mr. Heimbouch’s employment at any time, with or without notice. Under the employment agreement, Mr. Heimbouch is entitled to an annual base salary of $550,000 and is eligible to receive an annual incentive bonus for each fiscal year during his employment with us, with the target being equal to 66.7% of his base salary. Mr. Heimbouch is eligible to receive an additional “stretch” bonus opportunity in the sole discretion of the Board of up to 33.33% of his base salary. Mr. Heimbouch is also eligible to receive employee benefits in accordance with our established policies. In addition, Mr. Heimbouch’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment. See “—Potential Payments upon a Termination of Employment or a Change in Control.”

Employment Agreement with Ryan Keough

On September 10, 2019, we entered into an employment agreement with Mr. Keough pursuant to which he serves as our Chief Revenue Officer, effective September 11, 2019. The employment agreement provides for an indefinite term and requires Mr. Keough to provide at least six months of advanced written notice of his intention to terminate his employment. We may terminate Mr. Keough’s employment at any time, with or without notice. Under the employment agreement, Mr. Keough is entitled to an annual base salary of $400,000 and is eligible to receive an annual incentive bonus equal to $400,000. Mr. Keough is also eligible to receive employee benefits in accordance with our established policies. In addition, Mr. Keough’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment. See “—Potential Payments upon a Termination of Employment or a Change in Control.”

Employment Agreement with Yuriy Shterk

On February 23, 2020, we entered into an employment agreement with Mr. Shterk pursuant to which he serves as our Chief Product Officer, effective March 2, 2020. The employment agreement provides for an indefinite term and requires Mr. Shterk to provide at least four weeks of advanced written notice of his intention to terminate his employment. We may terminate Mr. Shterk’s employment at any time, with or without notice. Under the employment agreement, Mr. Shterk is entitled to an annual base salary of $310,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target being equal to $155,000. Mr. Shterk is eligible to receive an additional “stretch” bonus opportunity in the sole discretion of the Board of up to $62,000. Mr. Shterk is also eligible to receive employee benefits in accordance with our established policies. In addition, Mr. Shterk’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment. See “—Potential Payments upon a Termination of Employment or a Change in Control.”

Employment Agreement with Reinaldo Acosta

Mr. Acosta served as our Chief Executive Officer through November 1, 2020, as our Co-Chief Executive Officer with Mr. Heimbouch from November 2, 2020 through December 2, 2020, and as our Executive Chairman from December 3, 2020 through July 1, 2021. On July 29, 2020, we entered into an employment agreement with Mr. Acosta setting forth the terms of his role as Chief Executive Officer, and on October 19, 2020, we amended Mr. Acosta’s employment agreement to reflect his new role as Executive Chairman, effective December 3, 2020. The employment agreement provided for an indefinite term and required Mr. Acosta to provide at least four weeks of advanced written notice of his intention to terminate his employment. We were permitted to terminate Mr. Acosta’s employment at any time, with or without notice. Under the employment agreement, Mr. Acosta was entitled to an annual base salary of $400,000 for his role as Chief Executive Officer and an annual base salary of $160,000 for his role as Executive Chairman. Mr. Acosta was entitled to an additional payment of $400,000 (the “Transition Payment”) in respect of his first year of service as Executive Chairman, payable in regular installments through December 3, 2021. In his role as Chief Executive Officer, Mr. Acosta was eligible to receive an annual incentive bonus for each fiscal year during his employment with us, with the target being equal to 66.7% of his base salary, plus an additional “stretch” bonus opportunity in the sole discretion of the Board of up to 33.33% of his base salary. In his role as Executive Chairman, beginning with the 2021 performance year, Mr. Acosta was eligible to receive an annual incentive bonus equal to 100% of his base salary. On July 1, 2021, we entered into a separation agreement with Mr. Acosta setting forth the terms of his separation from the Company, effective July 1, 2021. See “—Potential Payments upon a Termination of Employment or a Change in Control” for information regarding Mr. Acosta’s separation agreement.

Employment Agreement with Custodio Toledo

Mr. Toledo served as our Chief Product and Strategy Officer through December 3, 2020. On July 29, 2019, we entered into an employment agreement with Mr. Toledo setting forth the terms of his role as Chief Product and Strategy Officer, and on November 28, 2020, we entered into a separation agreement with Mr. Toledo setting forth the terms of his separation from the Company, effective December 3, 2020. See “—Potential Payments upon a Termination of Employment or a Change in Control” for information regarding Mr. Toledo’s separation agreement. The employment agreement provided for an indefinite term and required Mr. Toledo to provide at least four weeks of advanced written notice of his intention to terminate his employment. Under the employment agreement, Mr. Toledo was entitled to an annual base salary of $350,000 and was eligible to receive an annual incentive bonus for each fiscal year during his employment with us, with the target being equal to $350,000. Mr. Toledo was eligible to receive an additional “stretch” bonus opportunity in the sole discretion of the Board of up to $117,000. Mr. Toledo was also eligible to receive employee benefits in accordance with our established policies.

Executive Bonus Program

As described above, our Named Executive Officers are entitled to receive cash bonuses each fiscal year based on the target percentages specified in their employment agreements. The cash bonus opportunities are generally earned based on predetermined operational and financial goals. The performance goals, the achievement of such performance goals and the amounts of the bonuses payable in respect of such performance goals, to our Named Executive Officers, are determined in the sole discretion of our Board.

Topco LLC Management Incentive Units

Historically, Topco LLC maintained an equity incentive program to provide certain employees, directors and certain other service providers of Topco LLC and its subsidiaries with an opportunity to participate in Topco LLC’s future income and appreciation through the grant of management incentive units (which we refer to as “MIUs”). MIUs represent non-voting limited liability company interests in Topco LLC that are intended to be treated as “profits interests” for United States federal income tax purposes, meaning that they generally entitle the holder only to value created by the future appreciation or profits of Topco LLC.

Equity Awards Granted to Named Executive Officers

Topco LLC has granted MIUs to each of Messrs. Heimbouch, Keough, and Shterk. Of the MIUs subject to each award granted to Messrs. Heimbouch, Keough and Shterk, two-thirds vest based on continued service (the “Service MIUs”) and one-third vests based on performance achievement (the “Performance MIUs”). Of the Service MIUs subject to an award, 25% vest on the first anniversary of the vesting commencement date specified in the applicable award agreement, and the remaining 75% of the Service MIUs vest ratably at the end of each three-month period thereafter until 100% of the Service MIUs are vested on the fourth anniversary of the vesting commencement date, subject, in each case, to continued employment through the applicable vesting date. With respect to the Performance MIUs, 100% of the Performance MIUs vest upon a change in control of Topco LLC (as described below) if the investors in Topco LLC achieve a specified equity return, subject to continued employment through the date of such change in control. The MIUs granted to Messrs. Acosta and Toledo were fully vested as of the date of grant.

In addition, upon the consummation of a transaction in which the majority of the members of Topco LLC cease to own a majority of the voting power in Topco LLC or in which all or substantially all of the assets of Topco LLC or its subsidiaries are sold to unaffiliated third parties (either transaction, a “change in control of Topco LLC”), 100% of the outstanding unvested Service MIUs will become vested immediately prior to such transaction. The Performance MIUs are subject to forfeiture if the specified performance goal is not achieved upon a change in control of Topco LLC.

Potential Payments upon a Termination of Employment or a Change in Control

Below we have described the severance benefits to which our Named Executive Officers would be entitled upon a termination of employment. Our Named Executive Officers are not entitled to any payments, benefits or enhanced severance in connection with a change in control.

Termination of Employment without Cause or Resignation with Good Reason

The employment agreements with each of our Named Executive Officers provides for severance benefits if we terminate the executive without “cause” or the executive resigns with “good reason” (as each of those terms is defined in the applicable employment agreement), which circumstances we refer to as a “qualifying termination of employment.” Upon a qualifying termination of employment, subject to the executive’s execution and non-revocation of a release of claims in favor of Allvue and continued compliance with the restrictive covenant obligations to which he is subject, Messrs. Heimbouch, Keough, and Shterk will be entitled to the following payments and benefits under their employment agreements:

•	a lump sum cash payment consisting of accrued but unpaid base salary, unused vacation, and unreimbursed business expenses, which we refer to as the “accrued obligations”;

•

cash severance equal to continued base salary payments, in the case of Messrs. Heimbouch and Keough, for 12 months, or, in the case of Mr. Shterk, nine months, in each case, payable in accordance with Allvue’s regular payroll practices; and

•

a prorated portion of the bonus earned during the fiscal year in which the termination occurs based on actual performance achievement, payable when bonuses are otherwise payable for such fiscal year (but in no event later than March 15 of the year following the year in respect of which such bonus is earned), which prorated bonus is payable at the sole discretion of the Board in the case of Messrs. Keough and Shterk.

Termination of Employment with Cause or Resignation without Good Reason

If we terminate the employment of Messrs. Heimbouch, Keough, or Shterk with “cause,” or such executive resigns without “good reason,” the executive will only be entitled to the accrued obligations and the other benefits.

Separation Agreement with Rey Acosta

Under the terms of Mr. Acosta’s separation agreement, the Company will continue to pay the Transition Payment to Mr. Acosta through December 2, 2021, payable in accordance with Allvue’s regular payroll practices. Mr. Acosta was required to enter into a general release of claims in favor of the Company in order to receive any severance payments.

Separation Agreement with Custodio Toledo

Under the terms of the Mr. Toledo’s separation agreement, the Company will pay Mr. Toledo (a) 12 months of continued base salary payments, payable in accordance with Allvue’s regular payroll practices, and (b) a prorated portion of the bonus earned in respect of 2020 based on actual performance achievement, payable when bonuses are otherwise payable for such fiscal year. Mr. Toledo was required to enter into a general release of claims in favor of the Company in order to receive any severance payments, and the severance payments are subject to Mr. Toledo’s continued compliance with the restrictive covenant obligations to which he is subject.

Change in Control

As described above, upon a change in control of Topco LLC, unvested Service MIUs will become fully vested, and Performance MIUs will be eligible to vest based on performance achievement. See “—Topco LLC Management Incentive Units.”

Equity and Cash Incentives—Summary of the 2021 Omnibus Incentive Plan

Prior to the consummation of this offering, we anticipate that our Board will adopt, and our stockholders will approve, the 2021 Omnibus Incentive Plan (which we refer to as the “2021 Plan”), pursuant to which employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, will be eligible to receive awards. We anticipate that the 2021 Plan will provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, other share-based awards, other cash-based awards, substitute awards and performance awards intended to align the interests of participants with those of our stockholders. The following description of the 2021 Plan is based on the form we anticipate will be adopted, but since the 2021 Plan has not yet been adopted, the provisions remain subject to change. As a result, the following description is qualified in its entirety by reference to the final 2021 Plan once adopted, a copy of which in substantially final form has been filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve

In connection with its approval by our Board and adoption by our stockholders, we will reserve                  shares of our common stock for issuance under the 2021 Plan. In addition, the following shares of our common stock will again be available for grant or issuance under the 2021 Plan:

•	shares subject to awards granted under the 2021 Plan that are subsequently forfeited or cancelled;

•	shares subject to awards granted under the 2021 Plan that otherwise terminate without shares being exercised;

•	shares subject to awards granted under the 2021 Plan issued in assumption of, or in substitution for, outstanding awards granted by an acquired entity; and

•	shares surrendered, cancelled or exchanged for cash, including shares surrendered to pay the exercise price or withholding taxes associated with the award.

Administration

The 2021 Plan will be administered by our Compensation and Nominating Committee. The Compensation and Nominating Committee has the authority to construe and interpret the 2021 Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2021 Plan may be made subject to “performance goals” and other terms.

Award Forms and Limitations

The 2021 Plan authorizes the award of stock options, stock appreciation rights, restricted shares, performance awards and other share-based and cash-based awards. An aggregate of                  shares will be available for issuance under awards granted pursuant to the 2021 Plan. For stock options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be                 .

Eligibility

Our employees, consultants and non-employee directors, and employees, consultants and non-employee directors of our affiliates, will be eligible to receive awards under the 2021 Plan. The Compensation and Nominating Committee will determine who will receive awards, and the terms and conditions associated with such award. As of                 , 2021 there were approximately                  employees,                  consultants and                  non-employee directors who would be eligible to participate in the 2021 Plan.

Term

The 2021 Plan will terminate on the tenth anniversary of the earlier of (a) the date on which the Board approves the 2021 Plan and (b) the date on which our stockholders approve the 2021 Plan, unless it is terminated earlier by our Board.

Stock Options

The 2021 Plan provides for the grant of ISOs only to our employees. All options other than ISOs may be granted to our employees, non-employee directors and consultants. The exercise price of each option to purchase our shares of common stock must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of that value. Options granted under the 2021 Plan may be exercisable at such times and subject to such terms and conditions as the Compensation and Nominating Committee determines. The maximum term of options granted under the 2021 Plan is 10 years (five years in the case of ISOs granted to 10% or more stockholders).

Stock Appreciation Rights

Stock appreciation rights provide for a payment, or payments, in cash or common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the fair market value of shares of our common stock on the date that the stock appreciation rights were granted. The exercise price must be at least equal to the fair market value of our common stock on the date the stock appreciation right is granted. Stock appreciation rights may vest based on time or achievement of performance conditions, as determined by the Compensation and Nominating Committee in its discretion.

Restricted Stock

The Compensation and Nominating Committee may grant awards consisting of shares of our common stock subject to restrictions on sale and transfer. The price (if any) paid by a participant for a restricted stock award will be determined by the Compensation and Nominating Committee. The Compensation and Nominating Committee may condition the grant or vesting of shares of restricted stock on the achievement of performance conditions the satisfaction of a time-based vesting schedule and/or other criteria.

Performance Awards

A performance award is an award that becomes payable upon the attainment of specific performance goals. A performance award may become payable in cash or in shares of our common stock. to the Compensation and Nominating Committee may require the forfeiture of these awards prior to settlement due to termination of a participant’s employment or failure to achieve the performance conditions.

Other Share-Based and Cash-Based Awards

The Compensation and Nominating Committee may grant other share-based and cash-based awards to participants in amounts and on terms and conditions determined by it in its discretion. Share-based and cash-based awards may be granted subject to vesting conditions or awarded without being subject to conditions or restrictions.

Additional Provisions

Awards granted under the 2021 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by the Compensation and Nominating Committee. Unless otherwise restricted by our Committee, awards that are non-ISOs or SARs may be exercised during the lifetime of the optionee only by the optionee. The Compensation and Nominating Committee may determine that non-ISOs may be transferred to certain family members of an optionee, on terms and conditions specified by the Compensation and Nominating Committee. Awards that are ISOs may be exercised during the lifetime of the optionee only by the optionee.

In the event of a change of control (as defined in the 2021 Plan), the Compensation and Nominating Committee may, in its discretion, provide for any or all of the following actions: (i) awards may be continued, assumed or substituted with new rights, (ii) awards may be purchased for cash equal to the excess (if any) of the fair market value of each share of common stock subject to such award as of the change in control transaction over the aggregate exercise price of such awards, (iii) outstanding and unexercised stock options and stock appreciation rights may be terminated prior to the change in control (in which case holders of such unvested awards would be given notice and the opportunity to exercise such awards), or (iv) vesting or lapse of restrictions may be accelerated. All awards will be equitably adjusted in the case of the division of stock and similar transactions.

IPO Grants

In connection with this offering, we expect that our Board will grant awards of restricted stock units (“RSUs”) under the 2021 Plan to certain of our independent directors and certain of our employees under the 2021 Plan, representing an aggregate of                  shares of our Class A common stock. This amount includes (i)                  RSUs that we will issue to certain employees in connection with the completion of this offering, with the RSUs subject to each award vesting                  and (ii)                  RSUs that we will issue to certain of our independent directors in connection with the completion of this offering that vest on the first anniversary of the grant, in each case, subject to the individual’s continued employment or service (as applicable) through the applicable vesting date. The actual number of shares of our Class A common stock subject to these awards may change. These awards are expected to be granted following the filing of the registration statement on Form S-8 relating to the 2021 Plan. Each award will be subject to the terms and conditions of the 2021 Plan and an award agreement that we will enter into with the applicable grantee.

2021 Employee Stock Purchase Plan

Prior to the consummation of this offering, we anticipate that our Board will adopt, and our stockholders will approve, the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), pursuant to which our employees will have the opportunity to purchase shares of our common stock through accumulated payroll deductions. The following description of the 2021 ESPP is based on the form we anticipate will be adopted, but since the 2021 ESPP has not yet been adopted, the provisions remain subject to change. As a result, the following description is qualified in its entirety by reference to the final 2021 ESPP once adopted, a copy of which in substantially final form has been filed as an exhibit to the registration statement of which this prospectus is a part.

The 2021 ESPP is intended to have two components: (i) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”), and (ii) a component that is not intended to so qualify (the “Non-423 Component”). Except as otherwise provided, the Non-423 Component will be operated and administered in the same manner as the 423 Component, except where prohibited by law.

Share Reserve

The maximum aggregate number of shares that may be issued pursuant to the 2021 ESPP will be equal to                 shares.

Administration

The 2021 ESPP may be administered by the Board or a committee appointed by the Board, subject to applicable laws. The administrator will have full and exclusive authority to interpret the terms of the 2021 ESPP and determine eligibility, subject to the conditions of the 2021 ESPP, as described below.

Eligibility

Our executive officers and all of our other employees will be allowed to participate in the 2021 ESPP, provided that other than for an offering under the Non-423 Component:

•	An employee will be eligible to participate only if he or she is customarily employed by us or any participating subsidiary for more than five months in any calendar year; and

•

An employee may not be granted rights to purchase shares under the 2021 ESPP if such employee (i) would immediately after such grant own shares or options to purchase shares with 5% or more of the total combined voting power of all classes of our capital stock, or (ii) holds rights to purchase stock under all of our “employee stock purchase plans” (within the meaning of Section 423 of the Code) that would accrue at a rate in excess of $25,000 in fair market value of our stock (determined at the time the rights are granted) for each calendar year in which such rights are outstanding at any time.

In addition, the administrator may exclude from participation (i) any individual that has not completed at least                  years of service since his or her last hire date (or such lesser period of time as may be determined by the administrator in its discretion); however, for offerings under the 423 Component, such exclusion must be applied uniformly to all employees; (ii) any employee who is not customarily employed by us or any participating subsidiary any at least 20 hours per week; however, for offerings under the 423 Component, such exclusion must be applied uniformly to all employees; (iii) any employee who is a highly compensated employee (within the meaning of Section 414(q) of the Code); and (iv) any employee who is a highly compensated employee (within the meaning of Section 414(q) of the Code) with compensation above a certain level or is an officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act if such exclusion is applied uniformly to all such highly compensated employees or officers. As of                 , there are approximately                  employees who will be eligible to participate in the 2021 ESPP following its adoption.

Contributions and Purchases

The 2021 ESPP will permit participants to purchase common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to    % of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings, payments for overtime and shift premium, but excludes payments for incentive compensation, bonuses, equity compensation and other similar compensation. Subject to the eligibility requirements discussed above, a participant may purchase a maximum of                  shares of common stock during each six-month offering period. The 2021 ESPP initially will have purchase periods approximately six months in duration commencing with the first trading day after one exercise date and ending with the next exercise date. The offering periods generally start on the first trading day on or after                 and                of each year. The administrator may, in its discretion, modify the terms of future purchase periods and offering periods, provided that no offering period may be longer than 27 months. Amounts contributed and accumulated by the participant during any offering period will be used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price of the shares will be        % of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last trading day of the offering period.

Withdrawal and Termination of Participation

A participant may withdraw from the 2021 ESPP voluntarily at any time by filing a notice of withdrawal prior to the close of business on the date established by the administrator. A participant will be deemed to have elected to withdraw from the 2021 ESPP upon the termination of the participant’s employment for any reason or in the event the participant is no longer eligible to participate in the 2021 ESPP. In addition, a participant may not transfer rights granted under the 2021 ESPP other than by will, the laws of descent and distribution or as otherwise provided under the 2021 ESPP.

Certain Transactions; Adjustments

In the event of a merger, consolidation or similar transaction, an acquiring or successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding option, the offering period then in progress will be shortened by setting a new exercise date. The administrator will notify each participant in writing or electronically that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

In the event of our proposed liquidation or dissolution, any offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to such liquidation or dissolution unless otherwise determined by the administrator. The administrator will notify participants of the new exercise date in writing or electronically, at which time any participant’s purchase rights will be automatically exercised, unless the participant has earlier withdrawn from the offering period.

In the event of certain changes in our capitalization, to prevent dilution or enlargement of the benefits or potential benefits available under the 2021 ESPP, the administrator will make adjustments, as it may deem equitable, to the number and class of shares that may be delivered, the applicable purchase price for shares, and/or the numerical share limits, pursuant to the 2021 ESPP.

Amendment and Termination

The administrator may at any time amend, suspend or terminate the 2021 ESPP, except that, subject to certain exceptions described in the 2021 ESPP, no such action may adversely affect any outstanding rights to purchase stock. The 2021 ESPP will continue in effect unless earlier terminated by the administrator.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We match 100% of a participant’s first 3% contribution up to IRS contribution limits and 50% of a participant’s subsequent 2% contribution up to IRS contribution limits. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board in 2020.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)
Clifford Chiu	$100,000	$—	$100,000

Board Service Agreement with Clifford Chiu

On September 23, 2019, Topco LLC entered into a service agreement with Clifford Chiu pursuant to which Mr. Chiu serves as a member of the board of managers of Topco LLC. The service agreement provides for a two-year term; however, Topco LLC may terminate Mr. Chiu’s service at any time, with or without notice. Mr. Chiu is entitled to receive $25,000 per quarterly meeting of the board of managers of Topco LLC that he attends, subject to a maximum of $100,000 each year during the term. In addition, the service agreement provides that Mr. Chiu will be entitled to receive 150 participating units in Topco LLC (which we refer to as “Participating Units”) in respect of his service during the first year of the term and an additional number of Participating Units based on a grant date value of $150,000 in respect of his service during the second year of the term. Participating Units represent non-voting limited liability company interests in Topco LLC that entitle the holder only to value created by the future appreciation or profits of Topco LLC.

Non-Employee Director Compensation Policy

We do not currently have a formal policy with respect to compensating our non-employee directors for service as directors. Following the completion of this offering, we will implement a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information about the beneficial ownership of our Class A common stock and Class V common stock as of                 , 2021, after giving effect to the Organizational Transactions, including this offering, for:

•	each person or group known to us who beneficially owns more than 5% of our Class A common stock or Class V common stock immediately prior to this offering;

•	each of our directors and director nominees;

•	each of our Named Executive Officers; and

•	all of our directors, director nominees and executive officers as a group.

The numbers of shares of Class A common stock and Class V common stock (together with the same amount of Class A Units) beneficially owned and percentages of beneficial ownership prior to this offering that are set forth below give effect to the Organizational Transactions. See “Organizational Structure.” The numbers of shares of Class A common stock and Class V common stock (together with the same amount of Class A Units) beneficially owned and percentages of beneficial ownership after this offering that are set forth below are based on                  shares of Class A common stock to be issued in connection with this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock. This number excludes (i)                  shares of Class A common stock issuable in exchange for Class A Units and shares of our Class V common stock and (ii)                 shares of our Class A common stock issuable in exchange for Class B Units each as described under “Organizational Structure” and “Certain Relationships and Related Party Transactions—Amended and Restated Operating Agreement.” If all outstanding LLC Units were exchanged and all outstanding shares of Class V common stock were cancelled, we would have                  shares of Class A common stock outstanding immediately after this offering.

Concurrently with this offering, we will issue to the holders of Class A Units                  shares of Class V common stock. The number of shares of Class V common stock will depend in part on the price at which shares of Class A common stock are sold in this offering. For purposes of the presentation of the total number of shares of Class V common stock beneficially owned, we have assumed that the shares of Class A common stock will be sold at $         per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

Unless otherwise noted below, the address for each beneficial owner listed on the table is 396 Alhambra Circle 11th Floor Coral Gables, FL 33134. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Class A common stock that they beneficially own, subject to applicable community property laws.

	Shares of Common Stock Beneficially Owned Prior to this Offering					Shares of Common Stock Beneficially Owned After this Offering
Name of Beneficial Owner	Shares of Class A Common Stock	% of Class A Common Stock Outstanding	Shares of Class V Common Stock	% of Class V Common Stock Outstanding	% of Combined Voting Power(1)	Shares of Class A Common Stock	Shares of Class V Common Stock	% of Combined Voting Power Assuming the Underwriters’ Option Is Not Exercised(1)	% of Combined Voting Power Assuming the Underwriters’ Option Is Exercised in Full(1)
5% Shareholders:
Vista Funds(2)
Blue Sky 2008, LLC(3)
Named Executive Officers, Directors and Director Nominees:
Mark Heimbouch(4)
Ryan Keough(5)
Yuriy Shterk(6)
Reinaldo Acosta(7)
Custodio Toledo(8)
Renu Agrawal
Steven Cakebread
Clifford Chiu
Mayree Clark
Myra Drucker
Gwen Reinke
Maneet Saroya
Nadeem Syed
Steven White
Jeff Wilson
All executive officers, directors and director nominees as a group (16 individuals)

(1)

Each share of Class A common stock and Class V common stock entitles the registered holder thereof to one vote and each share on all matters presented to shareholders for a vote generally, including the election of directors. The Class A common stock and Class V common stock will vote as a single class on all matters except as required by law or the certificate of incorporation.

(2)

Includes                 shares of Class A common stock held directly by Bluefin Blocked Holdings, LLC (“Blocked Holdings LLC”) and                shares of Class V common stock held directly by Bluefin Unblocked Holdings LLC (“Unblocked Holdings LLC”). Each of Blocked Holdings LLC and Unblocked Holdings LLC is managed by a board of managers. Each of Blocked Holdings LLC and Unblocked Holdings LLC is owned by Vista Equity Partners Fund VII-A, L.P. (“VEPF VII-A”), Vista Equity Partners Fund VII-B, L.P. (“VEPF VII-B”), Vista Equity Partners Fund VII-Z, L.P. (“VEPF VII-Z”) and Vista Equity Partners Fund VII, L.P. (“VEPF VII” and, together with VEPF VII-A, VEPF VII-B and VEPF VII-Z, the “Vista Funds”). Vista Equity Partners Fund VII GP, L.P. (“Fund VII GP”) is the sole general partner of each of the Vista Funds. Fund VII GP’s sole general partner is VEPF VII GP, Ltd. (“Fund VII UGP”). Robert F. Smith is the sole director and one of 11 members of Fund VII UGP. VEPF Management, L.P. (“Management Company”) is the sole management company of each of the Vista Funds. The Management Company’s sole general partner is VEP Group, LLC (“VEP Group”) and the Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, Fund VII GP, Fund VII UGP, the Management Company, VEPM and VEP Group may be deemed the beneficial owners of the shares held by Blocked Holdings LLC and Unblocked Holdings LLC. This number excludes                shares of Class A common stock

issuable in exchange for Class A Units held by Unblocked Holdings LLC pursuant to the Exchange Agreement. These shares of Class A common stock represent approximately % of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Class A Units were exchanged and all outstanding shares of Class V common stock were converted at that time. The principal business address of each of Blocked Holdings LLC, Unblocked Holdings LLC, the Vista Funds VEPF VII-A, Fund VII GP, Fund VII UGP, the Management Company, VEPM and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(3)

Includes          shares of Class V common stock held directly by Blue Sky 2008, LLC (“Blue Sky”). This number excludes                 shares of Class A common stock issuable in exchange for Class A Units held by Blue Sky pursuant to the Exchange Agreement. These shares of Class A common stock represent approximately     % of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding LLC Units were exchanged and all outstanding shares of Class V common stock were converted at that time. Blue Sky is owned by AMCCAS, LLC (“AMCCAS”) and SAMFA, LLC (“SAMFA”). Reinaldo Acosta is the majority owner and the sole manager of AMCCAS. Custodio Toledo is the majority owner and the sole manager of SAMFA. Reinaldo Acosta and Custodio Toledo are the co-managers of Blue Sky, have the shared power to vote and dispose of the shares held by Blue Sky. Consequently, AMCCAS, SAMFA, Mr. Acosta and Mr. Toledo may each be deemed to be the beneficial owners of the shares held by Blue Sky. The principal business address of Mr. Acosta is c/o K&L Gates LLP, Southeast Financial Center, 200 S. Biscayne Boulevard, Suite 3900, Miami, Florida 33131. The principal business address of Mr. Toledo is c/o K&L Gates LLP, Southeast Financial Center, 200 S. Biscayne Boulevard, Suite 3900, Miami, Florida 33131.

(4)

Includes                 shares of Class V common stock held directly by Mr. Heimbouch. This number excludes                shares of Class A common stock issuable upon in exchange for Class A Units held directly by Mr. Heimbouch and          shares of Class A common stock upon exchange of vested Class B Units held directly by Mr. Heimbouch that are exchangeable for shares of Class A common stock pursuant to the Exchange Agreement. These shares of Class A common stock represent approximately     % of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Class A Units and vested Class B Units were exchanged for Class A common stock at that time.

(5)

This number excludes                shares of Class A common stock issuable upon exchange of vested Class B Units held directly by Mr. Keough that are exchangeable for shares of Class A common stock pursuant to the Exchange Agreement. These shares of Class A common stock represent approximately     % of the shares of Class A common stock that would be outstanding immediately after this offering if all vested Class B Units were exchanged for Class A common stock at that time.

(6)	This number excludes shares of Class A common stock issuable in exchange for Class B Units that may be acquired upon the vesting of Class B Units directly held by Mr. Shterk.
(7)

This number excludes                shares of Class A common stock issuable upon exchange of vested Class B Units held directly by Mr. Acosta that are exchangeable for shares of Class A common stock pursuant to the Exchange Agreement. These shares of Class A common stock represent approximately     % of the shares of Class A common stock that would be outstanding immediately after this offering if all vested Class B Units were exchanged for Class A common stock at that time. As disclosed in footnote 3 above, Mr. Acosta is the co-manager of Blue Sky, has the shared power to vote and dispose of the shares held by Blue Sky, and, as such, may be deemed to be the beneficial owner of the shares held by Blue Sky.

(8)

This number excludes                shares of Class A common stock issuable upon exchange of vested Class B Units held directly by Mr. Toledo that are exchangeable for shares of Class A common stock pursuant to the Exchange Agreement. These shares of Class A common stock represent approximately     % of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Class B Units were exchanged for Class A common stock at that time. As disclosed in footnote 3 above, Mr. Toledo is the co-manager of Blue Sky, has the shared power to vote and dispose of the shares held by Blue Sky, and, as such, may be deemed to be the beneficial owner of the shares held by Blue Sky.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

Prior to completion of this offering, we intend to adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director or a director nominee’s independence in the event the related person is a director or an immediate family member of the director or director nominee;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

Related Party Transactions

Amended and Restated Operating Agreement

In connection with the completion of this offering, we will amend and restate Topco LLC’s existing operating agreement, which we refer to as the “LLC Operating Agreement.” The operations of Topco LLC and the rights and obligations of the LLC Unitholders will be set forth in the LLC Operating Agreement. See “Organizational Structure—Amended and Restated Operating Agreement of Topco LLC.”

Black Mountain and AltaReturn Acquisitions

Topco LLC was formed in 2019 to serve as a holding company in connection with Vista’s acquisition of Black Mountain on July 1, 2019. Vista paid a total purchase price of approximately $443.8 million in the Black Mountain Acquisition, consisting of $351.7 million in cash, $34 million in shares exchanged and $58.2 million in settling indebtedness. Prior to the Black Mountain Acquisition, Black Mountain was not affiliated with Vista.

On September 6, 2019, Vista, through its ownership in Topco LLC, acquired Vertice Technologies, LLC (formerly known as AltaReturn) and its subsidiaries. Topco LLC paid a total purchase price of approximately $465.5 million in the AltaReturn Acquisition, consisting of $366.2 million in cash, $93 million in shares exchanged and $6 million in settling indebtedness. Prior to the AltaReturn Acquisition, AltaReturn was not affiliated with Vista or Black Mountain. The terms of each of the Black Mountain and AltaReturn Acquisitions were negotiated at arms-length with the former owners of the respective entities.

Since September 2019, the former business operations of Black Mountain and AltaReturn have been operated as a single business owned by Vista.

Registration Rights Agreement

In connection with this offering, we intend to enter into a Registration Rights Agreement with certain LLC Unitholders. These LLC Unitholders will be entitled to request that we register their shares of capital stock on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” All of such LLC Unitholders will be entitled to participate in certain of our registered offerings, subject to the restrictions in the Registration Rights Agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by certain LLC Unitholders, Vista and their affiliates, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 promulgated under the Securities Act (“Rule 144”) or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, certain Registrable Securities will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Tax Receivable Agreement

We intend to enter into a Tax Receivable Agreement with the LLC Unitholders, which will require us to pay to such persons 85% of the amount of the benefits, if any, that we realize or, under certain circumstances, are deemed to realize as a result of (i) Basis Adjustments resulting from exchanges of LLC Units for shares of our Class A common stock or cash in the future, (ii) certain tax attributes of the Blocker Entity, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. These payment obligations are obligations of Allvue Systems Holdings, Inc. and not of Topco LLC. See “Organizational Structure—Tax Receivable Agreement.”

Director Nomination Agreement

In connection with this offering, we will enter into a Director Nomination Agreement with Vista. The Director Nomination Agreement will provide Vista the right to designate (i) all of the nominees for election to our Board for so long as Vista beneficially owns common stock entitled to vote generally in the election of directors representing 40% or more of the aggregate number of shares of Class A and Class V common stock outstanding upon completion of this offering, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista shall be entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term, regardless of Vista’s beneficial ownership at that time. Vista shall also have the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will also prohibit us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista controls less than 5% of the voting power.

Indemnification of Officers and Directors

Upon completion of this offering, we intend to enter into indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements will provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Management Agreement

In connection with the Black Mountain Acquisition, we entered into a management agreement with VEPM, pursuant to which VEPM was retained to provide us with certain management and consulting services. We agreed to indemnify VEPM against liabilities that may arise by reason of their service. We reimburse VEPM for any out-of-pocket costs and expenses, and have recorded expenses under the management agreement of approximately $0.8 million, $2.1 million and $1.3 million for the six months ended June 30, 2021, the year ended December 31, 2020 and the Successor 2019 Period, respectively. The management agreement will terminate at no additional cost to us in connection with the completion of this offering.

Relationship with VCG and Companies Controlled by Vista

We have utilized Vista Consulting Group, LLC, or VCG, the operating and consulting arm of Vista, for consulting services and executive recruitment, and have also reimbursed VCG for expenses related to participation by Allvue employees in VCG sponsored events and certain companies controlled by Vista for certain enterprise software licenses utilized by Allvue, and also paid to Vista and VCG related fees and expenses. We paid Vista, Vista’s portfolio companies and Vista Consulting Group $2.1 million and $1.3 million for the year ended December 31, 2020 and the Successor 2019 Period, respectively. We did not pay Vista, VCG or companies controlled by Vista for any such arrangements during the Predecessor 2019 Period. Following our initial public offering, we may continue to engage Vista, VCG and Vista’s portfolio companies from time to time, subject to compliance with our related party transactions policy.

In addition, we received $0.6 million, $0.4 million, $0.5 million, and $0.0 million in revenue from Vista for the sale of our software products for the six months ended June 30, 2021, the year ended December 31, 2020, and the Successor 2019 Period and the Predecessor 2019 Period, respectively. We had $0.2 million and $0.5 million in accounts receivable related to these agreements as of June 30, 2021 and December 31, 2020, respectively.

At our request, the underwriters have reserved up to              shares of common stock, or     % of the shares offered by us pursuant to this prospectus, for sale at the initial public offering price, through a directed share program, to our directors, executive officers and certain individuals associated with Vista. See “Underwriting.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Set forth below is a summary of the terms of the credit agreements governing, or expected to govern, certain of our outstanding indebtedness. This summary is not a complete description of all of the terms of such credit agreements. The credit agreements setting forth the terms and conditions of our senior secured credit facilities are filed as exhibits to the registration statement of which this prospectus forms a part.

Senior Secured Credit Facilities

On September 4, 2019, we entered into (i) the First Lien Credit Agreement with a syndicate of lenders and Antares Capital LP, as administrative agent, providing for the $165.0 million First Lien Term Loan and the $25.0 million Revolving Credit Facility and (ii) the Second Lien Credit Agreement with certain lenders and New Mountain Finance Servicing. L.L.C., as administrative agent, providing for the $75.0 million Second Lien Term Loan Facility, which amounts in each case may be increased or decreased subject to certain conditions. In addition, the Credit Agreements provide for the ability of the borrowers to incur pari passu secured, junior secured or unsecured incremental facilities, up to certain caps based on leverage ratios, consolidated EBITDA levels and prepayment amounts at such time.

With respect to the Credit Facilities, we are subject to financial covenants capping the Total Leverage Ratio (as defined therein) at the maximum levels set forth set forth in the following table as of the corresponding dates set forth below:

Test Period Ending	Maximum Total Leverage Ratio under the First Lien Credit Agreement	Maximum Total Leverage Ratio under the Second Lien Credit Agreement
December 31, 2019	12.00 to 1.00	15.00 to 1.00
March 31, 2020	12.00 to 1.00	15.00 to 1.00
June 30, 2020	12.00 to 1.00	15.00 to 1.00
September 30, 2020	12.00 to 1.00	15.00 to 1.00
December 31, 2020	11.25 to 1.00	14.0625 to 1.00
March 31, 2021	10.75 to 1.00	13.4375 to 1.00
June 30, 2021	10.25 to 1.00	12.8125 to 1.00
September 30, 2021	9.75 to 1.00	12.1875 to 1.00
December 31, 2021	9.25 to 1.00	11.5625 to 1.00
March 31, 2022	8.75 to 1.00	10.9375 to 1.00
June 30, 2022	8.25 to 1.00	10.3125 to 1.00
September 30, 2022	7.75 to 1.00	9.6875 to 1.00
December 31, 2022	7.25 to 1.00	9.0625 to 1.00
March 31, 2023	6.75 to 1.00	8.4375 to 1.00
June 30, 2023	6.25 to 1.00	7.8125 to 1.00
September 30, 2023	5.75 to 1.00	7.1875 to 1.00
December 31, 2023 and each test period thereafter	5.25 to 1.00	6.5625 to 1.00

Interest Rates and Fees

The interest rates applicable to borrowings under the Credit Agreements are, at the borrowers’ option, either (i) a base rate, which is equal to the highest of (a) the “Prime Rate,” (b) the “Federal Funds Rate” plus 0.50% and (c) the “Adjusted LIBO Rate” (each term as defined in the Credit Agreements) for a one month interest period plus 1%, or (ii) the Adjusted LIBO Rate, which is equal to LIBOR for the applicable interest period, plus, in the case of each of the foregoing clauses (i) and (ii), the “Applicable Margin.” The Adjusted LIBO Rate applied to the Revolving Credit Facility, the First Lien

Term Loan Facility and the Second Lien Term Loan is subject to a floor of 0% per annum. The Credit Agreements also include agreements by the parties in determining, if applicable, a replacement of the Adjusted LIBO Rate with an alternative benchmark rate giving consideration to any evolving or then existing conventions for similar U.S. dollar denominated syndicated credit facilities.

The “Applicable Margin” under the First Lien Credit Agreement (i) for base rate revolving loans ranges from 3.00% to 3.25% per annum, (ii) for LIBOR revolving loans ranges from 4.00% to 4.25% per annum, (iii) for base rate term loans ranges from 3.00% to 3.25% per annum and (iv) for LIBOR term loans ranges from 4.00% to 4.25% per annum, in each case, based on the First Lien Leverage Ratio (as defined in the First Lien Credit Agreement). A commitment fee during the term of the Revolving Credit Facility ranging from 0.25% to 0.50% per annum, based on the First Lien Leverage Ratio also applies to unused but available revolving commitment amounts. The “Applicable Margin” under the Second Lien Term Loan Facility is (i) 6.75% per annum for base rate loans and (ii) 7.75% per annum for LIBOR loans.

Voluntary Prepayments

Any borrowing under the Credit Agreements may currently be repaid, in whole or in part, at any time and from time to time without premium or penalty other than customary breakage costs plus, solely in the case of prepayments the Second Lien Term Loan prior to September 6, 2021, a premium of 1.0% of the principal amount of the Second Lien Term Loan so prepaid, subject to exemptions for, among other things, prepayments made in connection with an initial public offering or change in control (in which case no premium shall be payable). Term Loans that are repaid may not be reborrowed, but any amounts repaid under the Revolving Credit Facility may be reborrowed.

The Credit Agreements are also subject to customary mandatory prepayments using the net proceeds received or retained, as applicable, from certain asset sales and dispositions, casualty events, certain debt issuances (in each case, other than with respect to certain debt issuances, subject to certain reinvestment rights of the borrower) and, with respect to the Term Loans only, 50% of year-end excess cash, subject to step-downs to 25% and 0% of excess cash flow at certain leverage-based thresholds.

Final Maturity and Amortization

Under the First Lien Credit Agreement, the Revolving Credit Facility will mature on September 6, 2024, and the First Lien Term Loan Facility will mature on September 4, 2026. The principal amount of the First Lien Term Loan Facility is payable in equal quarterly installments of 0.25% of the aggregate principal amount of loans outstanding under the First Lien Term Loan Facility on the closing date of the First Lien Credit Agreement, with the balance due at maturity. Installment payments on the First Lien Term Loan Facility are due on the last date of each quarter.

The Second Lien Term Loan Facility under the Second Lien Credit Agreement will mature on September 6, 2027. The Second Lien Term Loan Facility does not amortize, and the principal amount of the Second Lien Term Loan Facility is payable at maturity in an amount equal to the aggregate outstanding amount on such date.

Guarantees, Covenants and Events of Default

Subject to certain customary exceptions and limitations, all obligations under the Credit Agreements are guaranteed by Bluefin Intermediate Holdings, LLC and its restricted subsidiaries, and such obligations and the related guarantees of the First Lien Term Loan Facility and the Revolving Credit Facility are secured by a perfected first priority security interest in substantially all tangible and intangible assets owned by the borrower or by any guarantor, and the same assets secure the obligations and the related guarantees of the Second Lien Term Loan Facility pursuant to a perfected second priority security interest.

The Credit Agreements contain customary incurrence-based negative covenants, including limitations on indebtedness; limitations on liens; limitations on certain fundamental changes (including, without limitation, mergers, consolidations, liquidations and dissolutions); limitations on asset sales; limitations on dividends and other restricted payments; limitations on investments, loans and advances; limitations on guarantees and other contingent obligations; limitations on payments, repayments and modifications of subordinated indebtedness; and limitations on agreements restricting liens and/or dividends.

Part of our growth strategy is to acquire new businesses to complement our existing software and technology capabilities. The covenants in the Credit Agreements may restrict our ability to make acquisitions or enter into business combinations. Acquisitions of entities which provide supporting guarantees of our obligations under the Credit Agreements (or, in the case of assets, where such assets are granted as collateral to the lenders under the Credit Agreements) are not capped. Acquisitions of entities which do not provide supporting guarantees of our obligations under the Credit Agreements (or, in the case of assets, where such assets are not granted as collateral to the lenders under the Credit Agreements) are subject to a cap equal to the greater of $30 million or 100% of the our EBITDA or may be consummated in reliance on other available investment capacity (along with other investments in entities or assets that do not become restricted or which do not provide guarantees or collateral support of our obligations under the Credit Agreements (including in similar, ancillary, complementary or related business, by way of acquisition, merger, loans or otherwise)), including, without limitation:

•	in similar businesses, services or other activities in amounts up to the greater of $13.5 million and 45% of our EBITDA in the aggregate at any one time;

•	in amounts up to the greater of $15 million and 50% of our EBITDA in the aggregate at any one time;

•	without restrictions as to amounts or collateral requirements, so long as the company meets certain leverage ratio levels and is not subject to any payment or bankruptcy event of default; and

•	in respect of joint ventures, in amounts up to the greater of $6.75 million and 22.5% of our EBITDA in the aggregate at any one time.

We may generally incur indebtedness to finance permitted acquisitions, acquisitions of any assets, business, product line or other entities or for other general purposes (including by way of assuming indebtedness of an acquired entity and indebtedness which may be used for acquisition-related activities) up to certain dollar caps as well as indebtedness to provide for indemnification, adjustment of purchase price, earnout or similar obligations, including, without limitation:

•

by increasing the existing credit facilities under the Credit Agreements in amounts not to exceed the greater of $30 million and 100% of our EBITDA plus an unlimited amount so long as the company meets certain leverage ratio levels and other customary conditions;

•	by restricted entities which do not provide supporting guarantees of our obligations under the Credit Agreements in amounts not to exceed the greater of $30 million and 100% of our EBITDA;

•	in amounts not to exceed the greater of $15 million and 50% of our EBITDA;

•	in connection with joint ventures, in amounts not to exceed to the greater of $6.75 million and 22.5% of our EBITDA; and

•	pursuant to other credit facilities or debt instruments, so long as the company meets certain leverage ratio levels and other customary conditions.

Events of default under the Credit Agreements include, among others, nonpayment of principal when due; nonpayment of interest, fees or other amounts; cross-defaults; covenant defaults; material inaccuracy of representations and warranties; certain bankruptcy and insolvency events; material unsatisfied or unstayed judgments; certain ERISA events; change of control; or actual or asserted invalidity of any guarantee or security document.

As of June 30, 2021, we were in compliance with the terms of the Credit Agreements.

Post-IPO Credit Facility

Concurrently with or shortly after the completion of this offering, we expect to enter into the Post-IPO Credit Facility. Set forth below is a summary of the expected terms of the credit agreement governing the Post-IPO Credit Facility. This summary is not a complete description of all of the terms of the credit agreement, and the terms of the Post-IPO Credit Facility have not yet been finalized. There may be changes to the expected size and other terms of the Post-IPO Credit Facility, some of which may be material. There can be no assurance that we will enter into the Post-IPO Credit Facility on the terms described below, on terms that are favorable to us or at all.

We expect that, Allvue Systems Holdings, Inc., as borrower, and Bluefin Topco, LLC, which is our wholly owned subsidiary, will enter into a credit agreement governing the Post-IPO Credit Facility (the “Post-IPO Credit Agreement”) with a group of lenders and                              as administrative agent, which we expect will provide for an initial $         million commitment for revolving loans, with sublimits applicable to issuing letters of credit and borrowings in alternative currencies. In addition, we expect that the Post-IPO Credit Agreement will provide the borrower with the ability to request incremental commitment increases or term loan facilities, subject to certain minimum thresholds and caps. We expect that the borrower will not draw down on the Post-IPO Credit Facility at or prior to the closing date of this offering.

Interest Rates and Fees

We expect that the interest rates applicable to revolving borrowings under the New Credit Agreement will be, at the borrower’s option, either (i) a base rate, which we expect will be equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5% and (c) the Adjusted LIBO Rate (subject to a floor to be agreed) for a one month Interest Period (each term as will be defined in the Post-IPO Credit Agreement) plus     %, or (ii) the Adjusted LIBO Rate (subject to a floor) equal to the LIBO Rate (as will be defined in the Post-IPO Credit Agreement) for the applicable Interest Period multiplied by the Statutory Reserve Rate (each term as will be defined in the New Credit Agreement), plus in the case of each of clauses (i) and (ii), the Applicable Rate (as will be defined in the Post-IPO Credit Agreement). We expect the Applicable Rate (i) for base rate loans to range from     % to     % per annum and (ii) for LIBO Rate loans to range from     % to     % per annum, in each case, based on the Senior Secured Net Leverage Ratio (as will be defined in the Post-IPO Credit Agreement). We expect that base rate borrowings may only be made in dollars. We expect that we will pay a commitment fee during the term of the Post-IPO Credit Agreement ranging from     % to     % per annum of the average daily undrawn portion of the revolving commitments based on the Senior Secured Net Leverage Ratio.

Voluntary Prepayments

We expect that any borrowing under the New Credit Agreement may be repaid, in whole or in part, at any time and from time to time without premium or penalty other than customary breakage costs, and any amounts repaid may be reborrowed. We expect that no mandatory prepayments will be required other than customary provisions in the event borrowings or letter of credit usage exceed the aggregate commitments of all lenders.

Final Maturity and Amortization

We expect that the Post-IPO Credit Facility will have a five-year term. We expect that the Post-IPO Credit Facility will not amortize

Guarantors

We expect that all obligations under the Post-IPO Credit Agreement will be unconditionally guaranteed by Bluefin Topco, LLC, and substantially all of its existing and future direct and indirect wholly-owned domestic subsidiaries, other than certain excluded subsidiaries.

Security

We expect that all obligations under the Post-IPO Credit Agreement will be secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of the borrower’s and the guarantors’ assets.

Certain Covenants, Representations and Warranties

We expect that the Post-IPO Credit Agreement will contain customary representations and warranties, affirmative covenants, reporting obligations and negative covenants. We expect that the negative covenants will restrict the borrower and each guarantor’s ability, among other things, to (subject to certain exceptions as will be set forth in the Post-IPO Credit Agreement):

•	incur additional indebtedness or other contingent obligations;

•	create liens on their assets;

•	make investments, acquisitions, loans and advances;

•	consolidate, merge, liquidate or dissolve;

•	sell, transfer or otherwise dispose of its assets, including equity of its subsidiaries;

•	pay dividends on or make other payments in respect of its equity interests;

•	engage in transactions with its affiliates;

•	make payments in respect of subordinated or unsecured debt;

•	modify organizational documents in a manner that is materially adverse to the lenders under the Post-IPO Credit Agreement;

•	modify the status of certain holding companies;

•	enter into burdensome agreements with negative pledge clauses or restrictions on subsidiary distributions;

•	materially alter the type of business it conducts; and

•	change its fiscal year.

Financial Covenant

We expect that under the terms of the Post-IPO Credit Agreement, we will be required to maintain a First Lien Net Leverage Ratio (as defined in the Post-IPO Credit Agreement) of not more than      to     .

Events of Default

We expect that the lenders under the Post-IPO Credit Agreement will be permitted to accelerate the loans and terminate commitments thereunder or exercise other remedies upon the occurrence of certain customary events of default, including defaults with respect to financial and other covenants, subject to certain grace periods and exceptions. We expect that these events of default will include, among others, payment defaults, cross-defaults to certain material indebtedness, covenant defaults, material inaccuracy of representations and warranties, certain events of bankruptcy, material judgments, material defects with respect to lenders’ perfection on the collateral, certain ERISA events and changes of control.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation (our “certificate”) and our amended and restated bylaws (our “bylaws”), as each will be in effect at or prior to the consummation of this offering. The following description may not contain all of the information that is important to you. To understand the material terms of our Class A common stock, you should read our certificate and our bylaws, copies of which are or will be filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.

General

At or prior to the consummation of this offering, we will file our certificate, and we will adopt our by-laws. Our certificate will authorize capital stock consisting of:

•	shares of Class A common stock, par value $0.0001 per share;

•	shares of Class V common stock, par value $0.0001 per share; and

•	shares of preferred stock, with a par value per share that may be established by our Board in the applicable certificate of designations.

We are selling                  shares of Class A common stock in this offering (                 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock). All shares of our Class A common stock outstanding upon consummation of this offering will be fully paid and non-assessable. We are issuing                  shares of Class V common stock to the LLC Unitholders simultaneously with this offering (                 shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock, the proceeds of which would be used to purchase LLC Units from the LLC Unitholders). Upon completion of this offering, we expect to have                  shares of Class A common stock outstanding (                 shares if the underwriters exercise in full their option to purchase additional shares) and                  shares of Class V common stock outstanding (                 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

The following summary describes the material provisions of our capital stock and is qualified in its entirety by reference to our certificate and our bylaws and to the applicable provisions of the DGCL. We urge you to read our certificate and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our certificate and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock will vote together with holders of our Class V common stock as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or our certificate.

Under the DGCL, holders of Class A common stock will be entitled to a separate class vote on amendments to our certificate that (i) change the par value of the Class A common stock, or (ii) adversely affect the rights, power and preferences of the class A common stock.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class V Common Stock

Holders of shares of our Class V common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of our Class V common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class V common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or our certificate.

Holders of our Class V common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation or the sale of all or substantially all of our assets. Additionally, holders of shares of our Class V common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V common stock. Any amendment of our certificate that gives holders of our Class V common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to shareholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

Upon the consummation of this offering, the holders of Class A Units will own 100% of our outstanding Class V common stock.

Preferred Stock

Upon the consummation of this offering, we will have no shares of preferred stock outstanding.

Under the terms of our certificate, our Board is authorized to direct us to issue shares of preferred stock in one or more series without shareholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

LLC Units of Bluefin Topco, LLC

The LLC Operating Agreement recapitalizes the interests currently held by the existing owners of Topco LLC, by providing for LLC Units consisting of two classes of common ownership interests in Topco LLC (Class B common units held by certain current and former employees and consultants subject to vesting and certain participation thresholds (“Class B Units”), and Class A common units held by the other Topco LLC owners, including Allvue Systems Holdings, Inc. and Vista (“Class A Units”)). The LLC Operating Agreement will also reflect a split of LLC Units such that one LLC Unit can be acquired with the net proceeds received in the initial offering from the sale of one share of our Class A common stock. Each LLC Unit will entitle the holder to a pro rata share of the net profit and net losses and distributions of Topco LLC. Holders of LLC Units will have no voting rights, except as expressly provided in the LLC Operating Agreement.

The LLC Operating Agreement provides that the holders of Class A Units (and certain permitted transferees thereof) may, pursuant to the terms of the Exchange Agreement, exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). The Exchange Agreement will also provide that holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. As a holder surrenders or exchanges its LLC Units, our interest in Topco LLC will be correspondingly increased.

See “Organizational Structure—Amended and Restated Operating Agreement of Topco LLC”

Forum Selection

Our certificate will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for any state court action for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against Allvue Systems Holdings, Inc. or any director or officer thereof arising pursuant to any provision of the DGCL, our certificate or our bylaws or (4) any other action asserting a claim against Allvue Systems Holdings, Inc. or any director or officer thereof that is governed by the internal affairs doctrine; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our certificate will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Anti-Takeover Provisions

Our certificate, bylaws and the DGCL will contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by shareholders.

These provisions include:

Classified Board.    Our certificate will provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of the directors will have the effect of making it more difficult for shareholders to change the composition of our Board. Our certificate will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Upon completion of this offering, we expect that our Board will have 11 members.

Shareholder Action by Written Consent.    Our certificate will preclude shareholder action by written consent at any time when Vista controls less than 5% in voting power of our outstanding common stock.

Special Meetings of Shareholders.    Our certificate and bylaws will provide that, except as required by law, special meetings of our shareholders may be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, at any time when Vista controls at least 35% in voting power of our outstanding common stock, special meetings of our shareholders shall also be called by our Board or the chairman of our Board at the request of Vista. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.

Advance Notice Procedures.    Our bylaws will establish advance notice procedures for shareholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board, and provided, however, that at any time when Vista controls at least 10% of the voting power of our outstanding common stock, such advance notice procedure will not apply to Vista. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the bylaws will not give our Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us. These provisions do not apply to nominations by Vista pursuant to the Director Nomination Agreement. See “Certain Relationships and Related Party Transactions—Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

Removal of Directors; Vacancies.    Our certificate will provide that a director nominated by Vista may be removed with or without cause by Vista; provided, however, that at any time when Vista controls less than 40% in voting power of our outstanding common stock, all directors, including those nominated by Vista, may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class. In addition, our certificate will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director (and not by the shareholders).

Supermajority Approval Requirements.    Our certificate and bylaws will provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate. For as long as Vista controls at least 50% in voting power of our outstanding common stock, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Vista controls less than 50% in voting power of our outstanding common stock, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate requires a greater percentage.

Our certificate will provide that the following provisions in our certificate may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold) in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for shareholders to amend our bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested shareholders;

•	the provisions regarding shareholder action by written consent;

•	the provisions regarding calling special meetings of shareholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provision establishing the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing shareholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval, subject to stock exchange rules. These additional shares of capital stock may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares of capital stock to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations.    Upon completion of this offering, we will not be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that the person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: (1) before the shareholder became an interested shareholder, our Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the shareholder became an interested shareholder, the business combination was approved by our Board and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares.

We will opt out of Section 203; however, our certificate will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested shareholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the shareholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Our certificate will provide that Vista, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested shareholders” for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our certificate and bylaws may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or shareholders. Our certificate will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or shareholders or their respective affiliates, other than those officers, directors, shareholders or affiliates who are our or our subsidiaries’ employees. Our certificate will provide that, to the fullest extent permitted by law, neither Vista nor any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or its, his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Vista or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Allvue Systems Holdings, Inc. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a merger or consolidation of Allvue Systems Holdings, Inc. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares of capital stock as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares of capital stock at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219 and its phone number is (718) 921-8200.

Listing

We have applied to list our Class A common stock on the NYSE under the trading symbol “ALVU.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market (including shares of our Class A common stock issuable upon exchange of LLC Units), or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the prevailing market price of our Class A common stock from time to time. The number of shares available for future sale in the public market is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our Class A common stock in the public market, or could create the perception that these sales may occur, which could adversely affect the prevailing market price of our Class A common stock. These factors could also make it more difficult for us to raise funds through future offerings of Class A common stock or other equity or equity-linked securities.

Sale of Restricted Shares

Upon completion of this offering, we will have                  shares of Class A common stock outstanding (                 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Of these shares of Class A common stock, the                  shares of Class A common stock being sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares of Class A common stock, will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below, other than the holding period requirement. The remaining                  shares of Class A common stock (or                 shares of Class A common stock, including shares of Class A common stock issuable upon exchange of the LLC Units, as described below) will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and 701 under the Securities Act, which rules are summarized below. These remaining shares of Class A common stock will be available for sale in the public market after the expiration of market stand-off agreements with us and the lock-up agreements described in “Underwriting,” taking into account the provisions of Rules 144 and 701 under the Securities Act.

In addition, pursuant to the Exchange Agreement, from time to time after the consummation of this offering, holders of Class A Units may exchange their Class A Units, together with an equal number of shares of Class V common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). In addition, from time to time after the consummation of this offering, the holders of Class B Units may exchange their Class B Units for a number of shares of Class A common stock equal to the then current value of a share of Class A common stock less the participation thresholds of such Class B Units multiplied by the number of Class B Units being exchanged, divided by the then current value of Class A common stock. Any shares of Class V common stock so delivered will be cancelled. Upon consummation of this offering, the LLC Unitholders will hold                  LLC Units, all of which will be exchangeable for shares of our Class A common stock or, at our election, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock in such public offering or private sale). The shares of Class A common stock we issue upon such exchanges would be “restricted securities” as defined in Rule 144 unless we register such issuances. However, we intend to enter into a Registration Rights Agreement with the LLC Units and Vista that will require us to register these shares of Class A common stock, subject to certain conditions. See “—Registration Rights” and “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Under the terms of the LLC Operating Agreement, except pursuant to a valid exchange under the terms of the Exchange Agreement, all of the LLC Units received by the LLC Unitholders in the Organizational Transactions will be subject to restrictions on disposition.

Rule 144

Persons who became the beneficial owner of shares of our Class A common stock prior to the completion of this offering may not sell their shares until the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Class A common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period only a number of shares of Class A common stock that does not exceed the greater of either of the following:

•

1% of the number of shares of our Class A common stock then outstanding, which will equal approximately                  shares immediately after this offering, based on the number of shares of our Class A common stock outstanding after completion of this offering; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Class A common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our Class A common stock after this offering.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who acquired shares of capital stock from us in connection with a compensatory stock or option plan or other compensatory written agreement before the effective date of the registration statement of which this prospectus forms a part are, subject to applicable lock-up restrictions, eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate and was not our affiliate at any time during the preceding three months, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with holding period requirements under Rule 144, but subject to the other Rule 144 restrictions described above.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock issued or reserved for issuance under the 2021 Plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares of Class A common stock registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Lock-Up Agreements

We, each of our officers and directors and other shareholders owning substantially all of our Class A common stock and options or other securities to acquire Class A common stock have agreed that, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any of the shares of Class A common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock, including LLC Units, during the period from the date of the first public filing of the registration statement on Form S-1 filed in connection with this offering continuing through the date that is 180 days after the date of this prospectus. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting.” The representatives named above may, in their sole discretion, release all or any portion of the securities subject to these lock-up agreements. See “Underwriting.”

Prior to the consummation of the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our Class A common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Registration Rights Agreement

We intend to enter into a Registration Rights Agreement with certain LLC Unitholders in connection with this offering. The Registration Rights Agreement will provide the LLC Unitholders certain registration rights whereby, following our initial public offering and the expiration of any related lock-up period, certain LLC Unitholders can require us to register under the Securities Act shares of Class A common stock (including shares issuable to the LLC Units and Vista upon exchange of their LLC Units). The Registration Rights Agreement will also provide for piggyback registration rights for certain LLC Unitholders. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the IRS in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare tax on net investment income or the alternative minimum tax, or the consequences to persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the U.S.;

•	persons holding our Class A common stock as part of a straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or certain electing traders in securities that mark their securities positions to market for tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code and entities, all of the interests of which are held by qualified foreign pension funds); and

•	tax-qualified retirement plans.

If any partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is not a “United States person” for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property (other than pro rata distributions of our Class A common stock) on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions not treated as dividends for U.S. federal income tax purposes will first constitute non-taxable returns of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero, and thereafter will be treated as capital gains, as described below under “Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, backup withholding, and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder will be required to furnish to the applicable withholding agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption for effectively connected dividends, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net-income basis at the same graduated rates applicable to a United States person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the same graduated rates applicable to a United States person, although such gain will be exempt from the U.S. federal withholding tax described above, provided that such person complies with applicable certification requirements. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our worldwide real property interests and our other assets that are used or held for use in a trade or business, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, during the calendar year in which the disposition occurs, and such Non-U.S. Holder has owned, actually and constructively, five percent or less of our Class A common stock throughout the shorter of (1) the five-year period ending on the date of the sale or other taxable disposition and (2) the Non-U.S. Holder’s holding period. If we were to become a USRPHC and our Class A common stock were not considered to be “regularly traded on an established securities market” during the calendar year in which the relevant disposition by a Non-U.S. Holder occurred, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our Class A common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of dividends or of proceeds of the sale or other taxable disposition of our Class A common stock generally will be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such dividend, sale, or taxable disposition. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends on and gross proceeds from the disposition of our Class A common stock paid to “foreign financial institutions” (as specially defined under these rules), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) establishes an exemption. Similarly, dividends on and gross proceeds from the disposition of our Class A common stock paid to “non-financial foreign entities” (as specially defined under these rules) that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. An intergovernmental agreement between the United States and the Non-U.S. Holder’s country of residence may modify these requirements. The withholding provisions under FATCA generally apply to dividends paid on our Class A common stock. The U.S. Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our Class A common stock, and the preamble of such regulations state that such regulations may be relied upon by taxpayers until final regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Barclays Capital Inc
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Truist Securities, Inc.
Piper Sandler & Co.
Stifel, Nicolaus & Company, Incorporated
Cabrera Capital Markets LLC
CastleOak Securities, L.P.
C.L. King & Associates, Inc.
Mischler Financial Group, Inc.
Telsey Advisory Group LLC

Total

The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares of Class A common stock covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional         shares of Class A common stock from the Company to cover sales by the underwriters of a greater number of shares of Class A common stock than the total number set forth in the table above. They may exercise that option for 30 days. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares of Class A common stock in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                        additional shares of Class A common stock.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price. After the initial offering of the shares of Class A common stock, the representative may change the offering price and the other selling terms. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed that during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus (the “Lock-up Period”), we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the shares of Class A common stock or shares of Class V common stock (together with the shares of Class A common stock, the “Shares”), including but not limited to any options or warrants to purchase Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; provided that confidential or non-public submissions to the SEC of any registration statements under the Securities Act may be made if (w) no public announcement of such confidential or non-public submission shall be made, (x) if any demand was made for, or any right exercised with respect to, such registration of Shares or securities convertible, exercisable or exchangeable into Shares, no public announcement of such demand or exercise of rights shall be made, (y) we shall provide written notice at least three business days prior to such confidential or non-public submission to Goldman Sachs & Co. LLC and (z) no such confidential or non-public submission shall become a publicly filed registration statement during the Lock-Up Period, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or any LLC Units or such other securities, in cash or otherwise (other than (a) the Shares to be sold pursuant to this offering or pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus, (b) the Class A Common Stock, Class V Common Stock and LLC Units issued in connection with the Organizational Transactions, (c) the issuance by us of Shares, options to purchase Shares, including nonqualified stock options and incentive stock options, and other equity incentive compensation, including restricted stock or restricted stock units, stock appreciation rights, dividend equivalents and Share-based awards, pursuant to equity plans described in this prospectus, (d) any Shares issued upon the exercise of options or the settlement of restricted stock units or other equity-based compensation described in clause (c) granted under such equity plans described in this prospectus, or under equity plans or similar plans of companies acquired us in effect on the date of acquisition, (e) the filing by us of any registration statement on Form S-8 with the SEC relating to the offering of securities pursuant to the terms of such equity plans described in this prospectus, (f) the issuance by us of Shares or securities convertible into Shares in connection with an acquisition or business combination, provided that the aggregate number of Shares issued pursuant to this clause (f) during the Lock-Up Period shall not exceed 5% of the total number of Shares issued and outstanding on the closing date of the offering, and provided further that, in the case of any issuance pursuant to this clause (f), any recipient of Shares shall have executed and delivered to Goldman Sachs & Co. LLC a lock-up letter as described in the underwriting agreement, without Goldman Sachs & Co. LLC’s prior written consent.

At our request, the underwriters have reserved up to                     shares of Class A common stock, or                 % of the shares offered by us pursuant to this prospectus for sale, at the initial public offering price, through a directed share program, to our directors, executive officers and certain individuals associated with Vista. If purchased by these persons, these shares will not be subject to a 180-day lock-up restriction, except to the extent that the purchasers of such shares are otherwise subject to lock-up or market stand-off agreements as a result of their relationship with us. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these persons. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus.

Our directors, executive officers and stockholders (such persons, the “lock-up parties”), have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “Restricted Period”), may not (and may not cause any of their affiliates to), without the prior written consent of Goldman Sachs & Co. LLC, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any of our shares of common stock, or any LLC Units, or any options or warrants to purchase any of our shares of common stock or LLC Units, or any securities convertible into, exchangeable for or that represent the right to receive our shares of common stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares of common stock, LLC Units or Derivative Instruments now owned or hereafter acquired by the lock-up parties (collectively, the “Securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Securities or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. Each lock-up party has represented and warranted that such lock-up party is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Restricted Period, except as would otherwise be permitted by the lock-up agreement. In addition, each lock-up party has agreed that, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any of such lock-up party’s Securities during the Restricted Period. Notwithstanding the foregoing, to the extent a lock-up party has demand and/or piggyback registration rights under any registration rights agreement described in this prospectus, such lock-up party may notify us privately that such lock-up party is or will be exercising its demand and/or piggyback registration rights under any such registration rights agreement following the expiration of the Restricted Period and undertake preparations related thereto; provided that the foregoing notification and/or preparations do not request, require or result in the filing or confidential submission of a registration statement with the SEC or any other public announcement or activity regarding such registration by the lock-up party, we or any third party during the Restricted Period (and no such filing, confidential submission, public announcement or activity shall be voluntarily made or taken by such lock-up party, us or any third party during the Restricted Period). For the avoidance of doubt, each lock-up party has agreed that the foregoing provisions shall be equally applicable to any issuer-directed or other Shares such lock-up party may purchase in the offering.

In the case of our officers and directors, (i) Goldman Sachs & Co. LLC agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, Goldman Sachs & Co. LLC will notify us of the impending release or waiver, and (ii) we have agreed in the underwriting agreement to announce the impending release or waiver by press release through a major news service or other method permitted by applicable laws and regulation at least two business days before the effective date of the release or waiver. Any release or waiver granted by Goldman Sachs & Co. LLC to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in the lock-up agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, our directors, executive officers and stockholders may transfer the lock-up securities during the Restricted Period:

(i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lock-up agreement, provided that no public filing or disclosure under Section 16(a) of the Exchange Act or other public report shall be required or shall be made voluntarily during the Restricted Period in connection with such transfer;

(ii) to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, provided that (1) the trustee of the trust agrees to be bound in writing by the restrictions set forth in the lock-up agreement, (2) any such transfer shall not involve a disposition for value and (3) no public filing or disclosure under Section 16(a) of the Exchange Act or other public report shall be required or shall be made voluntarily during the Restricted Period in connection with such transfer;

(iii) with the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters;

(iv) if the lock-up party is a partnership, limited liability company or corporation, to (a) a partner, member or stockholder, as the case may be, of such partnership, limited liability company or corporation, (b) any wholly owned subsidiary of the lock-up party, (c) an affiliate (as such term is defined in Rule 405 of the Securities Act) of such lock-up party or (d) if a transferee referred to in clauses (a) through (c) above is not a natural person, any direct or indirect partner, member or shareholder of such transferee until the Securities come to be held by a natural person, if provided that, in any such case of clauses (a) through (d), (1) such transfer is not for value, (2) the transferee has agreed in writing to be bound by the same terms described in the lock-up letter to the extent and for the duration that such terms remain in effect at the time of the transfer, (3) if the lock-up party is required to file a report under Section 16(a) of the Exchange Act reporting such transfer during the Restricted Period, the lock-up party shall clearly indicate in the footnotes thereto that such transfer is not for value, that the Securities subject to such transfer remain subject to restrictions set forth in the lock-up agreement and that the filing relates to the circumstances described in this clause (iv), and (4) no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer;

(v) by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, provided that (1) the transferee agrees to be bound in writing by the restrictions set forth in the lock-up letter, (2) the lock-up party is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in the aggregate beneficial ownership of such lock-up party’s Securities in connection with such transfer, such lock-up party shall clearly indicate in the footnotes thereto that such transfer was by operation of law and that the Securities subject to such transfer remain subject to restrictions set forth in the lock-up agreement, and (3) no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer;

(vi) pursuant to a bona fide third party tender offer, merger, purchase, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control of the Company (and nothing in the lock-up agreement shall prohibit the lock-up parties from voting in favor of any such transaction or taking any other action in connection with such transaction), provided that in the event that such tender offer, merger, purchase, consolidation or other such transaction is not completed, the lock-up parties’ Securities shall remain subject to the provisions of the lock-up agreement;

(vii) pursuant to the exercise of an option to purchase Securities in connection with the termination of such option pursuant to its terms, provided that (1) such option was granted pursuant to a Company stock option plan or other incentive plan described in this prospectus and the registration statement of which this prospectus forms a part, (2) any Securities received upon such exercise shall be subject to the terms of a lock-up agreement and (3) no filing under Section 16(a) of the Exchange Act or other public filing, report or announcement in connection with such exercise or reporting a reduction in the aggregate beneficial ownership of the lock-up party’s Securities shall be voluntarily made and if the lock-up party is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in the aggregate beneficial ownership of the lock-up party’s Securities during the Restricted Period, such lock-up party shall clearly indicate in the footnotes thereto that the shares issuable upon such exercise are subject to the terms of the lock-up agreement and that the filing relates to the circumstances described in this clause (vii);

(viii) to us (a) for the payment of the exercise price upon the “cashless” or “net” exercise of an option to purchase Securities in connection with the termination of such option pursuant to its terms, or (b) for the payment of tax withholdings (including estimated taxes) due as a result of the exercise of an option to purchase Securities in connection with the termination of such option pursuant to its terms, in all such cases, provided that, (1) such option was granted pursuant to a Company stock option plan or other incentive plan described in this prospectus and the registration statement of which this prospectus forms a part, and (2) no public filing or disclosure under Section 16(a) of the Exchange Act or other public report shall be voluntarily made during the Restricted Period in connection with such transfer, provided that if the lock-up party is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in the aggregate beneficial ownership of such lock-up party’s Securities during the Restricted period, such lock-up party shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (viii); or

(ix) transfers to the Company of Securities in connection with the termination of service of an employee of the Company pursuant to agreements that provide us with an option to repurchase such shares, provided that (1) if the lock-up party is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in aggregate beneficial ownership of such lock-up party’s Securities during the Restricted Period, such lock-up party shall clearly indicate in the footnotes thereto that the filing relates to the termination of such lock-up party’s employment, and (2) such contractual arrangement (or a form thereof) is described in this prospectus or filed as an exhibit to the registration statement of which this prospectus forms a part.

The restrictions set forth in the lock-up agreements shall not apply to the establishment of a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act for the transfer of the lock-up parties’ Securities, provided that no sale of Securities shall occur under such plan and no filing under the Exchange Act or any other public filing or disclosure of such plan shall be made by any person during the Restricted Period.

The restrictions set forth in the lock-up agreements shall not apply to (i) any exchange, transfer or sale in connection with, and as contemplated by, the Organizational Transactions, or (ii) any exchange of LLC Units and a corresponding number of shares of the common stock, provided that, in the case of this clause (ii), exchanges shall be in accordance with the Exchange Agreement; and provided further that, in the case of this clause (ii), such shares of common stock shall be subject to the provisions of a lock-up agreement.

Goldman Sachs & Co. LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

Prior to the offering, there has been no public market for the shares of Class A common stock. The initial public offering price has been negotiated among the Company and the representative.

Among the factors to be considered in determining the initial public offering price of the shares of Class A common stock, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our Class A common stock on the NYSE under the symbol “ALVU.” In order to meet one of the requirements for listing the common stock on the NYSE the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares of Class A common stock for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to cover the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of Class A common stock pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares of Class A common stock for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares of Class A common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares of Class A common stock. As a result, the price of the shares of Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on                 , in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation (as defined below), except that the shares of Class A common stock may be offered to the public in that Relevant State at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of Class A common stock shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the Financial Conduct Authority, except that the shares of Class A common stock may be offered to the public in the United Kingdom at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation (as defined below);

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of Class A common stock shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

We estimate that total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $         . We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $         .

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In addition, Mayree Clark, who is expected to join the Company’s Board prior to completion of this offering, is a member of the supervisory board of Deutsche Bank AG, the indirect parent of Deutsche Bank Securities Inc.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their clients, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the issuance of our Class A common stock offered in this prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Vista. Kirkland & Ellis LLP represents entities affiliated with Vista in connection with legal matters. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements included in this Prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our Class A common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement and the attached exhibits. You will find additional information about us and our Class A common stock in the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

The SEC maintains a website that contains reports, proxy statements and other information about companies like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink.

Upon the effectiveness of the registration statement, we will be subject to the reporting, proxy and information requirements of the Exchange Act, and will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available on the website of the SEC referred to above, as well as on our website, https://www.allvuesystems.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of, or other information accessible through, our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Class A common stock. We will furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited interim financial statements for each of the first three quarters of each year.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Pages
Allvue Systems Holdings, Inc.

Interim Financial Statement (unaudited)
Balance Sheets as of June 30, 2021 and March 19, 2021	F-2
Notes to the Balance Sheet	F-3

Audited Financial Statement
Report of Independent Registered Public Accounting Firm	F-4
Balance Sheet as of March 19, 2021	F-5
Notes to the Balance Sheet	F-6

Bluefin Topco, LLC and subsidiaries

Interim Condensed Consolidated Financial Statements (unaudited)
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-7
Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021 and 2020	F-8
Condensed Consolidated Statements of Changes in Members’ Equity for the six months ended June 30, 2021 and 2020	F-9
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-10
Notes to Condensed Consolidated Financial Statements	F-11

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheets as of December 31, 2020 and 2019 (Successor)	F-26

Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor)

F-27

Consolidated Statements of Changes in Members’ Equity for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor)

F-28

Consolidated Statements of Cash Flows for the year ended December  31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor)

F-29
Notes to Consolidated Financial Statements	F-30

Allvue Systems Holdings, Inc.

Balance Sheet

(in thousands)

	As of June 30, 2021 (unaudited)	As of March 19, 2021
Assets
Cash and cash equivalents	$—	$—

Total assets	—	—

Liabilities and stockholder’s equity
Total liabilities	—	—
Stockholder’s equity:
Class A Common stock, $0.0001 par value per share, 500,000,000 authorized, 1,000 shares issued and outstanding	—	—
Additional paid-in capital	—	—

Total liabilities and stockholder’s equity	$—	$—

See notes to the balance sheet

NOTES TO THE BALANCE SHEET

1. Organization

Allvue Systems Holdings, Inc. (the Corporation) was formed as a Delaware corporation on March 19, 2021. The Corporation was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Bluefin Topco, LLC and subsidiaries (the Company). The Corporation will be the sole manager of the Company and will operate and control all of the businesses and affairs of the Company and, through the Company, continue to conduct the business now conducted by the Company. The Corporation’s fiscal year end is December 31.

2. Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet as of June 30, 2021 is unaudited. The balance sheet has been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) set by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

3. Stockholder’s Equity

The Corporation is authorized to issue 500,000,000 shares of Class A common stock, par value $0.0001 per share On March 19, 2021, 1,000 shares of common stock were issued for cash consideration of $0.10. As of June 30, 2021 (unaudited), no additional shares have been issued.

4. Subsequent Events

We evaluated subsequent events through September 3, 2021 which is the date the financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Allvue Systems Holdings, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Allvue Systems Holdings, Inc. (the Company), as of March 19, 2021, and the related notes to the balance sheet (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at March 19, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Boca Raton, Florida

April 30, 2021

Allvue Systems Holdings, Inc.

Balance Sheet

(in thousands)

As of March 19, 2021
Assets
Cash and cash equivalents	$—

Total assets	$—

Liabilities and stockholder’s equity
Total liabilities	$—
Stockholder’s equity:
Class A Common stock, $0.0001 par value per share, 500,000,000 authorized, 1,000 shares issued and outstanding	—
Additional paid-in capital	—
Total liabilities and stockholder’s equity	$—

See notes to the balance sheet.

NOTES TO THE BALANCE SHEET

1. Organization

Allvue Systems Holdings, Inc. (the Corporation) was formed as a Delaware corporation on March 19, 2021. The Corporation was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Bluefin Topco, LLC and subsidiaries (the “Company”). The Corporation will be the sole manager of the Company and will operate and control all of the businesses and affairs of the Company and, through the Company, continue to conduct the business now conducted by the Company. The Corporation’s fiscal year end is December 31.

2. Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet has been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) set by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

3. Stockholder’s Equity

The Corporation is authorized to issue 500,000,000 shares of Class A common stock, par value $0.0001 per share. On March 19, 2021, 1,000 shares of common stock were issued for cash consideration of $0.10.

4. Subsequent Events

We evaluated subsequent events through April 30, 2021 which is the date the financial statements were available to be issued.

Bluefin Topco, LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	As of June 30, 2021 (unaudited)	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$10,575	$9,982
Accounts receivable, net of allowance for uncollectibles of $1,300 and $1,000 as of June 30, 2021 and December 31, 2020, respectively	20,056	53,629
Contract assets	13,093	6,630
Capitalized sales commissions	1,072	925
Prepaid expenses and other current assets	2,298	2,194

Total current assets	47,094	73,360
Capitalized sales commissions	2,147	1,571
Property and equipment, net	3,565	3,509
Intangible assets, net	246,948	264,101
Goodwill	585,823	585,808
Other non-current assets	8,586	567

Total assets	894,163	928,916

Liabilities and members’ equity
Liabilities:
Accounts payable	3,842	3,068
Accrued compensation and benefits expenses	6,209	9,093
Sales and use tax payable	7,134	6,284
Deferred revenue	28,402	43,377
Income tax accrual	969	1,998
Current maturities of long-term debt	1,650	1,650
Other current liabilities	5,713	6,827

Total current liabilities	53,919	72,297
Long term debt, net	232,571	233,077
Other long-term liabilities	181	181

Total liabilities	286,671	305,555
Commitments and contingencies (Note 11)
Members’ equity	712,750	707,819
Accumulated deficit	(106,044)	(85,163)
Accumulated other comprehensive income	786	705

Total liabilities and members’ equity	$894,163	$928,916

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

(unaudited)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
Revenue
Subscription revenue: Cloud-based and maintenance and support	38,712	26,226
Subscription revenue: On-premise	20,783	21,890

Total subscription revenue	$59,495	$48,116
Professional services revenue	11,819	14,420

Total revenue	71,314	62,536
Cost of revenue
Cost of subscription revenue	10,178	6,920
Cost of professional services revenue	13,255	11,051
Amortization of developed software	9,406	9,406

Total cost of revenue	32,839	27,377
Gross profit	38,475	35,159

Operating expenses
General and administrative	16,589	12,607
Research and development	12,788	10,492
Sales and marketing	12,344	5,211
Acquisitions, integration and restructuring expense	2,526	3,945
Amortization of intangible assets	7,747	7,670

Total operating expenses	51,994	39,925
Operating income	(13,519)	(4,766)
Interest income	—	10
Interest expense	(6,826)	(8,405)
Other expense	(227)	(120)

Loss before income tax expense	(20,572)	(13,281)
Income tax expense	(309)	(490)

Net loss	(20,881)	(13,771)
Other comprehensive income (loss)	81	(740)

Comprehensive loss	$(20,800)	$(14,511)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Condensed Consolidated Statements of Changes in Members’ Equity

(in thousands)

(unaudited)

	Members’ Equity	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
For the Six Months Ended June 30, 2020
Balance at December 31, 2019	$705,489	$(40,113)	$328	$665,704
Non-cash equity-based compensation expense	980	—	—	980
Foreign currency translation adjustments	—	—	(740)	(740)
Repurchases of equity	(742)	—	—	(742)
Net loss	—	(13,771)	—	(13,771)

Balance at June 30, 2020	$705,727	$(53,884)	$(412)	$651,431

	Members’ Equity	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
For the Six Months Ended June 30, 2021
Balance at December 31, 2020	$707,819	$(85,163)	$705	$623,361
Non-cash equity-based compensation expense	5,255	—	—	5,255
Foreign currency translation adjustments	—	—	81	81
Repurchases of equity	(324)	—	—	(324)
Net loss	—	(20,881)	—	(20,881)

Balance at June 30, 2021	$712,750	$(106,044)	$786	$607,492

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
Net Loss	$(20,881)	$(13,771)
Adjustments to reconcile net loss to net cash provided by / used in operating activities
Depreciation and amortization expense	17,694	17,596
Non-cash equity-based compensation	5,255	980
Allowance for uncollectibles	300	100
Amortization of deferred financing fees	319	319
Change in operating assets and liabilities:
Accounts receivable	33,273	17,963
Other current / other non-current assets	(14,586)	(6,547)
Capitalized sales commissions	(723)	(375)
Accounts payable	774	612
Income tax accrual	(1,029)	427
Note payable	—	(1,482)
Accrued compensation and benefits expenses	(2,884)	15
Sales and use tax payable	850	(354)
Other current liabilities	(1,114)	494
Other long-term liabilities	—	18
Deferred revenue	(14,975)	(3,109)

Net cash provided by operating activities	2,273	12,886

Cash flows from investing activities
Capital expenditures, including capitalized software development	(597)	(284)

Net cash used in investing activities	(597)	(284)

Cash flows from financing activities
Payment of term loans	(825)	(826)
Repurchases of equity	(324)	(742)

Net cash used in financing activities	(1,149)	(1,568)
Effect of exchange rate on cash	66	(667)
Net increase in cash and cash equivalents and restricted cash	593	10,367
Cash and cash equivalents and restricted cash—beginning	9,982	14,442

Cash and cash equivalents and restricted cash—ending	$10,575	$24,809

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$770	$—
Cash paid for interest	$6,339	$9,291
Reconciliation of cash and cash equivalents and restricted cash to the amounts shown above:
Cash and cash equivalents	$10,575	$24,554
Restricted cash included in other noncurrent assets	—	255

Total cash and cash equivalents and restricted cash	$10,575	$24,809

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Overview and Basis of Presentation

Organization and Description of Business

Bluefin Topco, LLC, formerly BMS Holdings, LLC, (collectively with its subsidiaries, “we”, “us”, “our”, or the “Company”) is a Delaware limited liability company, and is the sole member of Bluefin Intermediate Holdings, LLC, a Delaware limited liability company (“Bluefin Intermediate”). Bluefin Intermediate is the sole member of Bluefin Holding, LLC (“Bluefin Holding”), a Delaware limited liability company. The Company formed Bluefin Intermediate and Bluefin Holdings on August 8, 2019 to serve as the guarantor and obligor, respectively, for $234 million in debt outstanding as of June 30, 2021. Neither the Company, Bluefin Intermediate nor Bluefin Holding have operations of their own. The Company is controlled by certain affiliates of Vista Equity Partners (“Vista”), a private equity company.

The Company is comprised of the net assets and operations of the following wholly-owned subsidiaries of Bluefin Holding: Black Mountain Systems, LLC and its subsidiaries (Litheo, LLC, Mariana Systems, LLC, and Black Mountain Systems Limited) and Vertice Technologies, LLC (f/k/a AltaReturn) (“AltaReturn”) and its subsidiaries (Vertice Technologies, B.V., and Vertice Technology Services, LLC). As of January 1, 2020, Black Mountain Systems, LLC changed its name to Allvue Systems, LLC (“Allvue”) and AltaReturn was merged into Allvue.

The Company operates as a leader in subscription based software solutions to alternative investment management firms. In addition to its license and cloud-based solutions, the Company provides implementation and consulting services. The Company has operations in the United States of America, United Kingdom, Ukraine, Singapore, and in the Netherlands. Revenues from foreign based clients comprise 20.5% of the Company’s consolidated revenues.

Unaudited Interim Condensed Consolidated Financial Information

The accompanying interim condensed consolidated balance sheet as of June 30, 2021, the interim condensed consolidated statements of operations and comprehensive loss, cash flows and members’ equity for the six months ended June 30, 2021 and 2020, and the related notes are unaudited. The condensed consolidated balance sheet as of December 31, 2020 was derived from our audited annual consolidated financial statements but does not include all disclosures required by GAAP as part of annual financial statements. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with our audited annual consolidated financial statements and notes thereto for the year ended December 31, 2020, which include a complete set of footnote disclosures, including our significant accounting policies.

These unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited annual consolidated financial statements and, in management’s opinion, include all adjustments that are of a normal recurring nature and that are considered necessary to state fairly the consolidated financial position of the Company as of June 30, 2021, the results of operations and comprehensive loss and cash flows for the six months ended June 30, 2021 and 2020. The results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year or for any other future period.

2. Significant Accounting Policies

The Company’s significant accounting policies are discussed in “Note 2 — Significant Accounting Policies” to the audited annual consolidated financial statements for the year ended December 31,

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

2020, for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor). There have been no significant changes to these policies that have had a material impact on the Company’s unaudited condensed consolidated financial statements and related notes for the six months ended June 30, 2021. The following describes the impact of certain policies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the measurement of intangible assets, assessing the collectability of accounts receivable, allocation of direct and indirect cost of sales, estimation of standalone selling price, the determination of non-cash equity-based compensation expense, and the useful lives of long-lived assets. The Company evaluates these estimates and assumptions on an ongoing basis and makes estimates based on historical experience and various other relevant assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates due to risks and uncertainties. Additionally, the unaudited interim condensed consolidated financial statements may not be indicative of the Company’s future performance.

Concentration of Risk

The Company has no significant off-balance sheet risks related to foreign exchange contracts or other foreign hedging arrangements. Management believes that its account receivable credit risk exposure is limited due to our specific client demographic, as well as the Company’s historical experience with regards to limited required write-offs of its accounts receivable balances. As of June 30, 2021 and December 31, 2020, there were no customers that represented more than 10% of our accounts receivable balance. Additionally, there was no single customer who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Deferred Initial Public Offering Costs

We have incurred certain costs in connection with our anticipated initial public offering (“IPO”). As of June 30, 2021, deferred IPO costs were $2.6 million and were included within other non-current assets on the condensed consolidated balance sheets. No IPO costs were deferred as of December 31, 2020.

Net Loss Per Unit

Loss per unit information has not been presented for the six months ended June 30, 2021 and 2020 due to the limited number of membership unitholders for the periods presented and given the per unit information would not be meaningful to the users of these consolidated financial statements.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements relevant to the Company are discussed in “Note 2 — Significant Accounting Policies” to the audited annual consolidated financial statements for the year

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

ended December 31, 2020, for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor). There have been no significant changes to these policies that have had a material impact on the Company’s unaudited condensed consolidated financial statements and related notes for the six months ended June 30, 2021.

3. Revenue Recognition

Revenues are recognized when control of the promised products or services are transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those products or services.

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Products transferred at a point in time	$20,783	$21,890
Services transferred over time	50,531	40,646

Total revenue	$71,314	$62,536

Contract Balances

The Company’s contract assets represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for contracts that have not yet been invoiced to customers where there is a remaining performance obligation, typically for multi-year arrangements. In multi-year arrangements, the Company generally invoices customers on an annual basis on each anniversary of the contract start date. Amounts anticipated to be billed within one year of the balance sheet date are recorded as contract assets, current; the remaining portion is recorded as other non-current assets in the consolidated balance sheets. The change in the total contract asset balance relates to new multi-year contracts and billing on existing contracts for the six months ended June 30, 2021. The following table summarizes the account activity in contract assets for the six months ended June 30, 2021:

(in thousands)	For the Six Months Ended June 30, 2021
Beginning balance	$6,630
Change in contract assets	11,887

Ending balance	$18,517

Capitalized Sales Commissions

Sales commissions earned by the Company’s internal and external sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for new contracts and additional sales to existing customers are deferred and recorded in the line item title capitalized sales commissions, current and noncurrent, in the Company’s consolidated balance sheets. Deferred commissions are amortized over the period of benefit, which is represented by the legal term of the contract acquired. Deferred commissions are amortized consistent with the pattern of revenue recognition for each performance obligation for contracts for which the commissions were earned. The Company includes amortization of deferred commissions in sales and marketing expense in the unaudited

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited) (continued)

interim condensed consolidated statements of operations and comprehensive income. The Company periodically reviews the carrying amount of deferred commissions to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. The Company did not recognize an impairment of deferred commissions during the six months ended June 30, 2021.

The following table summarizes the account activity in capitalized sales commissions for the six months ended June 30, 2021:

(in thousands)	For the Six Months Ended June 30, 2021
Beginning balance	$2,496
Additional deferred commissions	1,465
Amortization of deferred commissions	(742)

Ending balance	$3,219

Deferred Revenue

Contract liabilities consist of customer billings or payments received in advance of revenue being recognized. The Company primarily invoices its customers for subscription arrangements and professional services in advance on an annual or quarterly basis. Amounts to be recognized within one year of the balance sheet date are recorded as deferred revenue in current liabilities in our consolidated balance sheets. Deferred revenue was $28.4 million and $43.4 million as of June 30, 2021 and December 31, 2020, respectively.

The Company’s deferred revenue balance is subject to seasonality due to a large portion of our annual billings occurring in advance in December with respect to the following year’s subscription term. We defer revenue when we invoice customers in advance of satisfying the related performance obligations. Consequently, our deferred revenue balances typically decrease throughout the year as we satisfy the related performance obligations and recognize revenue accordingly. Revenue recognized during the six months ended June 30, 2021 and 2020 that was included in the deferred revenue balances at the beginning of the respective periods was $30.4 million and $16.2 million, respectively.

Remaining Performance Obligations

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and noncancelable amounts to be invoiced. As of June 30, 2021, the Company had $105.3 million of revenue to be recognized under remaining performance obligations, of which $47.4 million (45%) is expected to be recognized as revenue over the succeeding 12 months, with an additional 39% to be recognized in years 2-3, and the remainder recognized in years 4-7.

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

4. Property and Equipment

Property and equipment consisted of the following as of June 30, 2021 and December 31, 2020, respectively:

(in thousands)	Useful Lives	As of June 30, 2021	As of December 31, 2020
Computer and hardware	5 years	$3,138	$2,549
Furniture and fixtures	7 years	1,892	1,885
Software	5-7 years	366	397
Capitalized software	5 years	347	310
Leasehold improvements	1-10 years	1,342	1,337

Total		7,085	6,478
Less accumulated depreciation		(3,520)	(2,969)

Property and equipment, net		$3,565	$3,509

Depreciation expense on property and equipment was as follows:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Cost of subscription revenue	$83	$77
Cost of professional services revenue	157	162
General and administrative	79	77
Sales and marketing	85	84
Research and development	137	119

Total	$541	$519

5. Intangible Assets, net and Goodwill

The net carrying amounts of the Company’s intangible assets subject to amortization as of June 30, 2021 and December 31, 2020 are as follows:

	June 30, 2021
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Developed software	$79,700	$(36,077)	$43,623
Customer relationships	232,500	(29,175)	203,325

Total	$312,200	$(65,252)	$246,948

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

	December 31, 2020
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Developed software	$79,700	$(26,671)	$53,029
Customer relationships	232,500	(21,428)	211,072

Total	$312,200	$(48,099)	$264,101

Intangible asset amortization expense was as follows:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Amortization of developed software	$9,406	$9,406
Amortization of intangible assets	7,747	7,670

Intangible asset amortization expense	$17,153	$17,076

In connection with the Black Mountain Acquisition, the fair value of intangible assets other than developed software and customer relationships was determined to have immaterial value. Therefore, for the six months ended June 30, 2021 and 2020, intangible assets consisted of customer relationships and developed software, which are amortized on our unaudited interim condensed consolidated statements of operations to the line items titled amortization of intangible assets and amortization of developed software, respectively.

The remaining useful life as of June 30, 2021 and December 31, 2020 is approximately 4 years for developed software and approximately 15 years for customer relationships.

Goodwill

The Company’s goodwill is the result of its acquisitions and represents the excess of purchase consideration over the fair value of assets acquired and liabilities assumed. The goodwill balance as of both June 30, 2021 and December 31, 2020 is $585.8 million. The negligible change in the carrying amount of the Company’s goodwill balance is due to foreign currency translation.

There were no impairment indicators present and no impairment of goodwill recorded for the periods presented in these unaudited interim condensed consolidated financial statements.

6. Other Current Liabilities

Other current liabilities are comprised of the following:

(in thousands)	As of June 30, 2021	As of December 31, 2020
Accrued expenses, other	$4,161	$4,990
Accrued interest	175	94
Deferred rent	1,377	1,743

Total Other current liabilities	$5,713	$6,827

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

7. Operating Leases

The Company leases office space and certain office equipment globally under non-cancelable lease agreements. For the six months ended June 30, 2021 and 2020, the Company incurred approximately $1.3 million and $1.6 million in rent expense, respectively. Rent expense is included in general and administrative expense in the unaudited interim condensed consolidated statement of operations and comprehensive loss.

As of June 30, 2021, future minimum lease payments under non-cancelable operating leases were as follows:

(in thousands)	Operating Leases
Years ending December 31,
Remainder of 2021	$1,243
2022	2,426
2023	1,825
2024	1,034
2025	1,001
Thereafter	—

Total	$7,529

8. Debt

On September 6, 2019, the Company entered into credit facilities with a syndicate of lenders comprised of (i) $165 million first lien term loan (the “First Lien Term Loan”); (ii) a first lien revolving credit facility with an aggregate principal of $25 million (the “Revolving Credit Facility”); and (iii) a second lien term loan with a $75 million principal (the “Second Lien Term Loan” and, together with the First Lien Term Loan and the Revolving Credit Facility, the “Credit Facilities”). The debt is secured by substantially all of the Company’s assets and is guaranteed by Bluefin Intermediate and its related entities.

First Lien Term Loan

The First Lien Term Loan in the amount of $165 million has a maturity date of September 6, 2026. Principal repayments are 0.25% per quarter, with the first payment commencing the last business day of March 2020 and quarterly payments made over the remaining term of the loan. Interest is based on LIBOR plus a margin determined by the loan agreement terms. Interest payments are paid quarterly in arrears.

Revolving Credit Facility

The Revolving Credit Facility in the amount of $25 million has a maturity date of September 6, 2024. Any amounts drawn are not repayable until the end of the term. Interest is based on LIBOR plus a margin determined by the loan agreement terms. Interest payments are paid quarterly in arrears. As of June 30, 2021 and December 31, 2020, there were no amounts drawn.

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

Second Lien Term Loan

The Second Lien Term Loan in the amount of $75 million has a maturity date of September 6, 2027. Principal repayments are due at the end of the term. Interest is based on LIBOR plus a margin determined by the loan agreement terms. Interest payments are paid quarterly in arrears.

As of June 30, 2021 and December 31, 2020, respectively, our long-term debt consisted of the following:

(in thousands)	As of June 30, 2021	As of December 31, 2020
First lien term loan	$162,525	$163,350
Second lien term loan	75,000	75,000
Less: deferred debt issuance costs	(3,304)	(3,623)

Total debt	234,221	234,727
Less: current maturities	(1,650)	(1,650)

Long-term debt, net of current maturities	$232,571	$233,077

Interest expense in our unaudited interim condensed consolidated statements of operations and comprehensive loss is comprised of debt related interest expense and the amortization of deferred debt issuance costs. Debt related interest expense is $6.8 million and $8.4 million, respectively, and the amortization of deferred debt issuance costs is $0.3 million for both the six months ended June 30, 2021 and 2020. Scheduled maturities of our long-term debt as of December 31, 2020 for each of the next five years and thereafter is as follows:

(in thousands)	Debt Payments
Years Ending December 31,
Remainder of 2021	$825
2022	1,650
2023	1,650
2024	1,650
2025	1,650
Thereafter	230,100

Total	$237,525

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

9. Commitments and Contingencies

The following table sets forth the amounts of our significant contractual obligations and commitments with definitive payment terms as of June 30, 2021:

	Payments due by Period
(in thousands)	Total	Remainder of 2021	1-3 Years	3-4 Years	More than 5 Years
Term loans – principal	$237,525	$825	$3,300	$3,300	$230,100
Term loans – interest(1)	70,910	6,285	24,972	24,624	15,029
Noncancellable lease obligations(2)	7,529	1,243	4,251	2,035	—
Other obligations(3)	3,000	600	2,400	—	—

Total	$318,964	$8,953	$34,923	$29,959	$245,129

(1)

Interest payments that relate to the Term Loans are calculated and estimated for the periods presented based on the expected principal balance for each period and the effective interest rate at June 30, 2021 of 4.09% for the First lien, 7.84% for the Second Lien, and 0.25% for the Credit facility, given that our debt is at floating interest rates. Excluded from these payments is the amortization of deferred debt issuance costs related to our indebtedness.

(2)	See Note 7. Operating Leases for more information regarding future minimum lease payments under non-cancelable operating leases.
(3)	Other obligations include cloud infrastructure commitments and fixed vendor software arrangements.

Sales and Use Tax

Our sales and use tax payable as of June 30, 2021 and December 31, 2020 is $7.1 million and $6.3 million respectively, of which $2.8 million and $2.0 million pertains to a payable for value-added tax in the United Kingdom. We charge and collect from certain customers, and the remainder relates to sales and use tax we owe certain states based on the application of the applicable state statutes. However, the Company is potentially liable for additional amounts if its application of the applicable state statute is deemed to be incorrect. The Company reviews monthly recurring service revenues to identify the portion potentially subject to disputed tax. As of both June 30, 2021 and December 31, 2020, the Company had $1.0 million accrued pertaining to an estimated exposure related primarily to sales tax arising from periods prior to the Black Mountain Acquisition.

Other Purchase Obligations

The Company has agreements with suppliers related to its cloud infrastructure costs. Certain arrangements contain minimum purchase commitments totaling $1.2 million annually for the years ended December 31, 2021 through 2023.

Legal Matters

From time to time, the Company may be subject to various claims, charges and litigation. The Company records a liability when it is both probable that a liability will be incurred and the amount of the loss can be reasonably estimated. As of June 30, 2021 and December 31, 2020, management is not aware of any legal contingencies which are required to be recorded or disclosed.

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

10. Members’ Equity

All management powers over the business and affairs of the Company shall be exclusively vested in a board of managers (the “Board”). The Board shall initially consist of three managers.

Voting

Each manager shall have one vote on all matters submitted to the Board.

Distributions

Distributions shall be made at the time and in the aggregate amounts determined by the Board.

Dissolution by

The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution.

11. Non-cash Equity-based Compensation

Management Incentive Units

The Second Amended and Restated Limited Liability Company Agreement of Bluefin Topco, LLC, as amended (the “Topco LLC Agreement”) provides for grants of Management Incentive Units (“MIUs”) to officers, other key employees or consultants of the Company. The MIUs are intended to be treated as “profits interests” for United States federal income tax purposes, meaning that they entitle the holder only to value created by the future appreciation or profits in excess of a specified “participation threshold.” The participation threshold is established at the time of each grant and impacts the fair value of the Management Incentive Performance Units. The approved units are either granted as Management Incentive Service Units, which vest based on continued service (“Service Units”), or Management Incentive Performance Units, which vest based on performance achievement (“Performance Units”).

Service Units generally vest 25% upon the first anniversary of the grant date and, depending on the terms specific to each employee, the remaining awards vest either 1/48th monthly or 6.25% quarterly subsequent to the first anniversary of the grant. The Company recognizes its non-cash equity-based compensation by measuring compensation cost at fair value on the grant date for Service Units and recognizing the related expense over the service period.

The Performance Units vest upon a change of control of the Company if the investors in the Company achieve a specified equity return of $2.1 billion (the “Performance Condition”), subject to continued employment through the date of such change in control. If the vesting criteria are not met, the Performance Units would be forfeited. The Company does not deem the Performance Condition probable at this time, and, therefore, no compensation expense has been recognized for the Performance Units. Compensation expense will be recognized on the Performance Units when and if a change of control of the Company becomes probable.

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited) (continued)

The Company may, at its option, repurchase the MIUs pursuant to the Topco LLC agreement. Vested MIUs have no expiration date. The following table summarizes MIU activity for the six months ended June 30, 2021:

	Units	Weighted- Average Grant Date Fair Value	Participation Threshold / Performance Condition for Issued Units
Service Units
Outstanding units at January 1, 2021	84,806	$298.54	$700 - $779 million
Issued units	11,267	$1,515.05	$950 million
Forfeited units	(3,721)	$330.65

Outstanding units at June 30, 2021	92,352	$580.50
Performance Units
Outstanding units at January 1, 2021	17,402	$467.15	Equity return multiple greater than 3.0x
Issued units	5,633	$1,082.02	Equity return multiple greater than 3.0x
Forfeited units	(2,627)	$70.35

Outstanding units at June 30, 2021	20,408	$690.81

The following table summarizes MIU activity for the six months ended June 30, 2020:

	Units	Weighted- Average Grant Date Fair Value	Participation Threshold / Performance Condition for Issued Units
Service Units
Outstanding units at January 1, 2020	59,036	$229.13	$700 million
Issued units	15,952	$230.37	$700 million
Forfeited units	(3,234)	$229.13

Outstanding units at June 30, 2020	71,754	$228.85
Performance Units
Outstanding units at January 1, 2020	4,518	$84.57	Equity return multiple greater than 3.0x
Issued units	7,976	$85.03	Equity return multiple greater than 3.0x
Forfeited units	(1,616)	$84.57

Outstanding units at June 30, 2020	10,878	$85.33

With regards to unvested Service Units, as of June 30, 2021 and 2020 there were 33,938 and 21,756 of unvested units with a weighted average grant date fair value of $1,161.60 and $231.18, respectively. With regards to unvested Performance Units, as of June 30, 2021 and 2020 there were 20,409 and 10,878 of unvested units with a weighted average grant date fair value of $685.86 and $85.33, respectively.

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited) (continued)

For the six months ended June 30, 2021 and 2020, we recognized $5.3 million and $1.0 million, respectively, in non-cash equity-based compensation related to Management Incentive Units.

The following table details total MIU non-cash equity-based compensation recognized by classification with the unaudited interim condensed consolidated statements of operations and comprehensive loss:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Cost of professional services	$994	$259
General and administrative	3,495	177
Sales and marketing	350	222
Research and development	416	322

Total	$5,255	$980

As of June 30, 2021, and 2020 there was $34.2 million and $4.0 million, respectively, of unrecognized compensation cost related to Service Units. The weighted average life of Service Units outstanding as of June 30, 2021, and 2020 was 3.4 years and 3.3 years, respectively.

As of June 30, 2021, and 2020, there was $14.0 million and $0.9 million, respectively, of unrecognized compensation cost related to Performance Units. Because the change in control was not probable as of year-end December 31, 2020 or the quarter-end June 30, 2021, the Company has not recognized expense associated with the Performance Units.

Valuation Assumptions

The fair value of the equity units underlying the MIUs had historically been determined by the board of directors as there was no public market for the equity units. The board of directors determined the fair value of the Company’s equity units by considering a number of objective and subjective factors and assumptions which represent Level 3 inputs in the Fair Value hierarchy, including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of common stock, and general and industry specific economic outlook, amongst other factors.

The fair value of MIUs granted during the period ended June 30, 2020 were estimated using an option-pricing method, which treats common units and Management Incentive Units as call options on the total equity value of the Company, with exercise (or strike) prices based on the value thresholds at which the security holder would share in the equity of the Company. The values of the options associated with each strike price are calculated using the Black-Scholes option pricing model. The fair value for awards granted during the six months ended June 30, 2021 utilized an equity value of the Company based on estimated valuations obtained in connection with a potential initial public offering of the Company’s equity within one year. We used the following assumptions to calculate the estimated fair value of the awards:

	Granted in the six months ended
	June 30, 2021	June 30, 2020
Expected volatility	70%	35%
Risk-free interest rate	0.1%	1.4%
Expected dividend	—%	—%
Expected term (in years)	1	5
Underlying common unit fair value	$2,985	$1,000

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited) (continued)

Expected volatilities used in the fair value estimate are based on the volatility of comparable public companies in the technology industry. The risk-free rate is based on the U.S. Treasury yield curve in effect based on the expected term at the time of grant. The expected term input is established based on management’s expectations of a liquidity event.

12. Income Taxes

The Company recorded income tax expense for the six months ended June 30, 2021 and 2020 of $0.3 million and $0.5 million, respectively, for current income taxes due. Corresponding deferred income taxes, which reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, were immaterial for the six months ended June 30, 2021 and 2020. The expected tax expense for the Company is zero as it is organized as a partnership and US federal tax obligations reside with the members. Income tax presented in our unaudited interim condensed consolidated statement of operations and comprehensive loss is due to foreign taxes on operations primarily in the United Kingdom. Our foreign operations are generally taxable at the statutory rate in the countries of business.

The 2016 through 2020 tax years are open to examination by the taxing jurisdictions in which the Company is subject to income taxes.

13. Retirement Plan

The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) in which full-time U.S. employees are eligible to participate on the first day of the subsequent month of their date of employment. The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a percentage of their annual compensation as defined in the 401(k) Plan. Under the plan, the Company will match certain employee contributions made under the 401(k) Plan. The expense related to the Company’s employer match for the six months ended June 30, 2021 and 2020 was $2.2 million and $0.7 million, respectively.

14. Related Party Transactions

During the six months ended June 30, 2021 and 2020, the Company paid for consulting services and other expenses related to services provided by Vista and Vista affiliates. The total expenses incurred by the Company for Vista were $0.8 million and $1.0 million for the six months ended June 30, 2021 and 2020, respectively. The Company had $0.1 million and $0.4 million in accounts payable related to these expenses as of June 30, 2021 and December 31, 2020, respectively.

Additionally, the Company received $0.6 million in revenue from Vista for the sale of its software products for both the six months ended June 30, 2021 and 2020, respectively. The Company had $0.2 million and $0.5 million in accounts receivable related to these agreements as of June 30, 2021 and December 31, 2020, respectively.

Bluefin Topco, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited) (continued)

15. Segments

The Company operates in a single operating and reportable segment. Operating segments are defined as components of an enterprise for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) in order to make decisions regarding resource allocation and performance assessment. The Company has determined that its CODM is its Chief Executive Officer. The Company’s CODM reviews the Company’s financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements. Total long-lived assets, the majority of which relate to the United States of America, were $3.6 million and $3.5 million as of June 30, 2021 and December 31, 2020, respectively. Capital expenditures were $0.6 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.

Revenue by geographic region is based on the country in which our customer is domiciled and is summarized by geographic area as follows:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
United States of America	$56,669	$51,270
EMEA(1)	13,013	10,063
Other	1,632	1,203

Total revenue	$71,314	$62,536

(1)

EMEA refers to certain countries within Europe and the Middle East including Denmark, France, Germany, Italy, Luxembourg, Malta, Mauritius, Poland, Spain, Sweden, Switzerland, United Arab Emirates, and the United Kingdom.

16. Subsequent Events

In preparing the unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2021, we have evaluated subsequent events from the consolidated balance sheet date through September 3, 2021, the date on which the unaudited interim condensed consolidated financial statements were available to be issued.

On July 28, 2021 and August 25, 2021, the Company borrowed $5.0 million and $10.0 million, respectively, under the Revolving Credit Facility. The Revolving Credit Facility bears interest equal to LIBOR plus a margin determined by the loan agreement terms as discussed in Note 8 – Debt. The funds will be used for general corporate purposes. Approximately $10.0 million of borrowing capacity remains.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Board of Directors of Bluefin Topco, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bluefin Topco, LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in members’ equity and cash flows for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), respectively, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Boca Raton, Florida

April 30, 2021

Bluefin Topco, LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	As of December 31, 2020	As of December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$9,982	$13,780
Restricted cash	—	662
Accounts receivable, net of allowance for uncollectibles of $1,000 and $400 as of December 31, 2020 and 2019, respectively	53,629	36,540
Contract assets	6,630	4,800
Capitalized sales commissions	925	115
Prepaid expenses and other current assets	2,194	2,086

Total current assets	73,360	57,983
Capitalized sales commissions	1,571	436
Property and equipment, net	3,509	3,234
Intangible assets, net	264,101	298,253
Goodwill	585,808	585,752
Other non-current assets	567	418

Total assets	928,916	946,076

Liabilities and members’ equity
Liabilities:
Accounts payable	3,068	1,006
Accrued compensation and benefits expenses	9,093	6,545
Sales and use tax payable	6,284	3,426
Deferred revenue	43,377	26,876
Note payable	—	1,482
Income tax accrual	1,998	925
Current maturities of long-term debt	1,650	1,650
Other current liabilities	6,827	4,228

Total current liabilities	72,297	46,138
Long term debt, net	233,077	234,090
Other long-term liabilities	181	144

Total liabilities	305,555	280,372
Commitments and contingencies (Note 11)
Members’ equity	707,819	705,489
Accumulated deficit	(85,163)	(40,113)
Accumulated other comprehensive income	705	328

Total liabilities and members’ equity	$928,916	$946,076

The accompanying notes are an integral part of these consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

	Successor	Successor	Predecessor
	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Revenue
Subscription revenue: Cloud-based and maintenance and support	$57,194	$17,624	$10,834
Subscription revenue: On-premise	27,436	2,761	13,542

Total subscription revenue	84,630	20,385	24,376
Professional services revenue	26,627	14,356	11,581

Total revenue	111,257	34,741	35,957
Cost of revenue
Cost of subscription revenue	14,504	3,728	1,528
Cost of professional services revenue	22,118	10,216	7,334
Amortization of developed software	18,812	7,859	350

Total cost of revenue	55,434	21,803	9,212
Gross profit	55,823	12,938	26,745

Operating expenses
General and administrative	27,000	17,037	10,657
Research and development	21,071	12,767	5,030
Sales and marketing	13,239	3,439	2,796
Acquisitions, integration and restructuring expense	7,456	7,310	8,346
Amortization of intangible assets	15,340	6,088	1,499

Total operating expenses	84,106	46,641	28,328
Operating loss	(28,283)	(33,703)	(1,583)
Interest income	19	4	1
Interest expense	(15,419)	(5,973)	(2,005)
Other expense	(388)	(5)	(23)

Loss before income tax expense	(44,071)	(39,677)	(3,610)
Income tax expense	(979)	(436)	(375)

Net loss	(45,050)	(40,113)	(3,985)
Other comprehensive income	377	328	2

Comprehensive loss	$(44,673)	$(39,785)	$(3,983)

The accompanying notes are an integral part of these consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

(in thousands)

	Members’ Equity	Accumulated Earnings	Accumulated Other Comprehensive Income	Total
Predecessor
Balance at December 31, 2018	$61,691	$13,319	$(236)	$74,774
Cumulative adjustment of revenue standard	—	9,817	—	9,817
Capital contributions	—	—	—	—
Non-cash equity-based compensation expense	1,004	—	—	1,004
Foreign currency translation adjustments	—	—	2	2
Distributions and repurchases of equity	(1,966)	—	—	(1,966)
Net loss	—	(3,985)	—	(3,985)

Balance at June 30, 2019	$60,729	$19,151	$(234)	$79,646

	Members’ Equity	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Successor
Balance at July 1, 2019	$—	$—	$—	$—
Capital contributions	700,000	—	—	700,000
Non-cash equity-based compensation expense	11,547	—	—	11,547
Foreign currency translation adjustments	—	—	328	328
Distributions and repurchases of equity	(6,058)	—	—	(6,058)
Net loss	—	(40,113)	—	(40,113)

Balance at December 31, 2019	$705,489	$(40,113)	$328	$665,704

Capital contributions	1,000	—	—	1,000
Non-cash equity-based compensation expense	4,042	—	—	4,042
Foreign currency translation adjustments	—	—	377	377
Distributions and repurchases of equity	(2,712)	—	—	(2,712)
Net loss	—	(45,050)	—	(45,050)

Balance at December 31, 2020	$707,819	$(85,163)	$705	$623,361

The accompanying notes are an integral part of these consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Successor	Successor	Predecessor
	January 1, 2020 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Net Loss	$(45,050)	$(40,113)	$(3,985)
Adjustments to reconcile net loss to net cash provided by / used in operating activities
Depreciation and amortization expense	35,219	14,376	2,288
Non-cash equity-based compensation	4,042	11,547	1,004
Allowance for uncollectibles	600	400	—
Amortization of deferred financing fees	637	202	—
Change in operating assets and liabilities:
Accounts receivable	(17,689)	(25,362)	14,135
Other current/other non-current assets	(2,086)	3,719	335
Capitalized sales commissions	(1,945)	(551)	(1,304)
Accounts payable	2,062	(3,499)	116
Income tax accrual	1,073	925	169
Note payable	(1,482)	(741)	—
Accrued compensation and benefits expenses	2,548	2,026	(56)
Sales and use tax payable	2,858	1,914	12
Other current liabilities	2,599	438	10,716
Other long-term liabilities	37	(1)	(689)
Deferred revenue	16,501	17,231	(9,121)

Net cash provided by (used in) operating activities	(76)	(17,489)	13,620

Cash flows from investing activities
Acquisition of a business, net of cash and cash equivalents acquired	—	(370,500)	(14,535)
Capital expenditures, including capitalized software development	(1,341)	(897)	(1,934)

Net cash used in investing activities	(1,341)	(371,397)	(16,469)

Cash flows from financing activities
Proceeds from line of credit	—	140,000	—
Proceeds from term loans	—	240,000	11,800
Payment of term loans	(1,650)	(48,841)	(442)
Payments on line of credit	—	(140,000)	—
Deferred debt issuance costs	—	(4,462)	—
Repurchases and distributions of equity	(2,712)	(6,058)	(3,723)
Net proceeds from member contributions	1,000	222,651	—

Net cash provided by (used in) financing activities	(3,362)	403,290	7,635
Effect of exchange rate on cash	319	38	238
Net increase/(decrease) in cash and cash equivalents and restricted cash	(4,460)	14,442	5,024
Cash and cash equivalents and restricted cash—beginning	14,442	—	3,396

Cash and cash equivalents and restricted cash—ending	$9,982	$14,442	$8,420

Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	380	168
Cash paid for interest	15,898	4,523	1,855
Non-cash investing and financing activities:
Membership units exchanged in connection with the AltaReturn Acquisition	—	93,000	—
Reconciliation of cash and cash equivalents and restricted cash to the amounts shown above:
Cash and cash equivalents	$9,982	$13,780	$7,758
Restricted cash included in other noncurrent assets	—	662	662

Total cash and cash equivalents and restricted cash	$9,982	$14,442	$8,420

The accompanying notes are an integral part of these consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Overview and Basis of Presentation

Organization and Description of Business

Bluefin Topco, LLC, formerly BMS Holdings, LLC, (collectively with its subsidiaries, “we”, “us”, “our”, or the “Company”) is a Delaware limited liability company, and is the sole member of Bluefin Intermediate Holdings, LLC, a Delaware limited liability company (“Bluefin Intermediate”). Bluefin Intermediate is the sole member of Bluefin Holding, LLC (“Bluefin Holding”), a Delaware limited liability company. The Company formed Bluefin Intermediate and Bluefin Holdings on August 8, 2019 to serve as the guarantor and obligor, respectively, for $235 million in debt outstanding as of December 31, 2020. Neither the Company, Bluefin Intermediate nor Bluefin Holding have operations of their own. The Company is controlled by certain affiliates of Vista Equity Partners (“Vista”), a private equity company.

The Company is comprised of the net assets and operations of the following wholly-owned subsidiaries of Bluefin Holding: Black Mountain Systems, LLC and its subsidiaries (Litheo, LLC, Mariana Systems, LLC, and Black Mountain Systems Limited) and Vertice Technologies, LLC (f/k/a AltaReturn) (“AltaReturn”) and its subsidiaries (Vertice Technologies, B.V., and Vertice Technology Services, LLC). As of January 1, 2020, Black Mountain Systems, LLC changed its name to Allvue Systems, LLC (“Allvue”) and AltaReturn was merged into Allvue.

The Company operates as a leader in subscription based software solutions to alternative investment management firms. In addition to its license and cloud-based solutions, the Company provides implementation and consulting services. The Company has operations in the United States of America, United Kingdom, Ukraine, and in the Netherlands. Revenues from foreign based clients comprise 20.7% of the Company’s consolidated revenues.

Summary of Significant Transactions

On May 21, 2019, BMS Holdings LLC (now Bluefin Topco, LLC), the parent company of Black Mountain Systems, LLC entered into a securities purchase and merger agreement to be acquired by Vista in a cash and equity transaction (the “Black Mountain Acquisition”). The Black Mountain Acquisition was completed on July 1, 2019 (the “BMS Transaction Date”). We have applied purchase accounting based on the fair value of all identified assets and liabilities as of the BMS Transaction Date, including recording the equity contribution by Vista to consummate the Black Mountain Acquisition on the BMS Transaction Date.

On July 29, 2019, AltaReturn entered into a securities purchase and exchange agreement to be acquired by Vista, through its ownership in the Company in a cash and equity transaction (herein referred to as the “AltaReturn Acquisition”). The AltaReturn Acquisition was completed on September 6, 2019 (the “AltaReturn Acquisition Date”).

The Black Mountain Acquisition and the AltaReturn Acquisition were accounted for in accordance with the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In addition, the accompanying consolidated financial statements and related notes are presented on a Predecessor and Successor basis.

Basis of Presentation—Predecessor

The period from January 1 to June 30, 2019 reflects the historical financial information for the Company and its subsidiaries prior to the closing of the Black Mountain Acquisition (“Predecessor”).

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Basis of Presentation—Successor

The period from July 1 to December 31, 2019 and the year ended December 31, 2020 reflects the historical financial information for the Company and its subsidiaries subsequent to the closing of the Black Mountain Acquisition (“Successor”).

The Successor and Predecessor consolidated financial information presented herein is not comparable due to the impacts of the Black Mountain Acquisition including the application of acquisition accounting in the Successor financial statements as of July 1, 2019. Where applicable, a black line separates the Successor and Predecessor periods to highlight the lack of comparability.

The accompanying consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the measurement of intangible assets, assessing the collectability of accounts receivable, allocation of direct and indirect cost of sales, estimation of standalone selling price, the determination of non-cash equity-based compensation expense, and the useful lives of long-lived assets. The Company evaluates these estimates and assumptions on an ongoing basis and makes estimates based on historical experience and various other relevant assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates due to risks and uncertainties. Additionally, the consolidated financial statements may not be indicative of the Company’s future performance.

Liquidity and Going Concern Considerations

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Management believes that its current operating strategy and plans, combined with cash on hand and availability under financing arrangements will allow the Company to continue as a going concern for at least one year after the date these financial statements were issued.

Business Combinations

All acquisitions were accounted for by the Company under the acquisition method in accordance with the FASB guidance on accounting for business combinations (ASC 805). The identifiable assets acquired and liabilities assumed by the Company are recognized based on their estimated fair values at the respective date of acquisition. Management determines the estimated fair values based upon assumptions they believe to be reasonable. These estimates are based on historical experience and information obtained from management. Critical estimates in valuing certain of the intangible assets include future expected cash flows, assumptions about the period of time the acquired intangible

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

assets will continue to be used by the Company, and discount rates applied to the expected cash flows. Critical estimates in valuing deferred revenue include determining the future performance obligations, reasonable profit margins and discount rates. During the measurement period, not to exceed one year from the date of acquisition, if new information is obtained about facts and circumstances that existed as of the acquisition date, the Company may record adjustments to the fair value of assets acquired and liabilities assumed, with a corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations and comprehensive loss.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company maintains cash in deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Restricted Cash

Restricted cash represents the Company’s cash held by a financial institution related to a deposit for two of the Company’s leased locations. The Company no longer had restricted cash as these lease arrangements were terminated as of December 31, 2020.

The Company has no significant off-balance sheet risks related to foreign exchange contracts or other foreign hedging arrangements. Management believes that its account receivable credit risk exposure is limited due to our specific client demographic, as well as the Company’s historical experience with regards to limited required write-offs of its accounts receivable balances. As of December 31, 2020 and 2019, there were no customers that represented more than 10% of our accounts receivable balance. Additionally, there was no single customer who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company does not sell its receivables and all trade receivables are related to customer billings. The Company does not accrue interest on its receivables.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company estimates the allowance for uncollectibles using relevant factors surrounding the credit risk of specific customers, historical trends, and other reasonable and supportable information. Generally, the Company does not require collateral or other security to support accounts receivable. As a matter of policy, adjustments to our allowance for uncollectibles are recorded in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss and account balances would be charged-off against the allowance after all means of collection had been exhausted and the potential for recovery was considered remote. The following table details the activity and balances for the allowance for uncollectibles for the respective periods:

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Beginning balance	$400	$—	$—
Additions charged to income	600	400	—
Deductions	—	—	—

Ending balance	$1,000	$400	$—

Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives disclosed in Note 4. Maintenance and repairs are expensed as incurred.

The Company reviews the carrying value of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable based on the estimated future cash flows expected to result from its use and/or eventual disposition. For the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), no such events or changes in circumstances were identified and no impairments were recorded. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the respective asset or asset group. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, as well as the effects of obsolescence, demand, competition, and other economic factors.

Internal-Use Software Costs

For development costs related to software to be used internally, the Company follows guidance of ASC Topic 350-40, Internal Use Software (“ASC 350-40”). ASC 350-40 set forth the guidance for costs incurred for computer software developed or obtained for internal use and requires companies to capitalize qualifying computer software costs that are incurred during the application development stage. These capitalized costs are included in property and equipment, net in the consolidated balance sheets and are amortized on a straight-line basis over the expected useful life of the software, which is estimated to be 4 years. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Capitalized internal-use software costs were $0.3 million and $0.2 million on December 31, 2020 and 2019, respectively.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company capitalizes the cost of software purchased from third-party vendors and has classified such costs as property and equipment, net in the consolidated balance sheets. These costs are amortized over their useful lives, which are primarily estimated to be three years.

Fair Value

The Company reports financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with ASC Topic 820 Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-level valuation hierarchy for the disclosure of fair value measurements. The determination of the applicable level within the hierarchy of a particular asset or liability depends on the inputs used in its valuation as of the measurement date, and notably the extent to which the inputs are market-based (observable) or internally determined (unobservable). The three levels are defined as follows:

•	Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 – Observable inputs, other than Level 1 inputs, such as:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Unobservable inputs reflecting the Company’s own assumptions used to measure assets and liabilities at fair value and which require significant management judgment or estimation.

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value. The recorded value of outstanding debt approximates their fair value as the interest rate approximates market rates (credit risk). These represent Level 2 fair value measurements within the fair value hierarchy.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations using the acquisition method of accounting. The Company evaluates goodwill for impairment annually on October 1st of each year and as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. Under the quantitative impairment test, if the carrying amount of the reporting unit exceeds its fair value, then an impairment loss is recognized in an amount equal to that excess, not to exceed the total amount of goodwill. For purposes of the annual impairment test, the Company has determined it has one reporting unit. There was no impairment of goodwill recorded during the year ended December 31, 2020 (Successor) and the period from July 1 to December 31, 2019 (Successor) and from January 1 to June 30, 2019 (Predecessor).

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Intangible Assets

Intangible assets with finite lives arising from business combinations are initially recorded at fair value and amortized over their useful lives using the straight-line method. The estimated useful life for each acquired intangible asset class is disclosed in Note 5 of the consolidated financial statements.

The Company reviews definite-lived intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends and changes in the Company’s business strategy. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. There were no events or changes in circumstances that indicated the Company’s long-lived assets were impaired during the year ended December 31, 2020 (Successor), during the period from July 1 to December 31, 2019 (Successor) and during the period from January 1 to June 30, 2019 (Predecessor).

Deferred Financing Fees

Issuance costs incurred to obtain debt financing are deferred and amortized using the effective interest rate method over the contractual term of the debt (discussed in Note 10). Deferred debt issuance costs are presented on the consolidated balance sheets as a direct deduction from the related debt liability.

Foreign Currency

The reporting currency of the Company is the U.S. dollar. The functional currency of each subsidiary is the applicable local currency. For a subsidiary where the U.S. dollar is the functional currency, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Transactions denominated in currencies other than the subsidiaries’ functional currencies are recorded based on the exchange rates at the time such transactions arise. Resulting gains and losses are recorded in Other expense in the consolidated statements of operations and comprehensive loss in the period of occurrence. These gains and losses were not significant to the consolidated statements of operations and comprehensive loss.

The Company’s foreign subsidiaries are translated from the applicable functional currency to the U.S. dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the period-end exchange rates. Resulting gains or losses from translating foreign currency are included in accumulated other comprehensive income (loss). Accumulated other comprehensive income, which was comprised of foreign currency translation adjustments, was $0.7 million and $0.3 million as of December 31, 2020 and 2019, respectively.

Revenue Recognition

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. Revenue is recognized according to the following steps:

1.	Identify the contract(s) with a customer;

2.	Identify the performance obligations in the contract;

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) we satisfy a performance obligation.

The significant majority of our two major revenue sources, subscription revenue and professional service revenue, is derived from contracts with clients. Subscription revenues are primarily related to our cloud-based software performance obligations and our on-premise software licenses and related maintenance and support. Professional service revenues are primarily related to implementation and consulting services for our clients billed on a time-and-materials basis.

Cloud-based Software Performance Obligations

Cloud-based software performance obligations are priced based on the services the client has subscribed to and the number of users having access to the services, as of the signing of the contract, at the predetermined contract rate over the initial contract term. Contractual service periods are generally three-year periods with three-year renewals after the initial term.

The contracts for cloud-based software performance obligations do not typically include significant financing components, non-cash consideration or consideration payable to customers. The Company’s cloud-based software subscription revenue is satisfied over time, as it is simultaneously received and consumed by the client. The Company’s cloud-based software performance obligations are typically billed quarterly in advance.

On-premise software license performance obligations

On-premise license revenue is satisfied at a point in time and is recognized on the contract effective date. The contract effective date is the point at which the client has the present, enforceable right to a license key and as such has both the right to use and benefit from the software license. The contracts for on-premise software license performance obligations do not typically include significant financing components, non-cash consideration or consideration payable to customers. On-premise software license performance obligations are typically billed annually in advance.

Maintenance and support performance obligations

Fees charged for maintenance and support performance obligations are generally bundled with on-premise software license performance obligations and are typically priced as a percentage of the on-premise software license fee. The fee is recognized ratably over the life of the on-premise software license contract, beginning on the contract effective date, as the nature of the terms represent a promise to provide a stand-ready obligation rather than delivery of specific goods or performing specified activities. Our maintenance and support performance obligations are typically billed annually in advance.

Professional services performance obligations

Fees charged for professional service performance obligations are based on a fixed price per hour. Our professional service revenue (which include configuration and implementation, training and advisory services) is satisfied over time as we perform the services, as they are simultaneously received and consumed by the client. Our professional services performance obligations are typically billed as services are provided.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Significant judgements and estimates, including standalone selling price

The Company enters into contracts with its customers that include multiple performance obligations that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of account may require significant judgment.

On-premise software license and cloud-based software performance obligations are distinct because such offerings are often sold separately. In determining whether maintenance and support and professional services are distinct, the Company considers the following factors for each performance obligation:

•	The availability of the services from other vendors,

•	The nature of the professional services,

•	The timing of when the professional services contract was signed in comparison to the subscription start date and,

•	The contractual dependence of the service on the customer’s satisfaction with the professional services work.

The Company has concluded that both maintenance and support and professional services included in contracts with multiple performance obligations are distinct.

Transaction price (excluding sales tax) allocations are based on the stand-alone selling price (“SSP”) for each performance obligation. The Company performs relative selling price allocations to performance obligations in bundled contracts, assigning SSP based on each performance obligation’s relative value to the customer over the life of the contract. Outside of certain bundled arrangements, the Company applies the right to invoice practical expedient for professional services offerings wherein the Company has the right to invoice the customer a fixed amount for each hour of service rendered, given the fixed amount reflects the value to the customer.

The SSP is the price at which the Company would sell each deliverable separately to the customer. For the majority of the subscription and professional service performance obligations, management uses the observable price in transactions in determining SSP. For certain maintenance and support and professional services offerings bundled with software licenses, where the SSP for the performance obligation may not directly be observable, management estimates SSP considering all available information, including market conditions and other observable inputs.

Cost of Revenue

Cost of Subscription Revenue

Cost of subscription revenue consists primarily of compensation costs for employees associated with supporting our subscription arrangements and certain third-party expenses. Employee compensation and related costs include cash compensation and benefits to employees, non-cash equity-based compensation, costs of third-party contractors and associated overhead costs. Third-party expenses primarily consist of cloud infrastructure costs and other expenses directly associated with our customer support.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Cost of Professional Services Revenue

Cost of professional services revenue consists primarily of employee compensation costs directly associated with the delivery of professional services and training to our clients, costs of third-party integrators and other associated overhead costs.

Amortization of Developed Software

Amortization of developed software consists of the amortization of our developed software intangible assets (see Note 5 for further information on intangible assets).

Advertising Costs

The Company expenses advertising costs as incurred within sales and marketing expense in the consolidated statements of operations and comprehensive loss.

	Successor	Successor	Predecessor
	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Advertising expense	$271	$224	$35

Income Taxes

The Company is a limited liability company and has elected to be taxed as a partnership for federal and state income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members and are reported on their applicable income tax returns. Therefore, no provision for U.S. federal income tax expense has been recorded in the accompanying consolidated financial statements.

The Company records foreign income taxes, where applicable, using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company is required to recognize, measure, classify, and disclose in the consolidated financial statements uncertain tax positions taken or expected to be taken in the Company’s tax returns. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the consolidated financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company or its members will not be subject to additional tax, penalties, and interest as a result of such challenge. The Company recognizes tax related interest and penalties, if any, in general and administrative expenses. Generally, the Company’s tax returns remain open for federal income tax examination for three years from the date of filing.

The Company has not recognized any liabilities for uncertain tax positions or unrecognized benefits as of December 31, 2020 and 2019 (“Successor”).

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Non-Cash Equity-Based Compensation

Non-cash equity-based compensation expense for our time-based awards is determined based on the grant-date fair value and is recognized on a straight-line basis over the requisite service period of the award, which is typically the vesting term of the award. Non-cash equity-based compensation for any awards fully vested on the grant date is recognized on the date of grant. Forfeitures are recognized as they occur.

The fair value of non-cash equity-based compensation was estimated using an option-pricing method which treats units as call options on the total equity value of the Company, with exercise (or strike) prices based on the value thresholds at which the security holder would share in the equity of the Company. The values of the options associated with each strike price are calculated using the Black-Scholes option pricing model. Assumptions included: expected volatility, risk-free interest rates, expected dividend, expected terms, and underlying common unit fair value.

Expected volatilities used in the fair value estimate are based on the volatility of comparable public companies in the technology industry. The risk-free rate is based on the U.S. Treasury yield curve in effect based on the expected term at the time of grant. The expected term input is established based on management’s expectations of a liquidity event.

Net Loss Per Unit

Loss per unit information has not been presented for the period ended December 31, 2020 (Successor), the period from July 1 to December 31, 2019 (Successor) and the period from January 1 to June 30, 2019 (Predecessor) due to the limited number of membership unitholders for the periods presented and given the per unit information would not be meaningful to the users of these consolidated financial statements.

Recently Issued Accounting Pronouncements

Recently Adopted

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), the New Revenue Standard, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The New Revenue Standard also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which discusses the deferral of incremental costs of obtaining a contract with a customer.

We adopted the New Revenue Standard on January 1, 2019 using the modified retrospective transition method applied to those contracts which were not completed at that date. We recognized the cumulative effect of initially applying the New Revenue Standard as an adjustment to the opening balance of accumulated earnings .

Significant impacts due to the adoption of the New Revenue Standard relate to a change in the recognition pattern of the on-premise license revenue from straight line over the term to recognition at a point in time. In addition, the adoption resulted in a shorter deferral period for deferred commissions.

The Company recorded a net increase to accumulated earnings within members’ equity of $9.8 million in the consolidated balance sheet as of the beginning of the earliest period presented

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

which relates to a decrease in deferred revenue of $4.0 million and an increase of unbilled accrued revenue of $5.8 million. The decrease in deferred revenue and increase in unbilled accrued revenue relates to the accelerated recognition of our on-premise license revenue upon adoption of ASC 606 to align with the timing of when control of the related license transfers to the client.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).” This guidance requires that the Consolidated Statements of Cash Flows explain the change during the reporting period of the totals of cash, cash equivalents, restricted cash and restricted cash equivalents. Therefore, amounts for restricted cash and restricted cash equivalents are to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Consolidated Statements of Cash Flows. The Company adopted Topic 230, Statement of Cash Flows during fiscal 2020. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update simplifies how the Company is required to test goodwill for impairment by eliminating step two, which requires a hypothetical purchase price allocation, from the goodwill impairment test. Under the new guidance, a goodwill impairment will equal the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. The standard is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted on a prospective basis. The Company elected to early adopt this standard as of January 1, 2020 and the adoption did not have any impact on the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in this Update expand the scope of Topic 718 Compensation—Stock Compensation to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The Company adopted this ASU as of January 1, 2020 with no material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This guidance modifies the existing disclosure requirements in ASC 820 and is effective for fiscal years beginning after December 15, 2019. The Company adopted this ASU as of January 1, 2020 with no material impact on our consolidated financial statements.

Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. The FASB issued

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

additional ASUs as a means to provide guidance regarding implementation of ASU 2016-02. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. We are currently evaluating the new guidance to determine the impact it will have on our consolidated financial statements. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. The FASB has also issued several ASUs to provide implementation guidance relating to ASU 2016-13. The standard is effective for private company adoption dates for fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. We are currently evaluating the new guidance to determine the impact it will have on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) (“ASU 2018-15”). The guidance within ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Implementation costs incurred in a cloud computing arrangement are required to be deferred over the term of the arrangement, including any optional renewal periods that are reasonably certain to be exercised by the customer or are controlled by the provider. This standard is effective for annual reporting periods beginning after December 15, 2020. We are currently evaluating the new guidance to determine the impact it will have on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions to general principles in Topic 740, Income Taxes, and clarifies certain aspects of current guidance improving consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted, including adoption in any interim period for which financial statements have not yet been issued. We are currently evaluating the new guidance to determine the impact it will have on our consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The new guidance provides for temporary optional financial reporting alternatives to ease the potential burden of accounting for reference rate reform and allows modified contracts to be accounted for as a continuation of an existing contract. ASU 2020-04 may be applied through December 31, 2022. We are currently evaluating the new guidance to determine the impact it will have on our consolidated financial statements.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Recent accounting pronouncements pending adoption and not discussed above are either not applicable or will not have, or are not expected to have, a material impact on the Company’s consolidated financial condition, results of operations, or cash flows.

3. Revenue Recognition

Revenues are recognized when control of the promised products or services are transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those products or services.

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Products transferred at a point in time	$27,436	$2,761	$13,542
Services transferred over time	83,821	31,980	22,415

Total revenue	$111,257	$34,741	$35,957

Contract Balances

The Company’s contract assets represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for contracts that have not yet been invoiced to customers where there is a remaining performance obligation, typically for multi-year arrangements. In multi-year arrangements, the Company generally invoices customers on an annual basis on each anniversary of the contract start date. Amounts anticipated to be billed within one year of the balance sheet date are recorded as contract assets, current; the remaining portion is recorded as other non-current assets in the consolidated balance sheets. The change in the total contract asset balance relates to new multi-year contracts, billing on existing contracts for the year ended December 31, 2020.

The following table summarizes the account activity in contract assets for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor):

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Beginning balance	$4,800	$7,435	$5,767
Change in contract assets	1,830	(2,635)	1,668

Ending balance	$6,630	$4,800	$7,435

Capitalized Sales Commissions

Sales commissions earned by the Company’s internal and external sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for new contracts and additional sales to existing customers are deferred and recorded in the line item title capitalized sales commissions, current and noncurrent in the Company’s consolidated balance sheets. Deferred commissions are amortized over the period of benefit, which is represented by the legal term of the contract acquired. Deferred commissions are amortized consistent with the pattern of revenue

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

recognition for each performance obligation for contracts for which the commissions were earned. The Company includes amortization of deferred commissions in sales and marketing expense in the consolidated statements of operations. The Company periodically reviews the carrying amount of deferred commissions to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. The Company did not recognize an impairment of deferred commissions during the years ended December 31, 2020 and 2019.

The following table summarizes the account activity in capitalized sales commissions for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor):

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Beginning balance	$551	$—	$1,043
Additional deferred commissions	2,681	836	773
Amortization of deferred commissions	(736)	(285)	(513)

Ending balance	$2,496	$551	$1,303

Deferred Revenue

Contract liabilities consist of customer billings or payments received in advance of revenue being recognized. The Company primarily invoices its customers for subscription arrangements and professional services in advance on an annual or quarterly basis. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred revenue in current liabilities; the remaining portions are recorded in other long-term liabilities in the consolidated balance sheets. Deferred revenue increased by $16.5 million as of December 31, 2020 compared to 2019.

The Company’s deferred revenue balance is subject to seasonality due to a large portion of our annual billings occuring in advance in December with respect to the following year’s subscription term. We defer revenue when we invoice customers in advance of satisfying the related performance obligations. Revenue recognized during the year ended December 31, 2020 (Successor), the period from July 1 to December 31, 2019 (Successor) and the period from January 1 to June 30, 2019 (Predecessor) that was included in the deferred revenue balances at the beginning of the respective periods was $26.9 million, $8.6 million, and 8.5 million, respectively.

Remaining Performance Obligations

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and noncancelable amounts to be invoiced. As of December 31, 2020, the Company had $163.9 million of revenue to be recognized under remaining performance obligations, of which $107.3 million (65%) is expected to be recognized as revenue over the succeeding 12 months, with an additional 25% to be recognized in years 2-3, and the remainder recognized in years 4-7.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Property and Equipment

Property and equipment consisted of the following as of December 31, 2020 and 2019, respectively:

		December 31,
(in thousands)	Useful Lives	2020	2019
Computer and hardware	5 years	$2,549	$1,195
Furniture and fixtures	7 years	1,885	1,188
Software	5-7 years	397	245
Capitalized software	5 years	310	234
Leasehold improvements	1-10 years	1,337	800

Total		6,478	3,662
Less accumulated depreciation		(2,969)	(428)

Property and equipment, net		$3,509	$3,234

Depreciation expense on property and equipment was as follows:

(in thousands)	December 31, 2020 Successor	July 1 to December 31, 2019 Successor	January 1 to June 30, 2019 Predecessor
Cost of subscription revenue	$157	$63	$65
Cost of professional services revenue	333	134	137
General and administrative	157	63	65
Sales and marketing	174	70	72
Research and development	245	98	101

Total	$1,066	$428	$440

5. Intangible Assets, net

The net carrying amounts of the Company’s intangible assets subject to amortization as of December 31, 2020 and 2019 are as follows:

	December 31, 2020
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Developed software	$79,700	$(26,671)	$53,029
Customer relationships	232,500	(21,428)	211,072

	$312,200	$(48,099)	$264,101

	December 31, 2019
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Developed software	$79,700	$(7,859)	$71,841
Customer relationships	232,500	(6,088)	226,412

	$312,200	$(13,947)	$298,253

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Intangible asset amortization expense was as follows:

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Amortization of developed software	$18,812	$7,859	$350
Amortization of intangible assets	15,340	6,088	1,499

Intangible asset amortization expense	$34,152	$13,947	$1,849

For the period from January 1 to June 30, 2019 (Predecessor), the Company’s intangible assets consisted of developed software, customer relationships, trade names and certain noncompete agreements. In connection with the Black Mountain Acquisition, the fair value of intangible assets other than developed software and customer relationships was determined to have immaterial value. Therefore, for the year ended December 31, 2020 (Successor) and for the period from July 1 to December 31, 2019 (Successor), intangible assets consisted of customer relationships and developed software, which are amortized on our consolidated statements of operations for these periods to the line items titled amortization of intangible assets and amortization of developed software, respectively.

The remaining useful life as of December 31, 2020 and 2019 is approximately 4 years for developed software and approximately 15 years for customer relationships.

As of December 31, 2020, expected amortization expense of intangible assets subject to amortization, assuming zero residual value, is as follows (in thousands):

Years Ending December 31,
2021	$34,255
2022	34,204
2023	30,106
2024	16,082
2025	15,392

Thereafter	134,062

$264,101

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Goodwill

The changes in the carrying value of the Company’s goodwill were as follows (in thousands):

Beginning balance at January 1, 2019	$78,933
Additions to goodwill related to acquisitions	11,900
Foreign currency translation adjustment	(45)

Ending balance at June 30, 2019	$90,788

Beginning balance at July 1, 2019	$—
Additions to goodwill related to acquisitions	585,752
Foreign currency translation adjustment	—
Balance as of December 31, 2019	585,752
Foreign currency translation adjustment	56

Balance as of December 31, 2020	$585,808

7. Business Combinations

Mariana Systems, LLC Acquisition

On January 18, 2019, Black Mountain Systems, LLC, a subsidiary of BMS Holdings, entered into a purchase and sale agreement with Mariana Systems, LLC and Technologies HoldCo, LLC in a cash and equity transaction (herein referred to as the “Mariana Acquisition”). The Mariana Acquisition was completed on January 18, 2019 (the “Mariana Acquisition Date”) with total consideration paid of $15.4 million. We have applied purchase accounting based on the fair value of the identified assets and liabilities recorded in the consolidated balance sheet as of the Mariana Acquisition Date, including recording the equity contribution by Black Mountain Systems, LLC to consummate the Mariana Acquisition. The historical revenues and operating income of Mariana Systems, LLC were not material to our consolidated results of operations for the purpose of presenting unaudited pro forma information for the period January 1 to June 30, 2019 (Predecessor).

The fair values of assets acquired and liabilities assumed:
Cash and cash equivalents	$854
Goodwill	11,643
Intangible assets	2,830
Other net assets	62

Total net assets acquired	$15,389

Black Mountain Acquisition

On July 1, 2019, pursuant to the Securities Purchase and Merger Agreement, Vista through various wholly owned subsidiaries, acquired Bluefin Topco, LLC (formerly BMS Holdings, LLC), the parent company of Black Mountain Systems, LLC and its subsidiaries, which develops and sells subscriptions to a suite of software solutions tailored towards credit funds.

In connection with funding a portion of the Black Mountain Acquisition, a temporary line of credit facility was established and drawn upon in the amount of $140 million on July 1, 2019. On September 6, 2019, as part of the AltaReturn acquisition, we consummated our current financing arrangements described in Note 10 and proceeds were used to extinguish this temporary line of credit.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

At closing, all outstanding, including company units and membership interest but not including rollover shares, of BMS Holdings, LLC were canceled and extinguished and automatically converted into the right to receive cash in a total amount of $351.7 million. Rollover shares were exchanged for equity in Bluefin Topco, LLC. The share exchange consisted of 33,980 shares with a fair value of $1,000 per share for a total of $34 million.

In addition to cash and shares exchanged, the Company also agreed to settle BMS Holdings, LLC’s debt of $48.8 million and total transaction expenses of $9.3 million.

While the acquisition occurred at the Vista level, the debt, member’s equity contributions and purchase accounting have been pushed down to Bluefin Topco, LLC in accordance with ASC 805, Business Combinations. Assets acquired and liabilities assumed were recorded at their estimated fair value as of July 1, 2019.

The total purchase price of $443.8 million is composed of (in thousands):

Cash consideration for equity holders	$351,668
Shares exchanged(1)	33,980
Settlement of indebtedness(2)	58,187

Total consideration	$443,835

(1)	Fair value of the Company’s membership units exchanged for legacy BMS Holdings, LLC membership units upon consummation of the Black Mountain Acquisition.
(2)

Settlement of BMS Holdings, LLC’s indebtedness which primarily included BMS Holdings, LLC term debt which included accrued interest and unpaid fees of $48.8 million, and seller expenses of $9.3 million.

The following table summarizes the allocation of the purchase price, based on the estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Assets acquired:
Cash and cash equivalents	$9,983
Restricted cash	662
Accounts receivable	10,439
Prepaid expenses and other current assets	628
Property and equipment	2,641
Goodwill	285,344
Intangible assets	146,800
Other assets	7,771

Total assets acquired	$464,268

Liabilities assumed:
Accounts payables	$1,977
Accrued liabilities	8,279
Deferred revenue	8,573
Other current liabilities	1,604
Total liabilities assumed	20,433

Total consideration	$443,835

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Goodwill of $286.4 million, is primarily attributable to the workforce acquired and synergies. None of the goodwill is deductible for tax purposes. In addition, a portion of the purchase price was allocated to the following identifiable intangible assets:

(in thousands)	Purchase Price	Estimated Weighted Average Useful Lives in Years
Developed software	$42,000	4
Customer relationships	104,800	15

	$146,800

AltaReturn Acquisition

On September 6, 2019, pursuant to the Securities Purchase and Exchange Agreement, Bluefin Topco, LLC (formerly BMS Holdings, LLC), acquired AltaReturn and its subsidiaries, which has a suite of cloud-based software solutions tailored towards private equity funds.

At closing, each share of the AltaReturn’s equity, which consisted of issued and outstanding membership interests, was canceled and extinguished and automatically converted into the right to receive cash in an amount of $366.2 million, except rollover shares that were exchanged. The share exchange consisted of 93,000 membership units with a fair value of $1,000 per share for a total of $93 million. From the acquisition date through December 31, 2019, the acquired operations of AltaReturn contributed $9.3 million to our consolidated revenues and $17.3 million to operating loss. The Company incurred transaction expenses of $6.0 million in connection with the acquisition, which are included within acquisitions, integration and restructuring expense in the consolidated statement of operations and comprehensive loss.

In connection with financing the AltaReturn Acquisition, in addition to incremental equity contributions from members, the Company entered into credit facilities with a syndicate of lenders comprised of (i) a $165 million first lien term loan (the “First Lien Term Loan”) and (ii) a $75 million second lien term loan (the “Second Lien Term Loan”).

The acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805. Assets acquired and liabilities assumed were recorded at their estimated fair value as of September 6, 2019.

The total purchase price of $465.5 million is comprised of (in thousands):

Cash consideration for equity holders	$311,913
Settlement of fully vested in-the-money share-based awards(1)	54,266
Shares exchanged(2)	93,000
Settlement of indebtedness(3)	6,313

Total consideration	$465,492

(1)	Payment for all the Company’s fully vested phantom stock units. The fair value was calculated in accordance with the term of AltaReturn’s Phantom Stock Unit agreements.
(2)	Fair value of the Company’s membership interest exchanged for AltaReturn’s membership units.
(3)	Settlement of AltaReturn’s indebtedness which primarily included seller expenses of $6.3 million.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following presents the fair value of the assets and liabilities acquired (in thousands):

Assets acquired:
Cash and cash equivalents	$1,991
Accounts receivable	778
Prepaid expenses and other current and non-current assets	2,612
Property and equipment	126
Goodwill	300,408
Intangible assets	165,400

Total assets acquired	$471,315

Liabilities assumed:
Accounts payable	$2,528
Note payable	2,223
Deferred revenue	1,072
Total liabilities assumed	5,823

Total consideration	$465,492

Goodwill of $300.4 million, representing the excess of the consideration transferred over the fair value identifiable net assets acquired in the acquisition, is not amortized, but instead tested for impairment at least annually, consistent with the guidance in ASC Topic 350, Intangibles—Goodwill and Other. In addition, a portion of the purchase price was allocated to the following identifiable intangible assets:

(in thousands)	Purchase Price	Estimated Weighted Average Useful Lives in Years
Developed software	$37,700	4
Customer relationships	127,700	15

	$165,400

Unaudited Supplemental Pro Forma Information

The following unaudited pro forma information presents the Company’s consolidated results of operations for the year ended December 31, 2019 as if the Black Mountain Acquisition and AltaReturn Acquisition had been completed as of January 1, 2019. The pro forma results below include the impact of certain adjustments related to the depreciation and amortization of fixed assets and intangible assets as of the acquisition dates, and interest expense on related borrowings, and in each case, the related income tax effects, as well as certain other post-acquisition adjustments directly attributable to the acquisitions. This pro forma presentation does not include any impact of transaction synergies. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the Black Mountain Acquisition and AltaReturn Acquisition been consummated as of that time.

Year ended December 31, 2019
Total revenue	$84,918
Net loss	$(130,286)

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Other Current Liabilities

Other current liabilities are comprised of the following (in thousands):

(in thousands)	As of December 31, 2020	As of December 31, 2019
Accrued expenses, other	$4,990	$1,800
Accrued interest	94	1,233
Deferred rent	1,743	1,196

Other current liabilities	$6,827	$4,229

9. Operating Leases

The Company leases office space and certain office equipment globally under non-cancelable lease agreements. The Company for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), incurred approximately $3.0 million, $1.2 million, and $1.1 million in rent expense respectively. Rent expense is included in general and administrative expense in the consolidated statement of operations and comprehensive loss.

As of December 31, 2020, future minimum lease payments under non-cancelable operating leases were as follows:

(in thousands)	Operating Leases
Years ending December 31,
2021	$2,739
2022	2,426
2023	1,825
2024	1,034
2025	1,001
Thereafter	—

Total	$9,025

10. Debt

On September 6, 2019, the Company entered into credit facilities with a syndicate of lenders comprised of (i) $165 million first lien term loan (the “First Lien Term Loan”); (ii) a first lien revolving credit facility with an aggregate principal of $25 million (the “Revolving Credit Facility”); and (iii) a second lien term loan with a $75 million principal (the “Second Lien Term Loan” and, together with the First Lien Term Loan and the Revolving Credit Facility, the “Credit Facilities”). The debt is secured by substantially all of the Company’s assets and are guaranteed by Bluefin Intermediate and are related entities.

First Lien Term Loan

The First Lien Term Loan in the amount of $165 million has a maturity date of September 6, 2026. Principal repayments are 0.25% per quarter, with the first payment commencing the last business day of

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

March 2020 and quarterly payments made over the remaining term of the loan. Interest is based on LIBOR plus a margin determined by the loan agreement terms. Interest payments are paid quarterly in arrears.

Revolving Credit Facility

The Revolving Credit Facility in the amount of $25 million has a maturity date of September 6, 2024. Any amounts drawn are not repayable until the end of the term. Interest is based on LIBOR plus a margin determined by the loan agreement terms. Interest payments are paid quarterly in arrears. As of December 31, 2020, and 2019, there were no amounts drawn.

Second Lien Term Loan

The Second Lien Term Loan in the amount of $75 million has a maturity date of September 6, 2027. Principal repayments are due at the end of the term. Interest is based on LIBOR plus a margin determined by the loan agreement terms. Interest payments are paid quarterly in arrears.

At December 31, 2020 and 2019, respectively, our long-term debt consisted of the following:

(in thousands)	As of December 31, 2020	As of December 31, 2019
First lien term loan	$163,350	$165,000
Second lien term loan	75,000	75,000
Less: deferred debt issuance costs	(3,623)	(4,260)

Total debt	234,727	235,740
Less: current maturities	(1,650)	(1,650)

Long-term debt, net of current maturities	$233,077	$234,090

Interest expense in our consolidated statements of operations and comprehensive loss is comprised of debt related interest expense and the amortization of deferred debt issuance costs. Debt related interest expense is $15.4 million, $5.8 million and $1.9 million, and the amortization of deferred debt issuance costs is $0.6 million, $0.2 million, and $0.1 million for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), respectively. Scheduled maturities of our long-term debt as of December 31, 2020 for each of the next five years and thereafter is as follows:

Years Ending December 31, (in thousands)
2021	$1,650
2022	1,650
2023	1,650
2024	1,650
2025	1,650
Thereafter	230,100

$238,350

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Commitments and Contingencies

The following table sets forth the amounts of our significant contractual obligations and commitments with definitive payment terms as of December 31, 2020:

(in thousands)	Payments due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Term loans—principal	$238,350	$1,650	$3,300	$3,300	$230,100
Term loans—interest(1)	77,142	12,713	25,221	24,869	14,339
Noncancellable lease obligations(2)	9,025	2,739	4,251	2,035	—
Other obligations(3)	3,600	1,200	2,400	—	—

Total	$328,117	$18,302	$35,172	$30,204	$244,439

(1)

Interest payments that relate to the Term Loans are calculated and estimated for the periods presented based on the expected principal balance for each period and the effective interest rate at December 31, 2020 of 4.15% for the First Term Loan, 7.90% for the Second Lien Term Loan, and .25% for the Credit Facilities, given that our debt is at floating interest rates. Excluded from these payments is the amortization of deferred debt issuance costs related to our indebtedness.

(2)	See Note 9. Leases for more information regarding future minimum lease payments under non-cancelable operating leases
(3)	Other obligations include cloud infrastructure commitments and fixed vendor software arrangements.

Note Payable

As of December 31, 2019, the Company had an outstanding note payable to PNC bank in the amount of $1.5 million. The Company was required to make quarterly payments on the note in the amount of $0.7 million. The Company’s subsequent payments were due in January 2020 and April 2020 at which point the note was paid off.

Sales and Use Tax

Our sales and use tax payable as of December 31, 2020 and 2019 is $6.3 million and $3.4 million respectively, of which $2.0 million and $1.0 million pertains to a payable for value-added tax in the United Kingdom. We charge and collect from certain customers, and the remainder relates to sales and use tax we owe certain states based on the application of the applicable state statutes. However, the Company is potentially liable for additional amounts if its application of the applicable state statute is deemed to be incorrect. The Company reviews monthly recurring service revenues to identify the portion potentially subject to disputed tax. As of December 31, 2020, the Company has $1.0 million accrued pertaining to an estimated exposure primarily related to sales tax arising from periods prior to the Black Mountain Acquisition.

Other Purchase Obligations

The Company has agreements with suppliers related to its cloud infrastructure costs. Certain arrangements contain minimum purchase commitments totaling $1.2 million annually for the years ended December 31, 2021 through 2023.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Legal Matters

From time to time, the Company may be subject to various claims, charges and litigation. The Company records a liability when it is both probable that a liability will be incurred and the amount of the loss can be reasonably estimated. As of December 31, 2020, and 2019, management is not aware of any legal contingencies which are required to be recorded or disclosed.

12. Members’ Equity

All management powers over the business and affairs of the Company shall be exclusively vested in a board of managers (the Board). The Board shall initially consist of three managers.

Voting

Each manager shall have one vote on all matters submitted to the Board.

Distributions

Distributions shall be made at the time and in the aggregate amounts determined by the Board.

Dissolution

The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution.

13. Non-cash Equity-based Compensation

Management Incentive Units

The Second Amended and Restated Limited Liability Company Agreement of Bluefin Topco, LLC, as amended (the “Topco LLC Agreement”) provides for grants of Management Incentive Units (“MIU”) to officers, other key employees or consultants of the Company. The MIUs are intended to be treated as “profits interests” for United States federal income tax purposes, meaning that they entitle the holder only to value created by the future appreciation or profits in excess of a specified “participation threshold.” The participation threshold is established at the time of each grant, and impacts the fair value of the Management Incentive Performance Units. The approved units are either granted as Management Incentive Service Units, which vest based on continued service (“Service Units”), or Management Incentive Performance Units, which vest based on performance achievement (“Performance Units”).

Service Units generally vest 25% upon the first anniversary of the grant date and, depending on the terms specific to each employee, the remaining awards vest either 1/48th monthly or 6.25% quarterly subsequent to the first anniversary of the grant. The Company recognizes its non-cash equity-based compensation by measuring compensation cost at fair value on the grant date for Service Units and recognizing the related expense over the service period.

The Performance Units vest upon a change of control of the Company if the investors in the Company achieve a specified equity return of $2.1 billion (the “Performance Condition”), subject to continued employment through the date of such change in control. If the vesting criteria are not met, the Performance Units would be forfeited. The Company does not deem the Performance Condition

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

probable at this time, and, therefore, no compensation expense has been recognized for the Performance Units. Compensation expense will be recognized on the Performance Units when and if a change of control of the Company becomes probable.

The Company may, at its option, repurchase the MIUs pursuant to the Topco LLC agreement. Vested MIUs have no expiration date.

The following table summarizes MIU activity for the year ended December 31, 2020 (Successor):

	Units	Weighted- Average Grant Date Fair Value	Participation Threshold / Performance Condition for Issued Units
Service Units
Outstanding units at January 1, 2020	59,036	$229.13	$700 million
Issued Units	29,286	815	$700 - $779 million
Forfeited Units	(3,233)	229.13
Repurchase Units	(283)	229.13
Expired Units	—	—

Outstanding Units at December 31, 2020	84,806	$298.54
Performance Units
Outstanding units at January 1, 2020	4,518	$85	Equity return multiple greater than 3.0x
Issued Units	14,643	539	Equity return multiple greater than 3.0x
Forfeited Units	(1,617)	85
Repurchase Units	(142)	85
Expired Units	—	—

Outstanding Units at December 31, 2020	17,402	$467

The following table summarizes MIU activity for the period from July 1, 2019 to December 31, 2019 (Successor):

	Units	Weighted- Average Grant Date Fair Value	Participation Threshold / Performance Condition for Issued Units
Service Units
Outstanding units at July 1, 2019	—	—
Issued Units	59,036	$229.13	$700 million
Forfeited Units	—	—
Repurchase Units	—	—
Expired Units	—	—

Outstanding Units at December 31, 2019	59,036	$229.13
Performance Units
Outstanding units at July 1, 2019	—	—

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

	Units	Weighted- Average Grant Date Fair Value	Participation Threshold / Performance Condition for Issued Units
Issued Units	4,518	$84.57	Equity return multiple greater than 3.0x
Forfeited Units	—	—
Repurchase Units	—	—
Expired Units	—	—

Outstanding Units at December 31, 2019	4,518	$84.57

Pursuant to the discretion of the Board of Members, 50,000 MIUs were granted fully vested to key employees subsequent to the AltaReturn Acquisition. These awards are compensatory in nature and have been accounted for as such. For the period from July 1 to December 31, 2019 (Successor), the Company recognized $11.5 million in non-cash equity-based compensation related to the fully vested MIU’s. None of the remaining Service Units had vested as of December 31, 2019, while 6,832 have vested as of December 31, 2020. With regards to unvested Service Units, as of December 31, 2019 and December 31, 2020 there were 9,037 and 28,882 of unvested units with a weighted average grant date fair value of $231.88 and $824.10, respectively. With regards to unvested Performance Units, as of December 31, 2019 and December 31, 2020 there were 4,518 and 17,402 of unvested units with a weighted average grant date fair value of $85.58 and $467.84, respectively.

For the period ended December 31, 2020 (Successor), the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), we recognized $4.0 million, $11.5 million and $0.0 million, respectively, in non-cash equity-based compensation related to Management Incentive Units.

The following table details total MIU non-cash equity-based compensation recognized by classification with the consolidated statements of operations and comprehensive loss:

(in thousands)	December 31, 2020 Successor	July 1 to December 31, 2019 Successor
Cost of professional services	$401	$1
General and administrative	2,751	5,759
Sales and marketing	362	59
Research and development	528	5,728

Total	$4,042	$11,547

There was no MIU non-cash equity-based compensation activity for the period from January 1 to June 30, 2019 (Predecessor). See 2015 Restricted Equity Incentive Plan section below for Predecessor period non-cash equity-based compensation activity.

At December 31, 2020 and 2019, there was $22.8 million and $2.0 million, respectively, of unrecognized compensation cost related to Service Units. The weighted average life of Service Units outstanding at December 31, 2020 and 2019 was 3.9 years and 4 years, respectively.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

At December 31, 2020 and 2019, there was $8.3 million and $0.4 million, respectively, of unrecognized compensation cost related to Performance Units. Because the change in control was not probable during the year ended December 31, 2020, the Company did not recognize expense associated with the Performance Units.

On February 17, 2021, the Company granted 11,267 Service Units and 5,633 Performance Units at a grant date fair value of approximately $17.1 million and $6.1 million, respectively. The grant date fair value was determined using an approach consistent with the valuation methodology described further below. Service Units will vest 25% upon the first anniversary of the grant date and, depending on the terms specific to each employee, the remaining awards vest either 1/48th monthly or 6.25% quarterly subsequent to the first anniversary of the grant. The Performance Units vest upon a change of control occurring at a 3.0x return to investors.

Valuation Assumptions

The fair value of the equity units underlying the MIUs had historically been determined by the board of directors as there was no public market for the equity units. The board of directors determined the fair value of the Company’s equity units by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of common stock, and general and industry specific economic outlook, amongst other factors.

The fair value of MIUs granted between January 1, 2020 and December 31, 2020 were estimated using an option-pricing method, which treats common units and Management Incentive Units as call options on the total equity value of the Company, with exercise (or strike) prices based on the value thresholds at which the security holder would share in the equity of the Company. The values of the options associated with each strike price are calculated using the Black-Scholes option pricing model. The fair value for awards granted in the fourth quarter of 2020 utilized an equity value of the Company based on estimated valuations obtained in connection with a potential initial public offering of the Company’s equity within one year. We used the following assumptions to calculate the estimated fair value of the awards:

	Granted as of December 31, 2019	Granted in the first three quarters of 2020	Granted in the fourth quarter of 2020
Expected volatility	35%	35%	70%
Risk-free interest rate	1.4%	1.4%	0.1%
Expected dividend	—%	—%	—%
Expected term (in years)	5	5	1
Underlying common unit fair value	$1,000	$1,000	$2,985

Expected volatilities used in the fair value estimate are based on the volatility of comparable public companies in the technology industry. The risk-free rate is based on the U.S. Treasury yield curve in effect based on the expected term at the time of grant. The expected term input is established based on management’s expectations of a liquidity event.

2015 Restricted Equity Incentive Plan (Predecessor)

With regards to the 2019 Predecessor period, the Company’s 2015 Restricted Equity Incentive Plan provided for grants of Incentive Common Units (“ICU”) to officers, other key employees or

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

consultants of the Company. These ICUs were either granted as Service Incentive Common Units (“Legacy Service Units”) or Performance Incentive Common Units (“Legacy Performance Units”).

Legacy Performance Units vested at 100% upon a change of control occurring at a 3.0x return to investors, and proportionally decreased to a minimum 2.0x return to investors, at which point the shares were terminated as unvested. These awards contained a performance condition predicated on the sale of the Company and, therefore, no historical compensation expense was recognized until the consummation of the Black Mountain Acquisition, which triggered the recognition of $0.2 million in non-cash compensation expense recorded in the consolidated statements of operations for the 2019 Predecessor period. There are no remaining unvested Legacy Performance Units after July 1, 2019 and no awards were issued or forfeited during the Predecessor 2019 period.

Legacy Service Units vested evenly on each anniversary of the grant date over service period of five years. Upon consummation of a sale of the Company, any unvested Legacy Service Units would automatically vest. The Company derived its non-cash equity-based compensation by measuring compensation cost at fair value on the grant date for these awards and recognizing the related expense over the service period. During the 2019 Predecessor period, the Company recognized $0.8 million in non-cash compensation expense, of which $0.6 million related to unvested units that automatically vested by the consummation of the Black Mountain Acquisition. There are no remaining unvested Legacy Service Units after July 1, 2019 and no awards were issued or forfeited during the Predecessor 2019 period.

The following table details total non-cash equity-based compensation recognized by classification within the consolidated statement of operations for the 2019 Predecessor period:

(in thousands)	January 1 to June 30, 2019 Predecessor
Cost of professional services	$164
General and administrative	476
Sales and marketing	148
Research and development	216

Total	$1,004

14. Income Taxes

The Company recorded income tax expense for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), of $1.0 million, $0.4 million, and $0.4 million, respectively, in the consolidated statement of operations and comprehensive loss for current income taxes due. Corresponding deferred income taxes, which reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, were immaterial for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor). The expected tax expense for the Company is zero as it is organized as a partnership and US federal tax obligations reside with the members. However, the Company does have income tax expense of $1.0 million that is due to foreign taxes on operations primarily in the United Kingdom. Our foreign operations are generally taxable at the statutory rate in the countries of business.

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The 2016 through 2020 tax years are open to examination by the taxing jurisdictions in which the Company is subject to income taxes.

15. Retirement Plan

The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) in which full-time U.S. employees are eligible to participate on the first day of the subsequent month of their date of employment. The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a percentage of their annual compensation as defined in the 401(k) Plan. Under the plan, the Company will match certain employee contributions made under the 401(k) Plan. The expense related to the Company’s employer match, which is included in the combined statements of operations, for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor), was $1.4 million, $0.3 million, and $0.0 million, respectively.

16. Related Party Transactions

As a result of the Black Mountain Acquisition, Bluefin Topco, LLC paid $6.0 million in acquisition-related costs on behalf of Vista. Those acquisition-related costs are recognized as distributions in our consolidated statements of members’ equity for the period from July 1 to December 31, 2019 (Successor).

The Company’s paid charges to Vista and related entities were as follows:

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Consulting fees	$1,117	$1,253	$—
Software fees	977	8	—

Total	$2,094	$1,261	$—

The Company had $0.4 million and $1.0 million in accounts payable related to these expenses at December 31, 2020 and 2019, respectively.

Additionally, the Company received $1.4 million, $0.5 million, and $0.0 million in revenue from Vista for the sale of its software products for the year ended December 31, 2020 (Successor), for the period from July 1 to December 31, 2019 (Successor) and for the period from January 1 to June 30, 2019 (Predecessor). The Company had $0.5 million and $0.3 million in accounts receivable related to these agreements at December 31, 2020 and 2019, respectively.

17. Segments

The Company operates in a single operating and reportable segment. Operating segments are defined as components of an enterprise for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) in order to make decisions regarding resource allocation and performance assessment. The Company has determined that its CODM is its Chief Executive Officer. The Company’s CODM reviews the Company’s financial

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements. Total long-lived assets, the majority of which relate to the United States of America, were $3.5 million and $3.2 million as of December 31, 2020 and 2019, respectively. Capital expenditures were $1.3 million, $0.9 million, and $1.9 million for the year ended December 31, 2020 (Successor), for the period from July 1, 2019 to December 31, 2019 (Successor) and for the period from January 1, 2019 to June 30, 2019 (Predecessor), respectively.

Revenue by geographic region is based on the country in which our customer is domiciled and is summarized by geographic area as follows:

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
United States of America	$89,159	$15,485	$16,027
EMEA	19,601	3,198	3,310
Other	2,497	16,058	16,620

Total revenue	$111,257	$34,741	$35,957

(1)

EMEA refers to certain countries within Europe and the Middle East including Denmark, France, Germany, Italy, Luxembourg, Malta, Mauritius, Poland, Spain, Sweden, Switzerland, United Arab Emirates, and the United Kingdom.

18. Condensed Financial Information of Registrant (Parent Company Only)

Bluefin Topco, LLC

(Parent Company Only)

Condensed Balance Sheets

(in thousands)

(in thousands)	As of December 31, 2020	As of December 31, 2019
Assets
Investment in subsidiary	$623,361	$665,704

Total assets	623,361	665,704

Members’ equity	707,819	705,489
Accumulated deficit	(85,163)	(40,113)
Accumulated other comprehensive income	705	328

Total members’ equity	$623,361	$665,704

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Bluefin Topco, LLC

(Parent Company Only)

Condensed Statements of Operations and Comprehensive Loss

(in thousands)

	Successor	Successor	Predecessor
(in thousands)	January 1 to December 31, 2020	July 1 to December 31, 2019	January 1 to June 30, 2019
Equity in net loss of subsidiary	$(49,092)	$(51,660)	$(4,989)
Non-cash equity-based compensation expense	4,042	11,547	1,004

Net loss	(45,050)	(40,113)	(3,985)

Other comprehensive gain
Subsidiary’s other comprehensive gain	377	328	2
Total other comprehensive income (loss)	377	328	2

Comprehensive loss	$(44,673)	$(39,785)	$(3,983)

Note to the Company’s Condensed Financial Statements (Parent Company Only)

Basis of Presentation

These condensed parent company financial statements of the Bluefin Topco, LLC have been presented on a “parent-only” basis in accordance with Rule 12-04 of Regulation S-X, as the restricted net assets of the subsidiaries of Bluefin Topco, LLC exceed 25% of the consolidated net assets of Bluefin Topco, LLC (Successor) and BMS Holdings, LLC (Predecessor) as stipulated by Rule 5-04, Section 1 from Regulation S-X. These condensed “parent-only” financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the Successor and Predecessor account for investments in their subsidiaries using the equity method of accounting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. As such, these parent-only statements should be read in conjunction with the accompanying notes to consolidated financial statements.

Bluefin Topco, LLC is a holding company with no material operations of its own that conducts substantially all of its activities through its subsidiaries, accordingly, Bluefin Topco, LLC is dependent upon distributions from Bluefin Intermediate and Bluefin Holding to fund its limited, non-significant operating expenses. Bluefin Topco, LLC has no direct outstanding debt obligations. However, each of Bluefin Holding, as borrower under the Credit Facilities, and Bluefin Intermediate as a guarantor under the Credit Facilities, is limited in its ability to declare or pay any dividends or make any payment on account of its capital stock to, directly or indirectly, fund a dividend or other distribution to Bluefin Topco, subject to limited exceptions, including, among others, (1) so long as no payment event of default exists under the Credit Facilities, up to the greater of $12 million and 40% of Consolidated EBITDA (as defined in the First Lien Credit Agreement), (2) so long as no event of default exists under the Credit Facilities, unlimited amounts subject to compliance with a 7.25 to 1.0 total leverage ratio giving pro forma effect to any distribution, (3) so long as no payment or bankruptcy event of default exists under the Credit Facilities, up to 7% per annum of Bluefin Topco, LLC’s market capitalization plus 7% per annum of the net proceeds of an initial public offering and (4) payment of Bluefin Topco, LLC’s administrative, overhead expenses and related expenses. Due to the aforementioned qualitative restrictions, substantially all of the assets of Bluefin Topco, LLC’s subsidiaries are restricted. Accordingly, Bluefin

Bluefin Topco, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Topco, LLC is dependent upon distributions from Bluefin Intermediate and Bluefin Holding to fund its limited, non-significant operating expenses. For a discussion of the First Lien Credit Facility, see Note 10. Debt, in the consolidated financial statements.

19. Subsequent events

The Company has evaluated subsequent events through April 30, 2021 the date on which these consolidated financial statements as of and for the years ended December 31, 2020 and 2019 were available to be issued and is not aware of any subsequent events that would have a material impact on the accompanying consolidated financial statements.

            Shares

Class A Common Stock

PRELIMINARY PROSPECTUS

Joint Bookrunners

Goldman Sachs & Co. LLC	Barclays	Credit Suisse
Deutsche Bank Securities	RBC Capital Markets	Truist Securities

Co-Managers

Piper Sandler	Stifel

Cabrera Capital Markets LLC	CastleOak Securities, L.P.	C.L. King & Associates	Mischler Financial Group, Inc.	Telsey Advisory Group

Through and including                     , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the listing fee.

Amount to be Paid
SEC registration fee	$	*
FINRA filing fee		*
NYSE listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and registrar fees		*
Miscellaneous expenses		*
Total expenses	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Since January 1, 2018, we have made sales of the following unregistered securities:

On March 19, 2021, Allvue Systems Holdings, Inc. issued 1,000 shares of its Class A common stock to Bluefin Blocked Holdings, LLC for $0.10. The issuance of such shares of Class A common stock was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act.

Unit Financings

In July 2019, we sold an aggregate of $443.8 million of Common Units of Bluefin Topco, LLC (formerly BMS Holdings, LLC) at a purchase price of $1,000 per Common Unit to our Principal Shareholder and its affiliates.

Rollovers

In connection with our Principal Shareholder’s acquisition of Bluefin Topco, LLC (formerly BMS Holdings, LLC), certain equityholders of BMS Holdings, LLC, including certain employees and officers, were offered the opportunity to exchange Units of BMS Holdings, LLC for a combination of Common Units and Management Incentive Units of Bluefin Topco, LLC. As a result, in July 2019 certain employees and officers received an aggregate of $34.0 million in Common Units and Management Incentive Units of Bluefin Topco, LLC at a price of $1,000 per Unit.

In connection with our acquisition of Vertice Technologies, LLC (formerly known as AltaReturn), certain equityholders of BMS Holdings, LLC, including certain employees and officers, were offered the opportunity to exchange Units of Vertice Technologies, LLC for a combination of Common Units and Management Incentive Units of Bluefin Topco, LLC. As a result, in September 2019 certain employees and officers received an aggregate of $34.0 million in Common Units and Management Incentive Units of Bluefin Topco, LLC at a price of $1,000 per Unit.

Unit Issuances

From July 1, 2019 through the date of this registration statement, we have granted 98,305 Management Incentive Units to employees, consultants and directors that are time vesting with participation thresholds ranging from $700 million to $950 million.

From July 1, 2019 through the date of this registration statement, we have granted 24,153 Management Incentive Units to employees, consultants and directors that are performance vesting and have participation thresholds ranging from $700 million to $950 million.

From July 1, 2019 through the date of this registration statement on Form S-1, we issued an aggregate of 908 Common Units to directors, executive officers and employees for aggregate total consideration of $1.0 million.

On September 23, 2019, we granted 150 participating units (all of which are vested) for a total fair value of $150,000.00 to a certain director. On September 22, 2020, we granted 136 participating units subject to time-based vesting for a total fair value of $150,000.00 to the same director.

The offers and sales of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions. The recipients had adequate access to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

(i)	Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Certificate of Incorporation of Allvue Systems Holdings, Inc., as currently in effect

3.2	Form of Amended and Restated Certificate of Incorporation of Allvue Systems Holdings, Inc. to be in effect at or prior to the consummation of this offering

3.3	Bylaws of Allvue Systems Holdings, Inc., as currently in effect

3.4	Form of Amended and Restated Bylaws of Allvue Systems Holdings, Inc. to be in effect upon the closing of this offering

4.1	Form of Registration Rights Agreement

5.1*	Opinion of Kirkland & Ellis LLP

Exhibit Number	Description

10.1	Form of Tax Receivable Agreement

10.2	Form of Exchange Agreement

10.3	Form of Amended and Restated Operating Agreement of Topco LLC

10.4	Form of Director and Officer Indemnification Agreement

10.5	Amended and Restated Master Services Agreement, effective as of September 6, 2019, by and between Vista Consulting Group, LLC and Black Mountain Systems, LLC

10.6§	First Lien Credit Agreement, dated September 6, 2019, by and among Bluefin Holding, LLC, certain of their subsidiaries, as guarantors, the lenders party thereto, and Antares Capital LP as administrative agent and collateral agent

10.7	Amendment No. 1 to First Lien Credit Agreement, dated November 7, 2019, by and among Bluefin Holding, LLC, Bluefin Intermediate Holdings, LLC, the other Guarantors party thereto, the lenders party thereto, and Antares Capital LP as administrative agent and collateral agent

10.8§	Second Lien Credit Agreement, dated September 6, 2019, by and among Bluefin Holding, LLC, as the borrower, Bluefin Intermediate Holdings, LLC as guarantor, certain of their subsidiaries, as guarantors, the lenders party thereto and New Mountain Finance Servicing, L.L.C., as administrative agent and collateral agent.

10.9	Amendment No. 1 to Second Lien Credit Agreement, dated November 7, 2019, by and among Bluefin Holding, LLC, as the borrower, Bluefin Intermediate Holdings, LLC as guarantor, certain of their subsidiaries, as guarantors, the lenders party thereto and New Mountain Finance Servicing, L.L.C., as administrative agent and collateral agent.

10.10	Form of Director Nomination Agreement

10.11+	Employment and Restrictive Covenants Agreement, dated as of October 10, 2020, between Allvue Systems, LLC and Mark Heimbouch

10.12+§	Letter Agreement, dated as of January 27, 2021, between Allvue Systems, LLC and Paul Wasinger

10.13+§	Letter Agreement, dated as of July 29, 2019, between Black Mountain Systems, LLC and Reinaldo Acosta

10.14+	Employment and Restrictive Covenants Agreement, dated as of July 29, 2019, between Allvue Systems, LLC and Reinaldo Acosta

10.15+	First Amendment to Employment Agreement, dated as of October 19, 2020, between Allvue Systems, LLC and Reinaldo Acosta

10.16+	Release Agreement, dated as of July 1, 2021, between Allvue Systems, LLC and Reinaldo Acosta.

10.17+§	Letter Agreement, dated as of January 8, 2021, between Allvue Systems, LLC and James Black

10.18+§	Letter Agreement, dated as of September 10, 2019, between Black Mountain Systems, LLC and Ryan Keough

10.19+§	Employment Agreement, dated as of March 31, 2015, between Black Mountain Systems, LLC and Brandon Meeks

10.20+	Employment and Restrictive Covenants Agreement, dated as of March 2, 2020, between Allvue Systems, LLC and Yuriy Shterk

Exhibit Number	Description

10.21+§	Employment Agreement, dated as of July 29, 2019, between Black Mountain Systems, LLC and Custodio Toledo

10.22+§	Severance Agreement, dated as of December 3, 2020, between Allvue Systems, LLC and Custodio Toledo

10.23+	Allvue Systems Holdings, Inc. 2021 Omnibus Incentive Plan

10.24+	Allvue Systems Holdings, Inc. 2021 Employee Stock Purchase Plan

10.25+	Form of Stock Option Award Agreement

10.26+	Form of Restricted Shares Award Agreement

10.27+	Form of Restricted Stock Unit Award Agreement

10.28§	Sublease Agreement, dated as of September 19, 2019, between Millicom International Services, LLC and Vertice Technologies, LLC

21.1	List of subsidiaries of Allvue Systems Holdings, Inc.

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm, as to Allvue Systems Holdings, Inc.

23.2	Consent of Ernst & Young LLP, an independent registered public accounting firm, as to Bluefin Topco, LLC

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

99.1	Consent of Renu Agrawal

99.2	Consent of Steven Cakebread

99.3	Consent of Clifford Chiu

99.4	Consent of Mayree K. Clark

99.5	Consent of Myra Drucker

99.6	Consent of Gwen Reinke

99.7	Consent of Maneet S. Saroya

99.8	Consent of Nadeem Syed

99.9	Consent of Steven White

99.10	Consent of Jeff Wilson

*	Indicates to be filed by amendment.
+	Indicates a management contract or compensatory plan or agreement.
§	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

(ii)	Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on September 3, 2021.

Allvue Systems Holdings, Inc.

By:	/s/ Mark Heimbouch
Name:	Mark Heimbouch
Title:	Chief Executive Officer

***

POWER OF ATTORNEY

The undersigned directors and officers of Allvue Systems Holdings, Inc. hereby appoint each of Mark Heimbouch and Paul Wasinger, as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Heimbouch Mark Heimbouch	Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2021

/s/ Paul Wasinger Paul Wasinger	Chief Financial Officer (Principal Financial Officer)	September 3, 2021

/s/ Stephen McKnight Stephen McKnight	Chief Accounting Officer (Principal Accounting Officer)	September 3, 2021